 Filed pursuant to Rule 424(b)(3)
 Registration No. 333-240089
PROSPECTUS
10,131,750 Shares of Common Stock
14,631,750 Shares of Common Stock by the Selling Security Holders
5,263,500 Warrants by the Selling Security Holders
Whole Earth Brands, Inc.
This prospectus relates to (a) the issuance by us of up to 10,131,750 shares of our common stock, par value $0.0001 per share (“common stock”), upon the exercise of the private placement warrants and public warrants, each exercisable to purchase one half of one share of common stock at $5.75 per half share ($11.50 per whole share); and (b) the resale from time to time of (i) an aggregate of 14,631,750 shares of common stock, consisting of (x) 12,000,000 shares of common stock and (y) 2,631,750 shares of common stock issuable upon the exercise of the private placement warrants, and (ii) 5,263,500 private placement warrants by the selling security holders named in this prospectus (each a “selling security holder” and collectively, the “selling security holders”).
On June 25, 2020, we consummated the business combination (the “Business Combination”) contemplated by that certain Purchase Agreement dated as of December 19, 2019, as amended on each of February 12, 2020, May 8, 2020 and June 15, 2020 (as amended, the “Purchase Agreement”), with Flavors Holdings Inc., a Delaware corporation, MW Holdings I LLC, a Delaware limited liability company, MW Holdings III LLC, a Delaware limited liability company, and Mafco Foreign Holdings, Inc., a Delaware corporation and, for the purposes of Amendment Nos. 2 and 3 to the Purchase Agreement, Project Taste Intermediate LLC, a Delaware limited liability company.
We are registering the resale of common stock and private placement warrants as required by (i) a registration rights agreement (the “registration rights agreement”) entered into by and between us and Act II Global LLC, a Delaware limited liability, and (ii) certain subscription agreements we entered into with certain private placement investors in connection with the Business Combination. We will receive the proceeds from the exercise of the warrants but not from the resale of the common stock or warrants by the selling security holders.
We will bear all costs, expenses and fees in connection with the registration of the common stock and warrants. The Selling Security Holders will bear all commissions and discounts, if any, attributable to their respective sales of the common stock and warrants.
Investing in our common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 9 of this prospectus.
Our common stock and warrants are listed on The Nasdaq Stock Market (“Nasdaq”) under the symbols “FREE” and “FREEW,” respectively. On July 23, 2020, the closing sale price of our common stock was $7.88 per share, and the closing sale price of our warrants was $0.80 per warrant.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, and as such, are subject to certain reduced public company reporting requirements.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 5, 2020.

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ABOUT THIS PROSPECTUS
Neither we nor the selling security holders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling security holders take any responsibility for, nor provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the selling security holders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
This prospectus includes market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, neither we nor the selling security holders guarantee the accuracy or completeness of this information and neither we nor the selling security holders have independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus. Accordingly, investors should not place undue reliance on this information.
As used in this prospectus, unless otherwise indicated or the context otherwise requires, the terms “we,” “our,” “us” and the “Company” mean Whole Earth Brands, Inc. and its subsidiaries, which was formerly a special purpose acquisition company called “Act II Global Acquisition Corp.” prior to the closing of the Business Combination (as defined herein) on June 25, 2020. When we refer to “you,” we mean the potential holders of our securities.
In this prospectus, we refer to our common stock and warrants to purchase shares of common stock, collectively, as “securities.”

PROSPECTUS SUMMARY
The following summary highlights information contained elsewhere in this prospectus. It may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the section titled “Risk Factors,” “Act II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Merisant and MAFCO’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Statements” and the financial statements included elsewhere in this prospectus.
Overview
We are a global industry-leading platform, focused on the “better for you” consumer packaged goods (“CPG”) and ingredients space. Our branded products and ingredients are uniquely positioned to capitalize on the global secular consumer shift away from sugar and toward clean label products and natural alternatives. We operate a proven platform organized into two segments, comprised of our operating companies Merisant Company (collectively with its subsidiaries, “Merisant”) and Mafco Worldwide LLC (collectively with its subsidiaries and affiliates, “Mafco Worldwide,” and together with Merisant, “Merisant and MAFCO”):
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Branded CPG, comprised of our Merisant division of operating companies, is a global CPG business focused on building a branded portfolio oriented toward serving customers seeking zero-calorie, low-calorie, natural, no-sugar-added and plant-based products. Our Branded CPG business operates leading brands in the low- and zero-calorie sweetener market, such as Whole Earth,® Equal,® Canderel® and Pure Via,® and existing branded adjacencies.

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Flavors & Ingredients, comprised of our Mafco Worldwide division of operating companies, is our global business-to-business focused operations with a long history as a trusted supplier of essential, functional ingredients to some of the CPG industry’s largest and most demanding customers. Our Flavors & Ingredients segment operates as our licorice-derived products business.

Our platform can be leveraged to support new product development, further geographic expansion and to pursue M&A activity. We will seek to expand our branded products platform through investment opportunities in the natural alternatives and clean label categories across the global consumer products industry. Over time, we intend to become a portfolio of brands that Open a World of Goodness™ to consumers and their families.

Competitive Strengths
Global Leader in the Tabletop Zero-Calorie Sweetener Category
Our Branded CPG segment is a global leader in the tabletop zero-calorie sweetener category. We have an established, highly recognizable portfolio of leading brands in large and growing markets across the globe. Legacy brands Equal® and Canderel® have an approximate 40-year sales history and hold the #1 rank in most of our key markets, putting them among the most recognized tabletop sweetener brands in the world. Management estimates brand awareness is between 80% and 95% in our top markets.
Our portfolio also includes two rapidly growing brands targeting the high-growth natural sweetener category, Whole Earth® and Pure Via®. Both Whole Earth® and Pure Via® are in the early stages of their growth and are supported by cost-effective marketing and promotional spend.
Leading Global Manufacturer of Natural Licorice Extract and Derivative Products
Our Flavors & Ingredients segment is the world’s leading manufacturer of licorice extract and derivative products. For over 150 years, the business has played a key role as a supplier of licorice products and has developed valuable, long-term relationships with many key customers, including large, domestic tobacco companies and global flavor house companies. We maintain this position by delivering high-quality licorice extract and derivative products that meet our customers’ strict requirements and by providing a high level of security of supply and superior service to our customers. Historically, the extracts and derivatives businesses of Merisant and MAFCO consistently secured multi-year contracts, illustrating the strategic importance of our products within customer supply chains. Management expects to continue to secure multi-year contracts going forward.
Diversified Customer Base Serving a Variety of End Markets
We maintain a large and diverse global customer base across the Branded CPG and Flavors & Ingredients segments. In 2019, no single customer accounted for more than 10% of our total sales. Management has identified significant opportunities for increasing the customer base via geographic expansion, distribution gains and product innovation.
Low Capital Expenditure Requirements and Attractive Cash Flow Generation Profile
We operate with low capital expenditure requirements. The stable free cash flow profile of our business provides flexibility to drive growth through research and development, brand investment and acquisitions. Branded CPG cash flows benefit from strong brand equity and robust margins. Furthermore, Flavors & Ingredients cash flows benefit from certain barriers to entry, such as long-term customer relationships and an integrated supply chain. Recent restructuring initiatives across both the Branded CPG and Flavors & Ingredients segments support margin gains and help maintain attractive free cash flow conversion going forward.
Global Platform Serving Over 100 Countries
We serve customers in over 100 countries, with robust infrastructure in place to support these operations and grow our business. We have five manufacturing sites serving our Flavors & Ingredients segment and one manufacturing site serving our Branded CPG segment. In addition, we utilize a global network of 20 co-manufacturers and a strong and scalable distribution network of third-party logistics companies and distributors that can support a growing business. Our management team has strong global relationships with many customers and channels, including grocery, club stores, distributors and food service operators across a number of key geographies that accelerates new product placement and will help us expand our presence in currently under-penetrated markets, such as India and China.
Proven Management Team
We have an experienced management team that intends to execute on various value creation strategies honed at The Hain Celestial Group, Inc. (Nasdaq: HAIN) (“Hain Celestial”), PepsiCo, Inc. (Nasdaq: PEP),

and other successful CPG companies. We are led by our Chief Executive Officer, Albert Manzone, who is supported by Chief Financial Officer, Andy Rusie, and President of Flavors & Ingredients, Luke Bailey. In addition, Irwin D. Simon, founder and former Chief Executive Officer of Hain Celestial, serves as our Executive Chairman.

Chairman

Irwin D. Simon

- More than 30 years of experience in the consumer-facing health and wellness sector
- Industry visionary, driver of global Natural and organic industry growth
- Significant track record of building shareholder value through M&A, having completed more than 50 acquisitions

CEO

Albert Manzone

- CEO of Flavors Holdings since February 2016
- More than 25 years of strategic and operational experience in consumer products industry
- Previously worked at McKinsey & Co. as well as various blue chip companies in food & beverage (PepsiCo, W.M. Wrigley Jr. Company)

CFO

Andy Rusie

- 15 years of experience in finance leadership roles
- Global Consumer Goods experience in China, Southeast Asia, Latin America and Europe
- Previously worked at Multi-National Companies including Reckitt Benckiser, Mead Johnson Nutrition, Abbott Laboratories and E&Y

President of Flavors & Ingredients

Luke Bailey

- President and COO of Mafco from January 2014; joined company in January 2014
- 15 years of experience in President, COO and CFO roles, strategic planning and restructuring of business operations
- Previously worked at MacAndrews & Forbes, Vestar Capital Partners, Bear Stearns and served in the U.S Marines

Growth Strategies
Continue to Drive Product Innovation and Selected Product Extensions
Our management team focuses on product innovation in both fast-growing, natural products (Whole Earth, ® Pure Via®) and the artificial business (Equal, ® Canderel®). Recent product launches across various geographical markets have been well-received by consumers, and we believe that sales of new products will continue to have a positive impact on revenue going forward. In the Branded CPG segment, the recently-launched and soon-to-be-launched product pipeline includes:
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Flavors:   French Vanilla and Pumpkin Spice sold under the Equal® brand name

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Functionals:   Vitamins, caffeine and anti-inflammatory (turmeric) sold under both the Equal® and Whole Earth® brand names

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Baking Products:   Sweeteners using erythritol, allulose and monk fruit sold under the Whole Earth® brand names

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Sugar-Laden Adjacencies:   Jams, chocolate and granola sold under the Pure Via, ® Canderel® and Whole Earth® brand names

In our Flavors & Ingredients segment, we sell over 400 customer-specific licorice products, which are used across a wide variety of end markets and applications. We are able to adapt to changing market conditions, and our management team has identified opportunities for continued research and development, and expansion of product offerings as consumer preferences shift towards natural products.
Licorice derivatives, including our trademark line of Magnasweet® products, are widely used in low-calorie, low-salt and low-fat food and beverage applications. Licorice derivatives have specific functional properties that solve problems for product developers across a wide range of applications. In food and beverage applications, licorice derivatives are effective as flavoring agents and are used for masking undesirable tastes and enhancing, intensifying and prolonging sweetness and other flavors. Our licorice derivatives are also important functional ingredients in personal care products, principally for their moisturizing properties, and are used to help soothe topical skin conditions and irritations. In cosmetics, they are used for skin smoothing and to brighten skin appearance. In pharmaceuticals, licorice derivatives are used in a variety of products such as over-the-counter cough medicines, gastrointestinal and liver medications.
Support North American Growth with Natural Product Sales, New Product Innovation Launches, and Distribution Gains
We have a strong market presence in North America, which is enhanced by growth in consumer demand for natural products, new product innovation and distribution gains. Our Branded CPG division’s North American net sales grew 2% in 2019, outperforming key competing brands in the retail grocery sales channel in 2019. The primary driver was increased sales of Whole Earth® branded products and new innovation launches for products under the Equal® brand.
We believe that there is a large opportunity for growth in North America and that we have benefited from contacts and relationships in the natural retailer channel, and increased brand support and reinvestment of cash flow. These efforts are intended to drive retailer support and engagement with club stores and super regional grocers to help increase distribution of our new products. Higher brand support is intended to engage consumers in a targeted way to increase product awareness amongst natural affinity groups. In addition, we believe there is an opportunity to grow our brands during the COVID-19 period as consumers have a greater need for in-home consumption. This includes usage of our products in hot beverages like coffee and tea as well as our baking products.
Support Continued Growth in Developing Economies and Entrance Into New Geographies
Sugar-related health problems are becoming a critical concern to governments and populations in developing economies as diabetes and obesity rates rise. Our management team believes that the need for solutions, together with rising incomes in these geographies, represent macro tailwinds driving local consumers to seek alternatives to sugar. Positive consumption and awareness trends are driving sweetener penetration rates and expanding the category in these countries. Moreover, consumer affinity for developed economy brands such as Equal® and Canderel,® position them as premier products. We focus on accelerating brand-building, innovation and marketplace execution in geographies where Equal® and Canderel® are considered premier brands.
In the Latin America and Asia Pacific regions, adoption of our original products has been strong and, on a constant currency basis, net sales grew 5% and 8%, respectively, in 2019. In addition, we are expected to have significant new opportunities for growth in India and China. We believe that we are underpenetrated in these two large markets and that our management team can help increase distribution by accessing prior relationships.
Supplement Organic Growth with Targeted Tuck-In M&A
Our management team and board of directors have significant experience in executing and integrating M&A transactions and view targeted tuck-in M&A as a core part of our value creation strategy. Our directors and officers maintain a robust list of potentially actionable acquisition opportunities across end markets to build scale, strengthen market position, enter new geographies globally, and expand into new product verticals. These potential targets cover both the Branded CPG and Flavors & Ingredients segments and include companies in a variety of sizes and geographies.
Our Business Segments
Overview
Our Branded CPG and Flavors & Ingredient segments are managed and organized through our indirect and wholly-owned subsidiaries, Merisant Company (collectively with its subsidiaries, “Merisant”) and Mafco Worldwide LLC (collectively with its subsidiaries and affiliates, “Mafco Worldwide,” and together with Merisant, “Merisant and MAFCO”), respectively.

Our Merisant and MAFCO operating companies are organized in a way that leverages long histories of brand leadership across their respective product categories, which allows us to align our product and commercial strategies to meet the needs of a broad set of consumers, and facilitates an efficient and effective innovation pipeline.
Merisant
Merisant is a worldwide leader in tabletop zero-calorie and low-calorie sweeteners. Merisant manufactures, markets and distributes packaged zero-calorie and low-calorie tabletop sweeteners for the domestic and international consumer food markets, primarily under the Whole Earth,® Equal,® Canderel® and Pure Via® brands. Merisant distributes its products via the retail, food service and e-commerce channels. Merisant does not make or sell ingredients. A summary of Merisant’s flagship brands includes:
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Whole Earth®:   A fast growing, global low-calorie sweetener brand in the natural segment of the market, primarily marketed in North America, Australia and New Zealand.

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Equal®:   primarily marketed in North America, the Asia/Pacific region, and Latin America.

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Canderel®:   primarily marketed in Europe, Africa and the Middle East.

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Pure Via®:   A fast growing, global low-calorie sweetener brand in the natural segment of the market, primarily marketed in Western Europe.

Since the introduction of the original Canderel® and Equal® products in 1979 and 1982, respectively, Merisant and its predecessor entities have offered consumers high quality alternatives to sugar for daily use. As the global health crisis related to sugar consumption continues to grow, consumers remain focused on finding substitutes for tabletop sugar and sugar-laden products. In recent years, Merisant has met consumer demand by introducing new natural sweeteners made from stevia and naturally derived sugar alcohols under Whole Earth® and Pure Via® brands (as well as under the Canderel® and Equal® brands) and introduced low- or no-sugar alternatives to traditionally sugar-laden products such as chocolate, jams, granola, and cereal bars. These initiatives have further established Merisant as a leader in the “better for you” movement away from sugar.
Mafco Worldwide
Founded in 1850, Mafco Worldwide has been a leading global manufacturer and supplier of licorice derivative and extract products, primarily serving beverage, confectionary, cosmetic, food, nutritional, pharmaceutical, personal care and tobacco end markets. Mafco Worldwide’s products provide a variety of solutions to its customers including flavoring enhancement, flavor / aftertaste masking, moisturizing, product mouth feel modification and skin soothing characteristics. A summary of Mafco Worldwide’s products includes:
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Derivative Products:   Derivative products are based on a unique compound found only in licorice root, glycyrrhizic acid. Mafco Worldwide sells derivative products both as a line of proprietary compound flavors under the Magnasweet® brand as well as in a pure isolated form.

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Extract Products:   Extract products are a concentrated form of the water-soluble extractible solids from the raw licorice root. Once extraction is complete, the extract is converted into powder, semi-fluid or blocks, depending on the customer’s requirements.

Mafco Worldwide’s ability to reliably deliver a consistent, highly customized, superior product has been at the core of its longevity and long-term customer relationships. As of December 31, 2019, Mafco Worldwide sells over 400 customer-specific licorice products, consistently meeting demanding taste, chemical, physical, microbiological and regulatory specifications and standards. Mafco Worldwide’s ability to deliver this breadth of products is due to its extensive knowledge and experience with the raw material sourcing and manufacturing processes. This is further supported by Mafco Worldwide’s industry-leading supply security and availability, which consists of best-in-class supply chain capabilities, long-standing relationships with key raw material suppliers, and maintenance of substantial raw material reserve inventory around the world.

Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of our initial public offering, (b) in which we have total annual revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Risk Factors
Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business.
Corporate Information
We were originally formed as Act II Global Acquisition Corp., a Cayman Islands exempted company formed as a blank check company (“Act II”), which consummated its initial public offering in April 2019. On June 24, 2020, we domesticated into a Delaware corporation and changed our name from “Act II Global Acquisition Corp.” to “Whole Earth Brands, Inc.” On June 25, 2020, we consummated the remainder of the Business Combination and, in connection therewith, became (i) a successor issuer to Act II by operation of Rule 12g-3(a) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (ii) the ultimate parent of Merisant and MAFCO.
Our principal executive offices are located at 125 S. Wacker Drive, Suite 3150, Chicago, IL 60606, and our telephone number is (312) 840-6000. We maintain a website at www.wholeearthbrands.com. The information contained on our website is not intended to form a part of, or be incorporated by reference into, this prospectus or the registration statement of which this prospectus is a part.

THE OFFERING
We are registering the issuance by us of up to 10,131,750 shares of common stock that may be issued upon exercise of warrants to purchase common stock at an exercise price of $11.50 per whole share of common stock, including the private placement warrants and the public warrants.
We are also registering the resale by the selling security holders or their permitted transferees of (i) up to 14,631,750 shares of common stock and (ii) up to 5,263,500 warrants, each exercisable for one-half share of common stock.
Issuance of Common Stock
The following information is as of July 24, 2020, and does not give effect to issuances of our common stock or warrants after such date, or the exercise of warrants after such date.
Issuer
Whole Earth Brands, Inc.
Shares of our common stock to be issued upon exercise of all private placement warrants and public warrants
Up to 10,131,750 shares of common stock
Use of Proceeds
We will receive up to an aggregate of approximately $86,250,000 from the exercise of all public warrants and $30,265,125 from the exercise of private placement warrants, assuming the exercise in full of all such warrants for cash.
Market for Securities
Our common stock and warrants are listed on Nasdaq under the symbols “FREE” and “FREEW,” respectively.
Risk Factors
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of factors you should carefully consider before investing in our common stock.
Resale of Common Stock and Warrants
Issuer
Whole Earth Brands, Inc.
Shares of common stock offered by the selling security holders (including 2,631,750 shares of common stock that may be issued upon exercise of the private placement warrants)
14,631,750 shares of common stock
Warrants offered by the selling security holders (representing the private placement warrants)
5,263,500 warrants
Exercise price
$5.75 per one-half share ($11.50 per whole share)
Redemption
The warrants are redeemable in certain circumstances. See “Description of Securities — Warrants” for further discussion.
Use of proceeds
We will not receive any proceeds from the sale of the common stock and warrants to be offered by the selling security holders. With respect to shares of common stock underlying the warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash.
Ticker symbols
“FREE” and “FREEW” for the common stock and warrants, respectively

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.
Risks Related to Our Branded Consumer Packaged Goods (CPG) Segment
Competition and consolidation may reduce sales and margins.
We operate in a highly competitive industry and compete with companies that have greater capital resources, facilities and diversity of product lines. Increased competition for products could result in reduced volumes and/or prices, both of which would reduce our sales and margins. Our competitors may also introduce new low-calorie sweeteners and other alternatives to sugar. To the extent that current users of our products switch to other low-calorie sweeteners or sugar alternatives, there could be a decrease in the demand for our products. In addition, competitors with larger marketing budgets can influence consumer preferences. There is no assurance that Merisant’s existing marketing spending is sufficient to stay competitive with other product manufacturers.
Our margins are also under pressure from consolidation in the retail food industry in many regions of the world. In the United States, we have experienced a shift in the channels where consumers purchase our products from the higher margin retail to the lower margin club and mass merchandisers. Such consolidation may significantly increase our cost of doing business and may further result in lower sales of our products and/or lower margins on sales. In addition, increased competition from private label manufacturers of low-calorie tabletop sweeteners may have a negative impact on sales and/or margins.
If we do not manage costs in the highly competitive tabletop sweetener industry, profitability could decrease.
The success of our Branded CPG segment depends in part on our ability to manage costs and be efficient in the highly competitive tabletop sweetener industry. If we do not continue to manage costs and achieve additional efficiencies, profitability could decrease. Inability to manage fluctuations in the price and availability of raw materials, energy, freight and other operating inputs could contribute to decreased profitability. Such fluctuations could stem alternative crops and varying local or regional harvests because of, for example, weather conditions, crop disease, climate change or crop yields. In some cases, we may not be able to pass the full increase in raw material prices, or higher energy, freight or other operating costs, on to our customers.
Rapid growth of natural sweetener products may not be sustainable and launches of new products may not be successful
The rapid net sales growth experienced in our natural sweetener category may not be sustainable long term and could moderate in the coming years or quarters. In addition, adoption of the Whole Earth® and Pure Via® brands may be slower or cost more than has been historically experienced. New sweeteners may be introduced into the market which could impact net sales growth.
We use exclusive distributors in certain jurisdictions to represent a portion of our products and any failure by such distributors to effectively represent us could adversely affect our business.
We use exclusive distributors in certain jurisdictions for our products. Our Branded CPG segment would suffer disruption if these distributors were to fail to perform their expected services or to effectively represent us, which could adversely affect our business.
Changes in consumer preferences could decrease revenues and cash flow.
We are subject to the risks of evolving consumer preferences and nutritional and health-related concerns. A substantial component of our revenues are derived from the sale of low-calorie tabletop sweeteners in which either aspartame, sucralose, saccharine (collectively, “Artificial Sweeteners”), or stevia are the primary ingredient. To the extent that consumer preferences evolve away from Artificial Sweeteners, there will be a decreased demand for certain of our products. Consumer perception that there are low-calorie tabletop sweetener alternatives that are healthier or more natural than Artificial Sweeteners could also decrease demand for certain of our products even while it may benefit certain other products. Any shift in consumer preferences away from our products, including any shift in preferences from Artificial Sweetener products to other low-calorie tabletop sweetener products or sugar, could significantly decrease our revenues and cash flows and impair our ability to operate our business.
We must expend resources to maintain consumer awareness of our brands, build brand loyalty and generate interest in our products. Our marketing strategies and channels will evolve and our programs may or may not be successful.
We believe that our consumer packaged goods are broadly known and followed in the United States and many other countries in which we operate. In order to remain competitive and expand and keep shelf placement for our products, we may need to increase our marketing and advertising spending to maintain and increase consumer awareness, protect and grow our existing market share or promote new products, which could affect our operating results. Substantial advertising and promotional expenditures may be required to maintain or improve our brand’s market position or to introduce new products to the market, and participants in our industry are increasingly engaging with non-traditional media, including consumer outreach through social media and web-based channels, which may not prove successful. An increase in our marketing and advertising efforts may not maintain our current reputation, or lead to increased brand awareness. In addition, we consistently evaluate our product lines to determine whether or not to discontinue certain products. Discontinuing product lines may increase our profitability but could reduce our sales and hurt our brands, and a reduction in sales of certain products could result in a reduction in sales of other products. The discontinuation of product lines may have an adverse effect on our business, financial condition and results of operations.
Health-related allegations could damage consumer confidence in our products.
Periodically, claims are made regarding the safety of Artificial Sweeteners consumption. Past claims include allegations that Artificial Sweeteners lead to various health problems. Although we believe that we have been successful in presenting scientific evidence to dispute these claims and restore consumer confidence in the face of each of these claims, there can be no assurance that we will be similarly successful if health-related allegations are made in the future. If consumers lose confidence in the safety of our products, regardless of the accuracy or supportability of such claims, our sales and margins would be negatively impacted. Furthermore, actions by the FDA and other federal, state or local agencies or governments domestically or abroad may impact the acceptability of or access to certain sweeteners. For example, the FDA could ban or recall certain sweeteners for safety reasons.
Product liability claims or product recalls could adversely affect our business reputation.
The sale of food products for human consumption involves the risk of injury to consumers. Such hazards could result from:
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tampering by unauthorized third parties;

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product contamination;

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the presence of foreign objects, substances, chemicals and other agents; or

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residues introduced during the manufacturing, packaging, storage, handling or transportation phases.

Some of the products we sell are produced for us by third parties and such third parties may not have adequate quality control standards to ensure that such products are not adulterated, misbranded, contaminated or otherwise defective. In addition, we license our brands for use on products produced and marketed by third parties, for which we receive royalties. We, as well as the manufacturers of aspartame, may be subject to claims made by consumers as a result of products manufactured by these third parties which are marketed under our brand names.
Consumption of adulterated products may cause serious health-related illnesses and we may be subject to claims or lawsuits relating to such matters. Even an inadvertent shipment of adulterated products is a violation of law and may lead to an increased risk of exposure to product liability claims, product recalls and increased scrutiny by federal and state regulatory agencies. Such claims or liabilities may not be covered by our insurance or by any rights of indemnity or contribution which we may have against third parties. In addition, even if a product liability claim is not successful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or injury could have a material adverse effect on our reputation with existing and potential consumers and on our brand image, all of which could negatively impact our earnings and cash flows.
Our Branded CPG segment may be adversely affected by concentration in our customer base.
In 2019, our top five customers accounted for approximately 22.7% of our Branded CPG revenues.
There can be no assurance that our customers will continue to purchase our products in the same mix or quantities or on the same terms as in the past. The loss of or disruptions related to significant customers could result in a material reduction in sales or change in the mix of products we sell to a significant customer. This could materially and adversely affect our product sales, financial condition and results of operations.
Our Branded CPG segment may be adversely affected by concentration in our manufacturer and supplier base.
We currently rely upon an external manufacturer in the U.S., as well as an internal manufacturer in the Czech Republic, a number of key tollers, external manufacturers, packaging suppliers, ingredient suppliers, and 3PL (logistics) vendors globally. There are a limited number of manufacturing service suppliers, ingredient and packaging suppliers with the capability and capacity to meet our strict product requirements effectively. Failure by our external manufacturers, internal plant, ingredients or packaging suppliers to manufacture, or supply, as applicable, or our logistics vendors to transport our products, in accordance with our agreements with each supplier could result in inventory shortages. Inventory practices and redundant sourcing contingencies have been established in the event of protracted product supply interruptions; however, regulatory, manufacturing, and replenishment lead times for contingent sources could extend beyond safety stock coverage, which would have a negative impact on earnings and cash flows and impair our ability to operate our business.
Our Branded CPG segment is subject to transportation risks.
An extended interruption in our ability to ship or distribute products could have a material adverse effect on our Branded CPG segment, financial condition and results of operations. We cannot be sure that we would be able to transport or distribute our products by alternative means if it were to experience an interruption due to strike, natural disasters, epidemics or pandemics, political conflict, civil unrest or otherwise, in a timely and cost-effective manner.
Our Branded CPG segment may be adversely affected by conditions in the countries where we operate.
We operate in many countries throughout the world. Economic and political changes in the countries where we market and produce our products, such as inflation rates, recession, foreign ownership restrictions, restrictions on transfer of funds into or out of a country and similar factors may adversely affect our results of operations. The imposition of tariffs by the United States and other countries could have a material adverse effect on our Branded CPG business, financial condition and operations.
Risks Related to Our Flavors & Ingredients Segment
Our ability to reduce costs of operation and meet increasing customer requirements or preferences for compliance with global food safety initiatives (“GFSI”) depends on timely and successful completion of our factory reorganization project.
Because of changes in the volume and make-up of our Flavors & Ingredients business and the age of our Camden, New Jersey facility, we are in the process of moving certain operations from our Camden facility to our Richmond, Virginia facility and to our subsidiaries’ facilities in France and China. This will enable us to realize greater efficiencies in the manufacturing process, to reduce costs by manufacturing product at locations closer to our suppliers, and to comply with GFSI standards which are being demanded by more of our customers. Successful completion of the project depends on the ability to hire, train and retain qualified workers at the new locations, to fund equipment purchases and other investments in the facilities, and to obtain customer and other approvals. In addition, there could be significant costs and expenses incurred in connection with downsizing the Camden facility, including costs associated with the disposition of assets.
Products manufactured and sold by our Flavors & Ingredients segment are regulated within the U.S. market by the FDA and the principles of the Food Safety Modernization Act (FSMA). Changes to FDA requirements and increased requirements for the manufacture of food products are being addressed through the factory reorganization project undertaken by Mafco Worldwide. Such changes are being evaluated to allow for continued compliance with FDA manufacturing requirements. Changes to FSMA requirements beyond the current plans of the factory reorganization project may impact the marketability of our Flavors & Ingredients products or result in increased cost of our operations.
Our business is heavily dependent on sales to the worldwide tobacco industry, and negative developments and trends within the tobacco industry could have a material adverse effect on our business, financial condition and results of operations.
In 2019, approximately 46.7% of our Flavors & Ingredients sales and 18.2% of our consolidated net revenues for our Flavors & Ingredients segment were to the worldwide tobacco industry for use as tobacco flavor enhancing and moistening agents in the manufacture of American blend cigarettes, moist snuff, chewing tobacco and pipe tobacco. Negative developments and trends within the tobacco industry, such as those described below, could have a material adverse effect on our Flavors & Ingredients business, financial condition and results of operations.
The tobacco industry has been subject to increased governmental taxation and regulation and in recent years has been subject to substantial litigation. These trends are likely to continue and it is likely that these trends will negatively affect tobacco product consumption and tobacco product manufacturers.
Producers of tobacco products are subject to regulation in the United States at the federal, state and local levels, as well as in foreign countries. In 2009, the United States government enacted the Family Smoking Prevention and Tobacco Control Act, which provides greater regulatory oversight for the manufacture of tobacco products, including the ability to regulate tobacco product additives. As a result, the United States Food & Drug Administration (“FDA”) has the power to limit the type or quantity of additives that may be used in the manufacture of tobacco products in the United States. This power has been extended to include e-cigarettes and other electronic nicotine delivery systems (“ENDS”). Actions by the FDA and other federal, state or local agencies or governments may impact the acceptability of or access to tobacco products, limit consumer choice as to tobacco products, delay or prevent the launch of new or modified tobacco products, require the recall or other removal of tobacco products from the marketplace (for example, as a result of product contamination, rulemaking that bans menthol, a determination by the FDA that one or more tobacco products do not satisfy the statutory requirements for substantial equivalence, because the FDA requires that a currently-marketed tobacco product proceed through the pre-market review process or because the FDA otherwise determines that removal is necessary for the protection of public health), restrict communications to tobacco consumers, restrict the ability to differentiate tobacco products, or otherwise significantly increase the cost of doing business, or restrict or prevent the use of specified tobacco products in certain locations or the sale of tobacco products by certain retail establishments. For example, in 2020, the FDA issued a statement effectively banning certain unauthorized ENDS products containing flavors other than tobacco or menthol which had previously constituted a significant percentage of the overall revenues of that category.
Similarly, countries outside the United States have rules restricting the use of various ingredients in tobacco products. During 2005, the World Health Organization promulgated its Framework Convention for Tobacco Control (the “FCTC”). The FCTC is the first international public health treaty and establishes a global agenda for tobacco regulation in order to limit the use of tobacco products. More than 160 countries, as well as the European Union, have become parties to the FCTC. In November 2010, the governing body of the FCTC issued guidelines that provide non-binding recommendations to restrict or ban flavorings and additives that increase the attractiveness of tobacco products and require tobacco product manufacturers to disclose ingredient information to public health authorities who would then determine whether such ingredients increase attractiveness. The European Commission and individual governments are also considering regulations to further restrict or ban various cigarette ingredients. Future tobacco product regulations may be influenced by these FCTC recommendations.
Over the years, there has been substantial litigation between tobacco product manufacturers and individuals, various governmental units and private health care providers regarding increased medical expenditures and losses allegedly caused by use of tobacco products. Some of this litigation has been settled through the payment of substantial amounts to various state governments, and United States cigarette companies significantly increased the wholesale price of cigarettes in order to recoup a portion of the settlement cost. Cigarette companies have also sought to offset the cost of these payments by changing product formulations and introducing new products with decreased ingredient costs. There may be an increase in health-related litigation against the tobacco industry, and it is possible that Mafco Worldwide, as a supplier to the tobacco industry, may become a party to such litigation. This litigation, if successful, could have a material adverse effect on our Flavors & Ingredients business.
The tobacco business, including the sale of cigarettes and smokeless tobacco, has been subject to federal, state, local and foreign excise taxes for many years. In recent years, federal, state, local and foreign governments have increased such taxes as a means of both raising revenue and discouraging the consumption of tobacco products. New proposals to increase taxes on tobacco products are also regularly introduced in the United States and foreign countries. Additional taxes may lead to an accelerated decline in tobacco product sales. Tax increases are expected to continue to have an adverse impact on sales of tobacco products through lower consumption levels.
We are unable to predict whether there will be additional price or tax increases for tobacco products or the size of any such increases, or the effect of other developments in tobacco regulation or litigation or consumer attitudes on further declines in the consumption of either tobacco products containing licorice extract or on sales of licorice extract to the tobacco industry. Further material declines in sales to the tobacco industry are likely to have a significant negative effect on the financial performance of our Flavors & Ingredients business.
Consumption of tobacco products worldwide has declined steadily for years.
Changing public attitudes toward tobacco products, an increased emphasis on the public health aspects of tobacco product consumption, increases in excise and other taxes on tobacco products and a constant expansion of tobacco regulations in a number of countries have contributed significantly to this worldwide decline in consumption. Moreover, the trend is toward increasing regulation of the tobacco industry and taxation of tobacco products. Restrictive tobacco legislation has also included restrictions on where and how tobacco may be sold and used, imposition of warning labels and other graphic packaging images and, recently, restrictions on tobacco product ingredients.
Publicly available information suggests that the annual cigarette consumption decline is between 1% to 2% on a worldwide volume basis over the last few years. Tobacco products other than cigarettes, mainly chewing tobacco and moist snuff, also contain licorice extract and consumption of these products is concentrated primarily in the United States. Domestic consumption of chewing tobacco products has declined by approximately 3% in 2018. Moist snuff consumption has increased approximately 1% in 2018 due at least in part to the shift away from cigarettes and other types of smoking and smokeless tobacco.
Changes in, or interpretations of, regulations regarding licorice or its components may reduce our sales and profits.
Our Flavors & Ingredients line of products are derived from licorice root and may contain components which are inherently natural to the raw material origin. As further research is conducted on raw materials and testing technology and capabilities increase, additional items may be identified within the natural licorice matrix which may be a source for limitation of application of our Flavors & Ingredients products.

Restrictions on certain components vary worldwide, as countries, or states may have varying limits on specific components. Regulations issued by the European Chemicals Agency, the FDA, U.S. Department of Agriculture, the California Office of Environmental Health Hazard Assessment (Proposition 65) or other agencies may impact the potential markets for our Flavors & Ingredients products.
Our Flavors & Ingredients products are currently marketed as natural flavors in the U.S. and other major markets. As the definition of “natural” varies throughout the world, changes in worldwide governmental regulatory agency definitions of natural may impact the potential market for our Flavors & Ingredients products.
European Union regulators are currently evaluating the health effects of 15 ingredients, including licorice, used in tobacco products, and are scheduled to recommend in May 2021 whether the use of any of these ingredients should be reduced or eliminated in cigarettes sold in the European Union. An adverse recommendation with respect to licorice may have a negative impact on our revenues and operations in Europe, to the extent that new restrictions are imposed by the European Union or its member states on the use of licorice in tobacco products manufactured or sold in the European Union or such member states.
Competition and consolidation in the functional ingredients industry may reduce our sales and profit margins.
Our Flavors & Ingredients segment competes in a highly-competitive industry with companies that manufacture products which perform functions similar to our products and that have greater capital resources, facilities and diversity of product lines. Increased competition as to our Flavors & Ingredients products could result in decreased demand for our products, reduced volumes and/or prices, each of which would reduce our sales and margins and have a material adverse effect on our Flavors & Ingredients business, financial condition and results of operations.
Our Flavors & Ingredients customers are under pressure to reduce costs, which could cause them to reformulate their products and substitute cheaper ingredients for our Flavors & Ingredients products. In addition, the ingredients industry is undergoing consolidation, which could enable our customers to negotiate lower prices for our Flavors & Ingredients products. These customer and industry pressures may result in lower sales of our Flavors & Ingredients products and/or lower margins on our Flavors & Ingredients sales.
We are heavily dependent on certain of our customers for a significant percentage of our net revenues.
In 2019, our ten largest Flavors & Ingredients customers, six of which are manufacturers of tobacco products, accounted for approximately 58% of our net revenues. If any of these significant customers were to stop purchasing licorice products from us, it would have a material adverse effect on our Flavors & Ingredients business, financial condition and results of operations.
In 2019, one of our top European tobacco licorice extract customers, which represented approximately 4.3% of our Flavors & Ingredients revenue in 2019, informed us that it intends to materially reduce its business with us. Also, one of our top licorice derivative customers has recently adjusted the formulation of its products to exclude ingredients produced by Shanghai Mafco Biotech Co., one of our Flavors & Ingredients subsidiaries.
Many of our employees belong to labor unions, and strikes, work stoppages and other labor disturbances could adversely affect our operations and could cause our costs to increase.
Mafco Worldwide is a party to collective bargaining agreements with respect to its employees at the Camden, New Jersey and Richmond, Virginia facilities. These agreements expire in September 2021 and December 2020, respectively. Disputes with regard to the terms of these agreements or our potential inability to negotiate an acceptable contract upon expiration of the existing contracts could result in, among other things, strikes, work stoppages or other slowdowns by the affected workers. If the unionized workers were to engage in a strike, work stoppage or other slowdown, or other employees were to become unionized or the terms and conditions in future labor agreements were renegotiated, our Flavors & Ingredients business could experience a significant disruption of its operations and higher ongoing labor costs. In addition, our collective bargaining agreements and labor laws may impair our ability to reduce labor costs by streamlining existing manufacturing facilities and in restructuring our Flavors & Ingredients business because of limitations on personnel and salary changes and similar restrictions.
Changes in our relationships with our suppliers could have a material adverse effect on our Flavors & Ingredients business, financial condition and results of operations.
We operate a complex supply chain which is critical to our Flavors & Ingredients operations. In the event of disruption, the operations risk carrying inadequate supplies to meet customer demand. If we are unable to manage our supply chain efficiently, our operating costs could increase and our profit margins decrease.
Our Flavors & Ingredients business is dependent on our relationships with suppliers of licorice raw materials (which includes licorice root, intermediary licorice extract and licorice derivatives). Licorice is derived from the roots of the licorice plant, a shrub-like leguminous plant that is indigenous to the Middle East and Central Asia. The licorice raw materials we purchase originates in Afghanistan, the Peoples’ Republic of China, Pakistan, Iraq, Azerbaijan, Uzbekistan, Turkmenistan, Kazakhstan, Tajikistan, Georgia, Armenia, Russia and Turkey. During 2019, one of our suppliers of licorice raw materials supplied approximately 37% of our total licorice raw materials purchases. Mafco Worldwide has an exclusive supply arrangement with a manufacturer of licorice extract and crude derivatives in Uzbekistan. The agreement expires in October 2025 and gives Mafco Worldwide the right to purchase all of the licorice products manufactured at the facility. Mafco Worldwide agreed to purchase a certain minimum amount of licorice products each year during the term and to assist in funding the purchase of raw materials inventory to be used in manufacturing product, with the timing of such funding at Mafco Worldwide’s discretion. The price of the products is determined according to a pricing formula, taking into account the cost of raw materials and the product yield. The licorice products must meet quality specifications set forth in the agreement. Although alternative sources of licorice raw materials are available to Mafco Worldwide, Mafco Worldwide could incur higher costs if the supplier is unable to produce sufficient quantities of licorice raw materials at the quality levels required by Mafco Worldwide. In addition, operations in Uzbekistan could be disrupted for reasons beyond our supplier’s control, such as political or economic instability or changes in government policies or regulations. If any material licorice raw materials supplier modifies its relationship with Mafco Worldwide, such a loss, reduction or modification could have a material adverse effect on our Flavors & Ingredients business, results of operations and financial condition.
Fluctuations in costs of licorice root and intermediary licorice extract could have a material adverse effect on our Flavors & Ingredients business, financial condition and results of operations.
The price of licorice raw materials moderately decreased in 2019 from 2018. The price of licorice raw materials is affected by many factors, including monetary fluctuations and economic, political and weather conditions in countries where our flavors and ingredients suppliers are located. Although Mafco Worldwide often enters into purchase contracts for these products, significant or prolonged increases in the prices of licorice raw materials could have a material adverse effect on our Flavors & Ingredients business, results of operations and financial condition.
We are subject to risks associated with economic, climatic or political instability in countries in which we source licorice root and intermediary licorice extract.
We purchase licorice raw materials from suppliers in Afghanistan, the People’s Republic of China, Pakistan, Iraq, Azerbaijan, Uzbekistan, Turkmenistan, Kazakhstan, Tajikistan, Georgia, Armenia, Russia and Turkey. Producers of intermediary licorice extract are located primarily in the People’s Republic of China, Iraq and Central Asia. Our wholly-owned derivative manufacturing facilities, the primary source of our licorice derivatives, are located in the People’s Republic of China. These countries and regions have, from time to time, been subject to political instability, corruption and violence. Economic, climatic or political instability, government intervention or civil unrest in these countries and regions could result in reduced supply, material shipping delays, fluctuations in foreign currency exchange rates, customs duties, tariffs and import or export quotas, embargos, sanctions, significant increases in the cost of energy, significant raw material price increases or exposure to liability under the Foreign Corrupt Practices Act or under regulations promulgated by OFAC and could have a material adverse effect on our Flavors & Ingredients business, results of operations and financial condition. Furthermore, military action as well as continuing threats of terrorist attacks and unrest, have caused instability in the world’s financial and commercial markets and have significantly increased political and economic instability in some of the countries and regions from which our raw materials originate. Acts of terrorism and threats of armed conflicts in or around these countries and regions could adversely affect our Flavors & Ingredients business, results of operations and financial condition in ways we cannot predict at this time.
Any failure to maintain the quality of our manufacturing processes or raw materials could harm its operating results.
The manufacture of our Flavors & Ingredients products is a multi-stage process that requires the use of high-quality materials and manufacturing technologies. We are dependent on our suppliers to provide licorice raw materials meeting our quality standards. In spite of stringent quality controls, weaknesses in process control or minute impurities in materials may cause a substantial percentage of a product in a lot to be defective. If we were not able to maintain our manufacturing processes or to maintain stringent quality controls, or if contamination problems arise, the operating results of our Flavors & Ingredients business would be harmed.
Our Flavors & Ingredients segment is subject to risks related to weather, disease and pests that could adversely affect our business.
Licorice production is subject to a variety of agricultural risks. Extreme weather conditions, disease and pests can materially and adversely affect the quality and quantity of licorice produced.
We maintain large inventories of raw material stock as part of our operating plan. The stability of licorice raw materials is dependent upon the ability of the product to remain dry and free of infestation. Increased governmental restrictions on the application of pesticides or fumigants could reduce our ability to maintain long-term storage of licorice root or result in increased cost of operations.
We generally maintain a substantial inventory of licorice raw materials to mitigate against the risks of any temporary supply interruption, including an interruption due to agricultural factors, but a sustained interruption could have a material adverse effect on our Flavors & Ingredients business, results of operations and financial condition.
Our Flavors & Ingredients segment is subject to transportation risks.
An extended interruption in our ability to ship or distribute products could have a material adverse effect on our Flavors & Ingredients business, financial condition and results of operations. We cannot be sure that we would be able to transport our products by alternative means if we were to experience an interruption due to strike, natural disasters, epidemics or pandemics, political conflict, civil unrest or otherwise, in a timely and cost-effective manner.
Our failure to accurately forecast and manage inventory could result in an unexpected shortfall of our Flavors & Ingredients products, which could harm our business.
We monitor our inventory levels based on our own projections of future demand. Because of the length of the supply chain cycle and the time necessary to produce licorice products, we must make production decisions well in advance of sales. An inaccurate forecast of demand can result in the unavailability of licorice products in high demand. This unavailability may negatively impact sales volumes and adversely affect customer relationships. Furthermore, from time to time, changes in manufacturing processes or in customer demand may cause certain inventory to become obsolete or require substantial reserves.
The imposition of tariffs by the United States and other countries could have a material adverse effect on our Flavors & Ingredients business, financial condition and results of operations.
We import licorice raw materials from various countries and exports products from the U.S., France and China. The imposition of tariffs by a country from which we import goods or to which it exports goods could result in increased costs of production and higher prices and reduced demand for our Flavors & Ingredients products.

Our Flavors & Ingredients business may be adversely affected by the inability to hire and retain qualified employees.
Operations of our Flavors & Ingredients segment, including the implementation of the factory reorganization project, depend on our ability to hire, train and retain qualified employees throughout our global operations. We are experiencing a general tightening of the labor market, especially in the U.S. and France, which could impair our ability to efficiently operate our business or result in increased labor costs.
Risks Related to Our Business
The ongoing novel coronavirus (COVID-19) outbreak and consequent travel and other restrictions could adversely affect our business.
In response to the ongoing coronavirus outbreak, China, the United States and other countries have implemented travel and other restrictions. If these restrictions remain in effect for an extended period of time, they could have a material impact on our financial performance and their ability to source necessary raw materials.
On March 11, 2020, as COVID-19 spread outside of China, the World Health Organization designated the outbreak as a global pandemic. This pandemic could affect our operations, major facilities, or employees’ and consumers’ health. Governments in additional nations have implemented quarantines and significant restrictions on travel as well as work restrictions that prohibit many employees from going to work. As thousands of cases have been confirmed, including in China, Europe, and the United States, we expect COVID-19 to interfere with general commercial activity related to our supply chain and customer base, which could have a material adverse effect on our business, financial condition, or results of operations.
To the extent that COVID-19 continues or worsens, governments may impose additional restrictions or additional governments may impose restrictions. The result of COVID-19 and those restrictions could result in additional businesses being shut down, additional work restrictions and supply chains being interrupted, slowed, or rendered inoperable. As a result, it may be challenging to obtain and process raw materials to support our business needs, and individuals could become ill, quarantined or otherwise unable to work and/or travel due to health reasons or governmental restrictions. Also, governments may impose other laws, regulations or taxes which could adversely impact our business, financial condition or results of operations. Further, if our customers’ businesses are similarly affected, they might delay or reduce purchases from us, which could adversely affect our results of our business, financial condition or results of operations.
If we fail to successfully implement our growth strategies on a timely basis, or at all, our ability to increase our revenue and operating profits could be materially and adversely affected.
Our future success depends, in large part, on our ability to implement our growth strategies effectively. However, we may not succeed in implementing our growth strategies effectively. As a multi-brand business, we face increased complexities and greater uncertainty with respect to consumer trends and demands than as a single-brand business. Our ability to successfully expand our consumer packaged goods and ingredients brands and other growth strategies depends on, among other things, our ability to identify, and successfully cater to, new demographics and consumer trends, develop new and innovative products, identify and acquire additional product lines and businesses, secure shelf space in grocery stores, wholesale clubs and other retailers, increase consumer awareness of our brands, enter into distribution and other strategic arrangements with third-party retailers and other potential distributors of our products, and compete with numerous other companies and products. We may not be successful in reaching and maintaining the loyalty of new consumers to the same extent, or at all, as we have with our historical consumers. If we are unable to identify and capture new audiences and demographics, our ability to successfully integrate additional brands will be adversely affected. Accordingly, we may not be able to successfully implement our growth strategies, expand our brands, or continue to maintain growth in our sales at our current rate, or at all. If we fail to implement our growth strategies or if we invest resources in growth strategies that ultimately prove unsuccessful, our sales and profitability may be negatively affected, which would materially and adversely affect our business, financial condition and results of operations.

Changes in consumer preferences could decrease our revenues and cash flow.
We are subject to the risks of evolving consumer preferences and nutritional and health-related concerns. To the extent that consumer preferences evolve away from low-calorie tabletop sweeteners, there will be a decreased demand for our Branded CPG products. Consumer perception that there are low-calorie tabletop sweetener alternatives that are healthier or more natural could decrease demand for such products. Any shift in consumer preferences away from our Branded CPG products, including any shift in preferences from aspartame-based products or stevia-based products to other low-calorie tabletop sweetener products could significantly decrease our revenues and cash flows and impair our ability to operate our Branded CPG business segment.
A portion of our Flavors & Ingredients revenues are derived from the sale of licorice to worldwide confectioners. To the extent that consumer preferences shift away from licorice-flavored candy, operating results relating to the sale of licorice to worldwide confectioners could be impaired, which could have a material adverse effect on our business, financial condition and results of operations. In addition, a portion of our revenues are derived from the sale of licorice derivatives to food processors for use as flavoring or masking agents, including our Magnasweet® brand products, which are used in various brands of chewing gum, lip balm, energy bars, non-carbonated beverages, chewable vitamins, aspirin, and other products and can be identified in the United States as a natural flavor. To the extent that consumer preferences evolve away from products that use licorice derivatives, operating results relating to the sale of licorice derivatives could be impaired, which could have a material adverse effect on our business, financial condition and results of operations.
Negative information, including inaccurate information, about us on social media may harm our reputation and brand, which could have a material and adverse effect on our business, financial condition and results of operations.
There has been a marked increase in the use of social media platforms and similar channels that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on social media platforms is virtually immediate, as is its effect. Many social media platforms immediately publish the content their subscribers and participants post, often without filters or checks on accuracy of the content posted. The opportunity for dissemination of information, including inaccurate information, is potentially limitless. Information concerning our business and/or products may be posted on such platforms at any time. Negative views regarding our products and the efficacy of our products have been posted on various social media platforms, may continue to be posted in the future, and are out of our control. Regardless of their accuracy or authenticity, such information and views may be adverse to our interests and may harm our reputation and brand. The harm may be immediate without affording an opportunity for redress or correction. Ultimately, the risks associated with any such negative publicity cannot be eliminated or completely mitigated and may materially and adversely affect our business, financial condition and results of operations.
The United Kingdom’s withdrawal from the European Union could have an adverse impact on our business, financial condition, operating results and cash flows.
On January 31, 2020, the United Kingdom (“U.K.”) withdrew from the European Union (“E.U.”), commonly referred to as “Brexit.” The U.K. and E.U. agreed to participate in a transition period (the “transition period”), due to expire on December 31, 2020, to negotiate a trade agreement and other aspects of their future relationship. Following the transition period, the U.K. will no longer be a part of the single market and customs union of the E.U. Currently the relationship between the U.K. and E.U. following the transition period is unknown.
We have operations in the U.K. related to our Branded CPG segment. Changes resulting from Brexit could subject our Branded CPG segment to increased risk, including changes in regulatory oversight, disruptions to supply, increases in prices, fees, taxes or tariffs on goods that are sold between the E.U. and the U.K. and difficulty staffing.
During the transition period, free trade will continue between the U.K. and E.U. without checks or extra charges. We do not know if the U.K. and E.U. will succeed in negotiating a new trade agreement by the end of the transition period, or what the terms of any such agreement may be. Changes in trade regulations between the U.K. and E.U. may result in extra charges, inspections or barriers on goods sold between the U.K. and E.U.
Brexit may cause fluctuations in the value of the U.K. pound sterling and E.U. euro. Fluctuations in exchange rates between the U.S. dollar and foreign currencies may adversely affect our expenses, earnings, cash flows, results of operations, and revenues.
Our international operations involve the use of foreign currencies, which subjects us to exchange rate fluctuations and other currency risks.
The revenues and expenses of our international operations generally are denominated in local currencies, which subject us to exchange rate fluctuations between such local currencies and the U.S. dollar. These exchange rate fluctuations subject us to currency translation risk with respect to the reported results of our international operations, as well as to other risks sometimes associated with international operations. In the future, we could experience fluctuations in financial results from our operations outside of the United States, and there can be no assurance we will be able, contractually or otherwise, to reduce the currency risks associated with our international operations.
Inability to protect our trademarks and other proprietary rights could damage our competitive position.
Any infringement or misappropriation of our intellectual property could damage its value and limit our ability to compete. We rely on copyrights, trademarks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our intellectual property. We may have to engage in litigation to protect our rights to our intellectual property, which could result in significant litigation costs and require significant amounts of management’s time.
We do not own any issued patents relating to any of our products, but we do have a number of patent applications currently pending. Certain naturally occurring materials may not, themselves, be eligible for patent protection.
If other parties infringe on our intellectual property rights, the value of our brands in the marketplace may be diluted. In addition, any infringement of our intellectual property rights would likely result in a commitment of our time and resources to protect these rights through litigation or otherwise. One or more adverse judgments with respect to these intellectual property rights could negatively impact our ability to compete and could adversely affect our results of operations and financial condition.
We believe that the formulas and blends for our products are trade secrets. We rely on security procedures and confidentiality agreements to protect this proprietary information; however, such agreements and security procedures may be insufficient to keep others from acquiring this information. Any such dissemination or misappropriation of this information could deprive us of the value of our proprietary information.
Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate. To the extent we expand our international activities, our exposure to unauthorized copying and use of our technologies and proprietary information may increase. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon, misappropriating or otherwise violating our technology and intellectual property.
If we fail to comply with the many laws applicable to our business, we may incur significant fines and penalties.
Our facilities and products are subject to laws and regulations administered by the Federal Food and Drug Administration, and other federal, state, local, and foreign governmental agencies relating to the processing, packaging, storage, distribution, advertising, labeling, quality, and safety of food products. Our failure to comply with applicable laws and regulations could subject us to administrative penalties and injunctive relief, civil remedies, including fines, injunctions and recalls of our products. Our operations are also subject to regulations administered by the Environmental Protection Agency and other state, local and foreign governmental agencies. Failure to comply with these regulations can have serious consequences, including civil and administrative penalties and negative publicity. Any environmental or health and safety legislation or regulations enacted in the future, or any changes in how existing or future laws or regulations are enforced, administered or interpreted, as well as any material cost incurred in connections with liabilities or claims from these regulations may lead to an increase in costs, which could have a material adverse effect on our business, our consolidated financial conditions, results of operations and/or liquidity.
Personal data, including personal data of our customers and employees, is increasingly subject to legal and regulatory protections around the world, which vary widely in approach. We risk exposure to potential liabilities and costs resulting from the compliance with, or any failure to comply with, applicable legal requirements. Our business could be materially adversely affected by our inability, or the inability of our vendors who receive personal data from us, to comply with legal obligations regarding the use of personal data.
In addition to the possible fines and penalties discussed above, changes in laws and regulations in domestic and foreign jurisdictions, including changes in food and drug laws, accounting standards, taxation requirements (including tax rate changes, new tax laws and revised tax law interpretations) and environmental laws could have a significant adverse effect on our results of operations.
The countries in which we operate and from which we purchase raw materials could result in exposure to liability under the Foreign Corrupt Practices Act or under regulations promulgated by the U.S. Treasury’s Office of Foreign Assets Control (OFAC). Our failure to comply with applicable laws and regulations could subject us to administrative penalties and injunctive relief, civil remedies, including fines, injunctions and product recalls. The complexity of the many laws and regulations applicable to our business and the cost of compliance increases our costs of operations compared to some foreign competitors which are subject to less regulation.
There is no assurance that our senior management team or other key employees will remain with us.
We believe that our ability to successfully implement our business strategy and to operate profitably depends on the continued employment of our senior management team and other key employees. If members of the management team or other key employees become unable or unwilling to continue in their present positions, the operation of our business would be disrupted and we may not be able to replace their skills and leadership in a timely manner to continue our operations as currently anticipated.
Any acquisitions, partnerships or joint ventures that we enter into could disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.
From time to time, we may evaluate potential strategic acquisitions of businesses, including partnerships or joint ventures with third parties. We may not be successful in identifying acquisition, partnership and joint venture candidates. In addition, we may not be able to continue the operational success of such businesses or successfully finance or integrate any businesses that we acquire or with which we form a partnership or joint venture. We may have potential write-offs of acquired assets and/or an impairment of any goodwill recorded as a result of acquisitions. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations or may result in conflicts with our business. Any acquisition, partnership or joint venture may not be successful, may reduce our cash reserves, may negatively affect our earnings and financial performance and, to the extent financed with the proceeds of debt, may increase our indebtedness. We cannot ensure that any acquisition, partnership or joint venture we make will not have a material adverse effect on our business, financial condition and results of operations.
We could fail to maintain effective internal control over financial reporting.
The accuracy of our financial reporting depends on the effectiveness of our internal control over financial reporting. Internal control over financial reporting can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements and may not prevent or detect misstatements because of its inherent limitations. These limitations include, among others, the possibility of human error, inadequacy or circumvention of controls and fraud. If we do not maintain effective internal control over financial reporting or design and implement controls sufficient to provide reasonable assurance with respect to the preparation and fair presentation of our financial statements, including in connection with controls executed for us by third parties, we might fail to timely detect any misappropriation of corporate assets or inappropriate allocation or use of funds and could be unable to file accurate financial reports on a timely basis. As a result, our reputation, results of operations and stock price could be materially adversely affected.
We may become involved in litigation that may materially adversely affect us.
From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot give any assurance that the results of any of these actions will not have a material adverse effect on our business.
Changes in tax laws or regulations may increase tax uncertainty and adversely affect results of our operations and our effective tax rate.
We will be subject to taxes in the United States and certain foreign jurisdictions. Due to economic and political conditions, tax rates in various jurisdictions, including the United States, may be subject to change. Our future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation. In addition, we may be subject to income tax audits by various tax jurisdictions. Although we believe our income tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution by one or more taxing authorities could have a material impact on the results of our operations.
Recent U.S. tax legislation could adversely affect our business and financial condition.
Legislation enacted in December 2017 significantly changed the U.S. federal income taxation of U.S. corporations, including by reducing the U.S. corporate income tax rate, limiting interest deductions, permitting immediate expensing of certain capital expenditures, adopting elements of a territorial tax system, imposing a one-time transition tax, or repatriation tax, on all undistributed earnings and profits of certain U.S.-owned foreign corporations, revising the rules governing net operating losses and the rules governing foreign tax credits, and introducing new anti-base erosion provisions. Notwithstanding the reduction in the corporate income tax rate, the overall impact of this tax reform or of any future administrative guidance interpreting the provisions thereof is uncertain, and our business and financial condition could be adversely affected.
We may have exposure for historic tax liabilities.
As a result of our acquisition of Merisant and MAFCO through the Business Combination, we inherited the historic liabilities of Merisant and MAFCO including their historic tax liabilities. Therefore, to the extent that there is any liability for historic tax exposure of any of the companies acquired through the Business Combination, this exposure can impact the value of our securities. Such exposure could also impact our tax liability for future years. As a part of the Business Combination we have negotiated certain indemnities for historic tax liabilities, however, these indemnities do not cover all potential historical tax liabilities.
Our tax position may differ from that of MacAndrews
As a result of Merisant and MAFCO being purchased as a carve out of the continuing businesses of MacAndrews and Forbes Incorporated (“MacAndrews”), it is possible that our overall tax position as a result of owning Merisant and MAFCO on a stand-alone basis will differ from the overall historical tax position of MacAndrews as a result of owning Merisant and MAFCO in past years.

We face risks associated with our defined benefit pension plan obligations.
We maintain a defined benefit pension plan that covers approximately 12.5% of our employees which was frozen as of December 31, 2019. While the risk could be minimized for a frozen defined benefit pension plan, a deterioration in the value of plan assets resulting from poor market performance, a general financial downturn or otherwise could cause an increase in the amount of contributions we are required to make to the plan. For example, our defined benefit pension plan may from time to time move from an overfunded to underfunded status driven by decreases in plan asset values that may result from changes in long-term interest rates and disruptions in U.S. or global financial markets. Additionally, historically low interest rates coupled with poor market performance would have the effect of decreasing the funded status of the plan which would result in greater required contributions.
We may be exposed to the threat of cyber-attacks and/or data breaches.
Cybersecurity breaches of our or third-party systems, whether from circumvention of security systems, denial-of-service attacks or other cyber-attacks such as hacking, phishing attacks, computer viruses, ransomware or malware, employee or insider error, malfeasance, social engineering, physical breaches or other actions may cause confidential information belonging to us or our employees, customers, consumers, partners, suppliers, or governmental or regulatory authorities to be misused or breached. When risks such as these materialize, the need for us to coordinate with various third-party service providers and for third party service providers to coordinate amongst themselves might increase challenges and costs to resolve related issues.
Cyber-attacks can vary in scope and intent from economically driven attacks to malicious attacks targeting our key operating systems with the intent to disrupt, disable or otherwise cripple our Branded CPG and Flavors & Ingredients segments. This can include any combination of phishing attacks, malware and/or viruses targeted at our key systems. The breadth and scope of this threat has grown over time, and the techniques and sophistication used to conduct cyber-attacks, as well as the sources and targets of the attacks, change frequently. While we invest time, effort and capital resources to secure our key systems and networks, we cannot provide assurance that we will be successful in preventing or responding to all such attacks.
A successful cyber-attack may target us directly, or may be the result of a third party’s inadequate care. In either scenario, we may suffer damage to our key systems and/or data that could interrupt our operations, adversely impact our reputation and brands and expose us to increased risks of governmental investigation, litigation and other liability, any of which could adversely affect our business. Furthermore, responding to such an attack and mitigating the risk of future attacks could result in additional operating and capital costs in systems technology, personnel, monitoring and other investments.
Risks Related to Our Capital Structure
Our substantial indebtedness could adversely affect our financial condition.
In connection with the Business Combination, on June 25, 2020, we entered to into a senior secured credit facility consisting of (x) a term loan facility of up to $140,000,000 and (y) a revolving loan facility of up to $50,000,000, each maturing in five years. Loans outstanding under these credit facilities are expected to accrue interest at a rate per annum equal to LIBOR, with a LIBOR floor of 1.00%, plus a margin ranging from 3.00% to 3.75%, or, at our option, a base rate based on the highest of the prime rate, the federal funds rate plus 0.50%, LIBOR for a one-month interest period plus 1.00%, and 2.00%, in each case plus an applicable margin between 2.00% and 2.75%, with the margin in each case depending on the achievement of certain leverage ratios, and undrawn amounts under the first lien revolving loan facility are expected to accrue a commitment fee at a rate per annum of 0.40% on the average daily undrawn portion of the commitments thereunder, with a step down to 0.30% upon achievement of certain leverage ratios. Principal payments on the first lien term loan facility will be due quarterly, in amounts expected to be equal to (i) 1.25% per annum of the original principal amount of the first lien term loan facility during the first, second and third years after the closing date of the credit facilities and (ii) 2.50% per annum of the original principal amount of the first lien term loan facility during the fourth and fifth years after the closing date of the credit facilities.

Our substantial indebtedness could:
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require us to dedicate a substantial portion of cash flow from operations to payments in respect of our indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures, potential acquisition opportunities, a level of marketing necessary to maintain the current level of sales and other general corporate purposes;

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increase the amount of interest that we have to pay, because some of our borrowings are at variable rates of interest, which will result in higher interest payments if interest rates increase, and, if and when we are required to refinance any of our indebtedness, an increase in interest rates would also result in higher interest costs;

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increase our vulnerability to adverse general economic or industry conditions;

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require refinancing, which we may not be able to do on reasonable terms;

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limit our flexibility in planning for, or reacting to, competition and/or changes in our business or the industry in which we operate;

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limit our ability to borrow additional funds;

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restrict us from making strategic acquisitions or necessary divestitures, introducing new brands and/or products or exploiting business opportunities; and

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place us at a competitive disadvantage compared to our competitors that have less debt and/or more financial resources.

We may not be able to generate sufficient cash to service all of our indebtedness, and we may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.
Our ability to pay principal and interest on our debt obligations will depend upon, among other things, (a) our future financial and operating performance (including the realization of any cost savings described herein), which will be affected by prevailing economic, industry and competitive conditions and financial, business, legislative, regulatory and other factors, many of which are beyond our control; and (b) our future ability to borrow under our revolving credit facility, the availability of which depends on, among other things, our complying with the covenants in the credit agreement governing such facility.
We cannot assure you that our business will generate cash flow from operations, or that we will be able to draw under our revolving credit facility or otherwise, in an amount sufficient to fund our liquidity needs, including the payment of principal and interest on our debt. If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital, or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, could have a material adverse effect on our business, results of operations, and financial condition, and could negatively impact our ability to satisfy our debt obligations.
Our indebtedness could adversely affect our financial condition and ability to conduct our operations, and we may incur additional debt
The total indebtedness under the new credit facility may be equal to $190,000,000 (including an undrawn revolving credit facility of $50,000,000 at the date of closing). Our debt level and the terms of our financing arrangements could adversely affect our financial condition and limit our ability to successfully implement our growth strategies. In addition, under our credit facilities, certain of our direct subsidiaries granted the lenders a security interest in substantially all of their assets. We are permitted, under the terms of our credit facilities, to incur additional indebtedness, both under our credit facilities and otherwise. If such additional indebtedness is incurred, we may exacerbate the risks of our indebtedness described herein.
Our ability to meet our debt service obligations will depend on our future performance, which will be affected by the other risk factors described herein. If we do not generate enough cash flow to pay our debt service obligations, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or raise equity. We may not be able to take any of these actions on a timely basis, on satisfactory terms, or at all.
Our credit facilities contain financial and other covenants. The failure to comply with such covenants could have an adverse effect.
Our credit facilities as contemplated by the credit facilities documents contain certain financial and other covenants, including a maximum consolidated total net leverage ratio equal to or less than 4.00:1.00 and a minimum fixed charge coverage ratio equal to or greater than 1.25:1.00, and limitations on our and our subsidiaries’ ability to, among other things, incur additional indebtedness and make guarantees; incur liens on assets; engage in mergers or consolidations, dissolutions or other fundamental changes; sell assets; pay dividends and distributions or other restricted payments or repurchase stock; make investments, loans and advances, including acquisitions; amend organizational documents or other material agreements; enter into certain agreements that would restrict our and our subsidiaries’ ability to pay dividends; repay certain junior, unsecured or subordinated indebtedness; issue certain equity; engage in certain activities; and engage in certain transactions with affiliates, in each case, subject to customary exceptions materially consistent with credit facilities of such type and size. Any failure to comply with the restrictions of our credit facilities may result in an event of default under the credit facilities. Our contemplated credit facilities bear interest at variable rates. If market interest rates increase, variable rate debt will create higher debt service requirements, which could adversely affect our cash flow.
Risks Related to Ownership of Our Securities
The price of our common stock and warrants and may be volatile.
The trading price of our common stock as well as our warrants may fluctuate due to a variety of factors, including:
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changes in the industries in which we and our customers operate;

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developments involving our competitors;

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variations in our operating performance and the performance of our competitors in general;

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actual or anticipated fluctuations in our quarterly or annual operating results;

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publication of research reports by securities analysts about us or our competitors or our industry;

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the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

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additions and departures of key personnel;

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changes in laws and regulations affecting our business;

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commencement of, or involvement in, litigation involving the combined company;

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changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of shares of our common stock available for public sale; and

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general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

These market and industry factors may materially reduce the market price of our common stock and warrants regardless of our operating performance, including the Merisant and MAFCO businesses acquired in the Business Combination.
In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.
The Sponsor and the PIPE Investors own a significant portion of our common stock and have representation on our board of directors; the Sponsor and the PIPE Investors may have interests that differ from those of other stockholders
Approximately 11.7% of our outstanding shares of common stock are beneficially owned by the Sponsor, and approximately 27.8% of our common stock (including common stock underlying warrants) is beneficially owned by certain investors that, in connection with the Business Combination entered into subscription agreements pursuant to which, among other things, such investors agreed to subscribe for and purchase, and we agreed to issue and sell to such investors, 7,500,000 shares of our common stock and 5,263,500 private placement warrants exercisable for 2,631,750 shares of our common stock for gross proceeds of approximately $75 million (the “PIPE Financing”), in each case, prior to giving effect to the exercise of warrants. These levels of ownership interest include (i) those securities issued in connection with the PIPE Financing, (ii) any other securities held by the PIPE Investors and (iii) shares issuable upon exercise of the warrants. In addition, one of our directors was designated by a PIPE Investor and two of directors are affiliated with the Sponsor. As a result, the Sponsor and the PIPE Investors may be able to significantly influence the outcome of matters submitted for director action, subject to our directors’ obligation to act in the interest of all of our stockholders, and for stockholder action, including the designation and appointment of our board of directors (and committees thereof) and approval of significant corporate transactions, including business combinations, consolidations and mergers. The influence of the Sponsor and the PIPE Investors over our management could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could cause the market price of our securities to decline or prevent our stockholders from realizing a premium over the market price for our securities.
If securities or industry analysts do not publish research or reports about our business, or they publish inaccurate or unfavorable reports about our business, the price of our securities and trading volume could decline.
The trading market for our securities will depend in part on the research and reports that securities or industry analysts publish about us or our business, our market and our competitors. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our shares of common stock or warrants or change their opinion of our common stock or warrants, our common stock or warrant price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our common stock or warrant price or trading volume to decline.
Future issuances of debt securities and/or equity securities may adversely affect us, including the market price of our securities, and may be dilutive to our existing security holders
In the future, we may incur debt and/or issue equity ranking senior to our common stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock. Because our decision to issue debt and/or equity in the future will depend, in part, on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of our common stock and be dilutive to our existing security holders.

Risks Related to the Business Combination
We may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.
We cannot assure you that the due diligence conducted in relation to Merisant and MAFCO identified all material issues or risks associated with the Branded CPG or Flavors & Ingredients business or the industry in which they compete. Furthermore, we cannot assure you that factors outside of our control will not later arise. As a result of these factors, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in us reporting losses. Even if our due diligence had identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about us or our securities.
The historical financial results of Merisant and MAFCO and unaudited pro forma financial information included elsewhere in this prospectus may not be indicative of what our actual financial position or results of operations would have been.
The historical financial results of Merisant and MAFCO included in this prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a standalone company during the periods presented or those we will achieve in the future. For example, we will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act. Therefore, it may be difficult for investors to compare our future results to historical results or to evaluate our relative performance or trends in our business segments.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning us and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management.
Forward-looking statements may be accompanied by words such as “achieve,” “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “grow,” “improve,” “increase,” “intend,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside our control. Therefore, you should not place undue reliance on such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following:
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our ability to achieve or maintain profitability;

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the extent of the impact of the COVID-19 pandemic, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic, the duration and scope of related government orders and restrictions, the impact on our employees, and the extent of the impact of the COVID-19 pandemic on overall demand for our products;

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local, regional, national, and international economic conditions that have deteriorated as a result of the (COVID-19) pandemic including the risks of a global recession or a recession in one or more of our key markets, and the impact they may have on us and our customers and our assessment of that impact;

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the projected financial information, anticipated growth rate, and market opportunity of our Branded CPG and Flavors & Ingredients business segments;

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the ability to maintain the listing of our securities on Nasdaq;

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our public securities’ potential liquidity and trading;

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our expected capital requirements and the availability of additional financing;

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our ability to attract or retain highly qualified personnel, including in accounting and finance roles;

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extensive and evolving government regulations that impact the way we operate;

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the impact of the COVID-19 pandemic on our suppliers, including disruptions and inefficiencies in the supply chain;

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factors relating to the business, operations and financial performance of our Branded CPG and Flavors & Ingredients segments;

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our success in integrating the various operating companies constituting Merisant and MAFCO;

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our ability to continue to use, maintain, enforce, protect and defend our owned and licensed intellectual property, including the Whole Earth® brand; and

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other factors detailed under the section entitled “Risk Factors.”

USE OF PROCEEDS
All of the common stock and warrants offered by the selling security holders pursuant to this prospectus will be sold by the selling security holders for their respective accounts. We will not receive any of the proceeds from these sales.
The selling security holders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such selling security holders in disposing of their common stock, and we will bear all other costs, fees and expenses incurred in effecting the registration of the common stock covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.
We will receive the proceeds from the exercise of the warrants, but not from the sale of the common stock issuable upon such exercise.

DETERMINATION OF OFFERING PRICE
Our common stock and warrants are listed on Nasdaq under the symbols “FREE” and “FREEW,” respectively. The actual offering price by the selling security holders of the shares of common stock and warrants covered by this prospectus will be determined by prevailing market prices at the time of sale, by private transactions negotiated by the selling security holders or as otherwise described in the section entitled “Plan of Distribution.”

MARKET PRICE OF COMMON STOCK AND DIVIDENDS
Market Price of Our Common Stock
Our common stock and warrants are currently listed on Nasdaq under the symbols “FREE,” and “FREEW,” respectively.
On July 23, 2020, the closing price of our common stock was $7.88 per share. As of July 24, 2020, there were 38,426,669 shares of our common stock outstanding, held of record by 13 holders. The number of record holders of our common stock does not include DTC participants or beneficial owners holding shares through nominee names.
Dividend Policy
We have not paid any cash dividends to date. Our board of directors (our “board”) intends to evaluate adopting a policy of paying cash dividends. In evaluating any dividend policy, our board may consider our financial condition and results of operations, certain tax considerations, capital requirements, alternative uses for capital, industry standards and economic conditions. Whether we adopt such a dividend policy and the frequency and amount of any dividends declared will be within the discretion of our board.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On June 25, 2020, Whole Earth Brands, Inc. (f/k/a Act II Global Acquisition Corp. (“Act II”)) and Flavors Holdings Inc. (“Flavors Holdings”), MW Holdings I LLC (“MW Holdings I”), MW Holdings III LLC (“MW Holdings III”), and Mafco Foreign Holdings, Inc. (“Mafco Foreign Holdings,” and together with Flavors Holdings, MW Holdings I, and MW Holdings II, the “Sellers”), announced the consummation of the transactions contemplated by that certain Purchase Agreement entered into as of December 19, 2019, which was subsequently amended on each of February 12, 2020, May 8, 2020, and June 15, 2020 (as amended, the “Purchase Agreement,” and the transactions contemplated therein, the “Business Combination”), by and among Act II, the Sellers and for the purposes of Amendments No. 2 and 3 to the Purchase Agreement, Project Taste Intermediate LLC (as amended or supplemented from time to time, the “Purchase Agreement”). In connection with the closing of the Business Combination, the registrant changed its name from “Act II Global Acquisition Corp.” to “Whole Earth Brands, Inc.” (the “Company”).
Refer to the definitive proxy statement/prospectus filed by Act II on May 13, 2020 (the “Proxy Statement/Prospectus”) and the supplement thereto filed by Act II on June 18, 2020 (the “Supplement”), for further details, including capitalized terms not otherwise defined in the Current Report on Form 8-K12B to which the unaudited pro forma condensed combined financial information is incorporated.
The unaudited pro forma condensed combined income statement for the year ended December 31, 2019 was derived from Merisant and MAFCO’s audited combined income statement for the year ended December 31, 2019 and Act II’s audited income statement for the year ended December 31, 2019. The unaudited pro forma condensed combined balance sheet and income statement as of and for the three months ended March 31, 2020 were derived from Merisant and MAFCO’s unaudited condensed combined financial statements as of and for the three months ended March 31, 2020 and Act II’s unaudited condensed financial statements as of and for the three months ended March 31, 2020.
The unaudited pro forma condensed combined income statements for the year ended December 31, 2019 and for the three months ended March 31, 2020 give pro forma effect to the Business Combination as if it had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of March 31, 2020 gives effect to the Business Combination as if it was completed on March 31, 2020.
This information should be read together with Merisant and MAFCO’s and Act II’s respective financial statements and the related notes, “Act II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Merisant and MAFCO’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in the Supplement in the appendices titled “Act II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Three Months Ended March 31, 2020 and 2019,” “Merisant and MAFCO’s Management’s Discussion and Analysis for the Three Months Ended March 31, 2020 and 2019,” and the other financial information included elsewhere in the Proxy Statement/Prospectus and Supplement.
The unaudited pro forma condensed combined financial statements give effect to the Business Combination in accordance with the acquisition method of accounting for business combinations, with the Company deemed to be the accounting acquirer because, among other reasons:
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cash consideration was transferred from the Company to the Sellers; and

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the Company’s public shareholders, PIPE Investors and the Sponsor, own, in the aggregate, 89.85% of the shares of Whole Earth Brands, Inc. common stock, which represents a controlling interest in Whole Earth Brands, Inc., immediately after giving effect to the Business Combination.

The unaudited pro forma condensed combined financial statements reflect adjustments to the historical financial information that are expected to have a continuing impact on the results of the combined company, factually supportable and directly attributable to the following events and transactions:
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the Business Combination;

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the payment of the cash consideration to the Sellers;

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the closing of the Private Placement;

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the conversion of each Act II Class A Share into one fully paid and non-assessable share of Whole Earth Brands, Inc. common stock;

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each Act II public warrant becoming exercisable for one-half of one share of Whole Earth Brands, Inc. common stock, on the same terms and conditions as those applicable to the Act II public warrants (after giving effect to the Warrant Amendment);

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the cancellation of 3,000,000 of Act II Class B Shares, and the remaining 4,500,000 Act II Class B Shares being converted into 4,500,000 shares of Whole Earth Brands, Inc. common stock; and

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the redemption of 3,573,331 Act II Class A Shares by Act II’s public shareholders, in accordance with Act II’s Cayman Constitutional Documents.

Act II provided its public shareholders with the opportunity to redeem, upon the closing of the Business Combination, each Act II Class A Share then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of June 22, 2020, two business days prior to the Shareholders Meeting) in the trust account, which held the proceeds (including interest, net of taxes payable) of the Act II IPO.
Based on funds in the trust account of $305,363,912.64 as of June 22, 2020, the per share redemption price was approximately $10.179.

PRO FORMA CONDENSED COMBINED INCOME STATEMENT
For the Three Months Ended March 31, 2020
(Dollars in thousands, except per share amounts)
	COMBINED MERISANT/ MAFCO	ACT II	ADJUSTMENTS DEBIT (CREDIT)	ADJ. #	PRO FORMA
Product revenues	$66,000				$66,000
Cost of goods sold	39,900				39,900
GROSS PROFIT	26,100				26,100
Selling, general & administrative expenses .	15,900	$575	$290	g	16,765
Restructuring and other non-recurring expenses	400				400
Asset impairment charges	40,600		$(40,600)	f
Amortization of intangibles	2,500		(98)	a	2,402
OPERATING INCOME (LOSS)	(33,300)	(575)	(40,408)		6,533
Interest expense on bank debt			1,976	c	1,976
Interest (income)		(754)	754	b
Other (income) expense, net	(1,700)				(1,700)
INCOME (LOSS) BEFORE INCOME TAXES	(31,600)	179	(37,678)		6,257
(Benefit) provision for income taxes	(3,100)		4,414	d	1,314
NET INCOME (LOSS)	$(28,500)	$179	$(33,264)		$4,943
(Loss) Earnings Per Share:
	HISTORICAL	PRO FORMA
Weighted Average number of shares	8,997,643(1)	38,426,669
Basic and diluted	$(0.06)(2)	$0.13

(1)
Excludes an aggregate of 28,449,516 shares subject to possible redemption at March 31, 2020.

(2)
Net loss per share — basic and diluted excludes income attributable to shares subject to possible redemption of $715,207 for the three months ended March 31, 2020.

(3)
See “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for description of adjustments.

PRO FORMA CONDENSED COMBINED INCOME STATEMENT
For the Year Ended December 31, 2019
(Dollars in thousands, except per share amounts)
	COMBINED MERISANT/ MAFCO	ACT II	ADJUSTMENTS DEBIT (CREDIT)	ADJ. #	PRO FORMA
Product revenues	$272,200				$272,200
Cost of goods sold	163,600				163,600
GROSS PROFIT	108,600				108,600
Selling, general & administrative expenses	65,900	$351	$1,160	g	67,411
Restructuring and other non-recurring expenses	2,200				2,200
Amortization of intangibles	10,700		(1,090)	a	9,610
OPERATING INCOME	29,800	(351)	(70)		29,379
Interest expense on bank debt			7,903	c	7,903
Interest income		(4,255)	4,255	b	0
Unrealized gain on Trust Account investments		(28)	28	b	0
Other expense, net	1,400				1,400
INCOME BEFORE INCOME TAXES	28,400	3,932	12,256		20,076
(Benefit) provision for incomes taxes	(2,500)		6,716	d	4,216
NET INCOME	$30,900	$3,932	$18,972		$15,860
(Loss) Earnings Per Share:
	HISTORICAL	PRO FORMA
Weighted Average number of shares	8,410,915(1)	38,426,669
Basic and diluted	$(0.02)(2)	$0.41

(1)
Excludes an aggregate of 28,502,357 shares subject to possible redemption at December 31, 2019.

(2)
Net loss per share — basic and diluted excludes income attributable to shares subject to possible redemption of $4,069,302 for the year ended December 31, 2019.

(3)
See “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for description of adjustments.

PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2020
(Dollars in thousands, except per share data)
(Unaudited)
	Combined Merisant/MAFCO	Act II	Adjustments	Adj #	Pro Forma
ASSETS
Current Assets
Cash and cash equivalents	$10,500	$583	$42,571	a	$53,654
Accounts receivable – net	53,100				53,100
Inventories	116,400				116,400
Prepaid expenses and other current assets	6,800	104	1,678	k	8,582
TOTAL CURRENT ASSETS	186,800	687	44,249		231,736
Marketable securities held in Trust Account		305,037	(305,037)	a	0
Property, plant and equipment – net	20,200				20,200
Right of use asset		267			267
Goodwill	113,100		(63,363)	c	49,737
Other intangible assets – net	225,900		2,800	b	228,700
Other assets	3,700	38			3,738
TOTAL ASSETS	$549,700	$306,029	$(321,351)		$534,378
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$27,200	$195			$27,395
Current portion of bank debt			$5,250	c	5,250
Operating lease liability		217			217
Accrued expenses and other current liabilities	21,600				21,600
TOTAL CURRENT LIABILITIES	48,800	412	5,250		54,462
Bank debt, net of current portion			127,611	c	127,611
Operating lease liability, net of current portion		65			65
Deferred underwriting fee payable		11,280	(11,280)	e	0
Due to related party	6,900		(6,900)	j	0
Deferred tax liabilities, net	30,900
Other liabilities	18,100		(5,900)	j	12,200
TOTAL LIABILITIES	104,700	11,757	108,781		225,238
Ordinary shares subject to redemption		289,272	(289,272)	f
Net parent investment	445,000		(445,000)	g
Class A ordinary Shares, $0.0001 par value; 200,000,000 shares authorized; 1,550,484 shares issued and outstanding (excluding 28,449,516 shares subject to possible redemption) historically and 38,426,669 shares proforma			3		3
Class B ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 7,500,000 shares issued and outstanding historically and none pro forma		1	(1)		0
Additional capital		888	316,686	i	317,574
Retained earnings		4,111	(12,548)	d	(8,437)
TOTAL SHAREHOLDERS’ EQUITY	445,000	5,000	(140,860)		309,140
TOTAL LIABILITIES AND EQUITY	$549,700	$306,029	$(321,351)		$534,378

Notes to Unaudited Pro Forma Condensed Combined Financial Information
1.   Basis of Pro Forma Presentation
Overview
The unaudited pro forma condensed combined financial statements have been prepared assuming the Business Combination is accounted for using the acquisition method of accounting with Act II as the acquiring entity and Merisant and MAFCO as the acquiree. Under the acquisition method of accounting, Act II’s assets and liabilities will retain their carrying amounts and the assets and liabilities of Merisant and MAFCO will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of net assets acquired will be recorded as goodwill. The pro forma adjustments have been prepared as if the Business Combination and the other related transactions had taken place on December 31, 2019 in the case of the unaudited pro forma condensed combined balance sheet and on January 1, 2019 in the case of the unaudited pro forma condensed combined income statements.
The acquisition method of accounting is based on Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 805, Business Combinations (“ASC 805”), and uses the fair value concepts defined in FASB ASC 820, Fair Value Measurements (“ASC 820”). ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date by Act II, who was determined to be the accounting acquirer.
Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred, or if related to the issuance of debt, capitalized as debt issuance costs. Acquisition-related transaction costs expected to be incurred as part of the business combination, include estimated fees related to the issuance of long-term debt, as well as advisory, legal and accounting fees.
The unaudited pro forma condensed combined financial statements should be read in conjunction with (i) Act II’s historical financial statements and related notes for the year ended December 31, 2019 and for the three months ended March 31, 2020, as well as “Act II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in the Definitive Proxy Statement and Supplement, (ii) Merisant and MAFCO’s historical financial statements and related notes for the year ended December 31, 2019 and for the three months ended March 31, 2020 , as well as “Merisant and MAFCO’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in the Definitive Proxy Statement and Supplement.
The pro forma adjustments represent management’s estimates based on information available as of the date of Supplement and are subject to change as additional information becomes available and additional analyses are performed. The unaudited pro forma condensed combined financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Business Combination that are not expected to have a continuing impact. In addition, the unaudited pro forma condensed combined financial statements do not reflect additional costs and expenses that Whole Earth Brands, Inc. may incur as a public company (other than those incurred by Act II and reflected in the unaudited pro forma condensed combined financial statements). Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, closing the Business Combination and the other related transactions are not included in the unaudited pro forma condensed combined income statements. However, the impact of such transaction expenses is reflected in the unaudited pro forma condensed combined balance sheet as a decrease to retained earnings and a decrease to cash, unless otherwise noted.
2.   Preliminary Allocation of Purchase Price
The total purchase consideration for the Business Combination has been allocated to the assets acquired, liabilities assumed, for purposes of the unaudited pro forma condensed combined financial information based on their estimated relative fair values. The allocation of the purchase consideration herein is preliminary. The final allocation of the purchase consideration for the Business Combination will be determined after the completion of a thorough analysis to determine the fair value of all assets acquired, liabilities assumed and non-controlling interest but in no event later than one year following the completion of the Business Combination.
Accordingly, the final acquisition accounting adjustments could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements.
Any increase or decrease in the fair value of the assets acquired, liabilities assumed, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of Whole Earth Brands, Inc. following the Business Combination due to differences in the allocation of the purchase consideration, depreciation and amortization related to some of these assets and liabilities. The purchase consideration was preliminarily allocated as follows:
Cash paid to selling shareholder	$386,737
Accounts receivable	$53,100
Inventories	116,400
Prepaids expenses and other current assets	6,800
Property, plant and equipment	20,200
Other assets	3,700
Intangible assets	228,700
Goodwill	49,737
Accounts payable	(27,200)
Accrued expenses and other current liabilities	(21,600)
Deferred tax liabilities	(30,900)
Other liabilities	(12,200)
$386,737
The preliminary allocation of the purchase consideration to identifiable intangibles and property and equipment was based on the estimated fair value of such assets. Amortization of identifiable intangibles and depreciation expense for property and equipment was preliminarily estimated based on a straight-line methodology, which approximates the remaining weighted useful life of such underlying assets. The fair value of the inventory was determined through use of the replacement cost approach.
The amount that will ultimately be allocated to these identified intangible assets, property and equipment and inventory and the related amount of amortization and depreciation, may differ materially from this preliminary allocation.
Goodwill represents the excess of the total purchase consideration over the fair value of the underlying net assets, largely arising from the workforce and extensive efficient distribution network that has been established by Merisant and MAFCO.
3.   Pro Forma Adjustments and Assumptions
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and other transactions described above and has been prepared for informational purposes only. The unaudited pro forma condensed combined income statements are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor is it indicative of the future consolidated results of operations of the combined company. The unaudited pro forma condensed combined financial information is based upon the historical financial statements of Act II and Merisant and MAFCO and should be read in conjunction with their historical financial statements included elsewhere in the Definitive Proxy Statement.
The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business

Combination, the Private Placement and the Debt Financing, (2) factually supportable, and (3) with respect to the income statements, expected to have a continuing impact on the results of Whole Earth Brands, Inc.
There were no intercompany balances or transactions between Act II and Merisant and MAFCO as of the dates and for the periods of these unaudited pro forma combined financial statements.
The pro forma combined consolidated provision for income taxes does not necessarily reflect the amounts that would have resulted had the companies filed consolidated income tax returns during the periods presented.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined income statements are based upon the number of Whole Earth Brands, Inc.’s shares outstanding, assuming the Business Combination and Private Placement occurred on January 1, 2019.
Pro Forma Adjustments to Income Statement:
(a)
Intangible assets were valued based upon a preliminary valuation exercise, which will be updated upon applying the final purchase price allocation. Trademarks and trade names, and product formulations were preliminarily valued using an income approach, more specifically the relief from royalty method. Customer relationships were preliminarily valued using the multi-period excess earnings method or the distributor method, depending on the selling practice of the geographic market served. The adjustments to intangible assets to reflect values and the amortization expense are as follows:

	Preliminary Fair Value	Estimated Useful Life in Years	Amortization Expense for the Year Ended December 31, 2019	Amortization Expense for the Three Months Ended March 31, 2020
Trademarks and trade names	$116,700	25	$4,668	$1,167
Customer relationships	93,900	19	4,942	1,235
Product formulations	18,100	Indefinite	—	—
Total	228,700		9,610	2,402
Less: Merisant/Mafco historical intangibles and amortization expense	225,900		10,700	2,500
Pro forma adjustments	$2,800		$(1,090)	$(98)

(1)
Historical useful lives utilized by Merisant and MAFCO have been applied on a preliminary basis pending a final purchase price allocation which will be based on a full valuation.

(b)
Represents the adjustment to eliminate the historical interest income and unrealized gains of Act II associated with the funds that were held in the Trust Account, which will be used to fund portions of the aggregate cash obligations (as defined under the Purchase Agreement) in connection with the Business Combination.

(c)
In connection with the Business Combination, Whole Earth Brands, Inc. entered into (x) a first lien term loan facility of $140,000,000 that matures in five years and (y) a first lien revolving loan facility of up to $50,000,000 that matures in five years. Loans outstanding under the first lien term loan facility and the first lien revolving loan facility will accrue interest at a rate per annum equal to LIBOR plus a margin ranging from 2.25% to 3.00% depending on the achievement of certain leverage ratios, and undrawn amounts under the first lien revolving loan facility will accrue a commitment fee at a rate per annum of 0.40% on the average daily undrawn portion of the commitments thereunder, with step downs to 0.30% upon achievement of certain leverage ratios. Principal payments on the first lien term loan facility will be due quarterly, in amounts equal to (i) 1.25% of the original principal amount of the first lien term loan facility during the first through third years after the closing date of the credit facilities, (ii) 2.5% of the original principal amount of the first lien term loan facility during the fourth and fifth years after the closing date of the credit facilities and (iii) the balance of original principal amount of the first lien term loan facility maturity date of the credit facilities. No drawdowns under the revolving credit facility were made at closing.
Pro forma interest expense assumes a weighted average interest rate of approximately 6%. Each 1% change in the assumed rate would create a $1,400,000 change in annual interest expense and a $350,000 change in quarterly interest expense.
Included in the adjustments to interest expense is amortization of deferred financing costs of $1,160,000 for the year ended December 31, 2019 and $290,000 for the three months ended March 31, 2020.
Excluded from the adjustments to interest expense is the effect of any interest rate hedging activities. (d) This adjustment represents the estimated income tax effect of the pro-forma adjustments to reflect income taxes at an estimated 21% rate.
(e)
Pro forma basic earnings per share was computed by dividing pro forma net income attributable to shares of Whole Earth Brands, Inc. common stock by the weighted average of Act II Class A Shares, as if such shares were issued and outstanding as of January 1, 2019. Basic shares outstanding were calculated based on the following ordinary shares outstanding:

	Shares Outstanding	%
Shares held by Act II Sponsor	4,500,000	11.71%
Shares held by Seller	600,000	1.56%
Shares held by PIPE investors	7,500,000	19.52%
Shares held by Dicalite Management Group, Inc	3,300,000	8.59%
Shares held by public	22,526,669	58.62%
Total common shares o/s	38,426,669	100.00%
Pro forma dilutive earnings per share was computed using the “treasury stock buyback” method to determine the potential dilutive effect of its outstanding options. The currently outstanding Act II public warrants with an exercise price of $11.50 per share will become exercisable for one share of Whole Earth Brands, Inc. common stock. The Act II public warrants are not dilutive on a pro forma basis; however, the potential dilutive impact will ultimately be recognized based on the actual market price on the date of measurement.
For further details, see “Beneficial Ownership of Securities” herein.
(f)
To eliminate the Seller’s asset impairment charge.

(g)
Represents incremental insurance expense.

Pro Forma Adjustments to the Balance Sheet:
(a)
Represents the net adjustment to cash associated with Act II’s payment of cash consideration in the Business Combination:

Pro forma net adjustment to cash associated with purchase adjustments:
Act II cash previously in trust as of March 31, 2020(1)	$305,037,000
Proceeds from PIPE(2)	75,000,000
Proceeds from new bank debt(3)	132,861,000
Shareholder redemptions(4)	36,334,000
Cash retained by seller	(10,500,000)
Repurchase of warrants(5)	(11,250,000)
Cash consideration(6)	(386,737,000)
Payment of transaction costs(7)	(23,828,000)
Expenses prepaid at closing	(1,678,000)
$42,571,000

(1)
Represents the adjustment related to the reclassification of the cash equivalents held in the Trust Account in form of investments to cash and cash equivalents to reflect the fact that these investments were used in connection with the Business Combination, the payment for shares redeemed and the payment of a portion of the aggregate cash obligations (as defined under the Purchase Agreement).

(2)
Represents the shares and warrants Act II sold to the PIPE Investors for gross proceeds of approximately $75,000,000.

(3)
Represents additional funds raised through the new loan. Financing fees of $7,139,000 have been deducted from the bank debt as presented on the accompanying pro forma balance sheet.

(4)
Represents cash paid for redemptions of Act II Class A Shares.

(5)
Represents the cash paid to repurchase the warrants.

(6)
Represents the cash consideration portion of the total consideration paid to effectuate the Business Combination net of preliminary adjustments.

(7)
Reflects the impact of preliminary transaction costs of $23,828,000. This amount excludes financing fees, which are reflected in footnote (3) above, related to the new bank debt.

(b)
Represents the adjustment to intangible assets to reflect their estimated fair values on the preliminary purchase price allocation (see Note a — Pro Forma Adjustments to the Income Statement).

(c)
Represents the adjustment to goodwill based on the preliminary purchase price allocation (see Note 2).

(d)
Represents the transaction cost expense at closing going against retained earnings.

(e)
Represents the elimination of deferred underwriting costs.

(f)
Represents an adjustment to reflect that at the time of issuance, certain Act II ordinary shares were subject to a possible redemption and, as such, an amount of $289,272,046 was classified as redeemable equity in Act II’s historical balance sheet as of March 31, 2020.

(g)
Represents the elimination of the Seller’s Net Parent Investment in Merisant and MAFCO, and the elimination of the amount due to a related party.

(h)
Represents the cancellation of 3,000,000 of Act II Class B Shares and the remaining 4,500,000 Act II Class B Shares being converted into 4,500,000 shares of Whole Earth Brands, Inc. common stock.

(i)
Represents the pro forma adjustments to additional paid-in capital.

Conversion of redeemable shares held by Act II public shareholders to APIC net of par value amount	$252,936,000
Increase in APIC attributable to stock issued to PIPE investors	74,999,250
Decrease in APIC as the result of the repurchase of warrants	(11,250,000)
Cancellation of Act II Sponsor shares	300
$316,685,550

(j)
Represents the elimination of Seller liabilities not assumed in the Business Combination.

(k)
Represents insurance premiums prepaid at closing.

ACT II’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to Act II Global Acquisition Corp. prior to the consummation of the Business Combination and to Whole Earth Brands, Inc. and its subsidiaries after the Business Combination.
Special Note Regarding Forward-Looking Statements
This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this prospectus including, without limitation, statements in this “Act II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding our financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of this prospectus. Except as expressly required by applicable securities law, we disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.
Overview
As of March 31, 2020, we were a blank check company organized in the Cayman Islands on August 16, 2018, and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
On December 19, 2019, we entered into a Purchase Agreement, as amended on February 12, 2020, May 8, 2020, and June 15, 2020 (as amended, the “Purchase Agreement”), with Flavors Holdings Inc. (“Flavors Holdings”), MW Holdings I LLC (“MW Holdings I”), MW Holdings III LLC (“MW Holdings III”) and Mafco Foreign Holdings, Inc. (together with Flavors Holdings, MW Holdings I and MW Holdings III, the “Sellers”), and, for the purposes of Amendment Nos. 2 and 3 to the Purchase Agreement, Project Taste Intermediate LLC (“Intermediate Holdco”), in connection with our indirect acquisition of (i) all of the outstanding equity interests of Merisant Company (“Merisant”), Merisant Luxembourg (“Merisant Luxembourg”), Mafco Worldwide LLC (“Mafco Worldwide”), Mafco Shanghai LLC (“Mafco Shanghai”), EVD Holdings LLC (“EVD Holdings”), and Mafco Deutschland GmbH (together with Merisant, Merisant Luxembourg, Mafco Worldwide, Mafco Shanghai, and EVD Holdings, the “Transferred Entities”) and (ii) certain assets and liabilities of the Transferred Entities included in the Transferred Assets and Liabilities (as defined in the Purchase Agreement),
On June 24, 2020, following approval of the Business Combination by our shareholders at an extraordinary general meeting and approval of the Warrant Amendment (as hereafter defined) of our public warrant holders at a special meeting of our public warrant holders, each held on June 24, 2020, we domesticated into a Delaware corporation (the “Domestication”), and changed our name from “Act II Global Acquisition Corp.” to “Whole Earth Brands, Inc.,” and on June 25, 2020, consummated the remainder of the transactions contemplated by the Purchase Agreement (collectively, the “Business Combination”). In connection with the Domestication, each of our issued and outstanding ordinary shares, par value $0.0001 per share, was converted, on a one-for-one basis, into a share of common stock, par value $0.0001 per share.
Recent Developments
Purchase Agreement
On June 25, 2020, in connection with the closing of the Business Combination (the “Closing”), the Sellers sold, conveyed, assigned, transferred and delivered to Intermediate Holdco, our direct and wholly-owned subsidiary and designee, and Intermediate Holdco purchased all of the issued and outstanding equity interests of the Transferred Entities and certain assets thereof, and assumed certain liabilities included in the Transferred Assets and Liabilities (as defined in the Purchase Agreement), in each instance, free and clear of all liens (subject to certain exceptions set forth in the Purchase Agreement), in exchange for approximately $386.7 million of net proceeds to the Sellers (after giving effect to various customary purchase price adjustments).
In addition, pursuant to the Purchase Agreement, immediately following the Closing, our sponsor, Act II Global LLC (the “Sponsor”), placed 3,000,000 shares of common stock (which were converted at Closing from Class B ordinary shares then-held by the Sponsor) (the “Escrowed Sponsor Shares”) into an escrow account, which are held in escrow by our transfer agent. The Escrowed Sponsor Shares will be released to the Sponsor upon the earliest to occur of (i) the volume weighted-average per-share trading price of common stock being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the 5-year period following the Closing, (ii) a change in control of our company, and (iii) 5-year anniversary of the Closing.
Debt Financing
In connection with the Business Combination, on June 25, 2020, we entered into a senior secured loan agreement (the “Credit Agreement”) with Toronto Dominion (Texas) LLC, as administrative agent, and certain lenders, consisting of the following credit facilities (the “Credit Facilities”): (x) a term loan facility of $140 million (the “Term Loan Facility”) and (y) a revolving loan facility of up to $50 million (the “Revolving Facility”). The Revolving Facility included (x) a borrowing capacity available for letters of credit up to $5 million and (z) a $10 million sublimit for swingline loans. Any issuance of letters of credit or swingline loan advances reduces the amount available under the Revolving Facility. Each of the Credit Facilities matures on June 25, 2025.
Loans outstanding under the Credit Facilities will accrue interest at a rate per annum equal to LIBOR, with a LIBOR floor of 1.00%, plus a margin between 3.00% and 3.75%, or, at our option, a base rate based on the highest of the prime rate, the federal funds rate plus 0.50%, LIBOR for a one-month interest period plus 1.00%, and 2.00%, in each case plus an applicable margin between 2.00% and 2.75%, with the margin in each case depending upon a total net leverage ratio, and undrawn amounts under the Revolving Facility will accrue a commitment fee at a rate per annum between ranging between 0.30% and 0.40% on the average daily undrawn portion of the commitments thereunder, with the applicable depending upon a total net leverage ratio.
The obligations under the Credit Facilities are guaranteed by certain of our direct or indirect wholly-owned domestic subsidiaries, other than certain excluded subsidiaries, including, but not limited to, immaterial subsidiaries and foreign subsidiaries. The Credit Facilities are secured by substantially all of our personal property and the guarantor subsidiaries (in each case, subject to certain exclusions and qualifications).
The Credit Facilities require us to make certain mandatory prepayments, with (i) 100% of net cash proceeds of all non-ordinary course asset sales or other dispositions of property in excess of $5,000,000 in any fiscal year, subject to the ability to reinvest such proceeds and certain other exceptions, (ii) 100% of the net cash proceeds of any debt incurrence, other than debt permitted under the definitive agreements (but excluding debt incurred to refinance the Credit Facilities) and (iii) 50% of “Excess Cash Flow,” as defined in the Credit Agreement, with a reduction to 25% if the total net leverage ratio for the fiscal year is less than or equal to 2.50 to 1.00 but greater than 2.00:1.00, and a reduction to 0% if the total net leverage ratio for the fiscal year is less than or equal to 2.00 to 1.00. We also are required to make quarterly amortization payments equal to (i) 1.25% per annum of the original principal amount of the Term Loan Facility during the first, second and third years after the closing date of the Credit Facilities, commencing after the first full fiscal quarter after the closing date of the Credit Facilities, and (ii) 2.50% per annum of the original principal amount of the Term Loan Facility during the fourth and fifth years after the closing date of the Credit Facilities (subject to reductions by optional and mandatory prepayments of the loans). We may prepay the Credit Facilities at any time without premium or penalty, subject to payment of customary breakage costs.

The Credit Facilities contain financial covenants and a number of traditional negative covenants including negative covenants related to the following subjects: consolidations, mergers, and sales of assets; limitations on the incurrence of certain liens; limitations on certain indebtedness; limitations on the ability to pay dividends; and certain affiliate transaction.
Private Placement Transactions
In connection with the foregoing Purchase Agreement, on February 12, 2020, we entered into subscription agreements with certain accredited investors (collectively, the “Private Placement Investors”), pursuant to which, among other things, such investors agreed to subscribe for and purchase, and we agreed to issue and sell to such investors, 7,500,000 of our shares of common stock, par value $0.0001 per share, and 5,263,500 private placement warrants representing the right to purchase 2,631,750 shares of common stock (the “private placement warrants”) for gross proceeds of approximately $75,000,000 (the “Private Placement”). We granted certain customary registration rights to the Private Placement Investors.
The Private Placement closed on June 25, 2020, and the issuance of an aggregate of 7,500,000 common stock and 5,263,500 private placement warrants exercisable for 2,631,750 shares of common stock occurred immediately after the consummation of the Business Combination. The shares of common stock and private placement warrants offered and sold in connection with the Private Placement were not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and Regulation S promulgated thereunder, without any form of general solicitation or general advertising. The proceeds from the Private Placement were used to fund a portion of the our cash obligations for the Business Combination.
In connection with the above agreements, our public warrant holders approved an amendment (the “Warrant Amendment”) to the prior warrant agreement that governed all of our outstanding warrants to provide that, immediately prior to the Closing, (i) each of our outstanding warrants, which previously entitled the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, became exercisable for one-half of one share at an exercise price of $5.75 per one-half share ($11.50 per whole share) and (ii) each holder of a warrant received, for each such warrant, a cash payment of $0.75 (although the holders of the private placement warrants waived their rights to receive such payment).
Sponsor Support Agreement
In connection with the Purchase Agreement, we entered into a Sponsor Support Agreement with the Sellers and the Sponsor on December 19, 2019, as amended on February 12, 2020 and June 15, 2020 (as amended, the “Sponsor Support Agreement”), pursuant to which the Sponsor agreed to certain covenants and agreements related to the Business Combination, particularly with respect to taking supportive actions to consummate the Business Combination. In addition, the Sponsor irrevocably waived its anti-dilution protections under Act II’s Amended and Restated Memorandum and Articles of Association in connection with any new issuances of ordinary shares.
In accordance with the terms of the Sponsor Support Agreement, in connection with the Closing, the Sponsor (a) forfeited (i) 3,000,000 shares of common stock (which were converted at Closing from Class B ordinary shares then-held by the Sponsor); and (ii) 6,750,000 warrants to purchase Class A ordinary shares at a price of $11.50 per share (the “Founder Warrants”); and (b) waived any rights that it might otherwise have to receive any cash payment with respect to its Founder Warrants.
Registration Statement
In connection with the Business Combination and Warrant Amendment, we filed a final prospectus and definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on May 13, 2020, and a supplement thereto filed with the SEC on June 18, 2020.
Results of Operations
Through March 31, 2020, we had neither engaged in any operations nor generated any revenues. Our only activities from inception through March 31, 2020 were organizational activities, those necessary to prepare for our initial public offering, described below, our search for a target business with which to complete a Business Combination and activities in connection with the Business Combination. We have generated and expect to generate non-operating income in the form of interest income on marketable securities. We have incurred and expect to incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence and transaction expenses.
For the three months ended March 31, 2020, we had net income of $179,260, which consists of interest income on marketable securities held in our trust account of $754,199, offset by operating costs of $574,939.
For the three months ended March 31, 2019, we incurred a net loss of $15,517, which consisted of operating costs.
For the year ended December 31, 2019, we had net income of $3,932,144, which consists of interest income on marketable securities held in the trust account of $4,254,861 and an unrealized gain on marketable securities held in the trust account of $28,164, offset by operating costs of $350,881.
In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020 the World Health Organization characterized the outbreak as a “pandemic”. Since the outbreak of the virus, the United States has imposed a travel ban on certain countries in Europe and Asia. On March 20, 2020, President Trump imposed additional travel restrictions, including the closure of both the Canadian and Mexican borders to any non-essential travel. A significant outbreak of COVID-19 and other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide, and the business of any potential target business with which we consummate a business combination could be materially and adversely affected. Furthermore, we may be unable to complete a business combination if continued concerns relating to COVID-19 restrict travel, limit the ability to have meetings with potential investors or the target company’s personnel, vendors and services providers are unavailable to negotiate and consummate a transaction in a timely manner. The extent to which COVID-19 impacts our search for a business combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, our ability to consummate a business combination, or the operations of a target business with which we ultimately consummate a business combination, may be materially adversely affected.
Liquidity and Capital Resources
Until the consummation of our initial public offering, our only source of liquidity was an initial purchase of ordinary shares by the Sponsor and loans from our Sponsor.
On April 30, 2019, we consummated the initial public offering of 30,000,000 units, inclusive of the underwriters’ election to partially exercise their option to purchase an additional 3,900,000 units, at a price of $10.00 per unit, generating gross proceeds of $300,000,000. Simultaneously with the closing of the initial public offering, we consummated the sale of 6,750,000 private placement warrants to the Sponsor at a price of $1.00 per warrant (the “Founder Warrants”), generating gross proceeds of $6,750,000.
Following our initial public offering and the sale of the Founder Warrants, a total of $300,000,000 was placed in our trust account. We incurred $16,614,355 in transaction costs, including $5,220,000 of underwriting fees, $11,280,000 of deferred underwriting fees and $114,355 of other costs.
For the three months ended March 31, 2020, cash used in operating activities was $422,635. Net income of $179,260 was impacted by interest earned on marketable securities held in the trust account of $754,199, amortization of right of use asset of $33,878 and changes in operating assets and liabilities, which provided $118,426 of cash.

As of March 31, 2020, we had cash and marketable securities held in the trust account of $305,037,224. We may withdraw interest to pay our income taxes, if any. We used substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the trust account (which interest shall be net of taxes payable and excluding deferred underwriting fees) to complete our Business Combination.
As of March 31, 2020, we had cash of $583,196. We used the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete the Business Combination.
As of December 31, 2019, we had cash of $1,005,831.
For the year ended December 31, 2019, cash used in operating activities was $396,814. Net income of $3,932,144 was offset by interest earned on marketable securities held in the trust account of $4,254,861, an unrealized gain on marketable securities of $28,164 and changes in operating assets and liabilities, which used of $45,933 of cash.
As of December 31, 2019, we had cash and marketable securities held in the trust account of $304,283,025.
Off-balance sheet financing arrangements
We had no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual obligations
As of March 31, 2020, we did not have any long-term debt, capital lease obligations, or long-term liabilities, other than: (a) an agreement to pay the Sponsor a monthly fee of $10,000 for office space, and administrative and support services, provided to us. We began incurring these fees on April 25, 2019 and continued to incur these fees monthly until the completion of the Business Combination; and (b) a sub-lease agreement providing us with office space. The sub-lease provides that our occupancy begins January 2020 with monthly rental payments of $19,000 commencing May 1, 2020. The sub-lease terminates on July 13, 2021.
The underwriters of our initial public offering were entitled to a deferred fee of $11,280,000 in connection with the completion of the Business Combination.
Critical Accounting Policies
The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Ordinary shares subject to redemption
Prior to the consummation of the Business Combination, we accounted for our ordinary shares subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or squbject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares featured certain redemption rights that were considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our condensed balance sheets.
Net income (loss) per ordinary share
Prior to the consummation of the Business Combination, we applied the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption, which were not redeemable as of March 31, 2020, and were not redeemable at fair value, have been excluded from the calculation of basic net income (loss) per ordinary share since such shares, if redeemed, only participate in their pro rata share of the trust account earnings. Our net income is adjusted for the portion of income that is attributable to ordinary shares subject to redemption, as these shares only participate in the earnings of the trust account and not our income or losses.
Recent accounting pronouncements
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.
Quantitative and Qualitative Disclosures About Market Risk
Not required for smaller reporting company.
Independent Auditors’ Fees
Marcum LLP (“Marcum”), our independent registered public accounting firm prior to the Business Combination, was dismissed on June 30, 2020. For more information, refer to the section entitled “Change in Auditor.” The following is a summary of fees paid or to be paid to Marcum for services rendered. Marcum has not waived its right to make claims against the funds in the trust account for fees of any nature owed to it.
Audit Fees
Audit fees consist of fees billed for professional services rendered for the audit of our financial statements for the year ended December 31, 2019 and services that were normally provided by Marcum in connection with regulatory filings. The aggregate fees billed by Marcum for professional services rendered for the audit of our annual financial statements, review of the financial information included in our quarterly reports on Form 10-Q for the respective periods and other required filings with the SEC since inception totaled $109,180.
All Other Fees
During the fiscal year ended December 31, 2019, there were no fees billed for services provided by Marcum other than those set forth above.
Audit Committee Pre-Approval Policies and Procedures
Our audit committee is responsible for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the audit committee will review and, in its sole discretion, pre-approve all audit and permitted non-audit services to be provided by the independent auditors as provided under the audit committee charter.

MERISANT AND MAFCO’S MANAGEMENT’S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of Merisant and MAFCO and their subsidiaries prior to the consummation of the Business Combination and Whole Earth Brands, Inc. following the consummation of the Business Combination.
You should read the following discussion and analysis of our financial condition and results of operations together with our combined financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.
Key Financial Definitions
Product Revenues, net.   Product revenues, net consists primarily of sales of tabletop sweeteners and natural licorice products. The following is a brief description of the components of Merisant and MAFCO’s revenues:
Merisant revenues.   Merisant revenues consists primarily of sales of tabletop sweeteners for the domestic and international consumer food markets, primarily under the Whole Earth,® Equal,® Canderel,® and Pure Via,® brands.
Mafco Worldwide revenues.   Mafco Worldwide’s revenues consists primarily of sales of natural licorice products, many of which are under the Magnasweet® brand which are used in a wide range of applications, including food, beverage, pharmaceutical, confectionary, cosmetic, personal care and tobacco products.
Cost of goods sold.   Cost of goods sold consists primarily of the cost of products produced and sold through Merisant and MAFCO’s various methods of distribution.
Selling, general and administrative expenses.   Selling, general and administrative expenses are comprised of expenses associated with corporate and administrative functions that support Merisant and MAFCO’s business, including fees for professional services, insurance, rent, employee salary and benefits, and other general corporate expenses.
Amortization of intangible assets.   Amortization of intangible assets are comprised of expenses associated with the amortization of other intangible assets with definite useful lives (e.g. customer relationships and trade names).
Asset impairment charges.   Non-recurring expenses related to write-down of certain assets to its fair value.
Restructuring and non-recurring expense.   Restructuring and non-recurring expenses are primarily related to employee termination benefits and facility closure costs.
Other (income), net.   Other (income) primarily consists of foreign exchange transaction gains and losses.
(Benefit) provision for income taxes.   (Benefit) provision for income taxes includes current and deferred federal tax expenses, as well as state, local and foreign income taxes.
Net (loss) income.   Net (loss) income consists of (loss) income from operations less income tax expense plus income tax (benefit).

Comparison of Results for the Three-Month Period Ended March 31, 2020 (unaudited) and March 31, 2019 (unaudited)
	Three Months Ended March 31,
(In millions)	2020	2019
	(Unaudited)	(Unaudited)
Product revenues, net	$66.0	$70.3
Cost of goods sold	39.9	40.3
Gross profit	26.1	30.0
Selling, general and administrative expenses	15.9	15.7
Amortization of intangible assets	2.5	2.7
Asset impairment charges	40.6	—
Restructuring and other non-recurring expenses	0.4	1.4
Operating (loss) income	(33.3)	10.2
Other (income), net	(1.7)	(1.6)
Income before income taxes	(31.6)	11.8
(Benefit) provision for income taxes	(3.1)	2.6
Net (loss) income	$(28.5)	$9.2
Product Revenues, net. Product revenues decreased approximately 6.1%, or $4.3, to $66.0 in the three months ended March 31, 2020, from $70.3 in the three months ended March 31, 2019.
Merisant revenues. Merisant revenues decreased approximately 3.1%, or $1.3, to $40.2 in the three months ended March 31, 2020, from $41.5 in the three months ended March 31, 2019. Excluding the $0.7 unfavorable impact of foreign currency fluctuations, product revenues decreased by 1.4% or $0.6. The decrease in net revenue was driven primarily by shipment delays in the three months ended March 31, 2020 due to retailers and distributors having difficulty receiving product due to strong demand for consumer packaged goods. In addition, there was an inventory build in the prior year in anticipation of Brexit.
Mafco Worldwide revenues. Mafco Worldwide revenues decreased approximately 10.4%, or $3.0, to $25.8 in the three months ended March 31, 2020, from $28.8 in the three months ended March 31, 2019. The decrease was driven by the decline in international tobacco revenues.
Cost of goods sold. Cost of goods sold decreased $0.4 to $39.9 in the three months ended March 31, 2020, from $40.3 in the three months ended March 31, 2019. Cost of goods sold as a percentage of products revenue, net increased to 60.5% in the three months ended March 31, 2020, from 57.3% in the three months ended March 31, 2019. Excluding the $0.1 favorable impact of foreign currency fluctuations, the increase in cost of goods sold as a percentage of product revenue was driven by higher raw material costs, tariffs, and changes in Merisant’s product mix.
Selling, general and administrative. Selling, general and administrative expenses (“SG&A”) remained relatively flat, $15.9 in the three months ended March 31, 2020 compared to $15.7 in the three months ended March 31, 2019.
Amortization of intangible assets. Amortization of intangible assets remained relatively flat, $2.5 in the three months ended March 31, 2020 compared to $2.7 in the three months ended March 31, 2019.
Asset impairment charges. Asset impairment charges of $40.6 in the three months ended March 31, 2020 related to the write down of indefinite lived assets and goodwill.
Restructuring and non-recurring expense. Restructuring and non-recurring expenses decreased $1.0 to $0.4 in in the three months ended March 31, 2020, from $1.0 in the three months ended March 31, 2019. The decrease is primarily related to lower employee termination costs and a decrease in facility closure costs.
Other (income), net. Other (income), net remained relatively flat, $1.7 in the three months ended March 31, 2020 compared to $1.6 in the three months ended March 31, 2019.

(Benefit) provision for income taxes. (Benefit) provision for income taxes decreased $5.7 to a benefit of $3.1 in the three months ended March 31, 2020 from provision of $2.6 in the three months ended March 31, 2019. The effective tax for the three months ended March 31, 2020 was 9.8% compared to an effective tax rate for the three months ended March 31, 2019 of 22.0%. The effective tax rate decreased in the three months ended March 31, 2020 due to the discrete impact of the impairment charges of non-deductible goodwill for which no tax benefit was recorded for the three months ended March 31, 2020.
Net (loss) income. Net loss was $28.5 in the three months ended March 31, 2020, compared to net income of $9.2 in the three months ended March 31, 2019 due to all of the factors listed above.
Comparison of Results for the Years Ended December 31, 2019 (audited), December 31, 2018 (audited), and December 31, 2017 (audited)
	Year Ended December 31,
(In millions)	2019	2018	2017
	(Audited)	(Audited)	(Audited)
Product revenues, net	$272.2	$291.0	$288.0
Cost of goods sold	163.6	167.9	167.5
Gross profit	108.6	123.1	120.5
Selling, general and administrative expenses	65.9	74.8	77.5
Amortization of intangible assets	10.7	11.1	11.1
Restructuring and other non-recurring expenses	2.2	9.5	13.1
Operating income	29.8	27.7	18.8
Other expense, net	1.4	1.5	3.9
Income before income taxes	28.4	26.2	14.9
(Benefit) Provision for income taxes	(2.5)	5.3	(10.2)
Net income	$30.9	$20.9	25.1
Comparison of Results for the Years Ended December 31, 2019 (audited) and December 31, 2018 (audited)
Product Revenues, net.   Product revenues decreased approximately 6.5%, or $18.8 million, to $272.2 million in 2019, from $291.0 million in 2018.
•
Merisant revenues.   Merisant revenues decreased approximately 4.5%, or $7.9 million, to $165.9 million in 2019, from $173.8 million in 2018. Excluding the $9.0 million unfavorable impact of foreign currency fluctuations, product revenues increased by 0.6% or $1.1 million. The increase in net revenue was driven by strong growth from Whole Earth® in North America, growth in Asia Pacific and Latin America partially offset by trade marketing investments in North America and by the discontinuing of sales in the Middle East and Germany.

•
Mafco Worldwide revenues.   Mafco Worldwide revenues decreased approximately 9.3%, or $10.9 million, to $106.3 million in 2019, from $117.2 million in 2018. The decrease was driven by volume declines in licorice extracts and derivatives.

Cost of goods sold.   Cost of goods sold decreased $4.3 million to $163.6 million in 2019, from $167.9 million in 2018. Cost of goods sold as a percentage of products revenue, net increased to 60.1% in 2019, from 57.7% in 2018. Excluding the $3.6 million favorable impact of foreign currency fluctuations, the increase in cost of goods sold as a percentage of product revenue was driven by North America.
Selling, general and administrative. Selling, general and administrative expenses (“SG&A”) decreased $8.9 million to $65.9 million in 2019, from $74.8 million in 2018. Excluding the $3.2 million favorable impact of foreign currency fluctuations, the decrease in SG&A was driven by lower brand support and lower compensation expense.
Amortization of intangible assets.   Amortization of intangible assets remained relatively flat, $10.7 million in 2019 compared to $11.1 million in 2018.

Restructuring and non-recurring expense. Restructuring and non-recurring expenses decreased $7.3 million to $2.2 million in 2019, from $9.5 million in 2018. The decrease is primarily related to lower employee termination costs and a decrease in facility closure costs.
Other expense, net. Other expense, net remained relatively flat, $1.4 million in 2019 compared to $1.5 million in 2018.
(Benefit)/provision for income taxes. (Benefit)/provision for income taxes decreased $7.8 million to (benefit) of $2.5 million in 2019, from provision of $5.3 million in 2018. The effective tax rate for 2019 was 8.8% compared to an effective tax rate for 2018 of 20.2%. The (benefit) provision for income taxes decreased in 2019 predominantly due to the tax benefit related to the impact of foreign restructuring and the change in tax rates enacted during the year.
Net income. Net income was $30.9 million in 2019, compared to net income of $20.9 million in 2018 due to all of the factors listed above.
Comparison of Results for the Years Ended December 31, 2018 (audited) and December 31, 2017 (audited)
Product Revenues, net. Product revenues increased approximately 1.0%, or $3.0 million, to $291.0 million in 2018, from $288.0 million in 2017.
•
Merisant revenues. Merisant revenues increased approximately 3.4%, or $5.7 million, to $173.8 million in 2018, from $168.1 million in 2017. Excluding the $1.0 million unfavorable impact of foreign currency fluctuations, the increase in net revenues was mainly due to growth from Whole Earth® in the natural category in North America ($2.7 million), Europe ($4.4 million) and Asia ($1.7 million) partially offset by decline in Artificial North America ($1.4 million) in part due to the decision to discontinue the production of certain low margin private label products, and in Latin America ($1.5M).

•
Mafco Worldwide revenues. Mafco Worldwide revenues decreased approximately 2.3%, or $2.7 million, to $117.2 million in 2018, from $119.9 million in 2017. The decrease was driven by price declines directly related to declining licorice raw material costs.

Cost of goods sold. Cost of goods sold increased $0.4 million to $167.9 million in 2018, from $167.5 million in 2017. Cost of goods sold as a percentage of products revenue, net decreased to 57.7% in 2018, from 58.0% in 2017. Excluding the $1.5 million favorable impact of foreign currency fluctuations, cost of goods sold as a percentage of products revenue, net remained relatively constant in 2018 and 2017.
Selling, general and administrative. Selling, general and administrative expenses decreased $2.7 million to $74.8 million in 2018, from $77.5 million in 2017. Excluding the $0.3 million of favorable foreign currency fluctuations, the decrease is largely driven by lower Whole Earth® North America brand support.
Amortization of intangible assets. Amortization of intangible remained flat at $11.1 in 2018 and 2017.
Restructuring and non-recurring expense. Restructuring and non-recurring expenses decreased $3.6 million to $9.5 million in 2018, from $13.1 million in 2017. The decrease is primarily related to lower employee termination costs and a decrease in facility closure costs.
Other expense, net. Other expense, net decreased $2.4 million to expense of $1.5 million in 2018, from expense of $3.9 million in 2017, primarily due to lower foreign exchange losses.
Provision for income taxes. Provision for income taxes increased $15.5 million to provision of $5.3 million in 2018 from benefit of $10.2 million in 2017. The effective tax rate for the year ended December 31, 2018 was 20.2% compared to an effective tax rate for the year ended December 31, 2017 of (68.5%) The provision for income taxes increased in 2018 predominately due to the fact that the provision from income taxes for 2017 was favorably impacted as a result of the Tax Cuts and Jobs Act, including the recognition of a discrete income tax benefit as a result of the remeasurement of the Company’s deferred tax liabilities at the new U.S. federal statutory rate of 21%.
Net income. Net income was $20.9 million in 2018, compared to net income of $25.1 million in 2017 due to all of the factors listed above.

Liquidity and Capital Resources
Overview
Merisant and MAFCO have historically funded its operations with cash flow from operations. Excess cash from the business is transferred to its parent and accounted for within net parent investment.
Cash Flows
The following table shows summary cash flow information for the three-month periods ended March 31, 2020 (unaudited) and March 31, 2019 (unaudited), the years ended December 31, 2019 (audited), December 31, 2018 (audited), and December 31, 2017 (audited).
	Three Months Ended March 31,		Years Ended December 31,
(In millions)	2020	2019	2019	2018	2017
	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Audited)
Net cash provided by operating activities	$14.6	$10.5	$32.0	$34.0	$39.3
Net cash used in investing activities	(0.9)	(0.4)	(4.1)	(2.2)	(0.7)
Net cash used in financing activities	(13.9)	(12.2)	(24.2)	(28.8)	(41.1)
Effect of exchange rates on cash and cash equivalents	0.3	0.1	(0.5)	—	(0.1)
Net increase (decrease) in cash and cash equivalents	$0.1	$(2.0)	$3.2	$3.0	$(2.6)
Comparison of Results for the Three Month Period Ended March 31, 2020 (unaudited) and March 31, 2019 (unaudited)
Operating activities.   Merisant and MAFCO’s net cash provided by operating activities increased $4.1 to $14.6 in the three months ended March 31, 2020, from $10.5 in the three months ended March 31, 2019. This increase was due primarily to the change in other working capital.
Investing activities.   Merisant and MAFCO’s net cash used in investing activities increased $0.5 to $0.9 in the three months ended March 31, 2020, from $0.4 in the three months ended March 31, 2019. This increase was driven by an increase in capital expenditures in the three months ended March 31, 2020, compared to the three months ended March 31, 2019.
Financing activities.   Merisant and MAFCO’s net cash used in financing activities increased $1.7 to $13.9 in the three months ended March 31, 2020, from $12.2 in the three months ended March 31, 2019. This increase was largely due to net repayments of revolver in 2020 of $1.5 in the three months ended March 31, 2020.
Comparison of Results for the Years Ended December 31, 2019 (audited) and December 31, 2018 (audited)
Operating activities.   Merisant and MAFCO’s net cash provided by operating activities decreased $2.0 million to $32.0 million in 2019, from $34.0 million in 2018. This decrease was due primarily to a decrease in deferred income taxes, offset by an increase in net income.
Investing activities.   Merisant and MAFCO’s net cash used in investing activities increased $1.9 million to $4.1 million in 2019, from $2.2 million 2018. This increase was largely driven by proceeds from the sale of certain fixed assets in 2018.
Financing activities.   Merisant and MAFCO’s net cash used in financing activities decreased $4.6 million to $24.2 million in 2019, from $28.8 million in 2018. The decrease is due to reduced funding to parent offset by a decrease in net borrowing.
Comparison of Results for the Years Ended December 31, 2018 (audited) and December 31, 2017 (audited)
Operating activities. Merisant and MAFCO’s net cash provided by operating activities decreased $5.3 million to $34.0 million in the year ended December 31, 2018, from $39.3 million in year ended December 31, 2017. This decrease was due primarily to lower net income.

Investing activities. Merisant and MAFCO’s net cash used in investing activities increased $1.5 million to $2.2 million in the year ended December 31, 2018, from $0.7 million in the year ended December 31, 2017. This increase was largely driven by higher capital expenditures and a decrease in proceeds from the sale of certain fixed assets.
Financing activities. Merisant and MAFCO’s net cash used in financing activities decreased $12.3 million to $28.8 million in the year ended December 31, 2018, from $41.1 million in the year ended December 31, 2017. This decrease was largely due to net borrowing in 2018 of $6.9 million and a decrease in distributions to its parent.
COVID-19
The outbreak of the COVID-19 coronavirus has been declared a pandemic by the World Health Organization and continues to spread across many of the countries in which Merisant and MAFCO operate. Merisant and MAFCO are following the guidelines provided by the various governmental entities in the jurisdictions where they operate and are taking additional measures to protect its employees. Merisant and MAFCO are executing a comprehensive set of actions to prudently manage their resources, while ensuring continued product supply to its customers. While Merisant and MAFCO are currently experiencing stable to increasing consumer and customer demand for its products and have no supply disruptions, Merisant and MAFCO are unable to fully determine the future impact of COVID-19 on demand for its products or its ability to supply its products.
Off-Balance Sheet Arrangements
Other than the operating lease arrangements described below, Merisant and MAFCO have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on its financial condition, changes in financial condition, income or expenses, results of operations, liquidity, capital expenditures or capital resources.
Contractual Obligations
The following table summarizes certain of Merisant and MAFCO’s obligations as of December 31, 2019 and the estimated timing and effect that such obligations are expected to have on liquidity and cash flows in future periods (in millions):
	2020	2021	2022	2023	2024	Thereafter
Minimum lease obligations(a)	$3.2	$2.8	$2.6	$2.4	$1.0	$2.2

(a)
Minimum lease obligations do not include the $3.7 of sublease rental income

In addition, at December 31, 2019, MAFCO had obligations to purchase $12.6 million of raw materials through 2025, however, is unable to make reasonably reliable estimates of the timing of such payments, therefore the related commitment has been excluded from the table above.
The contractual obligations at March 31, 2020 have not changed materially since December 31, 2019.
Critical Accounting Policies
General
Merisant and MAFCO’s combined financial statements present, on a historical cost basis, the combined assets, liabilities, revenues and expenses related to the licorice and sweetener businesses (“Mafco Worldwide” and “Merisant”, respectively or the “Business”) of Flavors Holdings Inc. (“Flavors” or “Parent”). Flavors is an indirect, wholly owned subsidiary of MacAndrews & Forbes Incorporated (“MacAndrews”).
Mafco Worldwide produces a variety of licorice products from licorice root, intermediary licorice extracts and crude derivatives produced by others and certain other ingredients. Approximately 47% of Mafco Worldwide’s licorice product sales are to the worldwide tobacco industry for use as tobacco flavor enhancing and moistening agents in the manufacture of American blend cigarettes, moist snuff, chewing tobacco and pipe tobacco. Certain of the tobacco industry customers also purchase Mafco Worldwide’s processed natural products. Mafco Worldwide also sells licorice products to food and beverage processors, confectioners, cosmetic companies, and pharmaceutical manufacturers for use as flavoring or masking agents, including its Magnasweet brand flavor enhancer, which is used in various brands of chewing gum, energy bars, non-carbonated beverages, lip balm, chewable vitamins, aspirin and other products.
Merisant manufactures, markets and distributes tabletop sweeteners for the domestic and international consumer food markets, primarily under the Equal,® Canderel,® Pure Via,® and Whole Earth Sweetener® brands. Merisant distributes its products via the food retail, e-commerce, and food service channels. Approximately 84% of the business goes through the retail and e-commerce channels with only 16% going through food service.
The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and present fairly the combined financial position and results of the Business. All significant intercompany transactions and balances within the Business have been eliminated. Transactions with affiliated companies which are not a part of the Business are reflected as related party transactions and the related payable or receivable balances are included in net parent investment on the combined balance sheets.
Throughout the period covered by the combined financial statements, the Business operated as part of Flavors. Consequently, stand-alone financial statements have not been historically prepared for the Business. The accompanying combined financial statements have been prepared from Flavors’ historical accounting records and are presented on a stand-alone basis as if the operations had been conducted independently from Flavors’ other businesses. The operations of the Business are in various legal entities with or without a direct ownership relationship. Accordingly, Flavors and its subsidiaries’ net parent investment in these operations is shown in lieu of a statement of stockholder’s equity in the combined financial statements.
The accompanying combined financial statements reflect all assets and liabilities of Flavors that are either specifically identifiable or are directly attributable to the Business and have been extracted from the Flavors accounting records on the basis of the accounting policies and procedures further described in this footnote.
As more fully described in Note 2 and Note 10, current and deferred income taxes and related tax expense have been determined based on the stand-alone results of the combined Business by applying Accounting Standards Codification (“ASC”) 740, “Income Taxes”, issued by the Financial Accounting Standards Board (“FASB”), to the Business’ operations in each country as if it were a separate taxpayer (i.e. following the separate return methodology).
All allocations and charges of cost to and from Flavors as further described in Note 3 have been deemed paid in the period in which the cost was recorded in the combined statements of operations. The Business’ portion of certain current income taxes payable is deemed to have been remitted to Flavors in the period the related tax expense was recorded. The Business’ portion of certain current income taxes receivable is deemed to have been remitted by Flavors in the period to which the receivable applies only to the extent that a refund of such taxes could have been recognized by the Business on a stand-alone basis under the law of the relevant taxing jurisdiction.
Long-term third party debt and the related interest expense of Flavors has not been allocated to the combined financial statements as the Business will not be assigned any of the current third party debt and Flavors’ borrowings are not directly attributable to the Business. Flavors’ third party debt is collateralized by certain of Flavors’ U.S. assets (including the voting interests of Mafco Worldwide LLC, Merisant Company and Merisant US, Inc. and all of their assets), as well as two-thirds of the voting stock of Flavors’ first tier non-U.S. subsidiaries. The cash and cash equivalents held by Flavors at the corporate level are not specifically identifiable to the Business and therefore were not allocated for any of the periods presented.
All of the allocations and estimates in the combined financial statements are based on assumptions that management of Flavors believes are reasonable. However, the combined financial statements included herein may not be indicative of the financial position, results of operations, and cash flows of the Business in the future or if the Business had been a separate, stand-alone entity during the periods presented. See Note 3.
Actual costs that would have been incurred if Mafco Worldwide and Merisant had been a stand-alone business would depend on multiple factors, including organizational structure and strategic decisions.
Mafco Worldwide and Merisant have identified the policies outlined below as critical to its business operations and an understanding of its results of operations. This discussion is not intended to be a comprehensive description of all accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. The impact on Mafco Worldwide and Merisant’s business operations and any associated risks related to these policies is discussed under results of operations, below, where such policies affect its reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, please see Note 2 in the Notes to the Combined Financial Statements of Mafco Worldwide and Merisant.
Inventories
Inventories are stated at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less reasonably predicable costs of completion, disposal, and transportation. The cost of inventory is determined principally by the first in, first out method.
Goodwill and Intangible Assets
Goodwill represents the excess of consideration transferred over the fair value of identifiable net assets acquired. Intangible assets consist of product formulations, trade names and customer relationships. Acquired intangibles are recorded at fair value as of the date acquired. Goodwill and other intangibles determined to have an indefinite life are not amortized, but are tested for impairment annually in the fourth quarter, or when events or changes in circumstances indicate that the assets might be impaired, such as a significant adverse change in the business climate.
When goodwill is assessed for impairment, the Business has the option to perform an assessment of qualitative factors of impairment prior to necessitating a quantitative impairment test. Qualitative factors to consider include cost factors, projected financial performance, macroeconomic conditions (including changes in interest rates and discount rates), business, contractual, legal, regulatory or other relevant events and factors affecting the reporting unit, and results from prior quantitative tests. If we elect to bypass the qualitative assessment or the Business determines that it is more likely than not that the fair value of the Business’ reporting units is less than its carrying value, a quantitative assessment is then performed utilizing both the income and market approaches to estimate the fair value of its reporting units. The income approach involves discounting future estimated cash flows. The discount rate used is the value-weighted average of the reporting unit’s estimated cost of equity and debt (“cost of capital”) derived using both known and estimated customary market metrics. The Business performs sensitivity tests with respect to growth rates and discount rates used in the income approach. In applying the market approach, valuation multiples are derived from historical and projected operating data of selected guideline companies; evaluated and adjusted, if necessary, based on the strengths and weaknesses of the reporting unit relative to the selected guideline companies; and applied to the appropriate historical and/or projected operating data to arrive at an indication of fair value. The Business weights the results of the income and market approaches equally. If the reporting unit’s carrying value exceeds its estimated fair value, then an impairment is recorded for the difference, limited to the total amount of goodwill allocated to the reporting unit. In 2018 and 2017, the Business performed a qualitative assessment for its reporting units. Based on these assessments, the Business qualitatively concluded that it was more likely than not that the fair value of its reporting units exceeded their respective carrying values and therefore, did not result in an impairment.
The annual impairment evaluations for goodwill involve significant estimates made by management. The discounted cash flow analyses require various judgmental assumptions about sales, operating margins, growth rates, and discount rates. Assumptions about sales, operating margins and growth rates are based on the Business’ budgets, business plans, economic projections, anticipated future cash flows, and marketplace data. Changes in estimates could have a material impact on the carrying amount of goodwill in future periods.
The Business typically evaluates impairment of its indefinite-lived intangible assets by first performing a qualitative assessment. As part of this assessment, the Business considers its financial performance, including projected earnings and business trends, as well as the difference between the fair value and the carrying amount from any recent fair value calculation. If after assessing the totality of events and circumstances the Business determines that it is not more likely than not that the indefinite-lived intangible assets are impaired, then the Business need not calculate the fair value of the indefinite-lived intangible assets. The Business also continues to re-evaluate the useful life of these assets to determine whether events and circumstances continue to support an indefinite useful life.
Intangible assets that are deemed to have a finite life are amortized over their estimated useful life. They are also evaluated for impairment as discussed below in “Long-Lived Assets.”
Long-Lived Assets
Long-lived assets, other than goodwill and indefinite-lived intangible assets, are tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. When such events occur, the Business compares the sum of the future undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group to the carrying amount of that long-lived asset. If this comparison indicates that there is an impairment, the carrying amount of the long-lived asset would then be reduced to the estimated fair value, which generally approximates discounted cash flows. The Business also evaluates the amortization periods of assets to determine whether events or circumstances warrant revised estimates of useful lives. The Business’ applicable long-lived assets include its property, plant and equipment and definite-lived intangible assets.
Income Taxes
Income taxes as presented herein attribute current and deferred income taxes of Flavors to the Business’ stand-alone financial statements in a manner that is systematic, rational, and consistent with the asset and liability method prescribed by ASC 740, “Income Taxes”. Accordingly, the Business’ income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of the combined group as if the group member were a separate taxpayer and a stand-alone enterprise. As a result, actual tax transactions included in the consolidated financial statements of Flavors may not be included in the separate combined financial statements of the Business. Similarly, the tax treatment of certain items reflected in the separate combined financial statements of the Business may not be reflected in the consolidated financial statements and tax returns of Flavors; therefore, deferred tax assets and liabilities presented below, such items as net operating losses, credit carryforwards, and valuation allowances may exist in the stand-alone financial statements that may or may not exist in the consolidated financial statements of Flavors and may never be realizable or payable to taxing authorities.
The breadth of the Business’ operations and the global complexity of tax regulations require assessments of uncertainties and judgements in estimating the taxes that the Business will ultimately pay. The final taxes paid are dependent upon many factors, including negotiations with taxing authorities in various jurisdictions and resolution of disputes arising from federal, state and international tax audits in the normal course of business.
The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of the Business’ assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

The taxable income (loss) of certain Mafco Worldwide and Merisant entities was included in parent consolidated tax returns, where applicable. As such, separate income tax returns were not prepared for certain of the Business’ entities. Consequently, for such entities, income taxes currently payable are deemed to have been remitted to Flavors, in cash, in the period the liability arose and income taxes currently receivable are deemed to have been received from Flavors in the period that a refund could have been recognized by the Business had it been a separate taxpayer.
As stated above in Note 1, the operations comprising the Business are in various legal entities which have no direct ownership relationship. Consequently, no provision has been made for income taxes on unremitted earnings of subsidiaries and affiliates.
The Business records any tax assessed by a governmental authority that is both imposed on and concurrent with a specific revenue-producing transaction between a seller and a customer, which may include, but is not limited to, sales, use, value added, and some excise taxes on a net basis in the accompanying combined statements of operations.
Uncertainty in Income Taxes
As part of the process of preparing its combined financial statements, the Business is required to calculate the amount of income tax in each of the jurisdictions in which it operates. On a regular basis, the amount of taxable income is reviewed by various federal, state and foreign taxing authorities. As such, the Business provides reserves, when applicable, for unrecognized tax benefits that it believes could be challenged by these taxing authorities. Uncertain income tax positions must be “more likely than not” (i.e., greater than 50% likelihood of receiving benefit) before the Business recognizes the uncertain income tax positions in the financial statements. Further, the benefit to be recorded in the financial statements is the amount most likely to be realized assuming a review by the tax authorities having all relevant information and applying current conventions.
Revenue Recognition
Effective January 1, 2018, the Business adopted Accounting Standards Codification (“ASC”) 606, and all related amendments, which provides updated accounting guidance on recognizing revenue. This updated accounting guidance outlines a single comprehensive model for entities to utilize to recognize revenue when they transfer goods or services to customers in an amount that reflects the consideration that will be received in exchange for the goods or services.
The Business adopted this new accounting guidance using the modified retrospective method. Results for the reporting period beginning after January 1, 2018 are presented under ASC 606, while prior period amounts continue to be reported in accordance with the Business’s historic accounting practices under previous guidance. However, given the nature of the Business’ products and the terms and conditions applicable to sales to its customers, the timing and amount of revenue recognized based on the underlying principles of ASC 606 are consistent with the Business’ revenue recognition policy under previous guidance. There was no impact to the combined balance sheets or the combined statements of operations and comprehensive income as of January 1, 2018 for the adoption of the standards update.
The Business recognizes revenue when control of the promised goods or services is transferred to the customers, in an amount that reflects the consideration the Business expects to be entitled to in exchange for those goods or services. The Business made an accounting policy election to exclude from the measurement of the transaction price sales taxes and all other items of a similar nature, and also elected to account for shipping and handling activities as a fulfillment of the promise to transfer the goods. Accordingly, shipping and handling costs are included in cost of sales.
The terms and conditions of sale under the supply agreements and/or purchase orders for Merisant call for FOB Destination and FOB Origin shipping terms with its customers. The customer payment terms are usually 40 days from invoice date. The terms and conditions of sale under the supply agreements and/or purchase orders for Mafco Worldwide have various shipping terms with its customers depending upon the customer requests. The customer payment terms range from 30-120 days from invoice date based upon geographic location of the customer.

Merisant usually offers promotional activities (e.g. coupons, trade discounts and other promotional activities) to the customers. These Variable Consideration amounts are estimated for each customer based on specific arrangement/agreement, an analysis of historical volume and/or current activity with that customer. Reassessment of Variable Consideration estimates is done at each reporting date throughout the contract period until the uncertainty is resolved (e.g. promotional campaign is closed and settled with customer)
Historically, the Business has encountered limited instances whereby customers rejected products as a result of orders being materially inaccurate and/or products being defective. The Business is tracking the reason codes for those customer returns to understand what was the return reason. Based on that the materiality of such returns is assessed. A return reserve is calculated (based on historical data as described above) every month to record this net sales adjustment, and these adjustments have not been significant.
The following table presents the Company’s revenues disaggregated by product categories:
	2019	2018	2017
Sweeteners	$165.9	$173.8	$168.1
Licorice products	106.3	117.2	119.9
Total Product revenues, net	$272.2	$291.0	$288.0
The following table presents the Merisant and MAFCO’s revenues disaggregated by operating segment:
	2019	2018	2017
Merisant – North America	$60.0	$59.0	$57.6
Merisant – Europe, Middle East and Africa	76.0	82.0	77.9
Merisant – Asia-Pacific	17.8	17.0	15.4
Merisant – Latin America	12.1	15.8	17.2
Mafco Worldwide	106.3	117.2	119.9
Total Product revenues, net	$272.2	$291.0	$288.0
Prior to January 1, 2018, pursuant to prior accounting guidance, the Business recognized product revenue when persuasive evidence of a non-cancelable arrangement existed, products had been shipped, the price was fixed or determinable, collectability was reasonably assured, legal title and economic risk had transferred to the customer and an economic exchange had taken place. Title for product sales may pass to customers upon leaving the Business’ facilities, upon receipt at a specific destination (such as a shipping port) or upon arrival at the customer’s facilities, depending on the terms of the contractual agreements for each customer.
The Business records an allowance for doubtful accounts as an estimate of the inability of its customers to make their required payments. The determination of the allowance requires the Business to make assumptions about the future ability to collect amounts owed from customers.
Foreign Currency Translation
The Business has determined that the functional currency for each combined subsidiary is its local currency, except for certain entities whose functional currency is the U.S. dollar. Assets and liabilities of entities outside the U.S. are translated into U.S. dollars at the exchange rates in effect at the end of each period; income and expense items are translated at each period’s average exchange rate; and any resulting translation difference is reported and accumulated as a separate component of combined statements of net parent investment, except for any entities which may operate in highly inflationary economies. Gains and losses resulting from transactions in other than functional currencies are reflected in operating results, except for transactions of a long-term nature.
Remeasurements of European entities whose functional currency is the U.S. dollar as well as translation adjustments for entities operating in highly inflationary economies and impacts of foreign currency transactions are recognized currently in other expense (income), net. Total foreign exchange losses, net of

$1.9 and $3.0 in 2018 and 2017, respectively, were recorded in other expense (income), net in the accompanying combined statements of operations.
Beginning January 1, 2019, the Business will be required to apply highly-inflationary accounting to its Argentinian subsidiary. This accounting treatment requires a change in the subsidiary’s functional currency from the local currency (Argentinian Peso) to the parent’s reporting currency (USD). This highly-inflationary classification results from the fact that the cumulative inflation rate for the preceding 3 year period exceeded 100 percent as of June 30, 2018. When the Business changes the functional currency, it will remeasure the subsidiary’s financial statements as if the new functional currency (USD) were the reporting currency. Accordingly, effective January 1, 2019, all Argentinian Peso denominated monetary assets and liabilities will be considered foreign currency denominated assets and liabilities and will be remeasured to USD (the functional currency) with remeasurement adjustments in the period recorded in the income statement. The USD will be the functional currency until the economic environment in Argentina ceases to be considered highly-inflationary. Accumulated remeasurement gain amounted to $0.1 as of August 2019.
Use of Estimates
The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
New Accounting Guidance
In May 2014, the FASB amended the existing accounting standards for revenue recognition. The amendments are based on the principle that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Business adopted these amendments early effective January 1, 2018 on a modified retrospective basis. The adoption did not have a material impact on the Business’ combined financial statements and related disclosures.
In February 2016, the FASB issued new guidance that will require organizations that lease assets with lease terms of more than 12 months to recognize assets and liabilities for the rights and obligations created by those leases on their balance sheets. The new guidance will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. This guidance will be effective in fiscal year 2021, with early adoption permitted. The Business is currently evaluating the adoption date and the effect that the updated standard will have on its combined financial statements and related disclosures.
In June 2016, the FASB issued new guidance, which was subsequently amended in November 2018, which will require entities to estimate lifetime expected credit losses for trade and other receivables, net investments in leases, financing receivables, debt securities and other instruments, which will result in earlier recognition of credit losses. Further, the new credit loss model will affect how entities in all industries estimate their allowance for losses for receivables that are current with respect to their payment terms. This new guidance further clarifies that impairment of receivables from operating leases should be accounted for in accordance with existing lease accounting guidance. This guidance will be effective in fiscal year 2023. The Business is currently evaluating the effect that the new guidance will have on its combined financial statements and related disclosures.
In February 2018, the FASB issued new guidance, which was issued to address the income tax accounting treatment of the stranded tax effects within other comprehensive income as a result of the enactment of the Tax Cuts and Jobs Act (“TCJA”) on December 22, 2017, which changed the Business’ income tax rate from 35% to 21%. This new guidance changed US GAAP whereby an entity may elect to reclassify the stranded tax effect from accumulated other comprehensive income to retained earnings. The amendments may be adopted in total or in part using a full retrospective or modified retrospective method. The amendments are effective for periods beginning after December 15, 2018. Early adoption is permitted. The Business is assessing the effect that the new guidance will have on its combined financial statements.

Inflation and Economic Conditions
MAFCO and Merisant does not believe that inflation has had a material adverse effect on its revenues or results of operations.
Quantitative and Qualitative Disclosures of Market Risks
Not applicable as a smaller reporting company.

BUSINESS
Overview
We are a global industry-leading platform, focused on the “better for you” consumer packaged goods (“CPG”) and ingredients space. Our branded products and ingredients are uniquely positioned to capitalize on the global secular consumer shift away from sugar and toward clean label products and natural alternatives. We operate a proven platform organized into two segments, comprised of our operating companies Merisant Company (collectively with its subsidiaries, “Merisant”) and Mafco Worldwide LLC (collectively with its subsidiaries and affiliates, “Mafco Worldwide,” and together with Merisant, “Merisant and MAFCO”):
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Branded CPG, comprised of our Merisant division of operating companies, is a global CPG business focused on building a branded portfolio oriented toward serving customers seeking zero-calorie, low-calorie, natural, no-sugar-added and plant-based products. Our Branded CPG business operates leading brands in the low- and zero-calorie sweetener market, such as Whole Earth,® Equal,® Canderel® and Pure Via,® and existing branded adjacencies.

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Flavors & Ingredients, comprised of our Mafco Worldwide division of operating companies, is our global, business-to-business focused operations with a long history as a trusted supplier of essential, functional ingredients to some of the CPG industry’s largest and most demanding customers. Our Flavors & Ingredients segment operates as our licorice-derived products business.

Our platform can be leveraged to support new product development, further geographic expansion and to pursue M&A activity. We will seek to expand our branded products platform through investment opportunities in the natural alternatives and clean label categories across the global consumer products industry. Over time, we will look to become a portfolio of brands that Open a World of Goodness™ to consumers and their families.
Competitive Strengths
Global Leader in the Tabletop Zero-Calorie Sweetener Category
Our Branded CPG segment is a global leader in the tabletop zero-calorie sweetener category. We have an established, highly recognizable portfolio of leading brands in large and growing markets across the globe. Legacy brands Equal® and Canderel® have an approximate 40-year sales history and hold the #1 rank in most of our key markets, putting them among the most recognized tabletop sweetener brands in the world. Management estimates brand awareness is between 80% and 95% in our top markets.

Our portfolio also includes two rapidly growing brands targeting the high-growth natural sweetener category, Whole Earth® and Pure Via®. Both Whole Earth® and Pure Via® are in the early stages of their growth and are supported by cost-effective marketing and promotional spend.
Leading Global Manufacturer of Natural Licorice Extract and Derivative Products
Our Flavors & Ingredients segment is the world’s leading manufacturer of licorice extract and derivative products. For over 150 years, the business has played a key role as a supplier of licorice products and has developed valuable, long-term relationships with many key customers, including large, domestic tobacco companies and global flavor house companies. We maintain this position by delivering high-quality licorice extract and derivative products that meet our customers’ strict requirements and by providing a high level of security of supply and superior service to our customers. Historically, the extracts and derivatives businesses of Merisant and MAFCO consistently secured multi-year contracts, illustrating the strategic importance of our products within customer supply chains. Management expects to continue to secure multi-year contracts going forward.
Diversified Customer Base Serving a Variety of End Markets
We maintain a large and diverse global customer base across the Branded CPG and Flavors & Ingredients segments. In 2019, no single customer accounted for more than 10% of our total sales. Management has identified significant opportunities for increasing the customer base via geographic expansion, distribution gains and product innovation.
Low Capital Expenditure Requirements and Attractive Cash Flow Generation Profile
We operate with low capital expenditure requirements. The stable free cash flow profile of our business provides flexibility to drive growth through research and development, brand investment and acquisitions. Branded CPG cash flows benefit from strong brand equity and robust margins. Furthermore, Flavors & Ingredients cash flows benefit from certain barriers to entry, such as long-term customer relationships and an integrated supply chain. Recent restructuring initiatives across both the Branded CPG and Flavors & Ingredients segments support margin gains and help maintain attractive free cash flow conversion going forward.
Global Platform Serving Over 100 Countries
We serve customers in over 100 countries, with robust infrastructure in place to support these operations and grow our business. We have five manufacturing sites serving our Flavors & Ingredients segment and one manufacturing site serving our Branded CPG segment. In addition, we utilize a global network of 20 co-manufacturers and a strong and scalable distribution network of third-party logistics companies and distributors that can support a growing business. Our management team has strong global relationships with many customers and channels, including grocery, club stores, distributors and food service operators across a number of key geographies that accelerates new product placement and will help us expand our presence in currently under-penetrated markets, such as India and China.
Proven Management Team
We have an experienced management team that intends to execute on various value creation strategies honed at The Hain Celestial Group, Inc. (Nasdaq: HAIN) (“Hain Celestial”), PepsiCo, Inc. (Nasdaq: PEP), and other successful CPG companies. We are led by our Chief Executive Officer, Albert Manzone, who is supported by Chief Financial Officer, Andy Rusie, and President of Flavors & Ingredients, Luke Bailey. In addition, Irwin D. Simon, founder and former Chief Executive Officer of Hain Celestial, serves as our Executive Chairman.

Growth Strategies
Continue to Drive Product Innovation and Selected Product Extensions
Our management team focuses on product innovation in both fast-growing, natural products (Whole Earth, ® Pure Via®) and the artificial business (Equal, ® Canderel®). Recent product launches across various geographical markets have been well-received by consumers, and we believe that sales of new products will continue to have a positive impact on revenue going forward. In the Branded CPG segment, the recently-launched and soon-to-be-launched product pipeline includes:
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Flavors: French Vanilla and Pumpkin Spice sold under the Equal® brand name

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Functionals: Vitamins, caffeine and anti-inflammatory (turmeric) sold under both the Equal® and Whole Earth® brand names

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Baking Products: Sweeteners using erythritol, allulose and monk fruit sold under the Whole Earth® brand names

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Sugar-Laden Adjacencies: Jams, chocolate and granola sold under the Pure Via, ® Canderel® and Whole Earth® brand names

In our Flavors & Ingredients segment, we sell over 400 customer-specific licorice products, which are used across a wide variety of end markets and applications. We are able to adapt to changing market conditions, and our management team has identified opportunities for continued research and development, and expansion of product offerings as consumer preferences shift towards natural products.
Licorice derivatives, including our trademark line of Magnasweet® products, are widely used in low-calorie, low-salt and low-fat food and beverage applications. Licorice derivatives have specific functional properties that solve problems for product developers across a wide range of applications. In food and beverage applications, licorice derivatives are effective as flavoring agents and are used for masking undesirable tastes and enhancing, intensifying and prolonging sweetness and other flavors. Our licorice derivatives are also important functional ingredients in personal care products, principally for their moisturizing properties, and are used to help soothe topical skin conditions and irritations. In cosmetics, they are used for skin smoothing and to brighten skin appearance. In pharmaceuticals, licorice derivatives are used in a variety of products such as over-the-counter cough medicines, gastrointestinal and liver medications.

Support North American Growth with Natural Product Sales, New Product Innovation Launches, and Distribution Gains
We have a strong market presence in North America, which is enhanced by growth in consumer demand for natural products, new product innovation and distribution gains. Our Branded CPG division’s North American net sales grew 2% in 2019, outperforming key competing brands in the retail grocery sales channel in 2019. The primary driver was increased sales of Whole Earth®-branded products and new innovation launches for products under the Equal® brand.
We believe that there is a large opportunity for growth in North America and that we have benefited from contacts and relationships in the natural retailer channel, and increased brand support and reinvestment of cash flow. These efforts are intended to drive retailer support and engagement with club stores and super regional grocers to help increase distribution of our new products. Higher brand support is intended to engage consumers in a targeted way to increase product awareness amongst natural affinity groups. In addition, we believe there is an opportunity to grow our brands during the COVID-19 period as consumers have a greater need for in-home consumption. This includes usage of our products in hot beverages like coffee and tea as well as our baking products.
Support Continued Growth in Developing Economies and Entrance Into New Geographies
Sugar-related health problems are becoming a critical concern to governments and populations in developing economies as diabetes and obesity rates rise. Our management team believes that the need for solutions, together with rising incomes in these geographies, represent macro tailwinds driving local consumers to seek alternatives to sugar. Positive consumption and awareness trends are driving sweetener penetration rates and expanding the category in these countries. Moreover, consumer affinity for developed economy brands such as Equal® and Canderel,® position them as premier products. We focus on accelerating brand-building, innovation and marketplace execution in geographies where Equal® and Canderel® are considered premier brands.
In the Latin America and Asia Pacific regions, adoption of our original products has been strong and, on a constant currency basis, net sales grew 5% and 8%, respectively, in 2019. In addition, we are expected to have significant new opportunities for growth in India and China. We believe that we are underpenetrated in these two large markets and that our management team can help increase distribution by accessing prior relationships.
Supplement Organic Growth with Targeted Tuck-In M&A
Our management team and board of directors have significant experience in executing and integrating M&A transactions and view targeted tuck-in M&A as a core part of our value creation strategy. Our directors and officers maintain a robust list of potentially actionable acquisition opportunities across end markets to build scale, strengthen market position, enter new geographies globally, and expand into new product verticals. These potential targets cover both the Branded CPG and Flavors & Ingredients segments and include companies in a variety of sizes and geographies.
Our Business Segments
Overview
Our Branded CPG and Flavors & Ingredient segments are managed and organized through our indirect and wholly-owned subsidiaries, Merisant Company (collectively with its subsidiaries, “Merisant”) and Mafco Worldwide LLC (collectively with its subsidiaries and affiliates, “Mafco Worldwide,” and together with Merisant, “Merisant and MAFCO”), respectively.
Our Merisant and MAFCO operating companies are organized in a way that leverages long histories of brand leadership across their respective product categories, which allows us to align our product and commercial strategies to meet the needs of a broad set of customers, and facilitates an efficient and effective innovation pipeline.

The table below describes the percentage of our total annual revenue attributable to each of our segments over each of the three years ended December 31, 2019. For additional financial information relating to our reportable business segments, please refer to Note 14 in the Audited Combined Financial Statements of Merisant and MAFCO included elsewhere in this prospectus.
	2019	2018	2017
Branded CPG	61%	60%	58%
Flavors & Ingredients	39%	40%	42%
Merisant
Merisant is a worldwide leader in tabletop zero-calorie and low-calorie sweeteners. Merisant manufactures, markets and distributes packaged zero-calorie and low-calorie tabletop sweeteners for the domestic and international consumer food markets, primarily under the Whole Earth,® Equal,® Canderel® and Pure Via® brands. Merisant distributes its products via the retail, food service and e-commerce channels. Merisant does not make or sell ingredients. A summary of Merisant’s flagship brands includes:
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Whole Earth®: A fast growing, global low-calorie sweetener brand in the natural segment of the market, primarily marketed in North America, Australia and New Zealand.

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Equal®: primarily marketed in North America, the Asia/Pacific region, and Latin America.

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Canderel®: primarily marketed in Europe, Africa and the Middle East.

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Pure Via®: A fast growing, global low-calorie sweetener brand in the natural segment of the market, primarily marketed in Western Europe.

Since the introduction of the original Canderel® and Equal® products in 1979 and 1982, respectively, Merisant and its predecessor entities have offered consumers high quality alternatives to sugar for daily use. As the global health crisis related to sugar consumption continues to grow, consumers remain focused on finding substitutes for tabletop sugar and sugar-laden products. In recent years, Merisant has met consumer demand by introducing new natural sweeteners made from stevia and naturally derived sugar alcohols under Whole Earth® and Pure Via® brands (as well as under the Canderel® and Equal® brands) and introduced low- or no-sugar alternatives to traditionally sugar-laden products such as chocolate, jams, granola, and cereal bars. These initiatives have further established Merisant as a leader in the “better for you” movement away from sugar.
Mafco Worldwide
Founded in 1850, Mafco Worldwide has been a leading global manufacturer and supplier of licorice derivative and extract products, primarily serving beverage, confectionary, cosmetic, food, nutritional, pharmaceutical, personal care and tobacco end markets. Mafco Worldwide’s products provide a variety of solutions to its customers including flavoring enhancement, flavor / aftertaste masking, moisturizing, product mouth feel modification and skin soothing characteristics. A summary of Mafco Worldwide’s products includes:
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Derivative Products: Derivative products are based on a unique compound found only in licorice root, glycyrrhizic acid. Mafco Worldwide sells derivative products both as a line of proprietary compound flavors under the Magnasweet® brand as well as in a pure isolated form.

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Extract Products: Extract products are a concentrated form of the water-soluble extractible solids from the raw licorice root. Once extraction is complete, the extract is converted into powder, semi-fluid or blocks, depending on the customer’s requirements.

Mafco Worldwide’s ability to reliably deliver a consistent, highly customized, superior product has been at the core of its longevity and long-term customer relationships. As of December 31, 2019, Mafco Worldwide sells over 400 customer-specific licorice products, consistently meeting demanding taste, chemical, physical, microbiological and regulatory specifications and standards. Mafco Worldwide’s ability to deliver this breadth of products is due to its extensive knowledge and experience with the raw material sourcing and manufacturing processes. This is further supported by Mafco Worldwide’s industry-leading supply security and availability, which consists of best-in-class supply chain capabilities, long-standing relationships with key raw material suppliers, and maintenance of substantial raw material reserve inventory around the world.
Our Industry
Branded CPG
There is an ongoing shift in consumer and retailer demand for sugar alternatives due to the public health risks associated with sugar intake such as obesity, diabetes and heart disease. As the incidence rates of these health issues continue to increase around the world, demand for non-sugar substitutes is expected to grow.
In the developed world, consumer demand has notably shifted towards natural non-sugar alternatives. Natural sweeteners appeal to consumers seeking natural, organic and non-GMO products for their diet. Globally, the stevia market is expected to experience 6.0% CAGR from 2016 to 2021, reflecting an increase from $366 million to $489 million, respectively.
In the developing world, both artificial and natural sweeteners are gaining momentum as consumers understand the consequences of excessive sugar consumption. Given the relative purchasing power of consumers in the developing world and the lower price point of artificial versus natural products, we expect artificial products will be the primary growth driver of tabletop sweetener demand in those markets in the near-term. From 2013 through 2018, artificial sweetener volume in the developing world grew at a 3.2% CAGR.
Flavors & Ingredients
The functional ingredients market consists of products that typically account for a small amount of the customer’s cost of sales, but are vitally important to functionality. Within the functional ingredients market, the licorice category is comprised of various companies that provide this type of product to end markets such as food and beverage, OTC pharma, cosmetics, personal care, confectionery and tobacco. Companies in the licorice category can sell directly to end-use consumer packaged goods companies, flavor houses, distributors, or other intermediaries within the licorice category. Different operators focus on root collection, intermediate manufacturing, finished goods manufacturing, selling, distribution, or some combination of each item listed.
Our Brands / Products
Our portfolio consists of three main product groups: sweeteners, adjacencies and ingredients. Our key product lines include newly developed innovative products such as our Whole Earth® Allulose Baking Blends. We have the #1 branded market share in product categories that comprised over 60% of our total revenue in fiscal year 2019.

Branded CPG
Our Branded CPG products are sold under both our global flagship brands as well as local and private label brands. Our global flagship brands include Canderel,® Equal,® Whole Earth® and Pure Via.® Our Branded CPG segment offers a variety of sweetener formulations under each brand to address local consumer preferences and price points. The key ingredients utilized in these products include aspartame, sucralose, saccharine, stevia and monk fruit, all of which are sourced through Merisant’s global supply chain.
Merisant sweetener products are sold under a variety of forms to satisfy consumers growing usage across diverse consumption occasions. Those forms include powder sachet, mini tablets, cubes, powder bags, powder jars, and liquid bottles.
We have expanded our product offerings in recent years into adjacent consumer packaged goods such as jams and chocolate under our well-known CPG brands. We also invest in innovation to develop new product offerings to distribute under our various brands, providing differentiation from our competitors and exciting new products for customers. In addition, our adjacent branded packaged goods such as jams and chocolate are sold in chocolate bars, dried chocolate powder, and jam jars.
Brand	Key Markets	Price Point	Key Product Type
Whole Earth®	United States, Puerto Rico, Australia, New Zealand, Canada	Premium	Sweeteners
Pure Via®	France, UK, Belgium, Netherlands, South Africa, Mexico, Hungary, Portugal United States	Premium Mid-Priced	Sweeteners, jams Sweeteners
Equal®	United States, Mexico, Puerto Rico, Australia, New Zealand, Canada South Africa	Premium Mid-Priced	Sweeteners, chocolates Sweeteners
Canderel®	France, UK, Belgium, Netherlands, South Africa, Mexico, Hungary, Portugal, Middle East	Premium	Sweeteners, jams, chocolates, granola, bars
Sugarly Sweet®	United States	Mid-Priced	Sweeteners
SweetMate®	United States, Mexico	Mid-Priced	Sweeteners
EqualSweet®	Argentina	Premium	Sweeteners
Misura,® Mivida™	Italy	Premium	Sweeteners, supplements
Sucaryl™	Argentina	Mid-Priced	Sweeteners
Chuker™	Argentina, Central America	Mid-Priced	Sweeteners
Whole Earth®
Whole Earth® is a global brand of natural, low-calorie sweetener that was commercially relaunched in 2016. The Whole Earth® brand is primarily marketed in North America, Australia and New Zealand. In North America, the Whole Earth® brand was one of the fastest growing brands in 2019, according to AC Nielsen data through the availability of Whole Earth® sachets (packets) in approximately 13,000 Starbucks locations throughout the United States and Canada. Whole Earth®-branded products are sold through a variety of channels including grocery, supermarket, drugstores, mass, club, food-service, and e-commerce. Key Whole Earth® sweetener formulations as of January 2020 include ingredients such as stevia, monk fruit, erythritol, and allulose.
Canderel®
Canderel® is a global brand of low-calorie sweetener introduced in 1979. The Canderel® brand is primarily marketed in Europe, the Middle East and Africa and, according to AC Nielsen retail data, is the leading sugar-free sweetener in many of its key markets, including France, Belgium, the United Kingdom, and

South Africa. Canderel®-branded products are sold through a variety of sales channels including grocery, supermarket, drugstores, mass, clubs, food-service, and e-commerce. Key Canderel® sweetener formulations include aspartame, sucralose, and stevia.
Equal®
Equal® is a global brand of low-calorie sweetener introduced in 1982. The Equal® brand is primarily marketed in North America, Asia Pacific, South Africa and Latin America and, according to AC Nielsen retail data, is the leading sugar-free sweetener in many key markets including Australia, New Zealand, Thailand, and Singapore, and is a top-five sugar-free sweetener in the United States. Equal®-branded products are sold through a variety of sales channels including grocery, supermarket, drugstores, mass, club, food-service, and e-commerce. Key Equal® sweetener formulations include aspartame, saccharin, sucralose, and stevia.
Pure Via®
Pure Via® is a global brand of all-natural, low-calorie sweetener introduced in 2008. The Pure Via® brand is primarily marketed in Western Europe and North America. Pure Via®-branded products are sold through a variety of channels including grocery, drugstores, mass, club, food-service, and e-commerce. Key Pure Via® sweetener formulations include stevia and erythritol.
Branded Adjacencies
We also utilize our global flagship brands to sell branded products in adjacent packaged food categories. In order to address the growing shift in demand for sugar alternatives, we have introduced new products in the chocolate, jams, granola, and cereal bars categories under our well-known tabletop sweetener brands. These products benefit from strong brand recognition in selected geographies and the ability for customers to easily identify them as low-sugar alternatives when making purchasing decisions.
Other Brands and Products
In addition to our flagship brand of tabletop sweeteners and branded adjacency products, we also utilize several local brands in specific countries. We believe that these locally-targeted brands have better brand awareness in those countries than our international flagship brands, providing a differentiated product offering in those markets. Examples of local brands include, Misura (Italy), Chuker (Argentina), Sucaryl (Argentina) and Naturals (Australia).
Flavors & Ingredients
Our Flavors & Ingredients products are sold across two types of end product: Derivative Products and Extract Products:
Derivative Products ($42.0 million of net sales in the year ended December 31, 2019)
Derivative Products are functional ingredients based on a unique compound found only in licorice root, glycyrrhizic acid, which are used in a variety of food, beverage, pharmaceutical, personal care, cosmetic, and nutritional products around the world. In food, beverage and pharmaceutical products, licorice derivatives are used to provide flavor, mask undesirable tastes and extend and intensify sweetness and other flavors. In personal care and cosmetics products, licorice derivatives are used to moisturize, soothe topical skin conditions, and brighten and smooth skin. We sell derivative products both in a line of proprietary compound flavors under the Magnasweet® brand as well as in their pure isolated form.
Derivative Products have specific functional properties that provide solutions for our customers across a wide variety of applications as described in the table below:

Magnasweet® products are our branded, proprietary line of compound flavors, which have enhanced characteristics compared to the pure derivatives themselves. The primary functional ingredients in Magnasweet® products are our pure licorice derivatives, and have little-to-no discernible flavor of licorice. Magnasweet® products are GRAS (“Generally Recognized As Safe”) and regulated by the FDA under 21 CFR 184.1408. Magnasweet® compounds are generally classified as “natural” in Mafco Worldwide’s largest end markets, thereby becoming a “clean label” ingredient. Magnasweet® is also categorized as a Non-GM O, Non-Allergen flavor. There are currently three lines of Magnasweet® products, which are summarized in the table below:

Series	Overview	Applications
Magnasweet 100 Series	■ Primary constituent is Monoammonium Glycyrrhizinate (MAG) ■ Enhances and extends sweetness ■ Available in a variety of formulations to meet a broad range of requirements ■ Effective pH range 4.5 to 8.0 ■ Proven history of success across many food and beverage applications	 Nutritional & Sports Drinks  Fruit Juices  Dairy & Soy Drinks  Low-sodium  Sauces  Dressings
Magnasweet 200 Series	■ Advanced product based on Monoammonium Glycyrrhizinate (MAG) — Lower effective PH (~3.0) — Improved solublity — Increased sweetness intensity and initial sweetness — Excellent masking and flavor enhancement properties ■ Highly effective with stevia-based sweetener systems	 Low & Sugar Free Sports Drinks  Enhanced Waters  Fruit Juices  Carbonated Beverages  Low & Sugar Free Iced Teas
Magnasweet 300 Series	■ Primary constituent is Ammoniated Glycyrrhizin (AG) ■ Masks aftertastes, enhances and extends sweetness while imparting a subtle licorice flavor ■ Effective pH range 4.5 to 8.0 ■ Especially effective in strong-tonality food and beverage applications, for example: chocolate, vanilla, tomato, and savory	 Root Beer & Cola  Iced Tea  Cholate Milk  Gravy  Tomato-based Products  Snack Seasonings

Extract Products ($64.3 million of net sales in the year ended December 31, 2019)
Extract Products are a concentrated form of the extractible solids from the raw licorice root which are converted into powder, semi-fluid or blocks, depending on the customer’s requirements and are used in a variety of tobacco and confectionary products around the world. In tobacco products, licorice extracts are used as flavor enhancing and moistening agents in the manufacture of American Blend® cigarettes, moist snuff, and chewing and pipe tobacco. In confectionary products, licorice extract is used as flavoring for licorice confections.
Extract Products have specific functional properties that provide solutions for our customers across a variety of applications as described in the table below:
Marketing and Distribution Channels
Branded CPG
Recent marketing focus has been on identifying global and local consumer preferences, utilizing Research & Development to co-develop a new pipeline of products, and driving brand-building initiatives by leveraging digital, television, and in-store campaigns. In addition to in-house resources, we utilize agencies and experts in the areas of advertising, brand-building, packaging, and in-store promotion / merchandising.
We distribute Branded CPG products in the United States and internationally through a variety of distribution channels including supermarket, grocery, mass, club, food-service, e-commerce, and through distributors and brokers. This distribution strategy enables our products to reach a wide variety of customer types at multiple points of sale and consumption. In addition, we are able to leverage our existing distribution channels and relationships to sell incremental products to those customers.
In North America, we distribute our Branded CPG products under three primary strategies:
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Direct Sales: direct sales to grocery, supermarkets, drugstores, large mass merchandisers, club/warehouse retailers, deep discount stores and food service companies.

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Exclusive Distributor: distribution for our Canadian business is done on an exclusive basis through a large consumer packaged goods distributor based in Ontario servicing many Canadian and international clients.

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Brokers: sales through brokers to provide national coverage products to smaller mass merchandisers and to provide product to office coffee service operators and distributors.

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E-Commerce: sales to consumers over the internet.

Internationally, we distribute Branded CPG under four primary strategies:
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Direct Sales: direct sales to customers are utilized in specific markets including Argentina, France, and the United Kingdom. In these markets, management has seen improved execution utilizing a direct sales model as opposed to a distributor model.

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Distributors: sales to end customers via network of exclusive or non-exclusive distributors who sell through major channels in local markets. A distributor strategy is utilized in the majority of international geographies.

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E-Commerce: sales to consumers over the internet.

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Local Joint Venture: Due to specific local requirements, in the Philippines, Merisant has entered into a joint venture for distribution.

Key Geographies
We are a global company with sales in over 100 countries. We sell our CPG products principally across five geographic regions: North America, EMEA  —  Western Europe, EMEA  —  Other, Asia Pacific, and Latin America.
North America ($60.0 million of net sales in the year ended December 31, 2019)
North America is comprised of product sales in the United States and Canada. In North America, our Branded CPG segment primarily markets the brands Equal,® Whole Earth,® and Pure Via.® North American customer demand has increasingly shifted from artificial products to natural products. In 2016, we re-introduced Whole Earth® to address this fast-growing segment of the market. Today, natural products represent over half of the retail market for tabletop sweeteners.
Europe, Middle East and Africa  —  Western Europe ($56.2 million of net sales in the year ended December 31, 2019)
Europe, Middle East and Africa  —  Western Europe is comprised of product sales in France, the United Kingdom, Belgium, Ireland, and the Netherlands, with the majority derived from France and the United Kingdom. In Western Europe Merisant primarily markets the brands Canderel® and Pure Via.® Western European customer demand has slowly shifted from artificial products to natural products over time. In 2008, we introduced Pure Via® to address the then burgeoning segment of the market. We have also accelerated our introduction of branded adjacent products in these markets including chocolate and jams, primarily under the Canderel® and Pure Via® brands.
Europe, Middle East and Africa  —  Other ($19.8 million of net sales in the year ended December 31, 2019)
Europe, Middle East and Africa  —  Other is comprised of the remaining geographies in which we sell Branded CPG products within Europe, Middle East and Africa, not included within Europe, Middle East and Africa  —  Western Europe. Key markets in this region include South Africa, Italy, Greece, Saudi Arabia, Portugal, UAE, Lebanon, and Kuwait. These geographies are comprised of a mix of developed and developing countries. In developed countries, consumer preferences have shifted towards natural products. In developing countries, consumer demand for non-sugar sweeteners continues to grow as consumers become aware of negative health consequences associated with excessive sugar consumption.
Asia-Pacific ($17.8 million of net sales in the year ended December 31, 2019)
Asia-Pacific is comprised of product sales throughout the Asia-Pacific region including Australia, New Zealand and China. These geographies are comprised of a mix of developed and developing countries. In developed countries, consumer preferences have shifted towards natural products. In developing countries, consumer demand for non-sugar sweeteners continues to grow as consumers become aware of negative health consequences associated with excessive sugar consumption.
Latin America ($12.1 million of net sales in the year ended December 31, 2019)
Latin America is comprised of product sales throughout the Latin America region including Argentina and Mexico. These geographies are comprised primarily of developing countries. In these developing countries, consumer demand for non-sugar sweeteners continues to grow as consumers become aware of the negative health consequences associated with excessive sugar consumption.
Flavors & Ingredients
All Flavors & Ingredients sales in the United States are made through our offices located in Camden, New Jersey or Richmond, Virginia, with technical support from our Flavors & Ingredients Research and Development department. Outside the United States, we sell our Flavors & Ingredients products from our Camden, New Jersey offices, through our French and Chinese subsidiaries and our sales office in Dubai, United Arab Emirates and through exclusive agents as well as independent distributors.

Marketing activity is conducted through our website, digital marketing strategy, tradeshows, R&D newsletters, and email campaigns to effectively reach the individuals who will make purchase decisions at the customer in R&D, procurement, and the executive levels.
Suppliers, Raw Materials and Procurement
Branded CPG
The primary raw materials used in our Branded CPG manufacturing processes are aspartame, sucralose, saccharine, stevia, and bulking agents. Packaging material used in the manufacturing process includes paper, shipping boxes, glass jars, and cartons. Packaging material represents 15% and raw material represents 29% of total cost of goods sold in fiscal 2019.
Key ingredients are procured and available on a global scale. These ingredients are contracted forward, with additional supply available in all key markets. Key ingredients and estimated market utilization based on market estimates of capacity compiled by our Branded CPG segment and global sweetener distributors include: aspartame (total market utilization is 67% of estimated 33,000 metric tons capacity), erythritol (total market utilization is 49% of estimated 140,000 metric tons capacity), stevia extract (total market utilization is 41% utilization of estimated 18,500 metric tons extraction capacity), and sucralose (total market utilization is 65% of estimated 17,000 metric tons capacity).
We use bulking agents that are derived from global commodities, namely corn. During fiscal 2019, these commodities increased in price, with the bulking agents derived from these commodities increasing in price as a result.
In order to service our global Branded CPG customer base, we own and operate one manufacturing facility in the Czech Republic and collaborates with 20 co-manufacturers in various countries around the world for local and international supply. Production from the Czech Republic facility primarily services European, Middle East, African and a component of the Asian market. Other geographies are serviced by a global network of local co-manufacturing partners. This allows us to maintain a flexible supply chain and manufacturing process capable of manufacturing products across sweetener types and quickly scaling manufacturing to meet demand. It also provides for redundancy in the event supply or production issues are encountered in a given geography. This flexibility is at the core of our expertise in delivering specific ingredient solutions, tastes, and prices for local markets.
We believe we maintain excellent relationships with our Branded CPG suppliers and are not reliant on any one vendor for critical supply. In fiscal 2019, no supplier supported more than 34% cost of goods.
We require quality and regulatory review of all suppliers to ensure compliance with local laws and regulations, certifying bodies and our corporate standards. We conduct regular audits of key supply partners in addition to regulatory audits conducted by certifying and regulatory organizations.
Flavors & Ingredients
Licorice root is indigenous to the Middle East and Central Asia and thrives in volatile weather and climate changes. Most of the licorice root processed by our Flavors & Ingredients segment originates in the Middle East and Central Asia in countries such as Afghanistan, the Peoples’ Republic of China, Pakistan, Iraq, Azerbaijan, Kazakhstan, Turkmenistan, Uzbekistan, Tajikistan, Georgia, Armenia, Russia and Turkey.
We acquire licorice root, intermediary licorice extract and licorice derivatives (collectively, “licorice raw materials”) from foreign suppliers in local markets for shipment to our processing facilities worldwide. Our manufacturing operations are highly flexible in being able to use various licorice raw materials to produce finished licorice extracts and pure licorice derivatives. Through our many years of experience and exclusive knowledge of these markets, we have developed a network of close relationships with local suppliers which is difficult to replicate. The amount of licorice raw materials we purchase from any individual source or country varies from year to year depending on cost, quality, and availability. This strategy of maintaining strong relationships across multiple markets and suppliers allows us to seamlessly source our licorice raw material requirements in the event supply from any one area or supplier becomes temporarily unavailable or uneconomical. As a result of this approach to supplier management, our Flavors & Ingredients business has been able to obtain licorice raw materials without interruption since World War II.
We have an exclusive supply contract to purchase the output of licorice extract and certain licorice derivatives from a manufacturer with facilities in Uzbekistan and the People’s Republic of China. For the year ending December 31, 2019, our purchases from this supplier totaled approximately $8.4 million, representing 21% of our licorice raw materials purchases for the year.
In addition to a stable source of licorice raw materials, we strive to maintain sufficient licorice raw material inventory and open purchase contracts to meet normal production needs for two years. This large inventory of raw material allows our Flavors & Ingredients segment to overcome the natural variability in wild collected licorice root quality from various regions and crop cycles and ensures against temporary disruptions in supply. Licorice root has an indefinite shelf life as long as it is kept dry. Our warehousing facilities are designed to keep the licorice root dry and, as a result, we have experienced little, if any, raw material spoilage.
Manufacturing Process
Licorice products are derived from the roots of the glycyrrhiza species of plant, a shrub-like leguminous plant that is indigenous to the Middle East and Central Asia. The plant’s roots, which can be up to several inches thick and up to 25-feet long, are harvested when the plant is approximately four years old. The roots are then cleaned, dried and bagged or pressed into bales.
From the dried root, the licorice extract manufacturing process begins with the selection and blending of root stocks based on the chemical and flavor profile expected to be derived from each type of root. The roots are then shredded to expose the maximum surface area for an efficient extraction. The shredded root is extracted with hot water and steam until all extractible solids have been removed. Extraction parameters are frequently modified in order to adjust for natural variation in the quality of the wild collected roots and to maximize the yield.
The extracted liquid is filtered and evaporated to remove excess water. After filtration and evaporation the concentrated extract is converted into powder, semi-fluid or blocks, depending on customer requirements, then packaged, tested and shipped. For certain customers, extracts from root may be blended with intermediary licorice extract from other producers and non-licorice ingredients to produce customized licorice products and compound flavors to meet the individual customer’s flavor, chemical and physical specifications.
Licorice derivatives are produced by further purifying licorice extracts and isolating the glycyrrhizic acid from other compounds through a series of physical and chemical separation techniques. These processes include alcohol extraction, centrifuge separation, activated carbon absorption and ionic bonding. Pure licorice derivatives manufacturing primarily takes place at our two Flavors & Ingredients facilities in China.
Our manufacturing process is also uniquely flexible in that we are able to use multiple types of commercially available licorice raw materials including roots, intermediate licorice extracts and licorice derivatives produced by third parties. This manufacturing flexibility enables us to maximize the value of our raw material purchases and inventory investments and to respond quickly to new business opportunities by utilizing intermediate raw materials.
Customer Value Proposition
Our Flavors & Ingredients segment provides customers with bespoke products developed to satisfy specific quality and functional requirements for each customer. We satisfy these requirements on a consistent basis by maintaining a flexible manufacturing process and through our extensive product knowledge, allowing us to manage the natural variability of the licorice root which is sourced from multiple regions and varies in quality. We are able to deliver value to customers that rely on licorice based ingredients for their products by delivering consistent, high quality products with substantial supply security. Due to their effectiveness and intensity, our Flavors & Ingredients products generally represent a relatively small portion of the customer’s overall final product manufacturing cost.

Food & Beverage
For food and beverage applications, there is an increasing focus on clean labels and natural products, while companies look for innovative solutions that do not require a compromise on taste. Our full suite of derivative products help our Flavors & Ingredients customers enhance their products by reducing the overall sweetener dosage required, masking unwanted aftertastes, amplifying flavor strength, and prolonging flavor duration. Notably, Magnasweet® is classified as a “natural,” non-GMO, and non-allergen flavor, and is therefore considered a “clean label” product in several major markets.
Pharmaceutical
In pharmaceutical applications, the active ingredients in over-the-counter chewable medications frequently produce strong aftertastes which customers find undesirable. Typical high intensity sweeteners do not completely mask these aftertastes due to their short duration efficacy compared to that of the aftertaste. Pure licorice derivatives, however, can be used to mask the undesirable taste providing long-lasting, intense sweetness that matches the duration of the active ingredients.
Cosmetics and Personal Care
In cosmetics and personal care applications, certain pure licorice derivatives are used as an active ingredient to moisturize the skin, soothe topical skin conditions, and produce dense foam when agitated. Our pure derivative products are used in a variety of popular skin and eye creams, sun care products, moisturizers, skin cleansers, make-up, shampoos, conditioners, skin smoothing cosmetics, oral-care products, and other personal care products.
Nutritional Products and Nutraceuticals
Many new packaged food and nutraceutical products include ingredients such as vitamins or protein fortification, which have unappealing flavors and aftertastes such as bitterness, metallic, background protein notes, or chalky texture. Manufacturers sometimes utilize additives and high-calorie ingredients such as sugar, fat, or salt to mask these undesirable flavors. Magnasweet® products can be formulated into products such as nutritional bars, nutritional shakes, sports nutrition drinks, fruit drinks, herbal teas, and functional foods in order to improve the taste profile of these products. Our Flavors & Ingredients segment works directly with the consumer packaged goods companies or flavor houses to find a solution for the taste problems that occur when using high concentrations of ingredients such as proteins or vitamins. We have a dedicated R&D team that can provide samples to customers, work on projects to modify the dosage levels or create new products to improve the taste profile of these products. Once a Flavors & Ingredients product has been properly identified to benefit a customer, these products can enter production trials as part of a customer’s internal innovation pipeline.
Tobacco
The global tobacco industry uses licorice extracts as tobacco flavor-enhancing and moistening agents in the manufacture of American Blend® cigarettes, moist snuff and chewing and pipe tobacco. Users of tobacco products worldwide are very loyal to their brands and sensitive to brand performance, noticing even minor changes in the formulation of the products. The lengthy ingredient approval requirements in the United States and elsewhere have limited the introduction of new ingredients for tobacco products. While licorice extract represents a small percentage of the total cost of manufacturing American Blend® cigarettes and other tobacco products, the particular formulation and quantity of licorice extract used by each brand is an important determinant of the brand’s ultimate quality and approval for sale.
Confectionery
Licorice is a popular flavor in confectionery products. Our Flavors & Ingredients segment supplies licorice extracts to confectionery manufacturers who use them to flavor their products. In general, licorice flavored confectionery products are primarily consumed in Europe.

International Operations
We are a platform of branded products and ingredients focused on the consumer transition towards natural alternatives and clean label products. Our products are available worldwide, and our principal markets outside the U.S. are in Europe, Asia, the Middle East and Latin America. In 2019, we generated approximately 39% of our revenue in North America, approximately 39% of our revenue in Europe, Middle East and Africa, approximately 18% of our revenue in Asia-Pacific and less than 5% of our revenue in Latin America.
We also have operations around the world, and this geographic diversity allows us to draw on the skills of a worldwide workforce, provides greater stability to our operations, allows us to drive economies of scale, provides sales streams that may help offset economic trends that are specific to individual economies and offers us an opportunity to access new markets for products. In addition, we believe that our future growth depends in part on our ability to continue developing products and sales models that successfully target high-growth markets.
The manner in which our products and services are sold outside the U.S. differs by business and by region. Most of our sales in non-U.S. markets are made by our subsidiaries located outside the U.S., though we also sell directly from the U.S. into non-U.S. markets through various representatives and distributors and, in some cases, directly. In countries with low sales volumes, we generally sell through representatives and distributors.
Information about the effects of foreign currency fluctuations on our business is set forth in Merisant and MAFCO’s Management’s Discussion and Analysis of Financial Condition and Results of Operations. For a discussion of risks related to our non-U.S. operations and foreign currency exchange, please refer to the section entitled “Risk Factors — Risks Related to Our Business.”
Research & Development
We have dedicated research and development teams employed at each of our reportable business segments. Research and development efforts are divided across geographies and focus on a number of areas including new product launches, formulation development, product expansion opportunities. Our Research & Development capabilities include supporting existing and potential customers on projects with our products, education on proper use of the products through demonstrations, newsletters, and tradeshows, application development and new product development.
Intellectual Property
Our ability to create, obtain and protect intellectual property (“IP”) is important to the success of our business and ability to compete. We create IP in our operations globally, and we work to protect and enforce our IP rights. We consider our trademarks valuable assets, including well-known marks such as Whole Earth,® Equal,® Canderel,® Pure Via,® and Magnasweet.®
In addition, we integrate licensed third-party technology and IP into certain aspects of our products.
Although certain third-party proprietary IP rights are important to our success, we do not believe we are materially dependent on any particular third-party patent, license, or group.
Competition
We believe that we are a leader in many of our served markets. Although our businesses generally operate in highly competitive markets, our competitive position cannot be determined accurately in the aggregate or by segment, since none of our competitors offer all of the same product and service lines and serve all of the same markets as we do. Because of the range of the products and services we sell and the variety of markets we serve, we encounter a wide variety of competitors, including well-established regional competitors, competitors who are more specialized than we are in particular markets, as well as larger companies or divisions of larger companies with substantial sales, marketing, research and financial capabilities. We face increased competition in a number of our served markets as a result of the entry of competitors based in low-cost manufacturing locations, and increasing consolidation in particular markets.

Key competitive factors vary among our businesses and product and service lines, but include the specific factors noted above with respect to each segment and typically also include price, quality, performance, delivery speed, applications expertise, distribution channel access, service and support, technology and innovation, breadth of product, service and brand name recognition.
We believe that the principal competitive factors in distributing tabletop sweetener are consumer brand recognition, product taste, ingredient preference, and price. Consumer preferences vary by market, and we are one of the few tabletop sweetener manufacturers with global brands and distribution. The low-calorie tabletop sweetener market is currently well served at a variety of price points by a number of well-established competitors. We believe that the entrance of a new competitor using existing sweetening ingredients would find it challenging to overcome a highly loyal consumer base, established relationships with worldwide trade and distribution networks, the expense of brand building and lack of product differentiation. As such, we have experienced very little brand competition within the artificial sweetener market globally. Branded CPG competitors in the zero-calorie tabletop sweetener space are Cargill, Incorporated, Cumberland Packing Corp., Heartland Food Products Group, Dietary Foods, Ltd., Nutrifood Indonesia, Wholesome Sweeteners, Inc., Pyure Brands LLC, Swerve, Lakanto, Cristalco SAS, a variety of local, family-owned businesses, and private label manufacturers.
The functional ingredients market typically consists of ingredients that account for a small amount of the customer’s cost of sales, but are vitally important to functionality. Within this market, the principal competitive factors for the licorice category include supply security and availability, product quality, proprietary formulations, price, and technical support. Our Flavors & Ingredients segment is uniquely positioned given its global footprint, best-in-class supply chain capabilities, proprietary manufacturing processes, and regulator approved customer formulations that reliably provide customers with critical ingredients for their products. Our Flavors & Ingredients segment competes globally for certain Derivative Products against divisions of larger flavor houses and chemical companies, including: International Flavors & Fragrances (NYSE: IFF), Givaudan (SIX: GIVN), Firmenich, and Sensient Technologies Corporation (NYSE: SXT). In addition, we compete in local markets with a number of small, private, typically country-focused manufacturers, brokers, and distributors. That said, no competitor offers the same breadth of licorice-based or licorice-derived products as our Flavors & Ingredients segment.
In China, our Flavors & Ingredients segment has competition from numerous domestic pure derivatives manufacturers, mostly focused on serving the domestic market for traditional medicine.
Working Capital
We maintain an adequate level of working capital to support our business needs. In our Flavors and Ingredients segment, we hold approximately two years’ worth of inventory to minimize the supply risk surrounding the economic, climatic or political instability in countries in which we source licorice root and intermediary licorice extract. There are no other unusual industry practices or requirements relating to working capital items in either of our reportable segments. In addition, our sales and payment terms are generally similar to those of our competitors.
Regulation and Compliance
As a food and ingredient manufacturer, we operate in compliance with the requirements of the U.S. Food & Drug Administration (“FDA”) and other regional food manufacturing guidelines. Our products comply with the U.S. Federal Food, Drug and Cosmetic Act of 1938 and the rules and regulations promulgated thereunder, state unfair competition and deceptive trade practices statutes, Food Allergen Labeling and Consumer Protection Act of 2004, the Organic Foods Production Act, and all comparable state and international laws and each of their applicable implementing regulations.
Licorice extract and certain pure licorice derivatives used as additives are Generally Recognized As Safe (“GRAS”) for use in food by the FDA. Global approval for the use of licorice extract and derivatives for food consumption varies depending upon the country. Pure licorice derivatives have been successfully utilized in approved pharmaceutical and cosmetics products around the world. Pure licorice derivatives are also approved for use under the EU Cosmetic Directive and by the U.S. Cosmetic Ingredient Review Board.

Our Flavors & Ingredients international manufacturing facilities are currently Global Food Safety Initiative (“GFSI”)-certified and are registered with the FDA. Each manufacturing facility is monitored using coordinated quality departments located in the U.S., France and China to ensure that all product shipped is in compliance with quality and regulatory requirements. In addition to food manufacturing regulations, we operate in compliance with OSHA requirements and with applicable federal, state, local and international environmental laws and regulations. Safety training programs are maintained at each facility to educate employees on food safety and workplace safety requirements.
The Family Smoking Prevention and Tobacco Control Act of 2009 (“TCA”) gave the FDA comprehensive authority to regulate the manufacturing, marketing and sale of tobacco products in the U.S. The TCA requires tobacco companies to disclose the contents of tobacco products and any changes to their products, and requires FDA review and approval of all new tobacco products. Among its broad powers, the FDA may order changes in cigarettes and other existing tobacco products to meet new product standards based on medical, scientific and other technological evidence as appropriate for the protection of the public health. We work with our tobacco customers to ensure compliance with applicable FDA standards and regulations.
Employees
As of December 31, 2019, we had a total of approximately 556 employees, of whom approximately 114 were employed in the U.S. and approximately 442 were employed outside of the U.S. Of our U.S. employees, approximately 25% were hourly-rated, unionized employees. Outside the U.S., we have government-mandated collective bargaining arrangements and union contracts in certain countries, particularly in Europe where certain of our employees are represented by unions and/or works councils. For a discussion of risks related to employee relations, please refer to the section entitled “Risk Factors — Risks Related to Our Business.” We believe that our employee relations are generally good.
Facilities and Locations
Our executive offices are located at 125 S. Wacker Drive, Suite 3150, Chicago, Illinois 60606.
As of December 31, 2019, our facilities included approximately seven significant offices, manufacturing, warehousing and administration facilities. Three of these facilities are located in the U.S. in three states and approximately four are located outside the U.S. in three other countries, primarily in Europe and Asia and to a lesser extent in Latin America and the Middle East. These facilities cover approximately 750,000 square feet, of which approximately 550,000 square feet are owned and 200,000 square feet are leased.
We produce a majority of our Branded CPG products at one production facility that we currently operate in the Czech Republic and at various external manufacturers throughout the world. The Teplice site was selected for its strategic location resulting in significant advantages for finished goods’ distribution, and lower conversion costs per case. Today, the Teplice facility operates with approximately 140 non-union employees. The plant has capacity to accommodate future growth for the business and a broader range of production capabilities. The plant’s products are sold primarily in Western Europe, EMEA, APAC and some volume for North America.
We believe that our facilities are adequate to meet our needs for the immediate future and that suitable additional space will be available to accommodate any expansion of our operations as needed.
Legal Proceedings
Merisant and MAFCO are subject to various claims, pending and possible legal actions for product liability and other damages, and other matters arising out of the conduct of our business. We believe, based on current knowledge and consultation with counsel, that the outcome of such claims and actions will not have a material adverse effect on our consolidated financial position or results of operations.
Elstein v. Simon et al., Index No. 603599/2020 (Nassau Cnty. Mar. 6, 2020). By complaint filed March 6, 2020, an Act II shareholder brought an individual and derivative suit with respect to the business combination. The plaintiff brought three derivative claims under Cayman Islands law: (I) breaches of fiduciary duties as to the individual director defendants; (II) failure to disclose material information regarding the business combination as to the individual director defendants; and (III) aiding and abetting director defendants’ breaches of fiduciary duties as to Flavors Holdings, also named as a defendant. The plaintiff alleged that the individual defendants breached their fiduciary duties by acting in their own self-interest in causing or facilitating the business combination agreement, that Flavors Holdings aided and abetted such breaches, and that such conflicts of interest and breaches, and other allegedly material information, were not disclosed to shareholders. The plaintiff also brought one direct negligent misrepresentation claim under New York common law alleging that the proxy statement filed on February 14, 2020, soliciting the shareholder vote contained false and misleading statements and omissions. We believe that these claims are without merit and defended against them vigorously. On May 18, 2020, the plaintiff filed an order to show cause seeking a preliminary injunction halting the impending shareholder vote on the Business Combination. Then, on June 12, 2020, the plaintiff filed an order to show cause seeking a temporary restraining order of that vote. On June 14, the defendants filed a response to the plaintiff’s requests, and on June 15, without a hearing, the Court denied both of the plaintiff’s applications, holding that the plaintiff failed to present prima facie entitlement to the relief sought.
History and Development of Our Company
We were originally formed on August 16, 2018, as Act II Global Acquisition Corp., a Cayman Islands exempted company formed as a blank check company (“Act II”), and consummated our initial public offering (“IPO”) in April 2019. On June 24, 2020, we domesticated into a Delaware corporation and changed our name from “Act II Global Acquisition Corp.” to “Whole Earth Brands, Inc.” On June 25, 2020, we consummated the remainder of the Business Combination, and in connection therewith, became (i) a successor issuer to Act II by operation of Rule 12g-3(a) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (ii) the ultimate parent of Merisant and MAFCO.

MANAGEMENT
Set forth below are the names, ages and positions of each of our officers and directors:
Name	Age	Position
Irwin D. Simon	61	Executive Chairman of the Board of Directors
Albert Manzone	56	Chief Executive Officer
Lucas Bailey	39	President, Flavors & Ingredients
Andrew Rusie	46	Chief Financial Officer
Denise M. Faltischek	47	Director
Steven M. Cohen	56	Director
John M. McMillin	67	Director
Anuraag Agarwal	45	Director
Ira J. Lamel	73	Director
Irwin D. Simon
Mr. Simon has served as our Executive Chairman since December 2018 and has more than 30 years of business experience in many domestic and international leadership and operating roles. Mr. Simon founded The Hain Celestial Group, Inc. (Nasdaq: HAIN) in 1993, which went on to become a leading organic and natural products company with a mission to be the leading marketer, manufacturer and seller of organic and natural, better-for-you products, committed to growing sustainably while continuing to implement environmentally sound business practices and manufacturing processes. He led Hain Celestial for more than 25 years and grew the business with operations in North America, Europe, Asia and the Middle East, as President, Chief Executive Officer and Chairman until November 2018 and as a Director until December 2018. Prior to Hain Celestial, Mr. Simon was employed in various marketing and sales positions at Slim-Fast Foods Company, a dietary supplement foods company, and The Häagen-Dazs Company, a frozen dessert company, which became a division of Grand Metropolitan, a multi-national luxury brands company, where his responsibilities included managing the franchisee system and company-owned retail stores. In the last five years, he has also served as Chairman of the Board of Aphria Inc. (NYSE: APHA), a global cannabis company (where in February 2019 he was appointed interim Chief Executive Officer, to serve in such capacity until Aphria’s Board of Directors identifies a permanent replacement), Presiding Director at MDC Partners Inc., a provider of marketing, activation and communications solutions and services, a Director of Barnes & Noble, Inc. (NYSE: BKS), a large retail bookseller and (until 2018) as a Director of Chop’t Creative Salad Company, a fast-casual dining company. Previously, he served as a Director of Jarden Corporation, a consumer products company, until its merger with Newell Rubbermaid Inc.
Albert Manzone
Mr. Manzone has served as our Chief Executive Officer since the closing of the Business Combination in June 2020. Mr. Manzone has more than 25 years of experience in the consumer products industry, having served in strategy, operational, and leadership management roles within a number of global organizations. Mr. Manzone served as Chief Executive Officer of Flavors Holdings Inc. from February 2016 to June 2020. Prior to joining Flavors Holdings Inc., Mr. Manzone served as President, Europe for four years at Oettinger Davidoff AG, a leading global provider of premium branded cigars and accessories. Prior to Davidoff, Mr. Manzone served as President of Consumer Health, South East Europe, at Novartis; and President, Europe at W.M. Wrigley Jr. Company. From 1996 through 2007, Mr. Manzone held multiple global senior leadership roles at PepsiCo, including as President PepsiCo Shelf Stable Juices North America. Mr. Manzone holds a graduate degree in International Business from Sorbonne University in Paris and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University.
Lucas Bailey
Mr. Bailey has served as the President of our Flavors & Ingredients segment since the closing of the Business Combination in June 2020. Mr. Bailey served as President and Chief Operating Officer of Mafco

Worldwide, LLC from January 2014 to May 2018, and has served as Mafco Worldwide’s Chief Operating Officer and Chief Financial Officer. Mr. Bailey joined Mafco from MacAndrews & Forbes Incorporated, where he served as a Vice President and Investment Professional from September 2011 to December 2013. Prior to joining MacAndrews & Forbes, Mr. Bailey served in the U.S. Marine Corps for four years as a Platoon Commander. Before his military service, Mr. Bailey worked at Vestar Capital Partners, a middle-market focused private equity firm, from 2005 – 2007 and at Bear, Stearns & Co Inc. from 2003 – 2005. Mr. Bailey graduated from Bucknell University with a Bachelor of Arts in Economics.
Andrew “Andy” Rusie
Mr. Rusie has served as our Chief Financial Officer since the closing of the Business Combination in June 2020. Prior to joining us, Mr. Rusie served as the Chief Financial Officers of Flavors Holdings Inc. and Merisant US, Inc. as Chief Financial Officer beginning in December 2019. Mr. Rusie previously served as VP Corporate Finance & Strategy at Mauser Packaging Solutions, an operating division of Stone Canyon Industries Holdings LLC. Prior to Mauser, Mr. Rusie held multiple leadership roles at Mead Johnson Nutrition, a global leader in infant nutrition, and its successor entities between 2003 to 2017 serving in a number of finance leadership roles across China, Latin America, Southeast Asia and Europe during his tenure. In 2017, Mr. Rusie led the global, cross-functional integration associated with Reckitt Benckiser’s $17B acquisition of Mead Johnson Nutrition and was named the global Chief Financial Officer of the Mead Johnson business unit after the integration. Mr. Rusie worked for Ernst & Young LLP as a Senior Auditor from 1996 to 2001. Mr. Rusie has served as a Board Member to the American Chamber of Commerce South China since 2013. He holds an M.B.A. from Indiana University and an undergraduate degree from Miami University (OH). Andy obtained his U.S. CPA license in 1996.
Steven M. Cohen
Mr. Cohen has served has served as a member of our board of directors since the closing of the Business Combination in June 2020. Prior to the Business Combination, he served as the Chief Administrative Officer and General Counsel of MacAndrews & Forbes Incorporated. He served as Secretary to New York Governor Andrew M. Cuomo, in addition to serving as Counselor and Chief of Staff in the Office of the New York Attorney General under Attorney General Cuomo. In private practice, Mr. Cohen has represented a wide array of corporations and individuals in complex commercial, criminal, and regulatory matters. He previously served as the Chief of the Violent Gangs Unit in the U.S. Attorney’s Office for the Southern District of New York. Mr. Cohen received his B.A. from New York University and his J.D. from the University of Pennsylvania Law School. He is a member of the New York University Board of Trustees and University of Pennsylvania Law School Board of Advisors. He currently serves as the NY Trustee of the Gateway Development Corporation and previously served as the Vice Chairman of the Port Authority of NY & NJ.
Denise M. Faltischek
Ms. Faltischek has served as a member of our board of directors since the closing of the Business Combination in June 2020. She has served as Chief Strategy Officer of Aphria Inc. (NYSE: APHA, TSX: APHA) (“Aphria”), a leading global cannabis company, since September 2019 and has more than 14 years of leadership and operational experience in consumer-packaged goods businesses. As Chief Strategy Officer of Aphria, she collaborates with the Chief Executive Officer on the company’s global strategy and oversees the medical and international businesses. From July 2005 until August 2019, Ms. Faltischek served in numerous roles within Hain, a leading organic and natural products company with operations in North America, Europe, Asia and the Middle East. Prior to her role as Executive Vice President and Chief Strategy Officer, Corporate Secretary of Hain, she served as Executive Vice President and General Counsel, Chief Compliance Officer from November 2013 to April 2018; Senior Vice President and General Counsel from October 2010 to November 2013; General Counsel from October 2009 to October 2010; Senior Associate General Counsel from April 2009 to October 2009; and Associate General Counsel from July 2005 until April 2009. Prior to her employment with Hain Celestial, she was with the law firm of Ruskin Moscou Faltischek, P.C., where she practiced corporate and securities law.

John M. McMillin
Mr. McMillin has served as a member of our board of directors since April 2019 and is a Limited Partner with Lord Abbett & Co., LLC, an independent, privately-held money management firm including mutual funds, institutional and managed accounts, a position he has held since October 2018. From 2007 to 2018, Mr. McMillin was a Partner, conducting equity research covering approximately 70 for large and mid-cap companies in the consumer staples sector in the United States. Mr. McMillin was also Managing Director and Senior Food Analyst at Prudential Equity Group and Prudential Securities from 1985 to 2007 where he was inducted into The Wall Street Journal “Best on the Street” Stock Picking Hall of Fame in 1996. From 1978 to 1980, Mr. McMillin worked in the securities industry at Sterling Grace & Co., and from 1981 to 1985 at Mabon Nugent, Philips, Appel & Walden.
Anuraag Agarwal
Mr. Agarwal has served as a member of our board of directors since April 2019 and is Group Head of Business Development, Strategy and Mergers & Acquisitions at Future Group, a consumer-oriented conglomerate with interests in retail, consumer brands, food parks, manufacturing, logistics, data sciences, media, insurance and financial services, whose few public limited companies are listed on the National Stock Exchange and Bombay Stock Exchange in India. Mr. Agarwal has been actively involved in structuring, and overseeing Future Group’s international joint ventures, partnerships and alliances and is a member of the board of directors of some of its existing and former joint ventures and alliances, including those with The Migros Group in Switzerland, Hain Celestial, 7-Eleven, Inc. and Staples, Inc. in the United States, Fonterra Co-operative Group Limited in New Zealand and Clarks in the United Kingdom. He has also helped spearhead, directly and through board participation, various investment transactions of Future Group in the consumer and digital space. Additionally, since 2017, Mr. Agarwal has been the interim Chief Executive Officer of Amar Chitra Katha Private Limited, an Indian comic book company. Prior to joining Future Group in 2012, Mr. Agarwal was an investment banker focusing primarily on mergers and acquisitions, restructuring, private placements and principal investments, initially at Donaldson Lufkin and Jenrette and then for more than ten years at Berenson & Company, a boutique investment bank. During this time, he was actively involved in executing transactions of a variety of sizes across a wide range of industries including consumer goods, financial services, infrastructure, manufacturing, media, retail, utilities, and technology.
Ira J. Lamel
Mr. Lamel has served as a member of our board of directors since the closing of the Business Combination in June 2020. Prior to the Business Combination, Mr. Lamel served as Act II’s Chief Financial Officer, beginning in December 2018, and has over 40 years of experience in finance and accounting. He currently serves as a director of Novanta Inc. (Nasdaq: NOVT), a leading global supplier of core technology solutions for medical and advanced industrial original equipment manufacturers. Mr. Lamel was Senior Advisor to the Chief Executive Officer of The Hain Celestial Group, Inc. (Nasdaq: HAIN) (“Hain”) from 2013 to 2014 and Executive Vice President and Chief Financial Officer of Hain from 2001 to 2013. Mr. Lamel is a certified public accountant and was an audit partner in the New York area practice of Ernst & Young LLP (“EY”). He retired from EY after a 29-year career.
Corporate Governance
Composition of the Board of Directors
Our business and affairs are managed under the direction of our board of directors. Our board consists of six directors, five of whom qualify as independent within the meaning of the independent director guidelines of Nasdaq. Mr. Simon is not considered independent. Subject to our certificate of incorporation and bylaws, the number of directors may be fixed by our board.
Director and Executive Officer Qualifications
Although we have not formally established any specific minimum qualifications that must be met by each of our officers, we generally evaluate the following qualities: educational background, diversity of professional experience, including whether the person is a current or was a former chief executive officer or chief financial officer of a public company or the head of a division of a prominent international organization, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our stockholders.
The nominating and corporate governance committee will prepare policies regarding director qualification requirements and the process for identifying and evaluating director candidates for adoption by the board. The above-mentioned attributes, along with the leadership skills and other experiences of our officers and board members described above, are expected to provide us with a diverse range of perspectives and judgment necessary to facilitate our goals of stockholder value appreciation through organic and acquisition growth.
Director Independence
As a result of our securities being listed on Nasdaq, we are required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of this Business Combination, we undertook a review of the independence of the individuals named above and have determined that each of Ira J. Lamel, Denise M. Faltischek, John M. McMillin, Anuraag Agarwal, and Steven M. Cohen qualifies as “independent” as defined under the applicable Nasdaq rules.
Board Committees
Prior to the Business Combination, Act II’s board of directors had two standing committees: an audit committee and a compensation committee. In connection with the consummation of the Business Compensation and the contemporaneous disbanding of these committees, our board of directors formed and constituted our audit committee and later formed our compensation committee, and nominating and corporate governance committee, constituting each of these three committees in June 2020.
Each of our three standing committees of our board of directors has the composition and the responsibilities described below. In addition, from time to time, special committees may be established under the direction of our board of directors when necessary to address specific issues. Each of the audit committee, compensation committee, and nominating and corporate governance committee operates under a written charter.
Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Independent under Rule 5605(a)(2)	Independent under Rule 10A-3(b)(1)
Irwin D. Simon	—	—	—	—	N/A
Denise M. Faltischek‡	—	—	☒	☒	N/A
Ira J. Lamel*§	☒	☒	—	☒	☒
John M. McMillin†	☒	☒	—	☒	☒
Anuraag Agarwal	☒	—	☒	☒	☒
Steven M. Cohen	—	☒	☒	☒	N/A

*
Chair of Audit Committee

†
Chair of Compensation Committee

‡
Chair of Nominating and Corporate Governance Committee

§
Qualifies as “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K

Audit Committee
Our audit committee is responsible for, among other things:
•
appointing an independent registered public accounting firm to act as our independent auditor; discussing with our independent registered public accounting firm their independence from management;

•
evaluating the independent auditor’s qualifications, independence and performance; reviewing the independent’s auditor’s quality control procedures and evaluating the lead partner of the independent auditor;

•
determining the engagement of the independent auditor;

•
reviewing and approving the scope and timing of the annual audit and the audit fee for all audit service and non-audit services;

•
reviewing and discussing with management and the independent auditor the results of the annual audit and the review of our quarterly financial statements;

•
approving the retention of the independent auditor to perform any proposed permissible non-audit services;

•
monitoring the rotation of partners of the independent auditor on our engagement team in accordance with requirements established by the SEC;

•
reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our periodic reports to be filed with the SEC;

•
meeting with the independent auditor prior to the audit to discuss the overall audit strategy, planning and staffing of the audit;

•
reviewing our critical accounting policies and practices; and

•
reviewing the audit committee charter and the committee’s performance at least annually.

Our audit committee consists of Messrs. Ira J. Lamel, John M. McMillin and Anuraag Agarwal, with Mr. Lamel serving as chair. We have affirmatively determined that each member of the audit committee qualifies as independent under Nasdaq rules applicable to board members generally and under the Nasdaq rules and Exchange Act Rule 10A-3 specific to audit committee members. All members of our audit committee meet the requirements for financial literacy under the applicable Nasdaq rules. In addition, the board has determined that Mr. Lamel qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.
Our board has adopted an audit committee charter, which is available on our corporate website at www.wholeearthbrands.com. The information on our website is not part of this prospectus.
Compensation Committee
Our compensation committee is responsible for, among other things:
•
periodically reviewing the advising the board on the company’s overall compensation philosophy, policies, and plans;

•
reviewing and recommending corporate goals and objectives relevant to compensation of our chief executive officer;

•
reviewing and recommending to the board the compensation of all other executive officers;

•
recommending to the board the establishment and terms of our incentive compensation and equity-based plans;

•
approving grants of options and other equity awards to all executive officers under our equity compensation plans;

•
reviewing and recommending to the board regarding director compensation; and

•
reviewing and evaluating, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter.

Our compensation committee consists of Messrs. Steven M. Cohen, John M. McMillin and Ira J. Lamel, with Mr. McMillin serving as chair. We have affirmatively determined that each member of the compensation committee qualifies as independent under Nasdaq rules, including the additional independence standards for members of a compensation committee, and that each qualifies as a “non-employee director” as defined in Rule 16b-3 of the Exchange Act.
Our board has adopted a compensation committee charter, which is available on our corporate website at www.wholeearthbrands.com. The information on our website is not part of this prospectus.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is responsible for, among other things:
•
recommending director nominees for election to our board of directors;

•
recommending board size and composition to our board of directors;

•
developing and recommending approval standards for determining whether a director is independent;

•
recommending to the board the qualifications, appointment, and removal of committee members;

•
reviewing, at least annually, our compliance with the Nasdaq corporate governance listing requirements;

•
overseeing our corporate governance policies; and

•
reporting and making recommendations to our board of directors concerning governance matters.

Our nominating and corporate governance committee consists of Ms. Denise M. Faltischek and Messrs. Steven M. Cohen and Anuraag Agarwal, with Ms. Faltischek serving as chair. We have affirmatively determined that each member of the nominating and corporate governance committee qualifies as independent under Nasdaq rules.
Our board has adopted a nominating and corporate governance committee charter, which is available on our corporate website at www.wholeearthbrands.com. The information on our website is not part of this prospectus.
Code of Business Conduct and Ethics
We have adopted a code of ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of ethics is available on our website at www.wholeearthbrands.com. To the extent required by law, we expect to disclose any amendments to the code, or any waivers of its requirements, on our website.

EXECUTIVE COMPENSATION
Introduction
This section provides an overview of our executive compensation program, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.
As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers. For the year ended December 31, 2019, Merisant and MAFCO’s named executive officers are as follows:
•
Albert Manzone, Chief Executive Officer of Flavors Holdings and Merisant;

•
Lucas Bailey, President and Chief Operating Officer of Mafco Worldwide; and

•
Andrew “Andy” Rusie, Chief Financial Officer of Merisant US, Inc. and Chief Financial Officer of Mafco Worldwide.

Throughout this section, these three officers are referred to as Merisant and MAFCO’s “named executive officers.” Mr. Manzone is our Chief Executive Officer, Mr. Bailey is President of our Flavors & Ingredients division, and Mr. Rusie is our Chief Financial Officer.
The compensation reported in this summary compensation table below is not necessarily indicative of how our named executive officers will be compensated in the future.

2019 Summary Compensation Table*
The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2019. To date, Merisant and MAFCO have not issued stock or option awards to its employees or named executive officers.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Non-Qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(3)	Total ($)
Albert Manzone Chief Executive Officer(4)	2019	$558,606		$235,553	—	$613,124	$1,407,283
	2018	$534,533	$551,137	$510,038	—	$610,434	$2,206,142
Lucas Bailey President, Flavors & Ingredients	2019	$780,300	$413,674	—	$161,328	$36,105	$1,391,407
	2018	$761,250	$437,580	—	—	$33,535	$1,232,365
Andrew Rusie Chief Financial Officer(5)	2019	$23,438	—	—	—		$23,438

*
In accordance with the rules promulgated by the Securities and Exchange Commission, certain columns relating to information that is not applicable have been omitted from this table.

(1)
Bonus amounts represent annual bonuses earned by each named executive officer in 2018 or 2019, respectively, and paid in cash in the first quarter of the following year, based on the attainment of individual and company performance metrics as determined by our board of directors in their discretion.

(2)
These amounts represent the aggregate amounts paid out typically in March of the calendar year following the end of the applicable performance period under the Flavors Holdings Special Incentive and Supplemental Bonus Plans, which are described in greater detail below as LTIP awards.

(3)
Amounts in this column include:

For Mr. Manzone, (a) an annual $500,000 USD retention payment, (b) the cost of his car allowance in an amount equal to $30,752 per year, (c) the cost of tax preparation in an amount equal to $26,785 per year, (d) the cost of pension contributions in an amount equal to $47,104 and $46,383 for 2019 and 2018, respectively; and (e) the cost of medical insurance co-payments in an amount equal to $8,483 and $6,514 for 2019 and 2018, respectively.
For Mr. Bailey, (a) co-payments for medical, vision and prescription insurance in amounts equal to $2,400 and $2,526 for 2019 and 2018, respectively; (b) the cost of his car lease in an amount equal to $13,096 and $13,212 for 2019 and 2018, respectively; (c) the reimbursement for the taxes payable with respect to life insurance and car lease benefits in an amount equal to $12,317 and $10,500 for 2019 and 2018, respectively; (d) the costs paid for additional life insurance benefit equal to $847 per year; and (e) the costs paid for additional disability insurance equal to $7,444 and $6,449 for 2019 and 2018, respectively.
(4)
Compensation that would be received by Mr. Manzone in Swiss Francs (CHF) has been converted to U.S. Dollars (USD) based on the Financial Times exchange ratio of 1.025 as of February 11, 2020.

(5)
Mr. Rusie was hired as Chief Financial Officer of Merisant US, Inc. and Chief Financial Officer of Mafco Worldwide on December 9, 2019.

(6)
Amounts in this column reflect the benefits earned under the non-qualified pension plan or Benefit Restoration Plan (BRP) described below.

Narrative to Summary Compensation Table
Executive Employment Agreements
Certain compensation paid to Messrs. Manzone, Bailey and Rusie reflected in the summary compensation table was provided pursuant to employment agreements with Merisant, MAFCO or their respective affiliates (together the “Employment Agreements”). The Employment Agreements generally provide for base salary, incentive compensation, benefits, severance protection and certain restrictive covenants. Specifically, the named executive officers are subject to a non-competition covenant and a non-solicit of employees and customers/suppliers for a period of twelve months following their termination of employment.
Albert Manzone Employment Agreement
Mr. Manzone is party to an employment agreement to serve as Chief Executive Officer of Merisant and Flavor Holdings. Mr. Manzone’s employment, pursuant to his agreement, will continue until terminated in accordance with the terms of his agreement, which includes a two-month notice period.
Pursuant to the employment agreement, Mr. Manzone’s compensation includes (a) a base salary of CHF 550,000 ($558,606 USD); (b) eligibility for an annual performance bonus with a target value of 100% of his base salary; and (c) a discretionary long-term incentive award opportunity in the Flavors Holdings Long-Term Incentive Plan (“LTIP”). Pursuant to the employment agreement, Mr. Manzone was entitled to and received a transaction cash bonus equal to $3,425,000, payable within five days following the closing of a company sale (such as the Business Combination) that occurs prior to December 31, 2020, subject to Mr. Manzone’s continued employment through the closing date.
Under his employment agreement, if Mr. Manzone’s employment is terminated by Merisant without cause or due to his resignation for good reason within twelve (12) months following a company sale (including the Business Combination), subject to his execution of a release of claims, he will be eligible to receive (a) a severance payment equal to two multiplied by the sum of (i) his base salary and (ii) target annual bonus; (b) a prorated annual bonus for the year of termination based on the greater of target or actual performance; (c) his outstanding LTIP awards, and (d) continued pension benefits, health insurance and other employee benefits for the duration of the severance period, to the extent permitted by law. Under his employment agreement, if Mr. Manzone resigns his employment for good reason or his employment is terminated without cause prior to or more than twelve (12) months following a company sale (including the Business Combination), he will be entitled to (a) twelve (12) months of salary continuation, (b) a prorated bonus for the year of termination based on actual performance, (c) a prorated LTIP award, and (d) a health insurance allowance to the extent provided by Merisant policy.
Mr. Manzone’s employment agreement contains noncompetition, nonsolicitation and no-hire covenants that will apply for twelve (12) months following his termination.
Lucas Bailey Employment Agreement
Mr. Bailey is party to an employment agreement to serve as Chief Operating Officer and President of Mafco Worldwide, for a three (3)-year term effective January 1, 2019 to December 31, 2021. Mr. Bailey’s employment pursuant to his agreement will continue until terminated in accordance with the terms of his agreement, which requires a minimum twelve (12)-month notice period beginning on January 1, 2021. Pursuant to his employment agreement, Mr. Bailey’s compensation includes (a) a base salary of $787,950; (b) an annual performance bonus opportunity with a target level ranging from 40 – 125% of his base salary depending on the percentage of EBITDA achievement by Mafco Worldwide; and (c) a discretionary long-term incentive award opportunity in the Mafco Long-Term Incentive Plan.
If we terminate Mr. Bailey without cause or if he resigns due to our breach of his employment agreement within eighteen (18) months following a company sale (including the Business Combination), he will be entitled to (a) continuation of his base salary for 24 months following the termination of his employment, and (b) continued benefits for the duration of the severance period. If Mr. Bailey resigns employment due to our breach of his employment agreement outside of the eighteen (18)-month period following a company sale (including the Business Combination), he will be eligible to receive continued payment of his base salary and benefits through the longer of twelve (12) months or the end of the employment term.
Mr. Bailey’s employment agreement contains noncompetition, nonsolicitation and no-hire covenants that will apply for twelve (12) months following his termination.
Andrew “Andy” Rusie Employment Agreement
On November 16, 2019, Mr. Rusie entered into an employment agreement with Merisant Company to serve as Chief Financial Officer of both Merisant and Mafco Worldwide. Mr. Rusie’s employment, pursuant to his agreement, will continue until terminated in accordance with the terms of his agreement.
Pursuant to his employment agreement, Mr. Rusie’s compensation includes (a) a base salary of $375,000; (b) an annual performance bonus opportunity with a target level of 60% of his base salary, which bonus will be prorated for the 2020 fiscal year based on the number of days of employment during the performance period; and (c) a discretionary long-term incentive award opportunity with a target payment of $225,000 (60% of his base salary) for the three (3)-year period beginning January 1, 2020 and ending on December 31, 2022, which bonus will be prorated based on the number of days of employment during the performance period. Mr. Rusie also is eligible to earn the following one-time bonuses: (a) a 2019 bonus of $70,000 paid in April 2020; (b) a sign-on/retention cash bonus equal to $187,500, paid in April 2020, subject to Mr. Rusie’s continuing employment through the second anniversary of his hire date; and (c) a transaction cash bonus equal to $187,500, to be paid within ten business days following the closing of a company prior to December 31, 2020, subject to Mr. Rusie’s employment through the closing date.
Under his employment agreement, if Mr. Rusie’s employment is terminated without “cause” (as defined in his employment agreement), then, subject to his timely execution and non-revocation of a general release of claims, he will be eligible to receive (i) continued payment of his base salary for six (6) months following termination and (ii) a prorated portion of his long-term incentive awards. Mr. Rusie’s severance entitlement is subject to a duty to mitigate damages by seeking comparable employment during the severance term. If Mr. Rusie secures employment during the severance term, his severance entitlement will be reduced by any income earned during such period.
Mr. Rusie’s employment agreement contains noncompetition, nonsolicitation and no-hire covenants that will apply for twelve (12) months following his termination.
Transaction Award
In connection with the Business Combination, Mr. Bailey received a transaction bonus of $1,575,900, paid in lump sum within five days following the consummation of the Business Combination.
Outstanding Equity Awards at Fiscal Year-End
As of December 31, 2019, have not received any equity incentive awards that are outstanding. As a result, a table relating to outstanding equity awards at fiscal year-end has been omitted as inapplicable.
Long-Term Incentive, Special Incentive and Supplemental Bonus Awards
Flavors Holdings and Merisant sponsor annual long-term incentive plans and special incentive plans that provide certain named executive officers with cash incentive award opportunities, subject to the achievement of certain performance objectives. Awards granted pursuant to Flavors Holdings and Merisant long-term incentive plans, special incentive plans and supplemental bonus plans (“LTIP Awards”) are discretionary and may vary in terms of performance period duration, target award opportunity, and performance goals from year to year. If, upon completion of the performance period, achievement is less than 90% of the target goal, then no payout will be made in respect of the LTIP Award. If achievement is between 90% to 110% of target, then the LTIP Award payout will generally be determined based on linear interpolation on a straight line basis between 85% to 200%, with lower maximum performance opportunities in certain instances, as disclosed below. Payment of the LTIP Awards is generally contingent upon the applicable named executive officer’s continued employment through the applicable payment date, except in the case of a qualifying termination. LTIP Awards are typically granted for two to three-year performance periods and subject to vesting upon the achievement of applicable EBITDA targets. LTIP Awards are paid out typically in March of the calendar year following the end of the applicable performance period.
The following table shows the outstanding LTIP Awards held by Mr. Manzone as of February 11, 2020. Mr. Bailey and Mr. Rusie are each eligible to receive LTIP Awards; however, neither named executive officer holds outstanding LTIP Awards as of the date of this prospectus.
Name	Type of Award	Performance Period	LTIP Target Award	LTIP Maximum Performance
Albert Manzone	LTIP	2019 – 2021	$512,530	200%
	LTIP	2018 – 2020	$512,530	200%
	Supplemental	2018 – 2019	$512,530	150%
	LTIP	2017 – 2019	$512,530	200%
Executive Compensation Arrangements
Following the Business Combination, we continued the existing terms of the employment agreements and LTIP Awards with our executive officers, including our named executive officers.
Retirement Benefits
Mr. Bailey participates in a funded defined benefit retirement plan sponsored by Mafco Worldwide. Plan provisions covering salaried employees generally provide pension benefits based on years of service and compensation. The Business’ funding policy is to contribute annually the statutory required amount as actuarially determined. Mafco Worldwide froze the pension plan on December 31, 2019.
Mafco Worldwide has an unfunded supplemental benefit plan to provide certain employees, including the named executive officers, with additional retirement benefits due to limitations established by U.S. income tax regulation.
Merisant and MAFCO have two defined contribution 401(k) plans covering certain eligible U.S. employees, including Mr. Rusie and Mr. Bailey. The plans provide for tax-deferred retirement savings as well as certain employer matching contributions.
Mr. Manzone participates in certain state-sponsored defined benefit plans covering certain non-U.S. employees. The primary state-sponsored plan relates to Merisant employees in Switzerland and France.
Post-Termination Payments
Merisant and MAFCO are party to existing employment agreements with each of Messrs. Manzone, Bailey and Rusie that provide the executives with severance protections in connection with a qualifying termination, as further described above in discussion of the Employment Agreements.
Director Compensation
As of December 31, 2019, we did not pay compensation to the Act II directors for their services as directors. As a result, a table relating to compensation of directors and related narrative has been omitted as inapplicable.
The 2020 Plan
The purpose of the Whole Earth Brands, Inc. 2020 Long-Term Incentive Plan (the “2020 Plan”) is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of stockholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in our company and providing a means of recognizing their contributions to our success. Our board of directors believes that equity awards are necessary to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees who help us meet our goals.
Summary of the 2020 Plan
This section summarizes certain principal features of the 2020 Plan. The summary is qualified in its entirety by reference to the complete text of the 2020 Plan.
Eligibility and Participation
The administrator selects the individuals who will participate in the 2020 Plan. Eligibility to participate is open to officers, directors and employees of, and other individuals who provide bona fide services to or for, us or any of our subsidiaries. The board may also select as participants prospective officers, employees and service providers who have accepted an offer of employment or another service relationship from us or one of our subsidiaries. Any awards granted to such a prospect before the individual’s start date may not become vested or exercisable, and no shares may be issued to such individual, before the date the individual first commences performance of services with us. We currently have approximately 575 employees, six non-employee directors and approximately 5 other individual service providers who are eligible to receive awards under the 2020 Plan.
Administration
Our board of directors is the administrator of the 2020 Plan. Except as provided otherwise under the 2020 Plan, the administrator has plenary authority to grant awards pursuant to the terms of the 2020 Plan to eligible individuals, determine the types of awards and the number of shares covered by the awards, establish the terms and conditions for awards and take all other actions necessary or desirable to carry out the purpose and intent of the 2020 Plan.
The board of directors may delegate to our officers and employees limited authority to perform administrative actions under the 2020 Plan to assist in its administration to the extent permitted by applicable law and stock exchange rules. With respect to any award to which Section 16 of the Exchange Act applies, the administrator consists of our board of directors. Any member of the administrator who does not meet the foregoing requirements must abstain from any decision regarding an award and may not be considered a member of the administrator to the extent required to comply with Rule 16b-3 of the Exchange Act.
Shares Available Under the 2020 Plan
The shares of common stock issuable pursuant to awards under the 2020 Plan are shares authorized for issuance under our certificate of incorporation. Currently, the number of shares of common stock issuable pursuant to awards granted under the 2020 Plan (the “Share Pool”) is equal to 9,300,000 shares.
Adjustments to Share Pool.   The Share Pool will be adjusted as follows:
•
The Share Pool will be reduced by one share for each share of common stock made subject to an award granted under the 2020 Plan;

•
The Share Pool will be increased by the number of unissued shares of common stock underlying or used as a reference measure for any award or portion of an award granted under the 2020 Plan that is cancelled, forfeited, expired, terminated unearned or settled in cash, in any such case without the issuance of shares; and

•
The Share Pool will be increased by the number of shares of common stock that are forfeited back to us after issuance due to a failure to meet an award contingency or condition with respect to any award or portion of an award granted under our 2020 Plan.

In the event of a merger, consolidation, stock rights offering, statutory share exchange or similar event affecting our company or a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, or recapitalization or similar event affecting our capital structure, our board of directors will adjust the Share Pool proportionately to reflect the transaction or event. Similar adjustments will be made to the award limitations described below and to the terms of outstanding awards.
Types of Awards
The 2020 Plan enables the grant of stock awards, performance shares, cash-based performance units, other stock-based awards, stock options, stock appreciation rights, and stock unit awards, each of which may be granted separately or in tandem with other awards.
Restricted Stock.   Awards of restricted stock are actual shares of common stock that are issued to a participant, but that are subject to forfeiture if the participant does not remain employed by us for a certain period of time and/or if certain performance goals are not met. Except for these restrictions and any others imposed by the administrator, the participant generally has all of the rights of a stockholder with respect to the restricted stock, including the right to vote the restricted stock, but is not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of restricted stock before the risk of forfeiture lapses.
Dividends declared payable on shares of restricted stock that are granted subject to risk of forfeiture conditioned solely on continued service over a period of time will be deferred for payment to such later date as determined by the administrator, and may be paid in cash or as unrestricted shares of common stock or may be reinvested in additional shares of restricted stock. Dividends declared payable on shares of restricted stock that are granted subject to risk of forfeiture conditioned on satisfaction of performance goals will be held by us and made subject to forfeiture at least until the applicable performance goal related and/or vesting to such shares of restricted stock has been satisfied.
Restricted Stock Units.   An award of restricted stock units represents a contractual obligation of the our company to deliver a number of shares of common stock, an amount in cash equal to the fair market value of the specified number of shares subject to the award, or a combination of shares and cash. Until shares of common stock are issued to the participant in settlement of stock units, the participant shall not have any rights of our stockholders with respect to the stock units or the shares issuable thereunder. Vesting of restricted stock units may be subject to performance goals, the continued service of the participant or both. The administrator may provide that dividend equivalents will be paid or credited with respect to restricted stock units, but such dividend equivalents will be held by us and made subject to forfeiture at least until any applicable performance goal related or other service-based restriction to such restricted stock units has been satisfied.
Performance Shares and Performance Units.   An award of performance shares, as that term is used in the 2020 Plan, refers to shares of common stock or stock units that are expressed in terms of common stock, the issuance, vesting, lapse of restrictions or payment of which is contingent on performance as measured against predetermined objectives over a specified performance period. An award of performance units, as that term is used in the 2020 Plan, refers to dollar-denominated units valued by reference to designated criteria established by the administrator, other than common stock, whose issuance, vesting, lapse of restrictions or payment is contingent on performance as measured against predetermined objectives over a specified performance period. The applicable award agreement will specify whether performance shares and performance units will be settled or paid in cash or shares of common stock or a combination of both, or will reserve to the administrator or the participant the right to make that determination prior to or at the payment or settlement date.
The administrator will, prior to or at the time of grant, condition the grant, vesting or payment of, or lapse of restrictions on, an award of performance shares or performance units upon (A) the attainment of performance goals during a performance period or (B) the attainment of performance goals and the continued service of the participant. The length of the performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be conclusively determined by the administrator in the exercise of its absolute discretion. Performance goals may include minimum, maximum and target levels of performance, with the size of the award or payout of performance shares or performance units or the vesting or lapse of restrictions with respect thereto based on the level attained. An award of performance shares or performance units will be settled as and when the award vests or at a later time specified in the award agreement or in accordance with an election of the participant, if the administrator so permits, that meets the requirements of Section 409A of the Code.
Performance goals applicable to performance-based awards are based on performance metrics selected by the administrator. For this purpose, performance metrics mean any criteria established by the administrator, including but not limited to, the following, as it may apply to individual, one or more business units, divisions, or affiliates, or on a company-wide basis, and in absolute terms, relative to a base period, or relative to the performance of one or more comparable companies, peer groups, or an index covering multiple companies:
•
Earnings or Profitability Metrics:   any derivative of investment advisory revenue; mutual fund servicing revenue; earnings/loss (gross, operating, net, or adjusted); earnings/loss before interest and taxes (“EBIT”); earnings/loss before interest, taxes, depreciation and amortization (“EBITDA”); profit margins; operating margins; combined ratio; expense levels or ratios; provided that any of the foregoing metrics may be adjusted to eliminate the effect of any one or more of the following: interest expense, asset impairments or investment losses, early extinguishment of debt or stock-based compensation expense;

•
Return Metrics:   any derivative of return on investment, assets, equity or capital (total or invested);

•
Investment Metrics:   relative risk-adjusted investment performance; investment performance of assets under management;

•
Cash Flow Metrics:   any derivative of operating cash flow; cash flow sufficient to achieve financial ratios or a specified cash balance; free cash flow; cash flow return on capital; net cash provided by operating activities; cash flow per share; working capital;

•
Liquidity Metrics:   any derivative of debt leverage (including debt to capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios);

•
Stock Price and Equity Metrics:   any derivative of return on stockholders’ equity; total stockholder return; stock price; stock price appreciation; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes); and/or

•
Other:   other performance based metrics as determined by the board of directors.

Other Stock-Based Awards.   The administrator may from time to time grant to eligible individuals awards in the form of common stock or any other award that is valued in whole or in part by reference to, or is otherwise based upon, shares of common stock, including without limitation dividend equivalents and convertible debentures (Other Stock-Based Awards). Other Stock-Based Awards in the form of dividend equivalents may be (A) awarded on a free-standing basis or in connection with another award other than a stock option or stock appreciation right, (B) paid currently or credited to an account for the participant, including the reinvestment of such credited amounts in common stock equivalents, to be paid on a deferred basis, and (C) settled in cash or common stock as determined by the administrator; provided, however, that dividend equivalents payable on Other Stock-Based Awards that are granted as a performance award or restricted award shall, rather than be paid on a current basis, be accrued and made subject to forfeiture at least until the applicable performance goal or service-based restrictions related to such Other Stock-Based Awards has been satisfied, as applicable. Any such settlements, and any such crediting of dividend equivalents, may be subject to such conditions, restrictions and contingencies as the administrator may establish.
Stock Options and Stock Appreciation Rights.   Stock options represent a right to purchase a specified number of shares of common stock from us at a specified price during a specified period of time. Stock options may be granted in the form of incentive stock options, which are intended to qualify for favorable treatment for the recipient under U.S. federal tax law, or as nonqualified stock options, which do not qualify for this favorable tax treatment. Only our employees and employees of our subsidiaries may receive tax-qualified incentive stock options within the U.S. The administrator may establish sub-plans under the 2020 Plan through which to grant stock options that qualify for preferred tax treatment for recipients in jurisdictions outside the U.S. Stock appreciation rights represent the right to receive an amount in cash, shares of common stock or both equal to the fair market value of the shares subject to the award on the date of exercise minus the exercise price of the award. All stock options and stock appreciation rights must have a term of no longer than ten years’ duration. Stock options and stock appreciation rights generally must have an exercise price equal to or above the fair market value of our shares of common stock on the date of grant except as provided under applicable law or with respect to stock options and stock appreciation rights that are granted in substitution of similar types of awards of a company acquired by us or an affiliate or with which we or our affiliate combine (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, or otherwise) to preserve the intrinsic value of such awards. As of July 20, 2020, the fair market value of a share of our common stock was $8.04 as reported on the Nasdaq.
Prohibition on Reload Options.   The administrator is prohibited from granting stock options under the 2020 Plan that contain a reload or replenishment feature. A reload or replenishment feature means that if an option holder delivers shares of common stock to us in payment of the exercise price or any tax withholding obligation upon exercise of an outstanding stock option, we grant to that option holder a new at-the-market option for the number of shares that he or she delivered.
Prohibition on Repricing.   Except in connection with a corporate transaction in which we are involved (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of stock options and stock appreciation rights granted under the 2020 Plan may not be amended, after the date of grant, to reduce the exercise price of such stock options or stock appreciation rights, nor may outstanding stock options or stock appreciation rights be canceled in exchange for (i) cash, (ii) stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original outstanding stock options or stock appreciation rights, or (iii) other awards, unless such action is approved by our stockholders.
Award Limitations
The following limitations on awards are imposed under the 2020 Plan:
ISO Award Limit.   The maximum number of shares of common stock that may be issued in connection with awards granted under the 2020 Plan that are intended to qualify as incentive stock options under Section 422 of the Code is equal to the Share Pool as of the effective date of the 2020 Plan.
Adjustments to Awards for Corporate Transactions and Other Events
Mandatory Adjustments.   In the event of a merger, consolidation, stock rights offering, statutory share exchange or similar event affecting us (a “Corporate Event”) or a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, or recapitalization or similar event affecting our capital structure, the administrator will make such equitable and appropriate substitutions or proportionate adjustments to:
•
the aggregate number and kind of shares of common stock or other securities on which awards under the 2020 Plan may be granted to eligible individuals;

•
the maximum number of shares of common stock or other securities with respect to which awards may be granted during any one calendar year to any individual;

•
the maximum number of shares of common stock or other securities that may be issued with respect to incentive stock options granted under the 2020 Plan;

•
the number of shares of common stock or other securities covered by each outstanding award and the exercise price, base price or other price per share, if any, and other relevant terms of each outstanding award; and

•
all other numerical limitations relating to awards, whether contained in the 2020 Plan or in award agreements.

Discretionary Adjustments.   In addition to the adjustments specified above, in the case of Corporate Events, the administrator may make such other adjustments to outstanding awards as it determines to be appropriate and desirable, which adjustments may include, without limitation, (i) the cancellation of outstanding awards in exchange for payments of cash, securities or other property or a combination thereof having an aggregate value equal to the value of such awards, (ii) the substitution of securities or other property (including, without limitation, cash or other securities of our company and securities of entities other than the our company) for the shares of common stock subject to outstanding awards, and (iii) the substitution of equivalent awards, as determined in the sole discretion of the administrator, of the surviving or successor entity or a parent thereof. The administrator may, in its discretion, adjust the performance goals applicable to any awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations and the cumulative effects of accounting or tax changes.
Treatment of Awards upon Dissolution or Liquidation or a Change in Control
Dissolution or Liquidation.   Unless the administrator determines otherwise, all awards outstanding under the 2020 Plan will terminate upon our dissolution or liquidation.
Change in Control.   Outstanding Awards will terminate upon the effective time of a “Change in Control” unless provision is made in connection with the transaction for the continuation or assumption of such awards by, or for the issuance therefor of substitute awards of, the surviving or successor entity or a parent thereof. Solely with respect to awards that will terminate as a result of the immediately preceding sentence and except as otherwise provided in the applicable award agreement: (i) the outstanding awards of stock options and stock appreciation rights that will terminate upon the effective time of the change in control will, immediately before the effective time of the change in control, become fully exercisable and the holders of such Awards will be permitted, immediately before the change in control, to exercise the Awards; (ii) the outstanding shares of restricted stock the vesting or restrictions on which are then solely time-based and not subject to achievement of performance goals will, immediately before the effective time of the change in control, become fully vested, free of all transfer and lapse restrictions and free of all risks of forfeiture; (iii) the outstanding shares of restricted stock the vesting or restrictions on which are then subject to and pending achievement of performance goals shall, immediately before the effective time of the change in control and unless the award agreement provides for vesting or lapsing of restrictions in a greater amount upon the occurrence of a change in control, become vested, free of transfer and lapse restrictions and risks of forfeiture in such amounts as if the applicable performance goals for the unexpired performance period had been achieved at the target level set forth in the applicable award agreement; (iv) the outstanding restricted stock units, performance shares and performance units the vesting, earning or settlement of which is then solely time-based and not subject to or pending achievement of performance goals shall, immediately before the effective time of the change in control, become fully earned and vested and shall be settled in cash or shares of common stock (consistent with the terms of the award agreement after taking into account the effect of the change in control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A of the Code; and (v) the outstanding restricted stock units, performance shares and performance units the vesting, earning or settlement of which is then subject to and pending achievement of performance goals shall, immediately before the effective time of the change in control and unless the award agreement provides for vesting, earning or settlement in a greater amount upon the occurrence of a change in control, become vested and earned in such amounts as if the applicable performance goals for the unexpired performance period had been achieved at the target level set forth in the applicable award agreement and shall be settled in cash or shares of common stock (consistent with the terms of the award agreement after taking into account the effect of the change in control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A of the Code.
Under the terms of the 2020 Plan, a change in control is generally defined as (i) any acquisition by a person or entity of more than 50% of the total voting power of our capital stock, with certain exceptions, (ii) a contested change in the majority of the board members within a 12-month period or (iii) acquisition by a person or entity over a 12-month period of our assets that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our company immediately prior to such acquisitions.
Amendment and Termination
Our board of directors may terminate, amend or modify the 2020 Plan or any portion of it at any time, subject to such restrictions on amendments and modifications as may apply under applicable laws or listing rules. No such amendment may be made without the approval of the stockholders, however, to the extent such amendment would (i) materially increase the benefits accruing to participants under the 2020 Plan, (ii) materially increase the number of shares of common stock which may be issued under the 2020 Plan or to a participant, (iii) materially expand the eligibility for participation in the 2020 Plan, (iv) eliminate or modify the prohibition on repricing of stock options and stock appreciation rights, (v) lengthen the maximum term or lower the minimum exercise price or base price permitted for stock options and stock appreciation rights, or (vi) modify the limitation on the issuance of reload or replenishment options.
The 2020 Plan is scheduled to expire ten years after its adoption by board of our directors.
Compliance with Listing Rules
While shares are listed for trading on any stock exchange or market, our board of directors agrees that it will not make any amendments, issue any awards or take any action under the 2020 Plan unless such action complies with the relevant listing rules.
Material U.S. Federal Income Tax Consequences of the 2020 Plan
The following discussion is intended only as a general summary of the material U.S. federal income tax consequences of awards issued under the 2020 Plan, based upon the provisions of the Code as of the date of this prospectus. It is not intended as tax guidance to participants in the 2020 Plan. This summary does not take into account certain circumstances that may change the income tax treatment of awards for individual participants, and it does not describe the state income tax consequences of any award or the taxation of awards in jurisdictions outside of the U.S.
Stock Options and Stock Appreciation Rights.   The grant of a stock option or stock appreciation right generally has no income tax consequences for a participant or us. Likewise, the exercise of an incentive stock option generally does not have income tax consequences for a participant or us, except that it may result in an item of adjustment for alternative minimum tax purposes for the participant. A participant usually recognizes ordinary income upon the exercise of a nonqualified stock option or stock appreciation right equal to the fair market value of the shares or cash payable (without regard to income or employment tax withholding) minus the exercise price, if applicable. We should generally be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonqualified stock option or stock appreciation right.
If a participant holds the shares acquired under an incentive stock option for the time specified in the Code (at least two years measured from the grant date and one year measured from the exercise date), any gain or loss arising from a subsequent disposition of the shares will be taxed as long-term capital gain or loss. If the shares are disposed of before the holding period is satisfied, the participant will recognize ordinary income equal to the lesser of (1) the amount realized upon the disposition and (2) the fair market value of such shares on the date of exercise minus the exercise price paid for the shares. Any ordinary income recognized by the participant on the disqualifying disposition of the shares generally entitles us to a deduction by us for federal income tax purposes. Any disposition of shares acquired under a nonqualified stock option or a stock appreciation right will generally result only in capital gain or loss for the participant, which may be short- or long-term, depending upon the holding period for the shares.
Full Value Awards.   Any cash and the fair market value of any shares of common stock received by a participant under a full value award are generally includible in the participant’s ordinary income. In the case of restricted stock awards, this amount is includible in the participant’s income when the awards vest, unless the participant has filed an election with the IRS to include the fair market value of the restricted shares in income as of the date the award was granted. In the case of restricted stock units, performance shares and performance units, generally the value of any cash and the fair market value of any shares of common stock received by a participant are includible in income when the awards are paid.
Deductibility of Compensation.   We generally are entitled to a deduction equal to the amount included in the ordinary income of participants and does not receive a deduction for amounts that are taxable to participants as capital gain.

New Plan Benefits
No awards have been previously granted under the 2020 Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this prospectus because participation and the types of awards that may be granted under the 2020 Plan are subject to the discretion of the administrator. Consequently, no new plan benefits table is included in this prospectus.

DIRECTOR COMPENSATION
Historically, we have not paid cash compensation to any of our non-employee directors for service on our board of directors. However, we expect to adopt a non-employee director compensation policy, pursuant to which our non-employee directors will be eligible to receive compensation for service on our board of directors and committees of our board of directors. We anticipate the determination of director compensation under any such policy would be made in accordance with industry practice and standards.
We intend to reimburse all of our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our board of directors and committees of our board of directors.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our certificate of incorporation (the “certificate of incorporation”), our bylaws (the “bylaws”) and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge to you reach each of the certificate of incorporation, the bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.
Authorized Capital Stock
The total amount of our authorized capital stock consists of 220,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.
As of July 24, 2020, our issued and outstanding share capital consisted of: (i) 38,426,669 shares of common stock, held of record by approximately 13 holders, (ii) no shares of preferred stock and (iii) 20,263,500 warrants, consisting of 15,000,000 public warrants, and 5,263,500 private placement warrants, held of record by approximately 12 warrant holders. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.
Preferred Stock
Our board of directors has authority to issue shares of preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of preferred stock could have the effect of decreasing the trading price of our common stock, restricting dividends on our capital stock, diluting the voting power of our common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control our company.
Common Stock
General
Holders of our common stock are not entitled to preemptive or other similar subscription rights to purchase any of our securities. Our common stock is neither convertible nor redeemable. Unless our board of directors determines otherwise, we expect to issue all shares of our capital stock in uncertificated form.
Voting Rights
Each holder of our common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, as provided by the certificate of incorporation. Our bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, our bylaws or our certificate of incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.
Dividend Rights
Each holder of shares of our common stock is entitled to the payment of dividends and other distributions as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of our preferred stock, if any, and any contractual limitations on our ability to declare and pay dividends.
Other Rights
Each holder of our common stock is subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock that we may designate and issue in the future.

Liquidation Rights
If we are involved in voluntary or involuntary liquidation, dissolution or winding up of our affairs, or a similar event, each holder of our common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of our preferred stock, if any, then outstanding.
Warrants
Our warrants are issued under an Amended and Restated Warrant Agreement (the “Warrant Agreement”) dated as of June 25, 2020, between us and Continental Stock Transfer & Trust Company, as warrant agent. As a result of the Domestication and the Business Combination, and upon the execution of the Warrant Agreement, (i) each of Act II’s outstanding warrants, which, prior to the Business Combination, entitled the holder thereof to purchase one Class A ordinary share of Act II at an exercise price of $11.50 per share, became exercisable for one-half of one share of our common stock at an exercise price of $5.75 per one-half share ($11.50 per whole share), subject to the adjustments provided in the Warrant Amendment and (ii) each holder of a warrant received, for each such warrant, a cash payment of $0.75 (although the holders of the private placement warrants waived their rights to receive such payment).
Pursuant to the Warrant Agreement, warrant holders may exercise their warrants only for a whole number of shares of our common stock. Therefore, only two warrants or a multiple of two warrants may be exercised at any given time by a warrant holder. No fractional shares will be issued upon exercise of the Warrants. For example, if a warrant holder only holds one warrant to purchase one-half of one share of our common stock, such warrant will not be exercisable. However, if a warrant holder holds two warrants, such warrants will be exercisable for one share of common stock. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share (as a result of a subsequent share dividend payable in shares of common stock, or by a split up of the common stock or other similar event), we will, upon exercise, round up or down to the nearest whole number the number of shares of common stock to be issued to such holder.
No warrant is exercisable, and we are not obligated to issue shares of common stock, until such shares have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the warrant holder. If a registration statement covering the our common stock issuable upon exercise of the warrants is not effective within 60 business days from the completion of the Business Combination, or at any time thereafter, warrant holders may, until such time as there is an effective registration statement, exercise warrants only on a “cashless basis” pursuant to an available exemption from registration under the Securities Act. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices. We are also permitted, in our sole discretion, to lower the exercise price at any time prior to the expiration date for a period of not less than 20 business days, provided that we provide at least 20 days’ prior written notice of such reduction to registered holders of the warrants and that any such reduction will be applied consistently to all of the warrants. Any such reduction in the exercise price will comply with any applicable regulations under the federal securities laws, including Rule 13e-4 under the Exchange Act generally and Rule 13e-4(f)(1)(i) specifically.
The warrants will expire at 5:00 p.m., New York City time on the earlier to occur of (x) the date that is five years from the completion of the Business Combination, (y) our liquidation, or (z) other than with respect to the private placement warrants, the redemption date as fixed by us pursuant to the Warrant Agreement, if we elect to redeem all warrants as described below. Each outstanding warrant not exercised on or before the expiration date will become void, and all rights under the warrants and the Warrant Agreement will cease as of the expiration date.
We may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:
•
at any time while the warrants are exercisable,

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•
if and only if, the reported last sale price of the shares of our common stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders, and

•
if and only if, there is a current registration statement in effect with respect to our common stock underlying such warrants at the redemption date and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If we call the warrants for redemption as described above, we will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our common stock at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.
A warrant holder will not have the rights or privileges of holders of common stock and any voting rights with respect to the shares underlying any warrants until they exercise such warrants and receive common stock. After the issuance of common stock upon exercise of the warrants, each holder will be entitled to such rights with respect to such shares of common stock as provided by applicable law, our organizational documents and any other applicable agreement.
Warrant holders may elect, at their sole option and discretion, to be subject to a restriction on the exercise of their warrants such that an electing warrant holder (and his, her or its affiliates) would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder (and his, her or its affiliates) would beneficially own in excess of 9.8% of the common stock outstanding.
The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of 65% of the then-outstanding public warrants in order to make any change that adversely affects the interests of the registered holders. Notwithstanding the foregoing, we may lower the exercise price or extend the duration of the exercise period of the warrants in accordance with the Warrant Agreement, without the consent of any holder.
Anti-Takeover Effects of the Certificate of Incorporation and the Bylaws
Our certificate of incorporation and our bylaws contain provisions that may delay, defer or discourage another party from acquiring control of our company. We expect that these provisions, which are summarized below, will discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of our company to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage mergers that some stockholders may favor.
Special Meetings of Stockholders
Our certificate of incorporation provides that a special meeting of stockholders may be called by the (a) the chairperson of our board of directors or (b) our board of directors.
Action by Written Consent
Our certificate of incorporation provides that any action required or permitted to be taken at any meeting of stockholders may, except as otherwise required by law be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, will be signed by the holders of record of not less than a majority of our outstanding shares of stock entitled to vote thereon.
Removal of Directors
Subject to applicable law, any director or the entire board of directors may be removed only for cause and only by the affirmative vote of the holders of at least 662∕3% of the total voting power of our then issued and outstanding capital stock entitled to vote in the election of directors, voting together as a single class.
Amendment to Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be further amended, altered, changed or repealed by a majority vote of our board of directors.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) our board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans) or (3) the merger transaction is approved by our board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under our certificate of incorporation, we have not opted out of Section 203 of the DGCL.
Limitations on Liability and Indemnification of Officers and Directors
Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Exclusive Jurisdiction of Certain Actions
Our certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name against our directors, officers or employees for breach of fiduciary duty, any provision of the DGCL, our certificate of incorporation or our bylaws or other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Notwithstanding the foregoing, our certificate of incorporation provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Similarly, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
Transfer Agent
The transfer agent for our common stock and warrants is Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our common stock or our warrants for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of our common stock or our warrants for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of shares of our common stock then outstanding; or

•
the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is generally not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of July 24, 2020, we had 38,426,669 shares of common stock outstanding. Of these shares, 30,926,669 shares are freely tradable without restriction or further registration under the Securities Act. The registration statement of which this prospectus is a part registers for resale the 7,500,000 shares of common stock issued in connection with the PIPE Financing (including those shares issuable upon exercise of the private placement warrants) and the 4,500,000 shares held by the Sponsor (including 3,000,000 held in escrow and all 4,500,000 shares being subject to a lock-up agreement), and we are obligated to maintain the effectiveness of such registration statement in accordance with the terms and conditions of the Subscription Agreements, the Registration Rights Agreement, and the Warrant Agreement.
As of the date of this registration statement, there are approximately 20,263,500 warrants outstanding, consisting of (i) 15,000,000 public warrants originally sold as part of the units issued in our initial public offering, (ii) 5,263,500 private placement warrants that were sold by Act II to the PIPE Investors. Each warrant is exercisable for one-half of one share of our common stock, in accordance with the terms of the amended and restated warrant agreement governing our warrants. The public warrants are freely tradable. In addition, we have filed the registration statement of which this prospectus is a part under the Securities Act covering (x) 10,131,750 shares of our common stock that may be issued upon exercise of the private placement warrants and public warrants and (y) resales by the selling security holders of (A) the private placement warrants and (B) the shares of common stock issuable upon exercise of the private placement warrants. We are obligated to maintain the effectiveness of such registration statement in accordance with the terms and conditions of the Subscription Agreements, the Registration Rights Agreement, and the Warrant Agreement.
While we were formed as a shell company, since the completion of the Business Combination we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.
Form S-8 Registration Statement
We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of our common stock issued or issuable under our Incentive Plan. Any such Form S-8 registration statement will become effective automatically upon filing. We expect that the initial registration statement on Form S-8 will cover shares of common stock underlying the Incentive Plan. Once these shares are registered, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information with respect to the beneficial ownership of our common stock as of July 23, 2020, and as adjusted to reflect the sale of our common stock offered by the selling security holders in this offering, for:
•
each person who is known to be the beneficial owner of more than 5% of shares of our outstanding common stock;

•
each of our current named executive officers and directors;

•
all of our current executive officers and directors as a group; and

•
any other selling security holders.

Under the subscription agreements entered in connection with the PIPE Financing and under the registration rights agreement entered into in connection with our IPO, we are obligated to register the resale of the shares and warrants being offered pursuant to this prospectus by the selling security holders.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of our voting securities is based on 38,426,669 shares of our common stock issued and outstanding as of July 23, 2020.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.
Beneficial Owner	Number of Shares of Common Stock	Percentage of Outstanding Shares
5% Stockholders
Act II Global LLC (the “Sponsor”)(1)	4,500,000	11.71%
Dicalite Management Group, Inc.(5)	3,300,000	8.59%
MMCAP International Inc. SPC(2)	3,525,900	9.1%
Linden Capital L.P.(3)	2,435,299	6.34%
Baron Small Cap Fund(7)	2,701,800	6.9%
Millennium Management LLC(6)	2,506,311	6.43%
Neuberger Berman Alternative Funds, Neuberger Berman Long Short Fund(8)	2,104,400	5.41%
Directors and Named Executive Officers
Irwin D. Simon(4)	—	—
Albert Manzone	—	—
Lucas Bailey	—	—
Andrew Rusie	—	—
Denise M. Faltischek	—	—
Steven M. Cohen	—	—
John M. McMillin(4)	—	—
Anuraag Agarwal(4)	—	—
Ira J. Lamel(4)	—	—
All executive officers and directors as a group (nine individuals)	—	—

(1)
Includes 3,0000,000 shares of common stock issued to the Sponsor that are held in escrow and subject to release upon the earliest to occur of (i) the volume weighted-average per-share trading price of shares of common stock being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the five (5) years following the Closing Date (the “Escrow Period”), (ii) a Change in Control (as defined in the Purchase Agreement) and (iii) the expiration of the Escrow Period. According to a Schedule 13G/A filed with the SEC on June 26, 2020, Act II Global LLC and John Carroll, the managing member of Act II Global LLC, hold shared voting and dispositive power of the 4,500,000 shares of common stock held by Act II Global LLC. Mr. Carroll has sole voting and dispositive control over the shares held by Act II Global LLC and therefore may be deemed the beneficial owner of such shares. The principal business address for each of Act II Global LLC and Mr. Carroll is 745 5th Avenue, New York, New York 10151.

(2)
Beneficial ownership presented in the table includes (a) 2,175,000 shares of common stock (including 375,000 shares underlying public warrants) held before giving effect to the PIPE Financing; and (b) 1,350,900 shares of common stock (including 350,900 shares underlying private placement warrants) issued in connection with the PIPE Financing. According to information provided by the reporting person, MMCAP International Inc. SPC may be deemed to beneficially own securities held by BMO Nesbitt Burns Inc. ITF MMCAP International Inc. SPC for and on behalf of MMCAP Master Segregated Portfolio. According to a Schedule 13G/A filed with the SEC on February 5, 2020, MMCAP International Inc. SPC and MM Asset Management Inc. are the record and direct beneficial owners of the securities. MM Asset Management Inc. is the investment advisor of, and may be deemed to beneficially own securities held by, MMCAP International Inc. SPC. The address of the principal business office for MMCAP International Inc. SPC is c/o Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, P.O. Box 1348, Grand Cayman, Cayman Islands KY1-1008. The address of the principal business office of MM Asset Management Inc. is 161 Bay Street, TD Canada Trust Tower, Suite 2240, Toronto, Ontario, Canada M5J 2S1.

(3)
According to a Schedule 13G/A filed with the SEC on January 14, 2020, Linden GP LLC is the general partner of Linden Capital L.P. and, in such capacity, may be deemed to beneficially own 2,164,460 shares of common stock held by Linden Capital L.P. Linden Advisors LP is the investment manager of Linden Capital L.P. and trading advisor or investment advisor for separately managed accounts. Siu Min (Joe) Wong is the principal owner and controlling person of Linden Advisors LP and Linden GP LLC. In such capacities, Linden Advisors LP and Mr. Wong may each be deemed to beneficially own an aggregate of 2,435,299 shares of common stock held by Linden Capital L.P. and the managed accounts. The principal business address for Linden Capital is Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda. The principal business address for each of Linden Advisors LP, Linden GP LLC and Mr. Wong is 590 Madison Avenue, 15th Floor, New York, New York 10022.

(4)
Member of the Sponsor.

(5)
According to a Schedule 13G filed with the SEC on June 18, 2020, Dicalite Management Group, Inc., a Delaware corporation, is the record holder of, and holds shared voting and dispositive power over, 3,300,000 shares of common stock. Dicalite Management Group, Inc. is a wholly-owned subsidiary of Dicalite Management Holdings LLC, a Delaware limited liability company, the sole voting member of which is DPV Mineral Holding Company LLC, a Delaware limited company. The sole member of DPV Mineral Holding Company LLC is MTFG Management Services, LLC, a Delaware limited liability company. The sole member of MTFG Management Services, LLC is The Ronald O. Perelman 2016 Trust for Education and Charity, a New York trust. In such capacities, the foregoing entities may be deemed to have beneficial ownership of 3,300,000 shares of common stock. The principal business address of each of Dicalite Management Group, Inc. and Dicalite Management Holdings LLC is 1 Belmont Avenue, Suite 500, Bala Cynwyd, Pennsylvania 19004. The principal business address of DPV Mineral Holding Company LLC, MTFG Management Services, LLC and The Ronald O. Perelman 2016 Trust for Education and Charity is 35 E. 62nd Street, New York, New York, 10065.

(6)
Includes (a)(i) 14,509 shares of common stock issuable upon exercise of public warrants held by Integrated Core Strategies (US) LLC, a Delaware limited liability company (“ICS (US)”); (ii) 375,385 shares of common stock held by Riverview Group LLC, a Delaware limited liability company (“Riverview”); (iii) 30,000 shares of common stock held by ICS Opportunities II LLC, a Cayman

Islands limited liability company (“ICS Opp II”); and (iv) 60,067 shares of common stock held by ICS Opportunities, Ltd., an exempted company organized under the laws of the Cayman Islands (“ICS Ltd.”), in each case, before giving effect to the PIPE Financing; and (b)(i) 1,485,990 shares of common stock (including 385,990 shares underlying private placement warrants) held by ICS (US); and (ii) 540,360 shares of common stock (including 140,360 shares underlying private placement warrants) held by Riverview, in each case, issued in connection with the PIPE Financing. According to information provided by the selling security holder, Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of ICS (US) and Riverview, and the general partner of the sole equityholder of each of ICS Opp II and ICS Ltd., and as such may be deemed to have shared voting control and investment discretion over securities held by those entities. In addition, Millennium International Management LP, a Delaware limited partnership (“Millennium International”), is the investment manager to ICS Opp II and ICS Ltd. and may be deemed to have shared voting control and investment discretion over securities held by those entities. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management, and the general partner of Millennium International, and therefore may also be deemed to have shared voting control and investment discretion over securities owned by ICS (US), Riverview, ICS Opp II, and ICS Ltd. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen, currently serves as the sole voting trustee. Therefore, Israel A. Englander may also be deemed to have shared voting control and investment discretion over securities owned by ICS (US), Riverview, ICS Opp II, and ICS Ltd. The principal business for Millennium Management, Millennium International, and Millennium Group Management is 666 Fifth Avenue, 8th Floor, New York, NY 10103. The principal business address for each of Mr. Englander, ICS (US), and Riverview is c/o Millennium Management LLC, 666 Fifth Avenue, 8th Floor, New York, NY 10103. The principal business address for each of ICS Opp II and ICS Ltd. is c/o Millennium International Management LP, 666 Fifth Avenue, 8th Floor, New York, NY 10103.
(7)
Includes (i) 2,000,000 shares of common stock and (ii) 701,800 shares of common stock underlying private placement warrants. The principal business address for the reporting person is 767 Fifth Avenue, 48th Floor, New York, New York 10153.

(8)
Includes (a) 753,500 shares of common stock (including 150,700 shares underlying public warrants) held before giving effect to the securities issued in connection with the PIPE Financing; and (b) 1,350,900 shares of common stock (including 350,900 shares underlying private placement warrants) issued in connection with the PIPE Financing. The principal business address for the reporting person is 1290 Avenue of the Americas, New York, New York 10104.

SELLING SECURITY HOLDERS
This prospectus relates to the resale by the selling security holders from time to time of up to 14,631,750 shares of common stock (including 2,631,750 shares of common stock that may be issued upon exercise of the private placement warrants) and 5,263,500 private placement warrants. The selling security holders may from time to time offer and sell any or all of the common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “selling security holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the selling security holders’ interest in the common stock or warrants other than through a public sale.
The following table sets forth, as of the date of this prospectus, the names of the selling security holders, the aggregate number of shares of common stock and warrants beneficially owned, the aggregate number of shares of common stock and warrants that the selling security holders may offer pursuant to this prospectus and the number of shares of common stock and warrants beneficially owned by the selling security holders after the sale of the securities offered hereby. We have based percentage ownership on 38,426,669 shares of common stock outstanding as of July 24, 2020.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
We cannot advise you as to whether the selling security holders will in fact sell any or all of such common stock or warrants. In addition, the selling security holders may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock and warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the selling security holders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Selling security holder information for each additional selling security holder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling security holder’s shares and warrants pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling security holder and the number of shares and warrants registered on its behalf. A selling security holder may sell or otherwise transfer all, some or none of such shares and warrants in this offering. See “Plan of Distribution.”
	Before the Offering				After the Offering
Name of Selling Security Holder	Number of Shares of Common Stock	Number of Warrants	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Common Stock	%	Number of Warrants	%
Act II Global LLC(1)	4,500,000	―	4,500,000	―	―	―	―	―
Baron Small Cap Fund(2)	2,701,800	1,403,600	2,701,800	1,403,600	―	―	―	―
Millennium Management LLC(3)	2,506,311	1,081,719	2,026,350	1,052,700	479,961	*	29,019	*
MMCAP International Inc. SPC(4)	3,150,900	1,451,800	1,350,900	701,800	2,175,000	5.61%	750,000	*
Monashee Investment Management LLC(5)	1,080,720	561,440	1,080,720	561,440	―	―	―	―
Neuberger Berman Alternative Funds, Neuberger Berman Long Short Fund(6)	2,104,400	1,003,200	1,350,900	701,800	753,500	1.95%	301,400	1.49%
Polar Asset Management Partners Inc.(7)	135,090	70,180	135,090	70,180	―	―	―	―
UBS O’Connor LLC(8)	1,350,900	701,800	1,350,900	701,800	―	―	―	―
Wolverine Flagship Fund Trading Limited(9)	140,635	80,180	135,090	70,180	5,545	*	10,000	*

*
Less than one percent.

(1)
Includes 3,0000,000 shares of common stock issued to the Sponsor that are held in escrow and subject to release upon the earliest to occur of (i) the volume weighted-average per-share trading price of shares of common stock being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the five (5) years following the Closing Date (the “Escrow Period”), (ii) a Change in Control (as defined in the Purchase Agreement) and (iii) the expiration of the Escrow Period. According to a Schedule 13G/A filed with the SEC on June 26, 2020, Act II Global LLC and John Carroll, the managing member of Act II Global LLC, hold shared voting and dispositive power of the 4,500,000 shares of Whole Earth Brands, Inc. common stock held by Act II Global LLC. Mr. Carroll has sole voting and dispositive control over the shares held by Act II Global LLC and therefore may be deemed the beneficial owner of such shares. The principal business address for each of Act II Global LLC and Mr. Carroll is 745 5th Avenue, New York, New York 10151.

(2)
Includes (i) 2,000,000 shares of common stock and (ii) 701,800 shares of common stock underlying warrants.

(3)
Includes (a)(i) 479,961 shares of common stock (including 14,509 shares underlying public warrants) and (ii) 29,019 public warrants held before giving effect to the PIPE Financing; and (b)(i) 2,026,350 shares of common stock (including 526,350 shares underlying private placement warrants) and (ii) 1,052,700 private placement warrants issued in connection with the PIPE Financing.

(4)
Includes (a)(i) 2,175,000 shares of common stock (including 375,000 shares underlying public warrants) and (ii) 750,000 public warrants held before giving effect to the PIPE Financing; and (b)(i) 1,350,900 shares of common stock (including 350,900 shares underlying private placement warrants) and (ii) 701,800 private placement warrants issued in connection with the PIPE Financing.

(5)
Includes (a)(i) 745,325 shares of common stock (including 193,600 shares of common stock underlying warrants) and (ii) 387,200 warrants held by BEMAP Master Fund LTD (“BEMAP”) and (b)(i) 335,395 shares of common stock (including 87,120 shares of common stock underlying warrants) and (ii) 174,240 warrants held by Monashee Pure Alpha SPV I LP (together with BEMAP, the “Monashee Funds”). Monashee Investment Management LLC is the investment advisor for each of the Monashee Funds. Jeff Muller, as Chief Compliance Officer of Monashee Investment Management LLC, has the power to direct the vote and disposition of the securities held by the Monashee Funds and may be deemed to beneficially own such securities. The principal business address for Monashee Investment Management LLC is 125 High Street, 28th Floor, Boston, MA 02110, and the principal business address for each of BEMAP Master Fund Ltd. and Monashee Pure Alpha SPV I LP is c/o Monashee Investment Management LLC, 125 High Street, 28th Floor, Boston Massachusetts 02110.
(6)
Includes (a)(i) 753,500 shares of common stock (including 150,700 shares underlying public warrants) and (ii) 301,400 public warrants held before giving effect to the securities issued in connection with the PIPE Financing; and (b)(i) 1,350,900 shares of common stock (including 350,900 shares underlying private placement warrants) and (ii) 701,800 private placement warrants issued in connection with the PIPE Financing.

(7)
According to information provided by the selling security holder, Polar Asset Management Partners Inc. is the investment advisor to Polar Multi-Strategy Master Fund (“PMSMF”) with respect to the securities directly held by PMSMF, and in such capacity, holds sole voting and dispositive power over (i) 100,000 shares of common stock and (ii) 35,090 shares of common stock underlying private placement warrants issued in connection with the PIPE Financing. Paul Sabourin, as Chief Investment Officer of Polar Asset Management Partners Inc., has the power to vote or dispose of the securities beneficially owned by Polar Asset Management Partners Inc. and therefore may also be deemed the beneficial owner of such securities. The business address for Polar Asset Management Partners Inc. is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

(8)
Includes (a)(i) 675,450 shares of common stock (including 175,450 shares underlying private placement warrants) and (ii) 350,900 private placement warrants held by Nineteen77 Global Multi-Strategy Alpha Master Limited (“GLEA”); and (b)(i) 675,450 shares of common stock (including 175,450 shares underlying private placement warrants) and (ii) 350,900 private placement warrants held by Nineteen77 Global Merger Arbitrage Master Limited (“OGMA”), in each case, issued in connection with the PIPE Financing. According to information provided by the selling security holder, UBS O’Connor LLC serves as the investment manager to (a) GLEA and (b) OGMA. In such capacity, UBS O’Connor LLC exercises voting and investment power over the shares of common stock held for the account of GLEA and OGMA. UBS O’Connor LLC is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Kevin Russell, the Chief Investment Officer of UBS O’Connor LLC, also has voting control and investment discretion over the securities described herein held by GLEA and OGMA. As a result, each of UBS O’Connor LLC and Mr. Russell may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock held for the account of GLEA and OGMA. The address of the principal business office of each of the reporting persons is One North Wacker Drive, 32nd Floor, Chicago, Illinois 60606.

(9)
Includes (a)(i) 5,545 shares of common stock (including 5,000 shares underlying public warrants) and (ii) 10,000 public warrants held before giving effect to the securities issued in connection with the PIPE Financing and (b)(i) 135,090 shares of common stock (including 35,090 shares underlying private placement warrants) and (ii) 70,180 private placement warrants issued in connection with the PIPE Financing.

Listing of Securities
Our common stock and warrants are currently listed on Nasdaq under the symbols “FREE” and “FREEW,” respectively.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Pre-Business Combination Arrangements
Act II Related Person Transactions
Founder Shares
On February 15, 2019, the Sponsor purchased an aggregate of 2,875,000 Class B ordinary shares of Act II (sometimes referred to as “founder shares”) for $0.009 per share, or $25,000 in the aggregate. On April 4, 2019, Act II effected a share capitalization in the form of a share dividend of 2.5 shares for each founder share in issue, and on April 25, 2019, Act II effected a share capitalization in the form of a share dividend of 1.044 shares for each founder share in issue, resulting in the Sponsor holding an aggregate of 7,503,750 founder shares. All share and per-share amounts have been retroactively restated to reflect the share dividends. The 7,503,750 founder shares included an aggregate of up to 978,750 founder shares that were subject to forfeiture if the over-allotment option was not exercised in full by the underwriters in order to maintain the Sponsor’s ownership at 20% of the issued and outstanding ordinary shares upon completion of the IPO. As a result of the underwriters’ election to partially exercise their over-allotment option, 3,750 founder shares were forfeited, and 975,000 founder shares were no longer subject to forfeiture. Therefore, the Sponsor held an aggregate of 7,500,000 shares of Act II’s Class B ordinary shares prior to the Business Combination. Of those shares, 3,000,000 were forfeited in connection with the closing of the Business Combination, as described below. In connection with the Business Combination, each of the issued and outstanding founder shares were converted into shares of common stock.
Private Placement Warrants
Simultaneously with the consummation of the IPO, the Sponsor purchased an aggregate of 6,750,000 private placement warrants at a price of $1.00 per warrant, or $6,750,000 in the aggregate. At the closing of the Business Combination, all 6,750,000 warrants held by the Sponsor were forfeited and cancelled.
Related Party Note and Advances
On February 13, 2019, Act II issued an unsecured promissory note to the Sponsor pursuant to which Act II could borrow up to $300,000 in the aggregate. The note was non-interest bearing and payable on the earlier to occur of (i) December 31, 2019 or (ii) the consummation of the IPO. The borrowings outstanding under the note of $274,178 were repaid upon the consummation of the IPO on April 30, 2019.
Prior to the Business Combination, Act II’s audit committee reviewed on a quarterly basis all payments that were made to the Sponsor, officers, directors or Act II or their affiliates and determined which expenses and the amount of expenses that were reimbursed. There was no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Act II’s behalf, although no such reimbursements were made from the proceeds of the IPO held in the trust account prior to the completion of the Business Combination. To date, no payments have been and there is no expectation that such payments will be made.
Administrative Services Agreement and Related Matters
Act II entered into an agreement whereby, commencing on April 25, 2019, and continuing through the consummation of the Business Combination, Act II agreed to pay an aggregate of $10,000 per month to the Sponsor for office space, administrative and support services. The Sponsor, Act II’s officers and directors, and their respective affiliates were entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on behalf of Act II, such as identifying potential target businesses and performing due diligence on suitable business combinations. Act II’s audit committee reviewed on a quarterly basis all payments that were made to the Sponsor, officers, directors of Act II or any of their respective affiliates. There was no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on behalf of Act II. For the year ended December 31, 2019, Act II incurred $80,000 in fees for these services.

Sponsor Support Agreement
In addition and concurrent with the execution of the Purchase Agreement, the Sponsor, Act II and the seller parties signatory thereto entered into a Sponsor Support Agreement, pursuant to which the Sponsor agreed surrender certain of its equity interests in Act II and agreed to certain covenants and agreements related to the transactions contemplated by the Purchase Agreement, particularly with respect to taking supportive actions to consummate the business combination.
Subscription Agreements
On February 12, 2020, Act II entered into the Subscription Agreements with the PIPE Investors pursuant to which Act II agreed to issue and sell to the PIPE Investors an aggregate of 7,500,000 Act II Class A ordinary shares, at a price of $10.00 per share or $75,000,000 in the aggregate, simultaneously with or immediately prior to the closing of the Business Combination (the “PIPE Financing”). The PIPE Financing closed on June 25, 2020, and the proceeds from the PIPE Financing were used to fund a portion of certain payments required in connection with the Business Combination.
Lock-Up Agreement
The Class B ordinary shares of Act II (sometimes referred to as “founder shares”), private placement warrants and any Class A ordinary shares of Act II issued upon conversion or exercise thereof are each subject to transfer restrictions pursuant to lock-up provisions in the letter agreement entered into between Act II, its directors and officers, and the Sponsor. Those lock-up provisions provide that such securities are not transferable or salable (i) in the case of the founder shares, until the earlier of (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing of the Business Combination, or (y) the date following the completion of the Business Combination on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of our shareholders having the right to exchange their shares of common stock for cash, securities or other property, and (ii) in the case of the private placement warrants and the respective shares of common stock underlying such warrants, until 30 days after the completion of the Business Combination, except in each case (a) to Act II’s officers or directors, any affiliates or family members of our officers or directors, any members of the Sponsor, or any affiliates of the Sponsor, (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangements or in connection with the consummation of a business combination at prices no greater than the price at which the shares were originally purchased; (f) in the event of Act II’s liquidation prior to its completion of the Business Combination; or (g) by virtue of the laws of the Cayman Islands or the Sponsor’s operating agreement upon dissolution of our sponsor; provided, however, that in the case of clauses (a) through (e) or (g) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and by the same agreements entered into by the Sponsor with respect to such securities (including provisions relating to voting, the trust account and liquidation distributions described elsewhere in this prospectus).
Prior to the Business Combination, the Sponsor held 7,500,000 shares of Act II’s Class B ordinary shares and 6,750,000 private placement warrants. In connection with closing of the Business Combination, 3,000,000 shares of Act II’s Class B ordinary shares and all private placement warrants held by the Sponsor were forfeited.
Merisant and MAFCO Related Person Transactions
Insurance Program
Prior to the Business Combination, Merisant and MAFCO were wholly-owned subsidiaries of Flavors Holdings. Flavors Holdings is a wholly-owned direct subsidiary of PCT International Holdings, Inc., a Delaware corporation, and is an indirect, wholly-owned subsidiary of MacAndrews.

During the past three fiscal years, Merisant and MAFCO participated in MacAndrews’ directors’ and officers’ insurance program, which covered Merisant and MAFCO along with MacAndrews and its other affiliates. The limits of coverage were available on aggregate losses to any or all of the participating companies and their respective directors and officers. For 2019, 2018 and 2017, Merisant and MAFCO reimbursed MacAndrews an immaterial amount for its allocable portion of the premiums for such coverage, which Merisant and MAFCO believe is more favorable than the premiums it could have secured were they to secure their own coverage. Merisant and MAFCO also participated in certain other insurance programs with MacAndrews under which they paid premiums directly to the insurance broker.
In March 2018, MacAndrews entered into a revolving credit agreement with Wesco US LLC, a wholly-owned subsidiary of Merisant. This revolving credit facility, as amended, matures on January 3, 2022 and provides for maximum outstanding borrowings of up to $9 million. The revolving credit facility is unsecured and bears interest at 3-month LIBOR plus 4.0% and provides for periodic interest payments with all principal due upon maturity. MacAndrews has the right to accept or reject any borrowing request made by Flavors Holdings pursuant to this agreement in its sole discretion. Outstanding borrowings at December 31, 2019 and December 31, 2018 were $8.4 million and $6.9 million, respectively, and the interest rate at December 31, 2019 and 2018 was 5.95% and 6.81%, respectively. The interest expense for 2019 and 2018 was $0.5 million and $0.2 million, respectively.
Employment Arrangements
Certain executives of Merisant and MAFCO, including Andy Rusie, Lucas Bailey, and Albert Manzone, are party to employment agreements with Merisant and MAFCO. For further information on the existing employment agreements with Merisant and MAFCO executives, see the section entitled “Executive Compensation Arrangements.” Certain directors and executive officers of Merisant and MAFCO also serve as our directors and executive officers.
Post-Business Combination Arrangements
Escrow Agreement
In connection with the Business Combination, we entered into an escrow agreement with the Sponsor and Continental Stock Transfer & Trust Company, as escrow agent, whereby the Sponsor agreed to deposit 3,000,000 shares of common stock into an escrow account until such times as the escrow shares are to be released by the escrow agent to the Sponsor upon the occurrence of the triggering events set forth in the Purchase Agreement. The Sponsor maintains its voting rights and other stockholder rights with respect to the escrow shares while such shares are held in the escrow account.
Registration Rights
Pursuant to the Registration Rights Agreement dated as of April 25, 2019, by and between us, the Sponsor, and the holders party thereto (the “RRA”), the holders of the Class B ordinary shares of Act II, private placement warrants and public warrants that may be issued on conversion of working capital loans (and Class A ordinary shares of Act II issuable upon the exercise of the private placement warrants or public warrants issued upon conversion of the working capital loans and upon conversion of the Class B ordinary shares), and our securities into which such securities converted into upon the closing of the Business Combination, be entitled to registration rights requiring us. to register such securities for resale. The Sponsor is entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the Sponsor has certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Business Combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. We are required to bear the expenses incurred in connection with the filing of any such registration statements.
Indemnification of Directors and Officers
Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. In addition, our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

In addition, we have entered into indemnity agreements with each of our executive officers and directors. The indemnity agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement, and reimbursement to the fullest extent permitted under the DGCL.
There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.
Related Person Transaction Policy
Effective upon the consummation of the Business Combination, our board of directors adopted a written related person transaction policy that sets the following policies and procedures for the review and approval or ratification of related person transactions.
A “related person transaction” is a transaction, arrangement or relationship in which our company or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:
•
any person who is, or at any time during the applicable period was, one of the post-combination company’s executive officers or one of our directors;

•
any person who is known by us to be the beneficial owner of more than 5% of our voting stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to our audit committee charter, the audit committee has the responsibility to review related party transactions.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of U.S. federal income tax considerations generally applicable to our security holders (“security holders” include holders of our common stock and/or warrants). This section applies only to our security holders that hold their shares of common stock or warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only, except as otherwise indicated, and does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:
•
financial institutions or financial services entities;

•
broker-dealers;

•
taxpayers that are subject to the mark-to-market accounting rules;

•
tax-exempt entities;

•
governments or agencies or instrumentalities thereof;

•
insurance companies;

•
regulated investment companies or real estate investment trusts;

•
expatriates or former long-term residents of the United States;

•
persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares;

•
persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•
persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•
persons whose functional currency is not the U.S. dollar;

•
controlled foreign corporations; or

•
passive foreign investment companies.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).
We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.
This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for United States federal income tax purposes) is the beneficial owner of our securities, the United States federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our securities, we urge you to consult your own tax advisor.
THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX

CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.
U.S. Holders
As used herein, a “U.S. holder” is a beneficial owner of common stock or warrants who or that is, for U.S. federal income tax purposes:
•
an individual citizen or resident of the United States,

•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia,

•
an estate whose income is subject to U.S. federal income tax regardless of its source, or

•
a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Taxation of Distributions.   If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below.
Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants.    Upon a sale or other taxable disposition of our common stock or warrants, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock or warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock or warrants so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the shares or warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock or warrants so disposed of. A U.S. holder’s adjusted tax basis in its common stock or warrants generally will equal the U.S. holder’s acquisition cost for the common stock or warrant less, in the case of a share of common stock, any prior distributions treated as a return of capital. In the case of any shares of common stock or warrants originally acquired as part of an investment unit, the acquisition cost for the share of common stock and warrant that were part of such unit would equal an allocable portion of the acquisition cost of the unit based on the relative fair market values of the components of the unit at the time of acquisition.

Exercise or Lapse of a Warrant.   Except as discussed below with respect to the cashless exercise of a warrant, a U.S. holder generally will not recognize taxable gain or loss on the acquisition of our common stock upon exercise of a warrant for cash. The U.S. holder’s tax basis in the share of our common stock received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in the warrant and the exercise price. It is unclear whether the U.S. holder’s holding period for the common stock received upon exercise of the warrants will begin on the date following the date of exercise or on the date of exercise of the warrants; in either case, the holding period will not include the period during which the U.S. holder held the warrants. If a warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.
The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the common stock received would equal the holder’s basis in the warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period in the common stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. holder held the warrants. If the cashless exercise were treated as a recapitalization, the holding period of the common stock would include the holding period of the warrants exercised therefor.
It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered warrants equal to the number of shares of common stock having a value equal to the exercise price for the total number of warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the common stock received in respect of the warrants deemed surrendered and the U.S. holder’s tax basis in the warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the common stock received would equal the sum of the fair market value of the common stock received in respect of the warrants deemed surrendered and the U.S. holder’s tax basis in the warrants exercised. It is unclear whether a U.S. holder’s holding period for the common stock would commence on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. holder held the warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the common stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
Possible Constructive Distributions.   The terms of each warrant provide for an adjustment to the number of shares of common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this registration statement entitled “Description of Securities — Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or through a decrease in the exercise price of the warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our common stock, or as a result of the issuance of a stock dividend to holders of shares of our common stock, in each case which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described under “— Taxation of Distributions” in the same manner as if the U.S. holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest.
For certain information reporting purposes, we are required to determine the date and amount of any such constructive distributions. Proposed Treasury regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Medicare Tax.   Certain U.S. holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of securities. If you are a United States person that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of this Medicare tax to your income and gains in respect of your investment in our securities.
Information Reporting and Backup Withholding.   In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock and warrants, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). However, U.S. holders that are corporations generally are excluded from these information reporting and backup withholding tax rules.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Non-U.S. Holders
This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our common stock or warrants who or that is for U.S. federal income tax purposes:
•
a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);

•
a foreign corporation; or

•
an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.
Taxation of Distributions.   In general, any distributions we make to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below.
The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).
Exercise of a Warrant.   The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a warrant, or the lapse of a warrant held by a Non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “U.S.

holders — Exercise or Lapse of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described below in “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants.”
Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants.   A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, unless:
•
the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•
we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation; however, there can be no assurance that we will not become a U.S. real property holding corporation in the future.
Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).
If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates.
Possible Constructive Distributions.   The terms of each warrant provide for an adjustment to the number of shares of common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a Non-U.S. holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our common stock which is taxable to such holders as a distribution. Any constructive distribution received by a Non-U.S. holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such Non-U.S. holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash. Any resulting withholding tax may be withheld from future cash distributions.
Information Reporting and Backup Withholding.   Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of common stock and warrants. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
FATCA Withholding Taxes.   Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in our securities.

PLAN OF DISTRIBUTION
The selling security holders, which, as used herein, includes their permitted transferees, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares on Nasdaq or any other stock exchange, market or trading facility on which such shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.
The selling security holders s may use any one or more of the following methods when disposing of their shares of our common stock or our private placement warrants:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
in underwritten transactions;

•
short sales;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price;

•
distribution to members, limited partners or stockholders of selling security holders;

•
“at the market” or through market makers or into an existing market for the shares;

•
a combination of any such methods of sale; and

•
any other method permitted pursuant to applicable law.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares of our common stock or our private placement warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their shares or private placement warrants, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer their shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our common stock or private placement warrants or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The selling security holders may also sell their securities short and deliver these securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the selling security holders from the sale of our common stock or warrants offered by them will be the purchase price of our common stock or warrants less discounts or commissions, if any. The selling security holders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our common stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the selling security holders.
The selling security holders also may in the future resell a portion of our common stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of our common stock or warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of our common stock or warrants may be underwriting discounts and commissions under the Securities Act. If any selling security holder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the selling security holder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the selling security holders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
To the extent required, our common stock or warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
To facilitate an offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding or three years from the date of effectiveness of this registration statement. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The selling security holders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering.
The selling security holders may use this prospectus in connection with resales of our common stock and warrants. This prospectus and any accompanying prospectus supplement will identify the selling security holders, the terms of our common stock or warrants and any material relationships between us and the selling security holders. The selling security holders may be deemed to be underwriters under the Securities Act in connection with our common stock or warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the selling security holders will receive all the net proceeds from the resale of our common stock or warrants.
A selling security holder that is an entity may elect to make an in-kind distribution of common stock or warrants to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or stockholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable common stock or warrants pursuant to the distribution through a registration statement.
We are required to pay all fees and expenses incident to the registration of our common stock and warrants to be offered and sold pursuant to this prospectus, which we expect to be approximately $371,029.

LEGAL MATTERS
The validity of the shares of common stock and warrants offered hereby will be passed upon for us by DLA Piper LLP (US).
EXPERTS
The financial statements of Act II Global Acquisition Corp. as of December 31, 2019 and for the year then ended included in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance on such report given the authority of such firm as experts in accounting and auditing.
The combined financial statements of Mafco Worldwide & Merisant, the Licorice and Sweetener Businesses of Flavors Holdings Inc., as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
CHANGE IN AUDITOR
On June 30, 2020, our board of directors approved the engagement of Ernst & Young LLP (“EY”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ended December 31, 2020. EY served as independent registered public accounting firm of Merisant and MAFCO prior to the Business Combination. Accordingly, Marcum LLP (“Marcum”), Act II’s independent registered public accounting firm prior to the Business Combination, was informed that it would be dismissed as our independent registered public accounting firm.
The report of Marcum on Act II’s, our legal predecessor, balance sheet as of December 31, 2019 and the related statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2019, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainties, audit scope or accounting principles.
For the year ended December 31, 2019, there were no disagreements between us and Marcum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum would have caused Marcum to make reference to the subject matter of the disagreements in their report on our financial statements for such period.
For the year ended December 31, 2019, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).
We provided Marcum with a copy of the foregoing disclosures and requested that Marcum furnish us with a letter addressed to the SEC stating whether it agrees with the statements made by us set forth above. A copy of Marcum’s letter dated June 30, 2020, is filed as an exhibit to the registration statement of which this prospectus is a part.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock and warrants, you should refer to the registration statement and its exhibits. Statements contained in this prospectus concerning any of our contracts, agreements or other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.
We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholder of Flavors Holdings Inc.
Opinion on the Financial Statements
We have audited the accompanying combined balance sheets of Mafco Worldwide & Merisant, The Licorice and Sweetener Businesses of Flavors Holdings Inc. (the Company) as of December 31, 2019 and 2018, the related combined statements of operations, comprehensive income, changes in net parent investment and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 1987.
New York, NY
April 10, 2020, except for the subsequent event discussed in Note 2 to the financial statements, as to which the date is May 8, 2020.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Combined Balance Sheets
(In Millions)
	December 31
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$10.4	$7.2
Accounts receivable (net of allowances of $2.8 and $1.6, respectively)	55.0	56.6
Inventories	121.1	123.5
Prepaid expenses and other current assets	7.3	4.1
Total current assets	193.8	191.4
Property, plant and equipment, net	20.4	19.7
Goodwill	130.8	130.8
Other intangible assets, net	251.3	262.0
Other assets	3.5	4.1
Total assets	$599.8	$608.0
Liabilities and net parent investment
Current liabilities:
Accounts payable	$26.3	$24.6
Accrued expenses and other current liabilities	28.1	31.3
Total current liabilities	54.4	55.9
Due to related party	8.4	6.9
Deferred tax liabilities, net	31.5	42.2
Other liabilities	17.8	18.5
Net parent investment	487.7	484.5
Total liabilities and net parent investment	$599.8	$608.0
See Notes to Combined Financial Statements

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Combined Statements of Operations
(In Millions)
	Years Ended December 31
	2019	2018	2017
Product revenues, net	$272.2	$291.0	$288.0
Cost of goods sold	163.6	167.9	167.5
Gross profit	108.6	123.1	120.5
Selling, general and administrative expenses	65.9	74.8	77.5
Amortization of intangible assets	10.7	11.1	11.1
Restructuring and other non-recurring expenses	2.2	9.5	13.1
Operating income	29.8	27.7	18.8
Other expense, net	1.4	1.5	3.9
Income before income taxes	28.4	26.2	14.9
(Benefit) provision for income taxes	(2.5)	5.3	(10.2)
Net income	$30.9	$20.9	$25.1
See Notes to Combined Financial Statements

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Combined Statements of Comprehensive Income
(In Millions)
	Years Ended December 31
	2019	2018	2017
Net income	$30.9	$20.9	$25.1
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(1.5)	(0.6)	5.9
Net change in pension benefit obligation recognized	(0.5)	0.7	1.3
Total other comprehensive (loss) income, net of tax	(2.0)	0.1	7.2
Comprehensive income	$28.9	$21.0	$32.3
Tax (benefit) provision of other comprehensive income (loss) included in above amounts:
Foreign currency translation adjustments	$—	$—	$0.2
Net change in pension benefit obligation recognized	(2.7)	0.1	0.3
Total net tax (benefit) provision included in other comprehensive (loss) income	$(2.7)	$0.1	$0.5
See Notes to Combined Financial Statements

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Combined Statements of Changes in Net Parent Investment
(In Millions)
	Years Ended December 31
	2019	2018	2017
Beginning balance	$484.5	$499.2	$508.0
Funding to Parent, net	(25.7)	(35.7)	(41.1)
Net income	30.9	20.9	25.1
Other comprehensive (loss) income, net of tax	(2.0)	0.1	7.2
Ending balance	$487.7	$484.5	$499.2
See Notes to Combined Financial Statements

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Combined Statements of Cash Flows
(In Millions)
	Years Ended December 31
	2019	2018	2017
Operating activities
Net income	$30.9	$20.9	$25.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3.0	3.6	3.4
Amortization of intangible assets	10.7	11.1	11.1
Deferred income taxes	(10.5)	(6.0)	(14.8)
Loss on sale of fixed assets	0.1	0.5	0.2
Changes in operating assets and liabilities:
Accounts receivable	1.5	2.5	(7.0)
Inventories	2.0	(0.7)	4.8
Pension	(1.6)	1.6	1.7
Prepaid expenses and other current assets	(3.1)	0.3	2.5
Accounts payable, accrued liabilities and income taxes	(3.0)	0.2	9.3
Other, net	2.0	—	3.0
Net cash provided by operating activities	32.0	34.0	39.3
Investing activities
Capital expenditures	(4.1)	(4.1)	(3.1)
Proceeds from sale of fixed assets	—	1.9	2.4
Net cash used in investing activities	(4.1)	(2.2)	(0.7)
Financing activities
Borrowings under revolver	1.5	7.5	—
Repayments of revolver	—	(0.6)	—
Funding to Parent, net	(25.7)	(35.7)	(41.1)
Net cash used in financing activities	(24.2)	(28.8)	(41.1)
Effect of exchange rate changes on cash and cash equivalents	(0.5)	—	(0.1)
Net change in cash and cash equivalents	3.2	3.0	(2.6)
Cash and cash equivalents, beginning of period	7.2	4.2	6.8
Cash and cash equivalents, end of period	$10.4	$7.2	$4.2
Supplemental disclosure of cash paid
Taxes paid, net of refunds	$4.5	$5.1	$4.8
See Notes to Combined Financial Statements

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)
1.   Description of Business and Basis of Presentation
The accompanying combined financial statements present, on a historical cost basis, the combined assets, liabilities, revenues and expenses related to the licorice and sweetener businesses (“Mafco Worldwide” and “Merisant”, respectively, or the “Business”) of Flavors Holdings Inc. (“Flavors” or “Parent”). Flavors is an indirect, wholly owned subsidiary of MacAndrews & Forbes Incorporated (“MacAndrews”).
Mafco Worldwide produces a variety of licorice products from licorice root, intermediary licorice extracts and crude derivatives produced by others and certain other ingredients. Approximately 47% of Mafco Worldwide’s licorice product sales are to the worldwide tobacco industry for use as tobacco flavor enhancing and moistening agents in the manufacture of American blend cigarettes, moist snuff, chewing tobacco and pipe tobacco. Certain of the tobacco industry customers also purchase Mafco Worldwide’s processed natural products. Mafco Worldwide also sells licorice products to food and beverage processors, confectioners, cosmetic companies, and pharmaceutical manufacturers for use as flavoring or masking agents, including its Magnasweet brand flavor enhancer, which is used in various brands of chewing gum, energy bars, non-carbonated beverages, lip balm, chewable vitamins, aspirin and other products. In addition, Mafco Worldwide sells licorice root residue as garden mulch under the name Right Dress.
Merisant manufactures, markets and distributes tabletop sweeteners for the domestic and international consumer food markets, primarily under the Equal®, Canderel®, Pure Via®, and Whole Earth Sweetener® brands. Merisant distributes its products via the food retail, mass merchandising, e-Commerce, and food service channels.
The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and present fairly the combined financial position and results of the Business. All significant intercompany transactions and balances within the Business have been eliminated. Transactions with affiliated companies which are not a part of the Business are reflected as related party transactions and the related payable or receivable balances are included in net parent investment on the combined balance sheets.
Throughout the period covered by the combined financial statements, the Business operated as part of Flavors. Consequently, stand-alone financial statements have not been historically prepared for the Business. The accompanying combined financial statements have been prepared from Flavors’ historical accounting records and are presented on a stand-alone basis as if the operations had been conducted independently from Flavors’ other businesses. The operations of the Business are in various legal entities with or without a direct ownership relationship. Accordingly, Flavors and its subsidiaries’ net parent investment in these operations is shown in lieu of a statement of stockholder’s equity in the combined financial statements.
The accompanying combined financial statements reflect all assets and liabilities of Flavors that are either specifically identifiable or are directly attributable to the Business and have been extracted from the Flavors accounting records on the basis of the accounting policies and procedures further described in this footnote.
As more fully described in Note 2 and Note 10, current and deferred income taxes and related tax expense have been determined based on the stand-alone results of the combined Business by applying Accounting Standards Codification (“ASC”) 740, “Income Taxes”, issued by the Financial Accounting Standards Board (“FASB”), to the Business’ operations in each country as if it were a separate taxpayer (i.e. following the separate return methodology).
All allocations and charges of cost to and from Flavors as further described in Note 3 have been deemed paid in the period in which the cost was recorded in the combined statements of operations. The Business’ portion of certain current income taxes payable is deemed to have been remitted to Flavors in the period the related tax expense was recorded. The Business’ portion of certain current income taxes receivable

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)
is deemed to have been remitted by Flavors in the period to which the receivable applies only to the extent that a refund of such taxes could have been recognized by the Business on a stand-alone basis under the law of the relevant taxing jurisdiction.
Long-term third party debt and the related interest expense of Flavors has not been allocated to the combined financial statements as the Business will not be assigned any of the current third party debt and Flavors’ borrowings are not directly attributable to the Business. Flavors’ third party debt is collateralized by certain of Flavors’ U.S. assets (including the voting interests of Mafco Worldwide LLC, Merisant Company and Merisant US, Inc. and all of their assets), as well as two-thirds of the voting stock of Flavors’ first tier non-U.S. subsidiaries. The cash and cash equivalents held by Flavors at the corporate level are not specifically identifiable to the Business and therefore were not allocated for any of the periods presented.
All of the allocations and estimates in the combined financial statements are based on assumptions that management of Flavors believes are reasonable. However, the combined financial statements included herein may not be indicative of the financial position, results of operations, and cash flows of the Business in the future or if the Business had been a separate, stand-alone entity during the periods presented. See Note 3.
Actual costs that would have been incurred if Mafco Worldwide and Merisant had been a stand-alone businesses would depend on multiple factors, including organizational structure and strategic decisions.
2.   Summary of Significant Accounting Policies
Cash and Cash Equivalents
The Business considers all cash on hand, money market funds, and other highly liquid debt instruments with a maturity, when purchased, of three months or less to be cash and cash equivalents.
Accounts Receivable and Allowance for Doubtful Accounts
Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Business’ best estimate of the amount of probable losses in its existing accounts receivable based on historical losses and current economic conditions. Account balances are charged against the allowance when the Business believes it is probable the receivable will not be recovered. The Business does not have any off-balance sheet credit exposure related to its customers. Recoveries of accounts receivable previously offset against the allowance are recorded in the combined statements of operations when received.
Inventories
Inventories are stated at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less reasonably predicable costs of completion, disposal, and transportation. The cost of inventory is determined principally by the first in, first out method.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)
Property, Plant and Equipment
Property, plant and equipment are recorded at cost or at fair value for assets acquired in a business combination. Additions, improvements, and replacements that extend asset life are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows or over a shorter lease term, if applicable:
Land, building and building improvements	10 – 40 years
Machinery and equipment	3 – 20 years
Furniture and fixtures	3 – 10 years
Vehicles	3 – 10 years
Computers	3 – 5 years
When property and equipment are disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in income from operations. Ordinary repairs and maintenance costs are charged to operating expense as incurred.
Goodwill and Intangible Assets
Goodwill represents the excess of consideration transferred over the fair value of identifiable net assets acquired. Intangible assets consist of product formulations, tradenames and customer relationships. Acquired intangibles are recorded at fair value as of the date acquired. Goodwill and other intangibles determined to have an indefinite life are not amortized, but are tested for impairment annually in the fourth quarter, or when events or changes in circumstances indicate that the assets might be impaired, such as a significant adverse change in the business climate.
When goodwill is assessed for impairment, the Business has the option to perform an assessment of qualitative factors of impairment prior to necessitating a quantitative impairment test. Qualitative factors to consider include cost factors, projected financial performance, macroeconomic conditions (including changes in interest rates and discount rates), business, contractual, legal, regulatory or other relevant events and factors affecting the reporting unit, and results from prior quantitative tests. If we elect to bypass the qualitative assessment or the Business determines that it is more likely than not that the fair value of the Business’ reporting units is less than its carrying value, a quantitative assessment is then performed utilizing both the income and market approaches to estimate the fair value of its reporting units. The income approach involves discounting future estimated cash flows. The discount rate used is the value-weighted average of the reporting unit’s estimated cost of equity and debt (“cost of capital”) derived using both known and estimated customary market metrics. The Business performs sensitivity tests with respect to growth rates and discount rates used in the income approach. In applying the market approach, valuation multiples are derived from historical and projected operating data of selected guideline companies; evaluated and adjusted, if necessary, based on the strengths and weaknesses of the reporting unit relative to the selected guideline companies; and applied to the appropriate historical and/or projected operating data to arrive at an indication of fair value. The Business weights the results of the income and market approaches equally. If the reporting unit’s carrying value exceeds its estimated fair value, then an impairment is recorded for the difference, limited to the total amount of goodwill allocated to the reporting unit. In 2019 and 2018, the Business performed a qualitative assessment for its reporting units. Based on these assessments, the Business qualitatively concluded that it was more likely than not that the fair value of its reporting units exceeded their respective carrying values and therefore, did not result in an impairment.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)
The annual impairment evaluations for goodwill involve significant estimates made by management. The discounted cash flow analyses require various judgmental assumptions about sales, operating margins, growth rates, and discount rates. Assumptions about sales, operating margins and growth rates are based on the Business’ budgets, business plans, economic projections, anticipated future cash flows, and marketplace data. Changes in estimates could have a material impact on the carrying amount of goodwill in future periods.
The Business typically evaluates impairment of its indefinite-lived intangible assets by first performing a qualitative assessment. As part of this assessment, the Business considers its financial performance, including projected earnings and business trends, as well as the difference between the fair value and the carrying amount from any recent fair value calculation. If after assessing the totality of events and circumstances the Business determines that it is not more likely than not that the indefinite-lived intangible assets are impaired, then the Business need not calculate the fair value of the indefinite-lived intangible assets. The Business also continues to re-evaluate the useful life of these assets to determine whether events and circumstances continue to support an indefinite useful life.
Intangible assets that are deemed to have a finite life are amortized over their estimated useful life. They are also evaluated for impairment as discussed below in “Long-Lived Assets.”
Long-Lived Assets
Long-lived assets, other than goodwill and indefinite-lived intangible assets, are tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. When such events occur, the Business compares the sum of the future undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group to the carrying amount of that long-lived asset. If this comparison indicates that there is an impairment, the carrying amount of the long-lived asset would then be reduced to the estimated fair value, which generally approximates discounted cash flows. The Business also evaluates the amortization periods of assets to determine whether events or circumstances warrant revised estimates of useful lives. The Business’ applicable long-lived assets include its property, plant and equipment and definite-lived intangible assets.
Income Taxes
Income taxes as presented herein attribute current and deferred income taxes of Flavors to the Business’ stand-alone financial statements in a manner that is systematic, rational, and consistent with the asset and liability method prescribed by ASC 740, “Income Taxes”. Accordingly, the Business’ income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of the combined group as if the group member were a separate taxpayer and a stand-alone enterprise. As a result, actual tax transactions included in the consolidated financial statements of Flavors may not be included in the separate combined financial statements of the Business. Similarly, the tax treatment of certain items reflected in the separate combined financial statements of the Business may not be reflected in the consolidated financial statements and tax returns of Flavors; therefore, deferred tax assets and liabilities presented below, such items as net operating losses, credit carryforwards, and valuation allowances may exist in the stand-alone financial statements that may or may not exist in the consolidated financial statements of Flavors and may never be realizable or payable to taxing authorities.
The breadth of the Business’ operations and the global complexity of tax regulations require assessments of uncertainties and judgements in estimating the taxes that the Business will ultimately pay. The final taxes paid are dependent upon many factors, including negotiations with taxing authorities in various jurisdictions and resolution of disputes arising from federal, state and international tax audits in the normal course of business.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)
The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of the Business’ assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.
The taxable income (loss) of certain Mafco Worldwide and Merisant entities was included in parent consolidated tax returns, where applicable. As such, separate income tax returns were not prepared for certain of the Business’ entities. Consequently, for such entities, income taxes currently payable are deemed to have been remitted to Flavors, in cash, in the period the liability arose and income taxes currently receivable are deemed to have been received from Flavors in the period that a refund could have been recognized by the Business had it been a separate taxpayer.
As stated above in Note 1, the operations comprising the Business are in various legal entities which have no direct ownership relationship. Consequently, no provision has been made for income taxes on unremitted earnings of subsidiaries and affiliates.
The Business records any tax assessed by a governmental authority that is both imposed on and concurrent with a specific revenue-producing transaction between a seller and a customer, which may include, but is not limited to, sales, use, value added, and some excise taxes on a net basis in the accompanying combined statements of operations.
Uncertainty in Income Taxes
As part of the process of preparing its combined financial statements, the Business is required to calculate the amount of income tax in each of the jurisdictions in which it operates. On a regular basis, the amount of taxable income is reviewed by various federal, state and foreign taxing authorities. As such, the Business provides reserves, when applicable, for unrecognized tax benefits that it believes could be challenged by these taxing authorities. Uncertain income tax positions must be “more likely than not” (i.e., greater than 50% likelihood of receiving benefit) before the Business recognizes the uncertain income tax positions in the financial statements. Further, the benefit to be recorded in the financial statements is the amount most likely to be realized assuming a review by the tax authorities having all relevant information and applying current conventions.
Pension Plans
The Business has defined benefit pension plans and a defined contribution 401(k) plan, which cover certain current and former employees of the Business who meet eligibility requirements. Benefits for the defined benefit pension plans are based on years of service and, in some cases, the employee’s compensation and participation is frozen to all employees hired on or after August 1, 2017. The Business’ policy is to contribute annually the amount required pursuant to the Employee Retirement Income Security Act. The Business froze the pension plan for all participants on December 31, 2019. Certain subsidiaries of the Business outside the U.S. have retirement plans that provide certain payments upon retirement. The Business recognizes in its balance sheet the funded status of its defined benefit pension plans, measured as the difference between the fair value of the plan assets and the benefit obligation and recognizes changes in the funded status of the defined benefit pension plans as accumulated other comprehensive loss, net of tax, within net parent investment to the extent such changes are not recognized in earnings as components of periodic net benefit cost (see Note 8).

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)
Self-Insurance
The Business is self-insured for certain workers’ compensation and group medical costs. Provisions for losses expected under these programs are recorded based on the Business’ estimates of the aggregate liabilities for the claims incurred. As of December 31, 2019 and 2018, the combined liabilities for self-insured workers compensation and group medical were $0.7 and $0.6, respectively.
Revenue Recognition
Effective January 1, 2018, the Business adopted Accounting Standards Codification (“ASC”) 606, and all related amendments, which provides updated accounting guidance on recognizing revenue. This updated accounting guidance outlines a single comprehensive model for entities to utilize to recognize revenue when they transfer goods or services to customers in an amount that reflects the consideration that will be received in exchange for the goods or services.
The Business adopted this new accounting guidance using the modified retrospective method. Results for the reporting period beginning after January 1, 2018 are presented under ASC 606, while prior period amounts continue to be reported in accordance with the Business’s historic accounting practices under previous guidance. However, given the nature of the Business’ products and the terms and conditions applicable to sales to its customers, the timing and amount of revenue recognized based on the underlying principles of ASC 606 are consistent with the Business’ revenue recognition policy under previous guidance. There was no impact to the combined balance sheets or the combined statements of operations and comprehensive income as of January 1, 2018 for the adoption of the standards update.
The Business recognizes revenue when control of the promised goods or services is transferred to the customers, in an amount that reflects the consideration the Business expects to be entitled to in exchange for those goods or services. The Business made an accounting policy election to exclude from the measurement of the transaction price sales taxes and all other items of a similar nature, and also elected to account for shipping and handling activities as a fulfillment of the promise to transfer the goods. Accordingly, shipping and handling costs are included in cost of sales.
The terms and conditions of sale under the supply agreements and/or purchase orders for Merisant call for FOB Destination and FOB Origin shipping terms with its customers. The customer payment terms are usually 40 days from invoice date. The terms and conditions of sale under the supply agreements and/or purchase orders for Mafco Worldwide have various shipping terms with its customers depending upon the customer requests. The customer payment terms range from 30 – 120 days from invoice date based upon geographic location of the customer.
Merisant usually offers promotional activities (e.g. coupons, trade discounts and other promotional activities) to the customers. These variable consideration amounts are estimated for each customer based on specific arrangement/agreement, an analysis of historical volume and/or current activity with that customer. Reassessment of variable consideration estimates is done at each reporting date throughout the contract period until the uncertainty is resolved (e.g. promotional campaign is closed and settled with customer).
Historically, the Business has encountered limited instances whereby customers rejected products as a result of orders being materially inaccurate and/or products being defective. The Business is tracking the reason codes for those customer returns to understand what was the return reason. Based on that the materiality of such returns is assessed. A return reserve is calculated (based on historical data as described above) every month to record this net sales adjustment, and these adjustments have not been significant.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)
The following table presents the Company’s revenues disaggregated by product categories:
	2019	2018	2017
Sweeteners	$165.9	$173.8	$168.1
Licorice products	106.3	117.2	119.9
Total Product revenues, net	$272.2	$291.0	$288.0
The following table presents the Company’s revenues disaggregated by operating segment:
	2019	2018	2017
Merisant — North America	$60.0	$59.0	$57.6
Merisant — Europe, Middle East and Africa	76.0	82.0	77.9
Merisant — Asia-Pacific	17.8	17.0	15.4
Merisant — Latin America	12.1	15.8	17.2
Mafco Worldwide	106.3	117.2	119.9
Total Product revenues, net	$272.2	$291.0	$288.0
Prior to January 1, 2018, pursuant to prior accounting guidance, the Business recognized product revenue when persuasive evidence of a non-cancelable arrangement existed, products had been shipped, the price was fixed or determinable, collectability was reasonably assured, legal title and economic risk had transferred to the customer and an economic exchange had taken place. Title for product sales may pass to customers upon leaving the Business’ facilities, upon receipt at a specific destination (such as a shipping port) or upon arrival at the customer’s facilities, depending on the terms of the contractual agreements for each customer.
The Business records an allowance for doubtful accounts as an estimate of the inability of its customers to make their required payments. The determination of the allowance requires the Business to make assumptions about the future ability to collect amounts owed from customers.
Marketing Costs
The Business promotes its products with marketing activities, including advertising, consumer incentives and trade promotions. On an annual basis, advertising costs are expensed as incurred or in the year in which the related advertisement initially appears. Advertising expense was $11.9, $16.1 and $25.1 for 2019, 2018 and 2017, respectively. As of December 31, 2019 and 2018, $0.2 and nil, respectively, of prepaid advertising is included in prepaid expenses and other assets in the accompanying combined balance sheets, primarily representing costs of advertisements that had not been released as of that date.
Consumer incentive and trade promotion activities are deducted from revenue based on amounts estimated as being or becoming due to customers and consumers at the end of a period, based principally on the Business’ historical utilization and redemption rates. These deductions are estimated and recorded upon sale of product by the Business and revised as necessary at each period end.
Fair Value of Financial Instruments
The Business measures fair value using a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)
In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Business’ assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.
The carrying amounts for cash and cash equivalents, trade accounts receivable, accounts payable and accrued liabilities approximate fair value because of their short-term maturity. The fair value of foreign currency forward exchange contracts is determined based on observable market transactions of spot and forward rates on their respective dates.
Major Customers and Credit Concentration
The Business sells products to customers in the U.S. and internationally. The Business performs ongoing credit evaluations of customers, and generally does not require collateral on trade accounts receivable. Allowances are maintained for potential credit losses and such losses have been within management’s expectations.
Foreign Currency Translation
The Business has determined that the functional currency for each combined subsidiary is its local currency, except for certain entities whose functional currency is the U.S. dollar. Assets and liabilities of entities outside the U.S. are translated into U.S. dollars at the exchange rates in effect at the end of each period; income and expense items are translated at each period’s average exchange rate; and any resulting translation difference is reported and accumulated as a separate component of combined statements of net parent investment, except for any entities which may operate in highly inflationary economies. Gains and losses resulting from transactions in other than functional currencies are reflected in operating results, except for transactions of a long-term nature.
Remeasurements of European entities whose functional currency is the U.S. dollar as well as translation adjustments for entities operating in highly inflationary economies and impacts of foreign currency transactions are recognized currently in other expense (income), net. Total foreign exchange losses, net of $1.9, $1.9 and $3.0 in 2019, 2018 and 2017, respectively, were recorded in other expense (income), net in the accompanying combined statements of operations.
Beginning January 1, 2019, the Business is required to apply highly-inflationary accounting to its Argentinian subsidiary. This accounting treatment requires a change in the subsidiary’s functional currency from the local currency (Argentinian Peso) to the parent’s reporting currency (USD). This highly-inflationary classification results from the fact that the cumulative inflation rate for the preceding 3 year period exceeded 100 percent as of June 30, 2018. When the Business changed the functional currency, it revalued the subsidiary’s financial statements as if the new functional currency (USD) were the reporting currency. Accordingly, effective January 1, 2019, all Argentinian Peso denominated monetary assets and liabilities are considered foreign currency denominated assets and liabilities and are revalued to USD (the functional currency) with remeasurement adjustments in the period recorded in the income statement. The USD will be the functional currency until the economic environment in Argentina ceases to be considered highly-inflationary. The impact of the change in the functional currency was not material for the year ended December 2019.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)
Derivative Financial Instruments
The Business periodically uses foreign currency forward exchange contracts to reduce the exposure of effects on net cash flows due to fluctuations in foreign currency exchange rates. The Business recognizes these derivative instruments on the balance sheet as either assets or liabilities measured at fair value, with changes in fair value recognized immediately in earnings. The foreign currency forward exchange contracts have maturities of less than one year. The effect of these forward exchange contracts were not material in 2019, 2018 and 2017.
Restructuring and Employee Termination Benefits
During 2019, 2018 and 2017, the Business adopted restructuring plans to streamline processes and realize cost savings by consolidating facilities and eliminating various positions in operations and general and administrative areas.
Termination benefits are payable when an employee is involuntarily terminated, or whenever an employee accepts voluntary termination in exchange for termination benefits. One-time involuntary termination benefits are recognized as a liability when the termination plan meets certain criteria and has been communicated to employees. If employees are required to render future service in order to receive these one-time termination benefits, the liability is recognized ratably over the future service period.
During 2019, 2018 and 2017, the Business recognized employee termination benefits of $0.6, $3.1 and $5.9, respectively, which are recorded in restructuring and other non-recurring expenses on the accompanying combined statements of operations. As of December 31, 2019, all of these charges have been paid. In addition, the Business recorded facility exit and other related costs of $0.8, $1.9, and $3.5 during 2019, 2018, and 2017, respectively, related to Merisant, and $0.8, $4.5 and $3.7 during 2019, 2018, and 2017, respectively, related to Mafco Worldwide, which are recorded in restructuring and other non-recurring expenses on the accompanying combined statements of operations.
Use of Estimates
The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
New Accounting Guidance
In February 2016, the FASB issued new guidance that will require organizations that lease assets with lease terms of more than 12 months to recognize assets and liabilities for the rights and obligations created by those leases on their balance sheets. The new guidance will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. This guidance will be effective for the Business in fiscal year 2021, with early adoption permitted. The Business is currently evaluating the adoption date and the effect that the updated standard will have on its combined financial statements and related disclosures.
In June 2016, the FASB issued new guidance, which was subsequently amended in November 2018, which will require entities to estimate lifetime expected credit losses for trade and other receivables, net investments in leases, financing receivables, debt securities and other instruments, which will result in earlier recognition of credit losses. Further, the new credit loss model will affect how entities in all industries estimate their allowance for losses for receivables that are current with respect to their payment terms. This new guidance further clarifies that impairment of receivables from operating leases should be accounted for in

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)
accordance with existing lease accounting guidance. This guidance will be effective for the Business in fiscal year 2023. The Business is currently evaluating the effect that the new guidance will have on its combined financial statements and related disclosures.
In February 2018, the FASB issued new guidance, which was issued to address the income tax accounting treatment of the stranded tax effects within other comprehensive income as a result of the enactment of the Tax Cuts and Jobs Act (“TCJA”) on December 22, 2017, which changed the Business’ income tax rate from 35% to 21%. This new guidance changed US GAAP whereby an entity may elect to reclassify the stranded tax effect from accumulated other comprehensive income to retained earnings. The amendments may be adopted in total or in part using a full retrospective or modified retrospective method. The amendments are effective for periods beginning after December 15, 2018. Early adoption is permitted. On January 1, 2019, the Business elected to adopt this standard on a full retrospective approach and reclassified $2.1 from AOCI to net parent investment.
In December 2019, the FASB issued new guidance that enhances and simplifies various aspects of the income tax accounting guidance in U.S. GAAP. This standard is effective for annual periods and interim periods beginning after December 15, 2020, with early adoption permitted. As of December 31, 2019, the Business has not adopted this guidance; however, the adoption is not expected to have a material impact on the Business’ combined financial statements.
Subsequent Events
The Business evaluated subsequent events through the date the financial statements were issued. All events that had a material impact on the Business’ financial statements are disclosed in the notes to the combined financial statements.
The outbreak of the COVID-19 coronavirus has been declared a pandemic by the World Health Organization and continues to spread across many of the countries in which the Business operates. The Business is following the guidelines provided by the various governmental entities in the jurisdictions where it operates and is taking additional measures to protect its employees. The Business is executing a comprehensive set of actions to prudently manage its resources, while ensuring continued product supply to its customers. While the Business is currently experiencing relatively stable consumer and customer demand for its products and has no supply disruptions, potential impacts from COVID-19 could be considered triggering events that may require us to perform impairment assessments of goodwill and other intangible assets in fiscal 2020, and those impairments could be material.
3.   Relationship with Flavors and Related Entities and Allocations
The Business maintains its own office space and manufacturing facilities, its own infrastructure for management, sales, general and administrative, finance and accounting, treasury, legal, human resources and information systems, as well as its own employee benefit plans.
In the normal course of operations, the Business transfers excess cash from its bank accounts to Flavors, which is accounted for within net parent investment.
Receivables and payables between the Business and Flavors have been accounted for through the net parent investment account in the combined financial statements.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)
4.   Inventories
Inventories consisted of the following:
	December 31
	2019	2018
Raw materials and supplies	$89.6	$87.2
Work in process	0.4	0.5
Finished goods	31.1	35.8
	$121.1	$123.5
5.   Property and Equipment
Property, plant, and equipment consisted of the following:
	December 31
	2019	2018
Machinery, equipment and other	$50.1	$48.1
Land, land rights, buildings and building improvements	25.1	24.1
Construction in progress	0.6	1.0
	75.8	73.2
Accumulated depreciation	(55.4)	(53.5)
	$20.4	$19.7
During 2017, the Business disposed of certain machinery and equipment from a manufacturing facility in Manteno, Illinois that was closed in 2016 for cash proceeds of $2.4, which resulted in no gain or loss. During 2018, the Business disposed of the Manteno property that had been classified as assets held for sale as of December 31, 2017, for cash proceeds of $1.9, which resulted in a loss of $0.5.
6.   Intangible Assets and Goodwill
Intangible assets, net consisted of the following:
	December 31
	2019			2018
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Indefinite-lived:
Product formulations	$109.9	$—	$109.9	$109.9	$—	$109.9
Definite-lived:
Customer relationships	$105.0	$(38.8)	$66.2	$105.0	$(31.9)	$73.1
Tradenames	95.1	(19.9)	75.2	95.1	(16.1)	79.0
	$310.0	$(58.7)	$251.3	$310.0	$(48.0)	$262.0
There continues to be no foreseeable limit on the period of time over which the product formulations are expected to contribute to the cash flows of the Business. Therefore, the Business continues to assign an indefinite useful life to the product formulations.
The acquired customer relationships have a useful life of 19 years and the tradenames have a useful life of 25 years.Amortization expense related to intangible assets for 2019, 2018 and 2017 was $10.7, $11.1 and

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)
$11.1, respectively. The estimated annual aggregate amortization expense for the next five succeeding fiscal years is expected to be $10.1, $10.1, $9.6, $9.2 and $9.2, respectively.
There was no change in the carrying amount of goodwill during 2019 and 2018.
7.   Accumulated Other Comprehensive Loss
The following table displays the change in the components of accumulated other comprehensive loss, net of tax, which are included in net parent investment on the accompanying combined balance sheets:
	Net Currency Translation Gains (Losses)	Funded Status of Benefit Plans	Total Accumulated Other Comprehensive Loss
Balance at December 31, 2016	$(0.9)	$(12.5)	$(13.4)
Foreign currency translation adjustments	5.9	—	5.9
Net change in pension benefit obligation	—	1.3	1.3
Net current-period other comprehensive income	5.9	1.3	7.2
Balance at December 31, 2017	$5.0	$(11.2)	$(6.2)
Foreign currency translation adjustments	(0.6)	—	(0.6)
Net change in pension benefit obligation	—	0.7	0.7
Net current-period other comprehensive income	(0.6)	0.7	0.1
Balance at December 31, 2018	4.4	(10.5)	(6.1)
Foreign currency translation adjustments	(1.5)	—	(1.5)
Net change in pension benefit obligation	—	(0.5)	(0.5)
Net current-period other comprehensive income	(1.5)	(0.5)	(2.0)
Balance at December 31, 2019	$2.9	$(11.0)	$(8.1)
Gains and losses deferred in net parent investment are reclassified and recognized in the combined statements of operations when they are realized. Amounts of income (expense) reclassified from net parent investment are as follows:
Component	Line Items Affected by Reclassifications from Net Parent Investment in the Combined Statements of Operations	Expense Reclassified for the Years Ended December 31,
		2019	2017	2018
Funded Status of Benefit Plans	Cost of goods sold	$(0.5)	$(0.4)	$(0.5)
	Selling, general and administrative expenses	(1.0)	(0.6)	(0.7)
		$(1.5)	$(1.0)	$(1.2)
8.   Employee Benefit Plans and Defined Benefit Pension Plans
Certain current and former employees of the Business are covered under a funded defined benefit retirement plan. Plan provisions covering certain of the Business’ salaried employees generally provide pension benefits based on years of service and compensation. Plan provisions covering the Business’ union members generally provide stated benefits for each year of credited service. The Business’ funding policy is to

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)
contribute annually the statutory required amount as actuarially determined. The Business uses December 31 as a measurement date for the plan. The Business froze the pension plan on December 31, 2019.
The following table reconciles the funded status of the Business’ funded defined benefit pension plan as of December 31, 2019 and 2018:
	December 31
	2019	2018
Accumulated benefit obligation	$28.8	$24.0
Changes in projected benefit obligation:
Projected benefit obligation at beginning of year	$26.1	$28.0
Service cost	0.6	0.8
Interest cost	1.1	1.0
Liability gain due to curtailment	(2.5)	—
Actuarial loss (gain)	4.2	(2.0)
Benefits paid	(0.7)	(1.7)
Projected benefit obligation at end of year	28.8	26.1
Change in plan assets:
Fair value of assets at beginning of year	25.8	29.4
Actual returns on plan assets	5.1	(1.9)
Benefits paid	(0.7)	(1.7)
Fair value of assets at end of year	30.2	25.8
Net pension asset (liability)	$1.4	$(0.3)
The net pension asset in the table above is included in other assets on the accompanying consolidated balance sheet as of December 31, 2019. The net pension liability in the table above is included in other liabilities on the accompanying combined balance sheet as of December 31, 2018.
Net amounts recognized in accumulated other comprehensive loss at December 31, 2019, which have not yet been recognized as a component of net periodic pension expense for the Business’ funded defined benefit pension plan, are as follows:
December 31 2019
Prior service cost	$—
Net actuarial loss	9.3
$9.3

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)
The components of the changes in unrecognized amounts included in pension obligation, net in other comprehensive income for the Business’ funded defined benefit pension plan were as follows:
	Years Ended December 31
	2019	2018	2017
Net actuarial (gain) loss	$(1.9)	$1.4	$(0.3)
Prior service credit	(0.3)	—	0.1
Amortization of prior service costs	(0.1)	(0.1)	(0.1)
Amortization of actuarial loss	(1.1)	(1.0)	(1.2)
Total (gain) loss recognized in other comprehensive income	$(3.4)	$0.3	$(1.5)
The total prior service cost and actuarial loss included in accumulated other comprehensive loss and expected to be recognized as an increase to net periodic pension expense during 2020 for the Business’ funded defined benefit pension plan is nil and $0.2, respectively.
The components of net periodic pension expense for the Business’ funded defined benefit pension plan are as follows:
	Years Ended December 31
	2019	2018	2017
Service cost	$(0.6)	$(0.8)	$(0.8)
Interest cost	(1.1)	(1.0)	(1.0)
Expected return on plan assets	1.5	1.5	1.5
Amortization of prior service costs	(0.1)	(0.1)	(0.1)
Settlement/Curtailment expense	(0.3)	—	—
Amortization of net actuarial loss	(1.1)	(1.0)	(1.2)
Net periodic pension expense	$(1.7)	$(1.4)	$(1.6)
Net periodic benefit costs are reflected in the Company’s Combined Financial Statements as follows for the period presented:
	Years Ended December 31
	2019	2018	2017
Net periodic benefit cost:
Cost of Goods Sold	$0.4	$0.5	$0.6
Selling, general and administrative expense	1.3	0.9	1.0
Total net periodic benefit cost	$1.7	$1.4	$1.6
Contributions
The Business currently does not expect to make contributions to its funded defined benefit pension plan in 2020 due to the overfunded status and the December 31, 2019 plan freeze.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)
Benefit Payments
The projected benefit payments for the funded defined benefit pension plan are as follows:
2020	$0.8
2021	0.9
2022	1.3
2023	1.2
2024	1.4
2025 – 2029	7.2
In addition to the amounts shown above, the Business has an unfunded supplemental benefit plan to provide certain salaried employees with additional retirement benefits due to limitations established by U.S. income tax regulation. The projected benefit obligation for this plan was $8.4 and $7.4 at December 31, 2019 and 2018, respectively. The projected benefit obligation reflected on the combined balance sheet at December 31, 2019 includes a current liability of $0.4 and a non-current liability of $8.0. The projected benefit obligation reflected on the combined balance sheet at December 31, 2018 includes a current liability of $0.3 and a non-current liability of $7.1. Net loss recognized in accumulated other comprehensive loss at December 31, 2019 and 2018, which has not yet been recognized as a component of net periodic pension cost for the Business’ unfunded plan was $2.9 and $2.2, respectively. The components of the change in other comprehensive loss recognized for this plan was a loss of $0.7 in 2019 in part due to an actuarial loss of $0.9. The components of the change in other comprehensive loss recognized for this plan was a gain of $0.2 in 2018 in part due to amortization of $0.3. The net loss included in accumulated other comprehensive loss and expected to be recognized in net periodic pension cost during 2020 is $0.3. The net periodic pension cost recognized for this plan was $0.6, $0.7, and $0.5 for 2019, 2018, and 2017, respectively. Benefit payments are projected to be $0.4 in 2020, $0.4 in each of 2021 through 2024 and a total of $2.5 for years 2025 to 2029.
Assumptions
The following assumptions were used to determine the benefit obligation at year end and net periodic benefit cost during the year for the Business’ funded defined benefit pension plan:
	December 31
	2019	2018	2017
Weighted-average assumptions used to determine benefit obligation at year end:
Discount rate	3.25%	4.25%	3.75%
Rate of compensation increase	—	3.50%	3.50%
Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	4.25%	3.75%	4.25%
Expected long-term rate of return on plan assets	5.75%	5.25%	5.75%
Rate of compensation increase	3.50%	3.50%	3.50%

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)
The following assumptions were used to determine the benefit obligation at year end and net periodic benefit cost during the year for the Business’ unfunded supplemental defined benefit pension plan:
	December 31
	2019	2018	2017
Weighted-average assumptions used to determine benefit obligation at year end:
Discount rate	3.25%	4.25%	3.50%
Rate of compensation increase	3.50%	3.50%	3.50%
Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	4.25%	3.50%	4.00%
Rate of compensation increase	3.50%	3.50%	3.50%
The Business bases the discount rate assumption on current investment yields of high quality fixed income investments during the retirement benefits maturity period. The rate of increase in future compensation assumptions reflects the Business’ long-term actual experience and future and near-term outlook.
The Business considers a number of factors to determine its expected rates of return on the assets in its plan, including, without limitation, historical performance of the plan assets, investment style, asset allocations and other third-party studies and surveys. The Business considered the plan portfolio’s asset allocation over a variety of time periods and compared them with third-party studies and reviewed performance of the capital markets in recent years and other factors and advice from various third parties, such as the pension plan’s advisors, investment managers and actuaries. While the Business considered recent performance and the historical performance of its plan assets, the Business’ assumptions are based primarily on its estimates of long-term, prospective rates of return. Differences between actual and expected asset returns are recognized in the net periodic benefit cost over the remaining service period of the active participating employees.
Investment Policies
The investment committee for the Business’ plan has adopted (and revises from time to time) investment policies with the objective of meeting and exceeding over time, the expected long-term rate of return on plan assets assumptions, weighted against a reasonable risk level and considering the appropriate liquidity levels. In connection with this objective, the investment committee retains a professional investment consultant as an advisor. Based upon the investment consultant’s advice, in 2019 and 2018 the plan’s assets were mainly invested in mutual funds, common and collective funds, corporate bonds, government bonds, private equity funds, as well as a real estate fund in 2019, in order to achieve the Business’ goals to enhance the expected returns of its investments together with their liquidity and protect the plan’s funded status.
The plan currently has the following target ranges for these asset classes as shown below. The ranges are intended to allow flexibility for allocating assets and rebalancing as needed depending on changes in market values and the investment environment. The strategy utilized is regularly reviewed by the plan’s investment committee, which may decide to make adjustments to the allocations when allocations fall outside the asset class range.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)
Target Ranges
Asset classes:
Cash equivalents and other	0% – 17%
Fixed income securities	45% – 100%
Equity securities	0% – 28%
Within the fixed income securities asset class, the investment policy provides for investments in a broad range of publicly traded debt securities, domestic and international Treasury issues, corporate debt securities, government agencies debt securities, and mortgage-backed and asset-backed issues. Within the equity securities asset class, the investment policy provides for investments in a broad range of publicly traded securities ranging from small- to large-capitalization stocks and domestic and international stocks. Within the cash equivalents and other asset class, the investment policy provides for investments in cash and cash equivalents as well as hedge fund, real estate and other investments as approved by the plan’s investment committee.
Fair Value Measurement of Pension Plan Assets
As of December 31, 2019, the fair values of the Business’ pension plan investments using the three-tier fair value hierarchy described in Note 2 are outlined in the following table. In addition, as of December 31, 2019, the Business’ pension plan had investments in collective trusts of $5.0, investments in private equity funds of $1.7 and investments in real estate funds of $2.1.
	Total	Level 1	Level 2	Level 3
Cash and cash equivalents	$0.4	$0.4	$—	$—
Mutual funds	5.5	5.0	0.5	—
U.S. Government securities	2.7	—	2.7	—
Municipal/provincial bonds	0.3	—	0.3	—
Corporate bonds	12.5	—	12.5	—
Total investments	$21.4	$5.4	$16.0	$—
As of December 31, 2018, the fair values of the Business’ pension plan investments using the three-tier fair value hierarchy described in Note 2 are outlined in the following table. In addition, as of December 31, 2018, the Company’s pension plan had investments in collective trusts of $4.5 and investments in private equity funds of $1.5.
	Total	Level 1	Level 2	Level 3
Cash and cash equivalents	$0.4	$0.4	$—	$—
Mutual funds	5.6	5.6	—	—
U.S. Government securities	2.5	—	2.5	—
Municipal/provincial bonds	0.3	—	0.3	—
Corporate bonds	11.0	—	11.0	—
Total investments	$19.8	$6.0	$13.8	$—
Cash and cash equivalents are stated at cost, which approximates fair market value. Mutual funds are valued at their net asset value quoted in active markets. Common and collective funds, as well as investments in private equity funds, are valued at net asset value as reported by the fund administrator. Within mutual funds and common and collective funds, the assets are invested in a broad range of publicly traded equity securities and publicly traded debt securities ranging from domestic and international Treasury issues,

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)
corporate debt securities, government agencies debt securities and mortgage-backed and asset-backed issues, in accordance with the plan’s investment policies. Corporate and government bonds are generally valued on the basis of evaluated bids furnished by a pricing service, which determines valuations for normal, institutional size-trading units of such securities using market information, transactions for comparable securities and various relationships between securities. Exchange traded funds, which are investment portfolios that hold a collection of marketable securities designed to track the performance of a specific index (like the S&P 500), are valued at the market price quoted on the particular stock exchange where they are traded. There were no transfers between levels within the three-tier fair value hierarchy in 2019 and 2018.
The Business also participates in certain state-sponsored defined benefit plans covering certain non-U.S. employees with total net liabilities of $2.8 and $1.7 as of December 31, 2019 and 2018, respectively. The primary state-sponsored plan relates to Merisant employees in Switzerland and France, which had a pension benefit obligation of $5.6 and plan assets $2.8 as of December 31, 2019 and a pension benefit obligation of $4.2 and plan assets $2.5 as of December 31, 2018, along with net periodic pension cost of $0.3, $0.5 and $0.5 in the year ended December 31, 2019, 2018 and 2017, respectively.
9.   Defined Contribution Pension Plan
The Business has two defined contribution 401(k) plans covering certain eligible domestic employees, as defined by the plans. The plans provide for certain employer matching contributions. Contributions to the plans totaled $0.3 in 2019 and 2018, respectively, and $0.4 in 2017.
10.   Income Taxes
Income taxes are presented herein attribute current and deferred income taxes of Flavors to the Business’ stand-alone financial statements in a manner that is systematic, rational, and consistent with the asset and liability method prescribed by ASC 740. Accordingly, the Business’ income taxes are computed and reported herein under the separate return method. Use of the separate return method may result in differences when the sum of the amounts allocated to stand-alone tax provisions are compared with amounts presented in combined financial statements. In that event, the related deferred tax assets and liabilities could be significantly different from those presented herein. Certain tax attributes, e.g. net operating loss carryforwards, which were actually reflected in Flavors’ consolidated financial statements may or may not exist at the stand-alone Business level.
The combined financial statements reflect the Business’ portion of income taxes currently payable as if the Business had been a separate taxpayer. In the combined statements of cash flows, such amounts have been deemed remitted to the relevant taxing jurisdictions or Flavors in instances where the Business is included with Flavors in a consolidated or combined tax return.
The Business’ provision for income taxes consists of U.S., state and local and foreign taxes. The Business has significant operations in various locations outside the U.S. The income tax rate is a composite rate reflecting earnings in the various locations and the applicable tax rates. Information pertaining to the Business’ income before income taxes and the applicable provision for income taxes is as follows:
	Years Ended December 31
	2019	2018	2017
Income (loss) before income taxes:
Domestic	$10.9	$(6.0)	(9.8)
Foreign	17.5	32.2	24.7
Total income before income taxes	$28.4	$26.2	14.9

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)
	Years Ended December 31
	2019	2018	2017
(Benefit) provision for income taxes:
Current:
Federal	$1.9	$4.8	0.1
State and local	0.2	0.1	0.1
Foreign	5.9	6.4	4.4
	8.0	11.3	4.6
Deferred:
Federal	(1.8)	(5.1)	(15.4)
State and local	0.3	(1.0)	(0.6)
Foreign	(9.0)	0.1	1.2
	(10.5)	(6.0)	(14.8)
Total (benefit) provision for income taxes	$(2.5)	$5.3	(10.2)

The (benefit) provision for income taxes varies from the current statutory federal income tax rate as follows:
	Years Ended December 31
	2019	2018	2017
Tax provision at federal statutory rate	$5.9	$5.5	5.2
State and local taxes	0.4	(0.9)	(0.2)
Foreign rate differential	0.7	1.5	(3.2)
Change in tax rates	(2.2)	(0.1)	(3.0)
Changes in uncertain tax positions	0.1	(0.1)	(0.8)
Change in valuation allowance	0.6	(2.0)	0.2
Impact of U.S. tax reform	—	—	(8.8)
Impact of Luxembourg restructuring	(6.4)	—	—
U.S. effects of international operations	3.1	6.1	3.6
Tax credits	(5.2)	(5.5)	(4.9)
Other	0.5	0.8	1.7
Total (benefit) provision for income taxes	$(2.5)	$5.3	(10.2)
During the year ended December 31, 2019, the Company recorded an income tax benefit of $6.4 related to Luxembourg deferred tax liabilities that were eliminated in connection with the internal restructuring and formal liquidation of its Luxembourg legal entity.
On December 22, 2017, the U.S. government enacted comprehensive tax reform commonly referred to as the Tax Cuts and Jobs Act (“TCJA”). Under ASC 740, Income Taxes, the effects of changes in tax rates and laws are recognized in the period in which the new legislation is enacted. The TCJA made broad and complex changes to the U.S. tax code, including, but not limited to: (1) reduction of the U.S. federal corporate tax rate from 35% to 21%; (2) changed rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017; (3) permits bonus depreciation that will allow for full expensing of qualified property; (4) created a new limitation on deductible interest expense to

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)
30% of tax adjusted EBITDA through 2021 and then 30% of tax adjusted EBIT thereafter; (5) eliminated the corporate alternative minimum tax; (6) allows for unused alternative minimum tax credit carryovers to be refunded over a period of time or available to offset any future federal tax liabilities; (7) created a one-time transition tax related to the transition of U.S. international tax from a worldwide tax system to a territorial tax system and (8) made additional changes to the U.S. international tax rules including imposing a minimum tax on global intangible low taxed income (“GILTI”) and other base erosion anti-abuse provisions.
In response to the TCJA, the Securities and Exchange Commission (“SEC”) staff issued Staff Accounting Bulletin No. 118 (“SAB 118”), which provided guidance on accounting for the tax effects of TCJA. The Financial Accounting Standards Board (“FASB”) has indicated that private companies may also apply SAB 118 guidance, which the Business adopted. The purpose of SAB 118 was to address any uncertainty or diversity of view in applying ASC 740 in the reporting period in which the TCJA was enacted. In addition, SAB 118 provides a measurement period that should not extend beyond one year from the TCJA enactment date for companies to complete the accounting under ASC 740. For the year ended December 31, 2017, the Business recorded a decrease in its deferred tax assets and liabilities of $17.7 related to the re-measurement of the deferred tax assets and liabilities at the reduced U.S. federal tax rate of 21%. The Business recorded an amount for the one-time transition tax liability for all of its foreign subsidiaries resulting in an income tax expense of $8.9 in 2017, which was fully offset by foreign tax credits. During the year ended December 31, 2018, the Business finalized the accounting for the tax effects of TCJA with no material changes to the provisional amounts recorded.
For the years ended December 31, 2019 and December 31, 2018, the Business is subject to current tax on global intangible low-taxed income (“GILTI”) earned by certain foreign subsidiaries. The Business’ accounting policy is to treat the income tax due on U.S. inclusion of the GILTI provisions as a period expense when incurred.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)
Significant components of the Business’ deferred tax assets and liabilities are as follows:
	December 31
	2019	2018
Deferred tax assets:
Accounts receivable	$0.7	$0.3
Accrued expenses	2.1	1.6
Inventory	4.1	2.0
Other assets	1.0	1.4
Deferred rent	0.4	0.5
Pension asset	1.8	1.9
Property, plant and equipment	0.9	1.1
U.S. and foreign net operating losses	15.0	15.6
Tax credits	2.3	3.3
Total deferred tax assets	28.3	27.7
Less valuation allowance	(12.4)	(11.9)
Net deferred tax assets	$15.9	$15.8
Deferred tax liabilities:
Intangible assets	(38.5)	(49.2)
Unremitted earnings	(1.2)	(1.3)
Other liabilities	(6.4)	(5.8)
Total deferred tax liabilities	(46.1)	(56.3)
Net deferred tax liability	$(30.2)	$(40.5)
At December 31, 2019 and 2018, the Business had $1.3 and $1.7, respectively, of deferred tax assets presented within other assets and deferred tax liabilities of $31.5 and $42.2, respectively, presented as deferred tax liabilities, net in the combined balance sheet.
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the recoverability of its deferred tax assets within the jurisdiction from which they arise, management considers whether it is more likely than not (more than 50%) that some portion or all of the deferred tax assets will be realized. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income prior to the expiration of any net operating loss and tax credit carry forwards. The Business evaluates all positive and negative evidence when determining the amount of the net deferred tax assets that are more likely than not to be realized.
This evidence includes, but is not limited to, prior earnings history, reversal of existing taxable temporary differences, tax planning strategies and projected future taxable income. Significant weight is given to positive and negative evidence that is objectively verifiable. Based on prior earnings history, projected future taxable income, and objective evidence including reversal of existing taxable temporary differences, the Business has determined that its deferred tax assets are realizable on a more-likely-than not basis with the exception of certain state net operating loss carry forwards of $10.4 predominately related to Illinois, and $1.8 of net operating loss carry forwards and deferred tax assets in China, India, Luxembourg, and Mexico. The Business’ valuation allowance increased by $0.5 during 2019 and decreased by $1.9 during 2018.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)
As of December 31, 2019, the Business had the following net operating loss carry forwards and tax credits which will expire if not utilized: $128.9 in Illinois state net operating losses expiring between 2020 and 2029, $2.3 of U.S. federal foreign tax credits expiring in varying amounts from 2024 through 2027, $0.8 in China net operating losses expiring between 2021 and 2024, $2.9 of net operating losses in India expiring between 2020 and 2027, $2.6 in Mexico net operating losses substantially expiring in 2025 and through 2029, and $1.8 of net operating losses in Luxembourg expiring in 2035 and 2036.
Notwithstanding the U.S. taxation of the deemed repatriated foreign earnings as a result of the one-time transition tax, the Business intends to continue to invest these earnings indefinitely outside the U.S. If these future earnings are repatriated to the U.S., or if the Business determines that such earnings will be remitted in the foreseeable future, the Business may be required to accrue U.S. deferred taxes (if any) and applicable withholding taxes. It is not practicable to estimate the tax impact of the reversal of the outside basis difference, or the repatriation of cash due to the complexity of its hypothetical calculation. As of December 31, 2019, and 2018, the Business has accrued withholding taxes for future remittances to its Switzerland and Hong Kong affiliates of $1.2 and $1.0, respectively.
A reconciliation of the beginning and ending amount of unrecognized tax benefits, not including interest and penalties, is as follows:
	Year Ended December 31
	2019	2018
Balance as of January 1	$0.9	$1.5
Additions based on tax positions taken in the current year	—	0.1
Additions based on tax positions taken in prior years	—	—
Decreases based on tax positions taken in prior years	—	(0.2)
Settlements	(0.1)	(0.2)
Currency differences	0.1	(0.3)
Balance as of December 31	$0.9	$0.9
At December 31, 2019, the total $0.9 in the table above, if recognized, would reduce the Business’ annual effective tax rate. For the years ended December 31, 2019, 2018, and 2017, interest and penalties on unrecognized tax benefits were $0.1, $0.1, and nil, respectively. As of December 31, 2019 and 2018, total interest and penalties on unrecognized tax benefits was $0.9 and $0.8, respectively. The Business records both accrued interest and penalties related to income tax matters in the provision for income taxes in the accompanying combined statements of operations. The Business expects that approximately $0.3 of its unrecognized tax benefits will be recognized in the next 12 months as a result of lapse in statute of limitations.
The Business, and in some cases its affiliates, are subject to taxation in the U.S. and various state and foreign jurisdictions. The Business’ U.S. federal and state income tax periods are generally open to examination for the tax years 2015 through 2019. The Business’ French, Argentina, Luxembourg, and Swiss tax years 2015 through 2019 also remain open for examination. In addition, open tax years related to the Business’ other foreign jurisdictions remain subject to examination but are not considered material.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)
11.   Commitments and Contingencies
The Business leases certain facilities and office equipment. Future minimum payments under non-cancelable operating leases with initial terms of one year or more consisted of the following as of December 31, 2019:
2020	$3.2
2021	2.8
2022	2.6
2023	2.4
2024	1.0
Thereafter	2.2
Less: sublease rental income	(3.7)
$10.5
Total operating lease rent expense for 2019, 2018 and 2017 was $5.2, $3.7 and $4.4, respectively.
The Business is subject to various claims, pending and possible legal actions for product liability and other damages, and other matters arising out of the conduct of the business. The Business believes, based on current knowledge and consultation with counsel, that the outcome of such claims and actions will not have a material adverse effect on the Business’ combined financial position or results of operations.
In addition, at December 31, 2019, the Business had obligations to purchase $12.6 million of raw materials through 2025, however, is unable to make reasonably reliable estimates of the timing of such payments.
12.   Transactions with Affiliates
The Business participates in MacAndrews’ directors and officer’s insurance program, which covers the Business along with MacAndrews and its other affiliates. The limits of coverage are available on aggregate losses to any or all of the participating companies and their respective directors and officers. In 2019 and 2018 respectively, the Business reimbursed MacAndrews an immaterial amount for its allocable portion of the premiums for such coverage, which the Business believes is more favorable than the premiums that it could secure were it to secure its own coverage. The Business also participates in certain other insurance programs with MacAndrews under which it pays premiums directly to the insurance broker.
In March 2018, the Business entered into a revolving credit agreement with MacAndrews. This revolving credit facility, as amended, matures on January 3, 2022 and provides for maximum outstanding borrowings of up $9.0. The revolving credit facility is unsecured and bears interest at 3-month LIBOR plus 4.0% and provides for periodic interest payments with all principal due upon maturity. MacAndrews has the right to accept or reject any borrowing request made by the Business pursuant to this agreement in its sole discretion. Outstanding borrowings at December 31, 2019 and 2018 were $8.4 and $6.9, respectively, and the interest rate at December 31, 2019 and 2018 was 5.95% and 6.81%, respectively.
13.   Risks and Uncertainties
Significant Customers
The Business’ top 10 customers accounted for approximately 34%, 30% and 43% of the Business’ revenues in 2019, 2018 and 2017, respectively. The Business’ top 10 customers accounted for approximately

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)
27% and 31% of accounts receivable, net on the accompanying combined balance sheets as of December 31, 2019 and 2018, respectively.
Collective Bargaining Agreement
Mafco Worldwide is a party to a collective bargaining agreement with respect to certain of its employees at the Camden, New Jersey facility. Mafco Worldwide employees covered by the collective bargaining agreement were 5% of the Business’ labor force as of December 31, 2019. This agreement was in effect through 2019, and a new bargain unit agreement was signed on September 26, 2019 that is in force through September 26, 2021.
14.   Segment Data and Related Information
Operating segments include components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (the Business’ “Chief Executive Officer”) in deciding how to allocate resources and in assessing the Business’ performance. The Business has 5 operating segments: Mafco Worldwide, Merisant — North America, Merisant — Europe-Africa-Middle East, Merisant — Asia-Pacific and Merisant — Latin America geographic regions. Pursuant to accounting standards, the Business has aggregated the four Merisant operating segments into one reportable segment as they have similar economic characteristics, and the operating segments are similar in all of the following areas: (a) the nature of the products and services; (b) the nature of the production processes; (c) the type or class of customer for their products and services; (d) the methods used to distribute their products or provide their services; and (e) the nature of the regulatory environment.
The following table presents selected financial information relating to the Business’ reportable segments for the years ended December 31, 2019, 2018 and 2017:
	2019	2018	2017
Product revenues, net
Mafco Worldwide	$106.3	$117.2	$119.9
Merisant	165.9	173.8	168.1
Total Product revenues, net	272.2	291.0	288.0
Income (loss) before income taxes
Mafco Worldwide	19.5	19.8	22.4
Merisant	8.9	6.4	(7.5)
Total Income before income taxes	28.4	26.2	14.9
Depreciation expense
Mafco Worldwide	1.6	1.7	1.3
Merisant	1.4	1.9	2.1
Total Depreciation expense	3.0	3.6	3.4
Property, plant and equipment, net
Mafco Worldwide	15.2	13.9	13.4
Merisant	5.2	5.8	7.2
Total Property, plant and equipment, net	20.4	19.7	20.6
Capital Expenditures
Mafco Worldwide	3.1	2.5	1.6
Merisant	1.0	1.6	1.5
Total Capital expenditures	4.1	4.1	3.1

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Combined Financial Statements
(Dollars in Millions)
The following table presents geographic information based upon revenues of the Business’ major geographic markets:
	2019	2018	2017
Geographic Information:
North America	$104.9	$104.0	$104.0
Europe, Middle East and Africa	105.6	119.3	117.4
Asia-Pacific	47.7	48.8	45.8
Latin America	14.0	18.9	20.8
Total Product Revenue, net	$272.2	$291.0	$288.0
The Business has a large and diverse customer base, which includes numerous customers located in foreign countries. No single unaffiliated customer accounted for more than 10% of total sales in any year during the past two years. With the exception of the United States and France, no one country represented more than 10% of the Company’s net sales. Long-lived assets are as follows:
	2019	2018	2017
Long-Lived Assets*
United States	$7.8	$6.9	$7.5
China	5.3	5.2	5.2
Czech Republic	3.3	3.6	3.6
France	3.1	2.9	3.0
Other Foreign Countries	1.0	1.1	1.3
Total	$20.5	$19.7	$20.6

*
Long-lived assets consist of property, plant and equipment, net.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Act II Global Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Act II Global Acquisition Corp. (the “Company”) as of December 31, 2019, the related statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the year ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2019.
New York, NY
March 30, 2020, except as to Note 7, as to which the date is May 8, 2020.

ACT II GLOBAL ACQUISITION CORP.
BALANCE SHEET
DECEMBER 31, 2019
ASSETS
Current assets
Cash	$1,005,831
Prepaid expenses	65,714
Total Current Assets	1,071,545
Security deposit	38,000
Marketable securities held in Trust Account	304,283,025
Total Assets	$305,392,570
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities – Accrued expenses	$19,781
Total Current Liabilities	19,781
Deferred underwriting fees payable	11,280,000
Total Liabilities	11,299,781
Commitments (Note 6)
Ordinary shares subject to possible redemption, 28,502,357 shares at redemption value	289,092,780
Shareholders’ Equity
Preference shares, $0.0001 par value; 2,000,000 shares authorized, none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 1,497,643 shares issued and outstanding (excluding 28,502,357 shares subject to possible redemption)	150
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 7,500,000 shares issued and outstanding	750
Additional paid in capital	1,066,965
Retained earnings	3,932,144
Total Shareholders’ Equity	5,000,009
Total Liabilities and Shareholders’ Equity	$305,392,570
The accompanying notes are an integral part of the financial statements.

ACT II GLOBAL ACQUISITION CORP.
STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2019
Operating costs	$350,881
Loss from operations	(350,881)
Other income:
Interest income	4,254,861
Unrealized gain on marketable securities held in Trust Account	28,164
Other income	4,283,025
Net Income	$3,932,144
Weighted average shares outstanding, basic and diluted(1)	8,410,915
Basic and diluted net loss per ordinary share(2)	$(0.02)

(1)
Excludes an aggregate of 28,502,357 shares subject to possible redemption at December 31, 2019 (see Note 7).

(2)
Net loss per ordinary share — basic and diluted excludes income attributable to ordinary shares subject to possible redemption of $4,069,302 for the year ended December 31, 2019 (see Note 2).

The accompanying notes are an integral part of the financial statements.

ACT II GLOBAL ACQUISITION CORP.
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
YEAR ENDED DECEMBER 31, 2019
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in Capital	Retained Earnings	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2019	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	7,503,750	750	24,250	—	25,000
Sale of 30,000,000 Units, net of underwriting discounts and offering expenses	30,000,000	3,000	—	—	283,382,645	—	283,385,645
Sale of 6,750,000 Private Placement Warrants	—	—	—	—	6,750,000	—	6,750,000
Forfeiture of Founder Shares	—	—	(3,750)	—	—	—	—
Ordinary shares subject to possible redemption	(28,502,357)	(2,850)	—	—	(289,089,930)	—	(289,092,780)
Net income	—	—	—	—	—	3,932,144	3,932,144
Balance – December 31, 2019	1,497,643	$150	7,500,000	$750	$1,066,965	$3,932,144	$5,000,009

The accompanying notes are an integral part of the financial statements.

ACT II GLOBAL ACQUISITION CORP.
STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2019
Cash Flows from Operating Activities:
Net income	$3,932,144
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(4,254,861)
Unrealized gain on marketable securities held in Trust Account	(28,164)
Changes in operating assets and liabilities:
Prepaid expenses	(65,714)
Accrued expenses	19,781
Net cash used in operating activities	(396,814)
Cash Flows from Investing Activities:
Security deposits	(38,000)
Investment of cash in Trust Account	(300,000,000)
Net cash used in investing activities	(300,038,000)
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	294,780,000
Proceeds from sale of Private Placement Warrants	6,750,000
Proceeds from issuance of Class B ordinary shares to Sponsor	25,000
Proceeds from promissory note – related party	274,178
Repayment of promissory note – related party	(274,178)
Payment of offering costs	(114,355)
Net cash provided by financing activities	301,440,645
Net Change in Cash	1,005,831
Cash – Beginning	—
Cash – Ending	$1,005,831
Non-Cash Investing and Financing Activities:
Initial classification of ordinary shares subject to possible redemption	$285,145,870
Change in value of ordinary shares subject to possible redemption	$3,946,910
Deferred underwriting fees	$11,280,000
The accompanying notes are an integral part of the financial statements.

ACT II GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Act II Global Acquisition Corp. (the “CompaZny”) is a blank check company incorporated as a Cayman Islands exempted company on August 16, 2018. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
All activity for the period from January 1, 2019 (commencement of operations) through December 31, 2019 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, the Company’s search for a target business with which to complete a Business Combination and activities in connection with the pending acquisition (see Note 7).
The registration statements for the Company’s Initial Public Offering were declared effective on April 25, 2019. On April 30, 2019, the Company consummated the Initial Public Offering of 30,000,000 units, inclusive of 3,900,000 units sold to the underwriters upon the election to partially exercise their over-allotment option (the “Units” and, with respect to the ordinary shares included in the Units sold, the “public shares”) at $10.00 per Unit, generating gross proceeds of $300,000,000, which is described in Note 3. Each Unit consists of one of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A Shares”), and one-half of one warrant (the “Warrants”). Each whole warrant entitles the holder to purchase one Class A Share.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,750,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Act II Global Sponsor LLC (the “Sponsor”), generating gross proceeds of $6,750,000, which is described in Note 4.
Transaction costs amounted to $16,614,355, consisting of $5,220,000 of underwriting fees, $11,280,000 of deferred underwriting fees and $114,355 of other offering costs. The underwriters reimbursed the Company $470,000 at the closing of the Initial Public Offering for certain offering expenses, of which such amount was offset against other offering expenses and recorded as a credit to additional paid in capital. In addition, at December 31, 2019, $1,005,831 of cash was held outside of the Trust Account (as defined below) and is available for working capital purposes.
Following the closing of the Initial Public Offering on April 30, 2019, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), which have been invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of the Business Combination or (ii) the Company’s failure to consummate a Business Combination within the prescribed time.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination. Placing funds in the Trust Account may not protect those funds from third party claims against the Company.

ACT II GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (continued)
Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The Sponsor has agreed that it will be liable to the Company under certain circumstances if and to the extent any claims by such persons reduce the amount of funds in the Trust Account below a specified threshold. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations. Therefore, the Sponsor may not be able to satisfy those obligations should they arise. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses as well as any taxes.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer, in either case at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding public shares. Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the public shares. In connection with any shareholder vote required to approve any Business Combination, the Sponsor and any other shareholder of the Company prior to the consummation of the Initial Public Offering (collectively with the Sponsor, the “Initial Shareholders”) and the Company’s directors and officers will agree (i) to vote any of their respective Ordinary Shares (as defined below) in favor of the initial Business Combination and (ii) not to redeem any of their Ordinary Shares in connection therewith.
The Company will proceed with a Business Combination only if it has net tangible assets of at least $5,000,001 upon consummation of the Business Combination and, in the case of a shareholder vote, a majority of the outstanding Ordinary Shares voted are voted in favor of the Business Combination.
The NASDAQ rules require that the Business Combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the balance in the Trust Account (less any deferred commissions (as defined below) and taxes payable on interest earned) at the time of the Company signing a definitive agreement in connection with the Business Combination.
If the Company has not completed a Business Combination by April 30, 2021, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its Board of Directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of a liquidation, the Public Shareholders will be entitled to receive a full pro rata interest in the Trust Account (initially anticipated to be approximately $10.00 per share, plus any pro rata interest earned on the Trust Fund not previously released

ACT II GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (continued)
to the Company and less up to $100,000 of interest to pay dissolution expenses). There will be no redemption rights or liquidating distributions with respect to the Founder Shares (as defined in Note 7) or the Private Placement Warrants, which will expire worthless if the Company fails to complete a Business Combination by April 24, 2021.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging growth company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non -emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company, which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.
Cash and cash equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019.
Marketable securities held in Trust Account
At December 31, 2019, the assets held in the Trust Account were substantially held in U.S. Treasury Bills.

ACT II GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Ordinary shares subject to possible redemption
The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.
Income taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net loss per ordinary share
Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption at December 31, 2019, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per ordinary share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 21,750,000 ordinary shares in the calculation of diluted loss per share, since the exercise of the warrants into ordinary shares is contingent upon the occurrence of future events. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.

ACT II GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Reconciliation of net loss per ordinary share
The Company’s net income is adjusted for the portion of income that is attributable to ordinary shares subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per ordinary share is calculated as follows:
Year Ended December 31, 2019
Net income	$3,932,144
Less: Income attributable to ordinary shares subject to possible redemption	(4,069,302)
Adjusted net loss	$(137,158)
Weighted average shares outstanding, basic and diluted	8,410,915
Basic and diluted net loss per ordinary share	$(0.02)
Concentration of credit risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair value of financial instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement”, approximates the carrying amounts recorded in the accompanying financial statements, primarily due to their short-term nature.
Recently issued accounting standards
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the accompanying financial statements.
NOTE 3.   INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 30,000,000 Units, inclusive of 3,900,000 Units sold to the underwriters upon the election to partially exercise their over-allotment option, at a price of $10.00 per Unit. Each Unit consists of one Class A Share and one-half of one Warrant. Each whole warrant entitles the holder to purchase one Class A Share at a price of $11.50 per share. The Warrants will become exercisable on the later of 30 days after completion of the Business Combination or 12 months from the closing of the Initial Public Offering and will expire five years from the completion of the Business Combination or earlier upon redemption or liquidation. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days’ notice, only in the event that the last sale price of the Class A Shares is at least $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which notice of redemption is given. The Company will not redeem the Warrants unless a registration statement under the Securities Act covering the Class A Shares issuable upon exercise of the Warrants is effective and a current prospectus relating to those shares is available throughout the 30 day redemption period, unless the Warrants may be exercised on a cashless basis and

ACT II GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
NOTE 3.   INITIAL PUBLIC OFFERING (continued)
such cashless exercise is exempt from registration under the Securities Act. If the Company redeems the Warrants as described above, management will have the option to require all holders that wish to exercise their Warrants to do so on a cashless basis; provided that an exemption from registration is available. No Warrants will be exercisable for cash unless the Company has an effective registration statement covering the Class A Shares issuable upon exercise of the Warrants and a current prospectus relating to such shares. If the shares issuable upon exercise of the Warrants are not registered under the Securities Act, holders will be permitted to exercise their Warrants on a cashless basis. However, no Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any Class A Shares to holders seeking to exercise their Warrants, unless the issuance of the Class A Shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.
If the Company issues additional Class A shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “newly issued price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.
NOTE 4.   PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,750,000 Private Placement Warrants at $1.00 per Private Placement Warrant (for an aggregate purchase price of $6,750,000) from the Company. A portion of the proceeds from the sale of the Private Placement Warrants was placed into the Trust Account. Each Private Placement Warrant is exercisable for one Class A Share at a price of $11.50 per share. The Private Placement Warrants are identical to the Warrants included in the Units sold in the Initial Public Offering except that the Private Placement Warrants: (i) will not be redeemable by the Company; (ii) may be exercised for cash or on a cashless basis, as described in the registration statement relating to the Initial Public Offering, so long as they are held by the Sponsor or any of its permitted transferees and (iii) are (including the Class A shares issuable upon exercise of the Private Placement Warrants) entitled to registration rights. Additionally, the Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants, including the Class A Shares issuable upon exercise of the Private Placement Warrants (except to certain permitted transferees), until 30 days after the completion of the Business Combination.
NOTE 5.   RELATED PARTY TRANSACTIONS
Promissory Note — Related Party
On February 13, 2019, the Company issued an unsecured promissory note to the Sponsor pursuant to which the Company could borrow up to $300,000 in the aggregate. The note was non-interest bearing and payable on the earlier to occur of (i) December 31, 2019 or (ii) the consummation of the Initial Public Offering. The borrowings outstanding under the note of $274,178 were repaid upon the consummation of the Initial Public Offering on April 30, 2019.
Administrative Services Agreement
The Company entered into an agreement whereby, commencing on April 25, 2019 through the earlier of the consummation of a Business Combination or the Company’s liquidation, it will pay an aggregate of $10,000 per month to the Sponsor for office space, administrative and support services. The Company’s

ACT II GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
NOTE 5.   RELATED PARTY TRANSACTIONS (continued)
Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on their behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on behalf of the Company. For the year ended December 31, 2019, the Company incurred $80,000 in fees for these services, of which $10,000 of such fees are included in accrued expenses in the accompanying balance sheet as of December 31, 2019.
Related Party Loans
In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes its initial Business Combination, it would repay such loaned amounts. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Sponsor.
NOTE 6.   COMMITMENTS
Underwriting Agreement
The underwriters are entitled to deferred fees of $11,280,000. The deferred fees will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.
Lease Agreement
On December 20, 2019, the Company entered into a sub-lease agreement providing the Company with office space. The sub-lease provides that the Company’s occupancy begins January 2020 with monthly rental payments $19,000 commencing May 1, 2020. The sub-lease terminates on July 13, 2021.
NOTE 7.   PENDING ACQUISITION AND RELATED AGREEMENTS
Purchase Agreement
The Company is party to a purchase agreement dated December 19, 2019, as amended February 12, 2020 and May 8, 2020 (the “Agreement”), with Flavors Holdings Inc. (“Flavors Holdings”), MW Holdings I LLC (“MW Holdings I”), MW Holdings III LLC (“MW Holdings III”) and Mafco Foreign Holdings, Inc. (together with Flavors Holdings, MW Holdings I and MW Holdings III, the “Sellers”), in connection with the proposed purchase of all of the outstanding equity interests of Merisant Company (“Merisant”), Merisant Luxembourg (“Merisant Luxembourg”), Mafco Worldwide LLC (“Mafco Worldwide”), Mafco Shanghai LLC (“Mafco Shanghai”), EVD Holdings LLC (“EVD Holdings”), and Mafco Deutschland GmbH (together with Merisant, Merisant Luxembourg, Mafco Worldwide, Mafco Shanghai, and EVD Holdings, the “Transferred Entities”). Subject to the terms and conditions of the Agreement, at the closing (the “Closing”) of the transactions contemplated thereunder (the “Transactions”), the Sellers will sell, convey, assign, transfer and deliver to the Company, and the Company will purchase, all of the issued and outstanding equity interests of the Transferred Entities and certain assets thereof, and assume certain liabilities included in the Transferred Assets and Liabilities (as defined in the Agreement), in each instance, free and clear of

ACT II GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
NOTE 7.   PENDING ACQUISITION AND RELATED AGREEMENTS (continued)
all liens (subject to certain exceptions set forth in the Agreement), in exchange, subject to the limitations set forth below, for the Cash Consideration and the Ordinary Shares Consideration (as defined below).
Subject to the terms and conditions set forth in the Agreement, at the Closing, the Sellers will receive (i) $415,000,000 in cash (the “Base Cash Consideration”), plus or minus the Adjustment Amount (as defined in the Agreement) (the “Cash Consideration”), and (ii) that number of Class A ordinary shares of the Company (“Class A Ordinary Shares”) equal to the higher of (1) 2,500,000 or (2) the quotient of (x) the sum of $25,000,000 plus the amount, if any, by which the Base Cash Consideration is reduced by the Company in accordance with the terms of the Agreement, divided by (B) the lowest per share price at which Class A Ordinary Shares are sold by the Company to any person from and after the date of the Agreement but prior to, at or in connection with the Closing (the “Ordinary Share Consideration”). The Agreement further provides the Company with the option, immediately prior to Closing, subject to certain conditions set forth in the Agreement and after (a) giving effect to the Private Placement (described below), any additional equity financing, and the Debt Financing (described below) and (b) taking into account all amounts held by the Company in trust, to reduce the Base Cash Consideration by the amount of funds necessary (up to $20,000,000) for the Company to pay (i) the Cash Consideration, (ii) any amounts paid in connection with the Warrant Amendment (described below), and (iii) the Transaction Costs (as defined in the Agreement) in exchange for a dollar-for-dollar increase in the Ordinary Shares Consideration.
In addition, the Agreement contemplates that immediately following the Closing, the Company’s sponsor, Act II Global LLC (the “Sponsor”), will place 2,000,000 Class A Ordinary Shares (which will be converted at Closing from Class B ordinary shares of the Company currently held by the Sponsor) (the “Escrowed Sponsor Shares”) into escrow, which will be held in escrow by the Company’s transfer agent. The Escrowed Sponsor Shares will be released to the Sponsor upon the earliest to occur of (i) the volume weighted-average per-share trading price of Class A Ordinary Shares being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Escrow Period, (ii) a change in control of the Company, and (iii) 5-year anniversary of the Closing.
Debt Financing
On December 19, 2019, in connection with entering into the Agreement, the Company entered into a commitment letter (the “Commitment Letter”) with TD Securities (USA) LLC (“TDSL”), as left lead arranger and book runner, The Toronto-Dominion Bank, New York Branch (“TDNY”), and Toronto Dominion (Texas) LLC (“TDTX”) as administrative agent. Pursuant to the Commitment Letter, TDSL agreed to arrange and TDNY committed to provide the Company with (i) a senior secured term loan facility in the aggregate amount of up to $185,000,000 (the “Term Facility”) and (ii) a senior secured revolving credit facility of up to $50,000,000 (the “Revolving Facility,” and together with the Term Facility, the “Credit Facilities”). The proceeds of the Term Facility on the Closing Date (as defined in the Agreement) may be used (x) to fund the Transactions, and (y) to pay the fees, costs and expenses incurred in connection with the Transactions. Up to $5,000,000 of the proceeds of the Revolving Facility (which may be increased) may be used on the Closing Date for general corporate purposes and to backstop or replace letters of credit. The proceeds of the Revolving Facility after the Closing Date may be used for working capital and general corporate purposes, including for capital expenditures. The availability of the borrowings under the Credit Facilities is subject to the satisfaction of certain customary conditions, including the consummation of the Transactions.
Private Placement Transactions
In connection with the foregoing Agreement, on February 12, 2020, the Company entered into subscription agreements with certain investors (collectively, the “Private Placement Investors”) pursuant to which, among other things, such investors agreed to subscribe for and purchase, and the Company agreed to

ACT II GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
NOTE 7.   PENDING ACQUISITION AND RELATED AGREEMENTS (continued)
issue and sell to such investors, 7,500,000 of the Company’s Class A ordinary shares, par value $0.0001 (the “Ordinary Shares”), and warrants representing the right to purchase 2,631,750 Ordinary Shares (the “Warrants”) for gross proceeds of approximately $75,000,000 (the “Private Placement”). The Company granted certain customary registration rights to the Private Placement Investors. The Ordinary Shares and Warrants to be offered and sold in connection with the Private Placements have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder without any form of general solicitation or general advertising. The Private Placement is contingent upon, among other things, the closing of the Transactions. The proceeds from the Private Placement will be used to fund a portion of the Aggregate Cash Obligations (as defined under the Agreement) for the Transactions. In connection with the above agreements, the Company has agreed to put forth a proposal to the Company’s public warrant holders to consider and vote upon an amendment (the “Warrant Amendment”) to the existing warrant agreement that governs all of the Company’s outstanding warrants to provide that, immediately prior to the Closing, (i) each of the Company’s outstanding warrants, which currently entitle the holder thereof to purchase one Class A Ordinary Share at an exercise price of $11.50 per share, will become exercisable for one-half of one share at an exercise price of $5.75 per one-half share ($11.50 per whole share) and (ii) each holder of a warrant will receive, for each such warrant, a cash payment of $0.75 (although the holders of the Private Placement warrants have waived their rights to receive such payment).
Sponsor Support Agreement
In connection with the Agreement, the Company, the Sponsor, and the Sellers entered into a Sponsor Support Agreement on December 19, 2019, as amended on February 12, 2020 (the “Sponsor Support Agreement”), pursuant to which the Sponsor agreed to certain covenants and agreements related to the Transactions, particularly with respect to taking supportive actions to consummate the Transactions and to designate two of the Sellers’ directors to the board of directors of the Company, to be effective at the Closing. In addition, the Sponsor irrevocably waived its anti-dilution protections under the Company’s Amended and Restated Memorandum and Articles of Association in connection with any new issuances of Ordinary Shares. In accordance with the terms of the Sponsor Support Agreement, the Sponsor will forfeit (i) 3,000,000 Class B ordinary shares of the Company; and (ii) 6,750,000 warrants to purchase Class A Ordinary Shares at a price of $11.50 per share (the “Founder Warrants”) immediately following the Closing; and the Sponsor has waived any rights that it might otherwise have to receive any cash payment with respect to its Founder Warrants.
NOTE 8.   SHAREHOLDERS’ EQUITY
Preference Shares
The Company is authorized to issue 2,000,000 preference shares with a par value of $0.0001. The Company’s board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the Ordinary Shares and could have anti-takeover effects. At December 31, 2019, there were no preference shares issued or outstanding.
Ordinary Shares
The Company is authorized to issue 200,000,000 Class A Shares, with a par value of $0.0001 each, and 20,000,000 Class B ordinary shares, with a par value of $0.0001 each (the “Class B Shares” and, together with the Class A Shares, the “Ordinary Shares”). Holders of the Ordinary Shares are entitled to one vote for

ACT II GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
NOTE 8.   SHAREHOLDERS’ EQUITY (continued)
each Ordinary Share; provided that only holders of the Class B Shares have the right to vote on the election of directors prior to the Business Combination. The Class B Shares will automatically convert into Class A Shares at the time of the Business Combination, on a one-for-one basis, subject to adjustment for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A Shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Business Combination, the ratio at which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the outstanding Class B Shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, 20% of the sum of all Ordinary Shares outstanding upon completion of the Initial Public Offering plus all Class A Shares and equity-linked securities issued or deemed issued in connection with the Business Combination, excluding any Ordinary Shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination, any Private Placement-equivalent Warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company. Holders of Founder Shares may also elect to convert their Class B Shares into an equal number of Class A Shares, subject to adjustment as provided above, at any time.
At December 31, 2019, there were 1,497,643 Class A Shares issued and outstanding, excluding 28,502,357 Class A Shares subject to possible redemption. At December 31, 2019, there were 7,500,000 Class B Shares issued and outstanding.
Founder Shares — On February 15, 2019, an aggregate of 2,875,000 Class B Shares (the “Founder Shares”) were sold to the Sponsor for an aggregate purchase price of $25,000. On April 4, 2019, the Company effected a share capitalization in the form of a share dividend of 2.5 shares for each Founder Share in issue, and on April 25, 2019, the Company effected a share capitalization in the form of a share dividend of 1.044 shares for each Founder Share in issue, resulting in the Sponsor holding an aggregate of 7,503,750 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the share dividends. The 7,503,750 Founder Shares included an aggregate of up to 978,750 Founder Shares that were subject to forfeiture if the over-allotment option was not exercised in full by the underwriters in order to maintain the Initial Shareholder’s ownership at 20% of the issued and outstanding Ordinary Shares upon completion of the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option, 3,750 Founder Shares were forfeited and 975,000 Founder Shares are no longer subject to forfeiture.
The Founder Shares are identical to the Class A Shares included in the Units sold in the Initial Public Offering, except that the Founder Shares (i) have the voting rights described above, (ii) are subject to certain transfer restrictions described below and (iii) are convertible into Class A Shares on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained therein, (iv) certain registration rights. The Founder Shares may not be transferred, assigned or sold until the earlier of (i) one year after the completion of the Business Combination and (ii) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction after the Business Combination that results in all of the Public Shareholders having the right to exchange their Class A Shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Class A Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 -trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.

ACT II GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019
NOTE 9.   FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2019
Assets:
Marketable securities held in Trust Account	1	$304,283,025
NOTE 10.   LEGAL PROCEEDINGS
From time to time, the Company is subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions or relief. However, the Company’s management does not consider any such claims, lawsuits or proceedings that are currently pending, individually or in the aggregate, to be material to the Company’s business or likely to result in a material adverse effect on the Company’s future operating results, financial condition or cash flows.
NOTE 11.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as disclosed in the notes to the consolidated financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

ACT II GLOBAL ACQUISITION CORP.
CONDENSED BALANCE SHEETS
	March 31, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets
Cash	$583,196	$1,005,831
Prepaid expenses	103,668	65,714
Total Current Assets	686,864	1,071,545
Security deposit	38,000	38,000
Right of use asset	266,640	—
Marketable securities held in Trust Account	305,037,224	304,283,025
Total Assets	$306,028,728	$305,392,570
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$195,161	$19,781
Operating lease liability	217,013	—
Total Current Liabilities	412,174	19,781
Operating lease liability, net of current portion	64,505	—
Deferred underwriting fees payable	11,280,000	11,280,000
Total Liabilities	11,756,679	11,299,781
Commitments (Note 7)
Ordinary shares subject to possible redemption, 28,449,516 and 28,502,357 shares at redemption value as of March 31, 2020 and December 31, 2019, respectively	289,272,046	289,092,780
Shareholders’ Equity
Preference shares, $0.0001 par value; 2,000,000 shares authorized, none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 1,550,484 and 1,497,643 shares issued and outstanding (excluding 28,449,516 and 28,502,357 shares subject to possible redemption) as of March 31, 2020 and December 31, 2019, respectively	155	150
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 7,500,000 shares issued and outstanding as of March 31, 2020 and December 31, 2019	750	750
Additional paid in capital	887,694	1,066,965
Retained earnings	4,111,404	3,932,144
Total Shareholders’ Equity	5,000,003	5,000,009
Total Liabilities and Shareholders’ Equity	$306,028,728	$305,392,570

The accompanying notes are an integral part of the unaudited condensed financial statements.

ACT II GLOBAL ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended March 31,
	2020	2019
Operating costs	$574,939	$15,517
Loss from operations	(574,939)	(15,517)
Other income:
Interest income	754,199	—
Net Income (Loss)	$179,260	$(15,517)
Weighted average shares outstanding, basic and diluted(1)	8,997,643	6,525,000
Basic and diluted net loss per ordinary share(2)	$(0.06)	$(0.00)

(1)
Excludes an aggregate of 28,449,516 shares subject to possible redemption at March 31, 2020. At March 31, 2019, excluded an aggregate of 978,750 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full (see Note 9).

(2)
Net loss per ordinary share — basic and diluted excludes income attributable to ordinary shares subject to possible redemption of $715,207 for the three months ended March 31, 2020 (see Note 3).

The accompanying notes are an integral part of the unaudited condensed financial statements.

ACT II GLOBAL ACQUISITION CORP.
CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
(Unaudited)
THREE MONTHS ENDED MARCH 31, 2020
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in Capital	Retained Earnings	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2020	1,497,643	$150	7,500,000	$750	$1,066,965	$3,932,144	$5,000,009
Change in value of ordinary shares subject to possible redemption	52,841	5	—	—	(179,271)	—	(179,266)
Net income	—	—	—	—	—	179,260	179,260
Balance – March 31, 2020	1,550,484	$155	7,500,000	$750	$887,694	$4,111,404	$5,000,003
THREE MONTHS ENDED MARCH 31, 2019
	Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Total Shareholder’s Equity
	Shares	Amount
Balance – January 1, 2019	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor(1)	7,503,750	750	24,250	—	25,000
Net loss	—	—	—	(15,517)	(15,517)
Balance – March 31, 2019	7,503,750	$750	$24,250	$(15,517)	$9,483

(1)
Included an aggregate of up to 978,750 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full (see Note 9).

The accompanying notes are an integral part of the unaudited condensed financial statements.

ACT II GLOBAL ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
	Three Months Ended March 31,
	2020	2019
Cash Flows from Operating Activities:
Net income (loss)	$179,260	$(15,517)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(754,199)	—
Amortization of right of use asset	33,878	—
Changes in operating assets and liabilities:
Prepaid expenses	(56,954)	—
Accrued expenses	175,380	—
Net cash used in operating activities	(422,635)	(15,517)
Cash Flows from Financing Activities:
Proceeds from issuance of Class B ordinary shares to Sponsor	—	25,000
Proceeds from promissory note – related party	—	150,803
Payment of offering costs	—	(127,277)
Net cash provided by financing activities	—	48,526
Net Change in Cash	(422,635)	33,009
Cash – Beginning	1,005,831	—
Cash – Ending	$583,196	$33,009
Non-Cash Investing and Financing Activities:
Change in value of ordinary shares subject to possible redemption	$179,266	$—
Right of use asset acquired through lease liability	$297,723	$—
The accompanying notes are an integral part of the unaudited condensed financial statements.

ACT II GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2020
(Unaudited)
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Act II Global Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 16, 2018. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
All activity for the period from January 1, 2019 (commencement of operations) through March 31, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, the Company’s search for a target business with which to complete a Business Combination and activities in connection with the pending acquisition (see Note 8).
The registration statements for the Company’s Initial Public Offering were declared effective on April 25, 2019. On April 30, 2019, the Company consummated the Initial Public Offering of 30,000,000 units, inclusive of 3,900,000 units sold to the underwriters upon the election to partially exercise their over-allotment option (the “Units” and, with respect to the ordinary shares included in the Units sold, the “public shares”) at $10.00 per Unit, generating gross proceeds of $300,000,000, which is described in Note 4. Each Unit consists of one of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A Shares”), and one-half of one warrant (the “Warrants”). Each whole warrant entitles the holder to purchase one Class A Share.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,750,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Act II Global Sponsor LLC (the “Sponsor”), generating gross proceeds of $6,750,000, which is described in Note 5.
Transaction costs amounted to $16,614,355, consisting of $5,220,000 of underwriting fees, $11,280,000 of deferred underwriting fees and $114,355 of other offering costs. The underwriters reimbursed the Company $470,000 at the closing of the Initial Public Offering for certain offering expenses, of which such amount was offset against other offering expenses and recorded as a credit to additional paid in capital. In addition, at March 31, 2020, cash of $583,196 was held outside of the Trust Account (as defined below) and is available for working capital purposes.
Following the closing of the Initial Public Offering on April 30, 2019, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), which have been invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of the Business Combination or (ii) the Company’s failure to consummate a Business Combination within the prescribed time.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination.

ACT II GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2020
(Unaudited)
Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The Sponsor has agreed that it will be liable to the Company under certain circumstances if and to the extent any claims by such persons reduce the amount of funds in the Trust Account below a specified threshold. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations. Therefore, the Sponsor may not be able to satisfy those obligations should they arise. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses as well as any taxes.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer, in either case at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding public shares. Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the public shares. In connection with any shareholder vote required to approve any Business Combination, the Sponsor and any other shareholder of the Company prior to the consummation of the Initial Public Offering (collectively with the Sponsor, the “Initial Shareholders”) and the Company’s directors and officers will agree (i) to vote any of their respective Ordinary Shares (as defined below) in favor of the initial Business Combination and (ii) not to redeem any of their Ordinary Shares in connection therewith.
The Company will proceed with a Business Combination only if it has net tangible assets of at least $5,000,001 upon consummation of the Business Combination and, in the case of a shareholder vote, a majority of the outstanding Ordinary Shares voted are voted in favor of the Business Combination.
The NASDAQ rules require that the Business Combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting fees as discussed below, and taxes payable on interest earned) at the time of the Company signing a definitive agreement in connection with the Business Combination.
If the Company has not completed a Business Combination by April 30, 2021, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its Board of Directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of a liquidation, the Public Shareholders will be entitled to receive a full pro rata interest in the Trust Account (initially anticipated to be approximately $10.00 per share, plus any pro rata interest earned on the Trust Fund not previously released

ACT II GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2020
(Unaudited)
to the Company and less up to $100,000 of interest to pay dissolution expenses). There will be no redemption rights or liquidating distributions with respect to the Founder Shares (as defined in Note 9) or the Private Placement Warrants, which will expire worthless if the Company fails to complete a Business Combination by April 30, 2021.
NOTE 2. LIQUIDITY AND GOING CONCERN
As of March 31, 2020, the Company had $583,196 in cash, $305,037,224 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and working capital of $274,690.
Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.
The Company will need to raise additional capital through loans or additional investments from its Sponsor, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through April 30, 2021, the date that the Company will be required to cease all operations, except for the purpose of winding up, if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 30, 2020, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2019 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The interim results for the three months

ACT II GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2020
(Unaudited)
ended March 31, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any future interim periods.
Emerging growth company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed financial statements with another public company, which is neither an emerging growth company nor an emerging growth company, which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of estimates
The preparation of the condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.
Cash and cash equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2020 and December 31, 2019.
Marketable securities held in Trust Account
At March 31, 2020, the assets held in the Trust Account were substantially held in money market funds, which are invested in U.S. Treasury securities. At December 31, 2019, the assets held in the Trust Account were substantially held in U.S. Treasury Bills.
Lease Agreement
In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), followed in July 2018 by ASU 2018-10, Codification Improvements to Topic 842 Leases, and ASU 2018-11, Leases (Topic 842): Targeted Improvements. Under the new transition method, an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The guidance was effective for all public business entities.

ACT II GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2020
(Unaudited)
The Company determines if an arrangement is a lease at inception of the arrangement. Once it is determined that an arrangement is, or contains, a lease, that determination should only be reassessed if the legal arrangement is modified. Changes to assumptions such as market-based factors do not trigger a reassessment. Determining whether a contract contains a lease requires judgement. In general, arrangements are considered to be a lease when all of the following apply:
•
it conveys the right to control the use of an identified asset for a period of time in exchange for consideration;

•
we have substantially all economic benefits from the use of the asset; and

•
we can direct the use of the identified asset.

The terms of a lease arrangement determine how a lease is classified and the resulting income statement recognition. When the terms of a lease effectively transfer control of the underlying asset, the lease represents an in substance financed purchase (sale) of an asset and the lease is classified as a finance lease by the lessee and a sales-type lease by the lessor. When a lease does not effectively transfer control of the underlying asset to the lessee, but the lessor obtains a guarantee for the value of the asset from a third party, the lessor would classify a lease as a direct financing lease. All other leases are classified as operating leases.
Ordinary shares subject to possible redemption
The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets.
Income taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

ACT II GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2020
(Unaudited)
The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.
Net loss per ordinary share
Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. Weighted average shares at March 31, 2019 were reduced for the effect of an aggregate of 978,750 ordinary shares that were subject to forfeiture if the over-allotment option was not exercised by the underwriters (see Note 9). The Company applies the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption at March 31, 2020, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per ordinary share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 21,750,000 ordinary shares in the calculation of diluted loss per share, since the exercise of the warrants into ordinary shares is contingent upon the occurrence of future events. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.
Reconciliation of net loss per ordinary share
The Company’s net income (loss) is adjusted for the portion of income that is attributable to ordinary shares subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted net loss per ordinary share is calculated as follows:
	Three Months Ended March 31,
	2020	2019
Net income (loss)	$179,260	$(15,517)
Less: Income attributable to ordinary shares subject to possible redemption	(715,207)	—
Adjusted net loss	$(535,947)	$(15,517)
Weighted average shares outstanding, basic and diluted	8,997,643	6,525,000
Basic and diluted net loss per ordinary share	$(0.06)	$(0.00)
Concentration of credit risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair value of financial instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,”, approximates the carrying amounts represented in the accompanying condensed financial statements, primarily due to their short-term nature.
Recently issued accounting standards
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the accompanying condensed financial statements.

ACT II GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2020
(Unaudited)
NOTE 4. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 30,000,000 Units, inclusive of 3,900,000 Units sold to the underwriters upon the election to partially exercise their over-allotment option, at a price of $10.00 per Unit. Each Unit consists of one Class A Share and one-half of one Warrant. Each whole warrant entitles the holder to purchase one Class A Share at a price of $11.50 per share. The Warrants will become exercisable on the later of 30 days after completion of the Business Combination or 12 months from the closing of the Initial Public Offering and will expire five years from the completion of the Business Combination or earlier upon redemption or liquidation. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days’ notice, only in the event that the last sale price of the Class A Shares is at least $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which notice of redemption is given. The Company will not redeem the Warrants unless a registration statement under the Securities Act covering the Class A Shares issuable upon exercise of the Warrants is effective and a current prospectus relating to those shares is available throughout the 30 day redemption period, unless the Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If the Company redeems the Warrants as described above, management will have the option to require all holders that wish to exercise their Warrants to do so on a cashless basis; provided that an exemption from registration is available. No Warrants will be exercisable for cash unless the Company has an effective registration statement covering the Class A Shares issuable upon exercise of the Warrants and a current prospectus relating to such shares. If the shares issuable upon exercise of the Warrants are not registered under the Securities Act, holders will be permitted to exercise their Warrants on a cashless basis. However, no Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any Class A Shares to holders seeking to exercise their Warrants, unless the issuance of the Class A Shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.
If the Company issues additional Class A shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “newly issued price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.
NOTE 5. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,750,000 Private Placement Warrants at $1.00 per Private Placement Warrant (for an aggregate purchase price of $6,750,000) from the Company. A portion of the proceeds from the sale of the Private Placement Warrants was placed into the Trust Account. Each Private Placement Warrant is exercisable for one Class A Share at a price of $11.50 per share. The Private Placement Warrants are identical to the Warrants included in the Units sold in the Initial Public Offering except that the Private Placement Warrants: (i) will not be redeemable by the Company; (ii) may be exercised for cash or on a cashless basis, as described in the registration statement relating to the Initial Public Offering, so long as they are held by the Sponsor or any of its permitted transferees and (iii) are (including the Class A shares issuable upon exercise of the Private Placement Warrants) entitled to registration rights. Additionally, the Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants, including the Class A Shares issuable upon exercise of the Private Placement Warrants (except to certain permitted transferees), until 30 days after the completion of the Business Combination.

ACT II GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2020
(Unaudited)
NOTE 6. RELATED PARTY TRANSACTIONS
Promissory Note — Related Party
On February 13, 2019, the Company issued an unsecured promissory note to the Sponsor pursuant to which the Company could borrow up to $300,000 in the aggregate. The note was non-interest bearing and payable on the earlier to occur of (i) December 31, 2019 or (ii) the consummation of the Initial Public Offering. The borrowings outstanding under the note of $274,178 were repaid upon the consummation of the Initial Public Offering on April 30, 2019.
Administrative Services Agreement
The Company entered into an agreement whereby, commencing on April 25, 2019 through the earlier of the consummation of a Business Combination or the Company’s liquidation, it will pay an aggregate of $10,000 per month to the Sponsor for office space, administrative and support services. The Company’s Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on their behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on behalf of the Company. For the three months ended March 31, 2020, the Company incurred and paid $30,000 in fees for these services.
Related Party Loans
In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes its initial Business Combination, it would repay such loaned amounts. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Sponsor.
NOTE 7. COMMITMENTS
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Underwriting Agreement
The underwriters are entitled to deferred fees of $11,280,000. The deferred fees will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.
Lease Agreement
On December 20, 2019, the Company entered into a sub-lease agreement providing the Company with office space. The sub-lease provided that the Company’s occupancy begins January 2020 with monthly rental

ACT II GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2020
(Unaudited)
payments $19,000 commencing May 1, 2020. The sub-lease terminates on July 13, 2021. As a result, the Company applied the provisions of ASU 2016-02 effective January 1, 2020. The application of ASU 2016-02 resulted in the Company recognizing a right-of-use asset of approximately $298,000 and a related lease liability of approximately $279,000. The right-of use-asset is being amortized as rent expense on a straight-line basis. The adoption ASU 2016-12 did not have a material effect on the Company’s results of operations or liquidity.
Components of lease expense for the three months ended March 31, 2020 are as follows:
Operating lease cost	$33,878
Total Rent Expense	$33,878
Future minimum lease payments as of March 31, 2020 are as follows:
Year ending December 31,
2020 (remaining)	$171,000
2021	122,234
Total future minimum lease payments	$293,234
Less: imputed interest	(11,716)
Present value of operating lease liabilities	$281,518

Other Information
Weighted-average remaining lease term for operating leases	15.5 months
Weighted-average discount rate for operating leases	6.0%
On February 12, 2020, the Company entered into a sub-lease agreement, pursuant to which it will receive lease payments in the amount of $5,000 per month commencing on May 1, 2020 through July 1, 2021.
Future minimum lease receivables as of March 31, 2020 are as follows:
Year ending December 31,
2020 (remaining)	$40,000
2021	32,500
Total future minimum lease receivables	$72,500
NOTE 8. PENDING ACQUISITION AND RELATED AGREEMENTS
Purchase Agreement
The Company is party to a purchase agreement dated December 19, 2019, as amended February 12, 2020 and May 8, 2020 (the “Agreement”), with Flavors Holdings Inc. (“Flavors Holdings”), MW Holdings I LLC (“MW Holdings I”), MW Holdings III LLC (“MW Holdings III”) and Mafco Foreign Holdings, Inc. (together with Flavors Holdings, MW Holdings I and MW Holdings III, the “Sellers”), and, for the purposes of Amendment No. 2 to the Agreement, Project Taste Intermediate LLC, in connection with the proposed purchase of all of the outstanding equity interests of Merisant Company (“Merisant”), Merisant Luxembourg (“Merisant Luxembourg”), Mafco Worldwide LLC (“Mafco Worldwide”), Mafco Shanghai LLC (“Mafco Shanghai”), EVD Holdings LLC (“EVD Holdings”), and Mafco Deutschland GmbH (together with Merisant, Merisant Luxembourg, Mafco Worldwide, Mafco Shanghai, and EVD Holdings, the

ACT II GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2020
(Unaudited)
“Transferred Entities”). Subject to the terms and conditions of the Agreement, at the closing (the “Closing”) of the transactions contemplated thereunder (the “Transactions”), the Sellers will sell, convey, assign, transfer and deliver to the Company (or its designee), and the Company (or its designee) will purchase, all of the issued and outstanding equity interests of the Transferred Entities and certain assets thereof, and assume certain liabilities included in the Transferred Assets and Liabilities (as defined in the Agreement), in each instance, free and clear of all liens (subject to certain exceptions set forth in the Agreement), in exchange, subject to the limitations set forth below, for the Cash Consideration and the Ordinary Shares Consideration (as defined below).
Pursuant to Amendment No. 2 to the Agreement, the Company assigned its rights under the Agreement to Project Taste Intermediate LLC, a newly-formed directly wholly-owned limited liability company subsidiary of the Company, such that, following the Closing, (i) the sole asset of the Company will be its membership interest in such subsidiary, and (ii) the subsidiary will own all of the equity interests of the Transferred Entities and hold all of the Transferred Assets and Liabilities.
Subject to the terms and conditions set forth in the Agreement, at the Closing, the Sellers will receive (i) $415,000,000 in cash (the “Base Cash Consideration”) (which, under certain conditions, may be reduced by the Company by up to $20,000,000 immediately prior to Closing in exchange for a dollar-for-dollar increase in the Ordinary Shares Consideration (as defined below)), plus or minus the Adjustment Amount (as defined in the Agreement) (the “Cash Consideration”), and (ii) that number of Class A ordinary shares of the Company (“Class A Ordinary Shares”) equal to the higher of (1) 2,500,000 or (2) the quotient of (x) the sum of $25,000,000 plus the amount, if any, by which the Base Cash Consideration is reduced by the Company in accordance with the terms of the Agreement, divided by (y) the lowest per share price at which Class A Ordinary Shares are sold by the Company to any person from and after the date of the Agreement but prior to, at or in connection with the Closing (the “Ordinary Shares Consideration”). The Agreement further provides the Company with the option, immediately prior to Closing, subject to certain conditions set forth in the Agreement and after (a) giving effect to the Private Placement (described below), any additional equity financing, and the Debt Financing (described below) and (b) taking into account all amounts held by the Company in trust, to reduce the Base Cash Consideration by the amount of funds necessary (up to $20,000,000) for the Company to pay (i) the Cash Consideration, (ii) any amounts paid in connection with the Warrant Amendment (described below), and (iii) the Transaction Costs (as defined in the Agreement) in exchange for a dollar-for-dollar increase in the Ordinary Shares Consideration.
In addition, the Agreement contemplates that immediately following the Closing, the Company’s sponsor, Act II Global LLC (the “Sponsor”), will place 2,000,000 Class A Ordinary Shares (which will be converted at Closing from Class B ordinary shares of the Company currently held by the Sponsor) (the “Escrowed Sponsor Shares”) into escrow, which will be held in escrow by the Company’s transfer agent. The Escrowed Sponsor Shares will be released to the Sponsor upon the earliest to occur of (i) the volume weighted-average per-share trading price of Class A Ordinary Shares being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Escrow Period, (ii) a change in control of the Company, and (iii) 5-year anniversary of the Closing.
Debt Financing
On December 19, 2019, in connection with entering into the Agreement, the Company entered into a commitment letter, as amended on May 8, 2020 (the “Commitment Letter”), with TD Securities (USA) LLC (“TDSL”), as left lead arranger and book runner, The Toronto-Dominion Bank, New York Branch (“TDNY”), and Toronto Dominion (Texas) LLC (“TDTX”) as administrative agent. Pursuant to the Commitment Letter, TDSL agreed to arrange and TDNY committed to provide the Company with (i) a senior secured term loan facility in the aggregate amount of up to $185,000,000 (the “Term Facility”) and (ii) a senior secured revolving credit facility of up to $50,000,000 (the “Revolving Facility,” and together with the Term Facility, the “Credit Facilities”). The proceeds of the Term Facility on the Closing Date (as

ACT II GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2020
(Unaudited)
defined in the Agreement) may be used (x) to fund the Transactions, and (y) to pay the fees, costs and expenses incurred in connection with the Transactions. Up to $5,000,000 of the proceeds of the Revolving Facility (which may be increased) may be used on the Closing Date for general corporate purposes and to backstop or replace letters of credit. The proceeds of the Revolving Facility after the Closing Date may be used for working capital and general corporate purposes, including for capital expenditures. The availability of the borrowings under the Credit Facilities is subject to the satisfaction of certain customary conditions, including the consummation of the Transactions.
Private Placement Transactions
In connection with the foregoing Agreement, on February 12, 2020, the Company entered into subscription agreements with certain investors (collectively, the “Private Placement Investors”) pursuant to which, among other things, such investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to such investors, 7,500,000 of the Company’s Class A ordinary shares, par value $0.0001 (the “Ordinary Shares”), and warrants representing the right to purchase 2,631,750 Ordinary Shares (the “Warrants”) for gross proceeds of approximately $75,000,000 (the “Private Placement”). The Company granted certain customary registration rights to the Private Placement Investors. The Ordinary Shares and Warrants to be offered and sold in connection with the Private Placements have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder without any form of general solicitation or general advertising. The Private Placement is contingent upon, among other things, the closing of the Transactions. The proceeds from the Private Placement will be used to fund a portion of the Aggregate Cash Obligations (as defined under the Agreement) for the Transactions. In connection with the above agreements, the Company has agreed to put forth a proposal to the Company’s public warrant holders to consider and vote upon an amendment (the “Warrant Amendment”) to the existing warrant agreement that governs all of the Company’s outstanding warrants to provide that, immediately prior to the Closing, (i) each of the Company’s outstanding warrants, which currently entitle the holder thereof to purchase one Class A Ordinary Share at an exercise price of $11.50 per share, will become exercisable for one-half of one share at an exercise price of $5.75 per one-half share ($11.50 per whole share) and (ii) each holder of a warrant will receive, for each such warrant, a cash payment of $0.75 (although the holders of the Private Placement warrants have waived their rights to receive such payment).
Sponsor Support Agreement
In connection with the Agreement, the Company, the Sponsor, and the Sellers entered into a Sponsor Support Agreement on December 19, 2019, as amended on February 12, 2020 (the “Sponsor Support Agreement”), pursuant to which the Sponsor agreed to certain covenants and agreements related to the Transactions, particularly with respect to taking supportive actions to consummate the Transactions and to designate two of the Sellers’ directors to the board of directors of the Company, to be effective at the Closing. In addition, the Sponsor irrevocably waived its anti-dilution protections under the Company’s Amended and Restated Memorandum and Articles of Association in connection with any new issuances of Ordinary Shares. In accordance with the terms of the Sponsor Support Agreement, the Sponsor will forfeit (i) 3,000,000 Class B ordinary shares of the Company; and (ii) 6,750,000 warrants to purchase Class A Ordinary Shares at a price of $11.50 per share (the “Founder Warrants”) immediately following the Closing; and the Sponsor has waived any rights that it might otherwise have to receive any cash payment with respect to its Founder Warrants.
Registration Statement
In connection with the proposed business combination and warrant amendment, the Company filed a Registration Statement on Form S-4 with the SEC, which was declared effective on May 13, 2020. The

ACT II GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2020
(Unaudited)
definitive proxy statement/prospectus is first being mailed to the Company’s shareholders and warrant holders on or about May 15, 2020.
NOTE 9. SHAREHOLDERS’ EQUITY
Preference Shares
The Company is authorized to issue 2,000,000 preference shares with a par value of $0.0001. The Company’s board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the Ordinary Shares and could have anti-takeover effects. At March 31, 2020 and December 31, 2019, there were no preference shares issued or outstanding.
Ordinary Shares
The Company is authorized to issue 200,000,000 Class A Shares, with a par value of $0.0001 each, and 20,000,000 Class B ordinary shares, with a par value of $0.0001 each (the “Class B Shares” and, together with the Class A Shares, the “Ordinary Shares”). Holders of the Ordinary Shares are entitled to one vote for each Ordinary Share; provided that only holders of the Class B Shares have the right to vote on the election of directors prior to the Business Combination. The Class B Shares will automatically convert into Class A Shares at the time of the Business Combination, on a one-for-one basis, subject to adjustment for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A Shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Business Combination, the ratio at which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the outstanding Class B Shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, 20% of the sum of all Ordinary Shares outstanding upon completion of the Initial Public Offering plus all Class A Shares and equity-linked securities issued or deemed issued in connection with the Business Combination, excluding any Ordinary Shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination, any Private Placement-equivalent Warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company. Holders of Founder Shares may also elect to convert their Class B Shares into an equal number of Class A Shares, subject to adjustment as provided above, at any time.
At March 31, 2020 and December 31, 2019, there were 1,550,484 and 1,497,643 Class A Shares issued and outstanding, excluding 28,449,516 and 28,502,357 Class A Shares subject to possible redemption, respectively. At March 31, 2020 and December 31, 2019, there were 7,500,000 Class B Shares issued and outstanding.
Founder Shares — On February 15, 2019, an aggregate of 2,875,000 Class B Shares (the “Founder Shares”) were sold to the Sponsor for an aggregate purchase price of $25,000. On April 4, 2019, the Company effected a share capitalization in the form of a share dividend of 2.5 shares for each Founder Share in issue, and on April 25, 2019, the Company effected a share capitalization in the form of a share dividend of 1.044 shares for each Founder Share in issue, resulting in the Sponsor holding an aggregate of 7,503,750 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the share dividends. The 7,503,750 Founder Shares included an aggregate of up to 978,750 Founder Shares that were subject to forfeiture if the over-allotment option was not exercised in full by the underwriters in order to maintain the Initial Shareholder’s ownership at 20% of the issued and outstanding Ordinary Shares

ACT II GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2020
(Unaudited)
upon completion of the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option, 3,750 Founder Shares were forfeited and 975,000 Founder Shares are no longer subject to forfeiture.
The Founder Shares are identical to the Class A Shares included in the Units sold in the Initial Public Offering, except that the Founder Shares (i) have the voting rights described above, (ii) are subject to certain transfer restrictions described below and (iii) are convertible into Class A Shares on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained therein, (iv) certain registration rights. The Founder Shares may not be transferred, assigned or sold until the earlier of (i) one year after the completion of the Business Combination and (ii) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction after the Business Combination that results in all of the Public Shareholders having the right to exchange their Class A Shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Class A Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 -trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.
NOTE 10. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2020 and December 31, 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	March 31, 2020	December 31, 2019
Assets:
Marketable securities held in Trust Account	1	$305,037,224	$304,283,025

ACT II GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2020
(Unaudited)
NOTE 11. LEGAL PROCEEDINGS
From time to time, the Company is subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions or relief. However, the Company’s management does not consider any such claims, lawsuits or proceedings that are currently pending, individually or in the aggregate, to be material to the Company’s business or likely to result in a material adverse effect on the Company’s future operating results, financial condition or cash flows.
Elstein v. Simon et al., Index No. 603599/2020 (Nassau Cnty. Mar. 6, 2020).   By complaint filed March 6, 2020, a shareholder brought an individual and derivative suit with respect to the Business Combination. The plaintiff brings three derivative claims under Cayman Islands law: (I) breaches of fiduciary duties as to the individual director defendants; (II) failure to disclose material information regarding the Business Combination as to the individual director defendants; and (III) aiding and abetting director defendants’ breaches of fiduciary duties as to Flavors Holdings, also named as a defendant. The plaintiff alleges that the individual defendants breached their fiduciary duties by acting in their own self-interest in causing or facilitating the Business Combination agreement, that Flavors Holdings aided and abetted such breaches, and that such conflicts of interest and breaches, and other allegedly material information, were not disclosed to shareholders. The plaintiff also brings one direct negligent misrepresentation claim under New York common law alleging that the proxy statement filed on February 14, 2020, soliciting the shareholder vote contained false and misleading statements and omissions. The Company believes that these claims are without merit and will defend against them vigorously.
NOTE 12. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, other than as disclosed in the notes to the condensed financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Combined Balance Sheets
(In Millions)
	March 31, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$10.5	$10.4
Accounts receivable (net of allowances of $1.9 and $2.8, respectively)	53.1	55.0
Inventories	116.4	121.1
Prepaid expenses and other current assets	6.8	7.3
Total current assets	186.8	193.8
Property, plant and equipment, net	20.2	20.4
Goodwill	113.1	130.8
Other intangible assets, net	225.9	251.3
Other assets	3.7	3.5
Total assets	$549.7	$599.8
Liabilities and net parent investment
Current liabilities:
Accounts payable	$27.2	$26.3
Accrued expenses and other current liabilities	21.6	28.1
Total current liabilities	48.8	54.4
Due to related party	6.9	8.4
Deferred tax liabilities, net	30.9	31.5
Other liabilities	18.1	17.8
Net parent investment	445.0	487.7
Total liabilities and net parent investment	$549.7	$599.8
See Notes to Unaudited Combined Financial Statements

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Unaudited Combined Statements of Operations
(In Millions)
	Three Months Ended March 31,
	2020	2019
Product revenues, net	$66.0	$70.3
Cost of goods sold	39.9	40.3
Gross profit	26.1	30.0
Selling, general and administrative expenses	15.9	15.7
Amortization of intangible assets	2.5	2.7
Asset impairment charges	40.6	-
Restructuring and other non-recurring expenses	0.4	1.4
Operating (loss) income	(33.3)	10.2
Other (income), net	(1.7)	(1.6)
(Loss) income before income taxes	(31.6)	11.8
(Benefit) provision for income taxes	(3.1)	2.6
Net (loss) income	$(28.5)	$9.2
See Notes to Unaudited Combined Financial Statements

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Unaudited Combined Statements of Comprehensive (Loss) Income
(In Millions)
	Three Months Ended March 31,
	2020	2019
Net (loss) income	$(28.5)	$9.2
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(1.8)	(2.4)
Total other comprehensive loss, net of tax	(1.8)	(2.4)
Comprehensive (loss) income	$(30.3)	$6.8
See Notes to Unaudited Combined Financial Statements

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Unaudited Combined Statements of Changes in Net Parent Investment
(In Millions)
Net Parent Investment
Balance, January 1, 2019	$484.5
Funding to Parent, net	(12.2)
Net income	9.2
Other comprehensive loss, net of tax	(2.4)
Balance, March 31, 2019	$479.1

Net Parent Investment
Balance, January 1, 2020	$487.7
Funding to Parent, net	(12.4)
Net loss	(28.5)
Other comprehensive loss, net of tax	(1.8)
Balance, March 31, 2020	$445.0
See Notes to Unaudited Combined Financial Statements

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Unaudited Combined Statements of Cash Flows
(In Millions)
	Three Months Ended March 31,
	2020	2019
Operating activities
Net (loss) income	$(28.5)	$9.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	0.7	0.8
Amortization of intangible assets	2.5	2.7
Deferred income taxes	(0.6)	0.4
Asset impairment charges	40.6	—
Changes in operating assets and liabilities:
Accounts receivable	0.3	(6.6)
Inventories	4.0	1.7
Pension	—	0.2
Prepaid expenses and other current assets	(1.0)	0.2
Accounts payable, accrued liabilities and income taxes	(4.5)	3.0
Other, net	1.1	(1.1)
Net cash provided by operating activities	14.6	10.5
Investing activities
Capital expenditures	(0.9)	(0.4)
Net cash used in investing activities	(0.9)	(0.4)
Financing activities
Borrowings under revolver	3.5	—
Repayments of revolver	(5.0)	—
Funding to Parent, net	(12.4)	(12.2)
Net cash used in financing activities	(13.9)	(12.2)
Effect of exchange rate changes on cash and cash equivalents	0.3	0.1
Net change in cash and cash equivalents	0.1	(2.0)
Cash and cash equivalents, beginning of period	10.4	7.2
Cash and cash equivalents, end of period	$10.5	$5.2
Supplemental disclosure of cash paid
Taxes paid, net of refunds	$1.1	$1.3
See Notes to Unaudited Combined Financial Statements

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Unaudited Combined Financial Statements
(Dollars in Millions)
1.
Description of Business and Basis of Presentation

The accompanying unaudited combined financial statements present, on a historical cost basis, the combined assets, liabilities, revenues and expenses related to the licorice and sweetener businesses (“Mafco Worldwide” and “Merisant”, respectively or the “Business”) of Flavors Holdings Inc. (“Flavors” or “Parent”). Flavors is an indirect, wholly owned subsidiary of MacAndrews & Forbes Incorporated (“MacAndrews”).
Mafco Worldwide produces a variety of licorice products from licorice root, intermediary licorice extracts and crude derivatives produced by others and certain other ingredients. Approximately 45% of Mafco Worldwide’s licorice product sales for the twelve month period ending March 31, 2020 are to the worldwide tobacco industry for use as tobacco flavor enhancing and moistening agents in the manufacture of American blend cigarettes, moist snuff, chewing tobacco and pipe tobacco. Certain of the tobacco industry customers also purchase Mafco Worldwide’s processed natural products. Mafco Worldwide also sells licorice products to food and beverage processors, confectioners, cosmetic companies, and pharmaceutical manufacturers for use as flavoring or masking agents, including its Magnasweet brand flavor enhancer, which is used in various brands of chewing gum, energy bars, non-carbonated beverages, lip balm, chewable vitamins, aspirin and other products. In addition, Mafco Worldwide sells licorice root residue as garden mulch under the name Right Dress.
Merisant manufactures, markets and distributes tabletop sweeteners for the domestic and international consumer food markets, primarily under the Equal®, Canderel®, Pure Via®, and Whole Earth Sweetener® brands. Merisant distributes its products via the food retail, mass merchandising, pharmacy, and food service channels.
The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. In management’s opinion, all adjustments necessary for a fair presentation of the Business’ interim financial information have been made. The Business’ results of operations and financial position for interim periods are not necessarily indicative of those to be expected for the full year. All significant intercompany transactions and balances within the Business have been eliminated. Transactions with affiliated companies which are not a part of the Business are reflected as related party transactions and the related payable or receivable balances are included in net parent investment on the combined balance sheets.
Throughout the period covered by the unaudited combined financial statements, the Business operated as part of Flavors. Consequently, stand-alone financial statements have not been historically prepared for the Business. The accompanying combined financial statements have been prepared from Flavors’ historical accounting records and are presented on a stand-alone basis as if the operations had been conducted independently from Flavors’ other businesses. The operations of the Business are in various legal entities with or without a direct ownership relationship. Accordingly, Flavors and its subsidiaries’ net parent investment in these operations is shown in lieu of a statement of stockholder’s equity in the combined financial statements.
The accompanying combined financial statements reflect all assets and liabilities of Flavors that are either specifically identifiable or are directly attributable to the Business and have been extracted from the Flavors accounting records on the basis of the accounting policies and procedures further described in this footnote.
As more fully described in Note 10, current and deferred income taxes and related tax expense have been determined based on the stand-alone results of the combined Business by applying Accounting

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Unaudited Combined Financial Statements
(Dollars in Millions)
Standards Codification (“ASC”) 740, “Income Taxes”, issued by the Financial Accounting Standards Board (“FASB”), to the Business’ operations in each country as if it were a separate taxpayer (i.e. following the separate return methodology).
All allocations and charges of cost to and from Flavors as further described in Note 3 have been deemed paid in the period in which the cost was recorded in the combined statements of operations. The Business’ portion of certain current income taxes payable is deemed to have been remitted to Flavors at the end of the fiscal year in which the related tax expense was recorded. The Business’s portion of certain current income taxes receivable is deemed to have been remitted by Flavors at the end of the fiscal year to which the receivable applies only to the extent that a refund of such taxes could have been recognized by the Business on a stand-alone basis under the law of the relevant taxing jurisdiction.
Long-term third party debt and the related interest expense of Flavors has not been allocated to the combined financial statements as the Business will not be assigned any of the current third party debt as Flavors’ borrowings are not directly attributable to the Business. Flavors’ third party debt is collateralized by certain of Flavors’ U.S. assets (including the voting interests of Mafco Worldwide LLC, Merisant Company and Merisant US, Inc. and all of their assets), as well as two-thirds of the voting stock of Flavors’ first tier non-U.S. subsidiaries. The cash and cash equivalents held by Flavors at the corporate level are not specifically identifiable to the Business and therefore were not allocated for any of the periods presented.
All of the allocations and estimates in the combined financial statements are based on assumptions that management of Flavors believes are reasonable. However, the combined financial statements included herein may not be indicative of the financial position, results of operations, and cash flows of the Business in the future or if the Business had been a separate, stand-alone entity during the periods presented. See Note 3.
Actual costs that would have been incurred if Mafco Worldwide and Merisant had been a stand-alone businesses would depend on multiple factors, including organizational structure and strategic decisions.
As a result of the on-going macroeconomic disruption and uncertainty caused by COVID-19, including the impact on enterprise valuations, the Company has recorded asset impairment charges during the period (see Note 6). Absent these charges, the pandemic did not materially affect the Business’ core operations in the first quarter ended March 31, 2020, however, while the Company is currently experiencing relatively stable customer demand for its products and has no supply disruptions, the Business is unable to predict the impact that COVID-19 will have on its future financial position and operating results due to numerous uncertainties.
2.
Summary of Significant Accounting Policies

There have been no changes in accounting policies since issuance of last annual report related to the year ended December 31, 2019.
New Accounting Guidance
In February 2016, the FASB issued new guidance that will require organizations that lease assets with lease terms of more than 12 months to recognize assets and liabilities for the rights and obligations created by those leases on their balance sheets. The new guidance will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. This guidance will be effective in fiscal year 2021, with early adoption permitted. The Business is currently evaluating the adoption date and the effect that the updated standard will have on its combined financial statements and related disclosures.
In June 2016, the FASB issued new guidance, which was subsequently amended in November 2018, which will require entities to estimate lifetime expected credit losses for trade and other receivables, net

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Unaudited Combined Financial Statements
(Dollars in Millions)
investments in leases, financing receivables, debt securities and other instruments, which will result in earlier recognition of credit losses. Further, the new credit loss model will affect how entities in all industries estimate their allowance for losses for receivables that are current with respect to their payment terms. This new guidance further clarifies that impairment of receivables from operating leases should be accounted for in accordance with existing lease accounting guidance. This guidance will be effective in fiscal year 2023. The Business is currently evaluating the effect that the new guidance will have on its combined financial statements and related disclosures.
In February 2018, the FASB issued new guidance, which was issued to address the income tax accounting treatment of the stranded tax effects within other comprehensive income as a result of the enactment of the Tax Cuts and Jobs Act (“TCJA”) on December 22, 2017, which changed the Business’ income tax rate from 35% to 21%. This new guidance changed US GAAP whereby an entity may elect to reclassify the stranded tax effect from accumulated other comprehensive income to retained earnings. The amendments may be adopted in total or in part using a full retrospective or modified retrospective method. The amendments are effective for periods beginning after December 15, 2018. Early adoption is permitted. On January 1, 2019, the Business elected to adopt this standard on a full retrospective approach and reclassified $2.1 from AOCI within net parent investment.
Subsequent Events
The Business evaluated subsequent events through May 29, 2020, the date the financial statements were issued. All events that had a material impact on the Business’ financial statements are disclosed in the notes to the combined financial statements.
3.
Relationship with Flavors and Related Entities and Allocations

The Business maintains its own office space and manufacturing facilities, its own infrastructure for management, sales, general and administrative, finance and accounting, treasury, legal, human resources and information systems, as well as its own employee benefit plans.
In the normal course of operations, the Business transfers excess cash from its bank accounts to Flavors, which is accounted for within net parent investment.
Receivables and payables between the Business and Flavors have been accounted for through the net parent investment account in the combined financial statements.
4.
Inventories

Inventories consisted of the following:
	March 31, 2020	December 31, 2019
	(Unaudited)
Raw materials and supplies	$84.0	$89.6
Work in process	0.5	0.4
Finished goods	31.9	31.1
	$116.4	$121.1

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Unaudited Combined Financial Statements
(Dollars in Millions)
5.
Property and Equipment

Property, plant, and equipment consisted of the following:
	March 31, 2020	December 31, 2019
	(Unaudited)
Machinery, equipment and other	$48.3	$50.1
Land, land rights, buildings and building improvements	26.8	25.1
Construction in progress	0.3	0.6
	75.4	75.8
Accumulated depreciation	(55.2)	(55.4)
	$20.2	$20.4

6.
Intangible Assets and Goodwill

Intangible assets, net consisted of the following:
	March 31, 2020 (Unaudited)			December 31, 2019
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Indefinite-lived:
Product formulations	$87.0	$—	$87.0	$109.9	$—	$109.9
Definite-lived:
Customer relationships	$105.0	$(40.3)	$64.7	$105.0	$(38.8)	$66.2
Tradenames	95.1	(20.9)	74.2	95.1	(19.9)	75.2
	$287.1	$(61.2)	$225.9	$310.0	$(58.7)	$251.3
There continues to be no foreseeable limit on the period of time over which the product formulations are expected to contribute to the cash flows of the Business. Therefore, the Business continues to assign an indefinite useful life to the product formulations.
The acquired customer relationships have a useful life of 19 years and the tradenames have a useful life of 25 years.Amortization expense related to intangible assets for three months ended March 31, 2020 and 2019 was $2.5 and $2.7, respectively. The estimated annual aggregate amortization expense as of March 2020 for the next five succeeding fiscal years is expected to be $10.1, $9.6, $9.2, $9.2 and $9.2, respectively.
The on-going macroeconomic disruption and uncertainty caused by the COVID-19 pandemic, including the impact on enterprise valuations across many sectors, represented events which could indicate that the carrying value of goodwill and indefinite-lived intangible assets may not be recoverable. Accordingly, in connection with the preparation of the combined financial statements for the three months ended March 31, 2020, we performed an interim test for impairment.
In performing the quantitative assessment of indefinite-live intangibles, the estimated fair value was determined under an income approach using the discounted cash flow method which requires assumptions related to projected operating results and a discount rate using a market-based weighted-average cost of capital. The main assumptions supporting the cash flow projections include revenue growth, EBIT margins and discount rate. The financial projections reflect management’s best estimate of economic and market

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Unaudited Combined Financial Statements
(Dollars in Millions)
conditions over the projected period including forecasted revenue growth, EBIT margins, tax rate, capital expenditures, depreciation and amortization, changes in working capital requirements and the terminal growth rate.
Based on our interim impairment assessment as of March 31, 2020, the carrying value of the indefinite-lived intangibles exceeded their fair value, and an impairment charge of $22.9 was recorded during the three months ended March 31, 2020.
In performing the assessment of goodwill, the Business utilized a market approach to estimate fair value based upon the proposed purchase price of the Business from a willing buyer in an active open market transaction.
Based on our interim quantitative impairment assessment as of March 31, 2020, the carrying value of the Mafco Worldwide and Merisant reporting units exceeded its fair value by $6.6 and $11.1, respectively, and a goodwill impairment charge in those amounts were recorded during the three months ended March 31, 2020.
There was no change in the carrying amount of goodwill during or prior to 2019.
7.
Accumulated Other Comprehensive Loss

The following table displays the change in the components of accumulated other comprehensive loss, net of tax, which are included in net parent investment on the accompanying combined balance sheets:
	Net Currency Translation Gains (Losses)	Funded Status of Benefit Plans	Total Accumulated Other Comprehensive Loss
Balance at December 31, 2018	$4.4	$(10.5)	$(6.1)
Foreign currency translation Adjustments	(2.4)	—	(2.4)
Adoption of ASU 2018-02	—	(2.1)	(2.1)
Balance at March 31, 2019	$2.0	$(12.6)	$(10.6)
Balance at December 31, 2019	$2.9	$(11.0)	$(8.1)
Foreign currency translation Adjustments	(1.8)	—	(1.8)
Balance at March 31, 2020	$1.1	$(11.0)	$(9.9)

8.
Employee Benefit Plans and Defined Benefit Pension Plans

Certain current and former employees of the Business are covered under a funded defined benefit retirement plan. Plan provisions covering certain of the Business’ salaried employees generally provide pension benefits based on years of service and compensation. Plan provisions covering the Business’ union members generally provide stated benefits for each year of credited service. The Business’ funding policy is to contribute annually the statutory required amount as actuarially determined. The Business uses December 31 as a measurement date for the plan. The Business froze the pension plan on December 31, 2019.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Unaudited Combined Financial Statements
(Dollars in Millions)
The components of net periodic benefit costs of the Business’s defined benefit pension plan for the three months ending March 31, 2020 and 2019:
	Three Months Ended March 31,
	2020	2019
	(Unaudited)
Net periodic benefit cost:
Service cost	$—	$0.2
Interest cost	0.3	0.3
Expected return on plan assets	(0.4)	(0.4)
Amortization of unrecognized actuarial loss	0.1	0.3
Total net periodic benefit cost	$—	$0.4
Net periodic benefit costs are reflected in the Business’ combined financial statements as follows for the period presented:
	Three Months Ended March 31,
	2020	2019
	(Unaudited)
Net periodic benefit cost:
Cost of Goods Sold	$—	$0.2
Selling, general and administrative expense	—	0.2
Total net periodic benefit cost	$—	$0.4
The Business expects that it will have a net periodic benefit cost of nil for all of 2020, compared with net periodic benefit cost of $1.7 in 2019.
Contributions
The Business currently does not expect to make contributions to its funded defined benefit pension plan in 2020 due to the funded status.
In addition to the expense shown above, the Business has an unfunded supplemental benefit plan to provide certain salaried employees with additional retirement benefits due to limitations established by U.S. income tax regulation. The projected net periodic pension cost for the unfunded plan is expected to be $0.9 for 2020, compared with net periodic pension cost of $0.6 in 2019.
The Business also participates in certain state-sponsored defined benefit plans covering certain non-U.S. employees with total net liabilities of approximately $2.8 as of March 31, 2020 and December 31, 2019, respectively. The primary state-sponsored plan relates to Merisant employees in Switzerland and France, which had a pension benefit obligation of $5.6 and plan assets $2.8 as of March 31, 2020 and as of December 31, 2019, along with net periodic pension cost of $0.1 for the three months ended March 31, 2020 and 2019.
9.
Defined Contribution Pension Plan

The Business has two defined contribution 401(k) plans covering certain eligible domestic employees, as defined by the plans. The plans provide for certain employer matching contributions. Contributions to the plans totaled $0.2 and $0.1 for the three months ended March 31, 2020 and 2019.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Unaudited Combined Financial Statements
(Dollars in Millions)
10.
Income Taxes

Income taxes as presented herein attribute current and deferred income taxes of Flavors to the Business’ stand-alone financial statements in a manner that is systematic, rational, and consistent with the asset and liability method described by ASC 740, “Income Taxes”. Accordingly, the Business’ income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of the combined group as if the group member were a separate taxpayer and a stand-alone enterprise. Use of the separate return method may result in differences when the sum of the amounts allocated to stand-alone tax provisions are compared with amounts presented in combined financial statements. In that event, the related deferred tax assets and liabilities could be significantly different from those presented herein. Certain tax attributes, e.g. net operating loss carryforwards, which were actually reflected in Flavors’ consolidated financial statements may or may not exist at the stand-alone Business level.
The combined financial statements reflect the Business’ portion of income taxes currently payable as if the Business had been a separate taxpayer. In the combined statements of cash flows, such amounts have been deemed remitted to the relevant taxing jurisdictions or Flavors in instances where the Business is included with Flavors in a consolidated or combined tax return.
The Business’ provision for income taxes consists of U.S., state and local and foreign taxes. The Business has significant operations in various locations outside the U.S. The annual effective tax rate is a composite rate reflecting earnings in the various locations at their applicable statutory tax rates.
On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was enacted in response to the COVID-19 pandemic. Under ASC 740, the effects of changes in tax rates and laws are recognized in the period in which the new legislation is enacted. The CARES Act made various tax law changes including among other things (i) increased the limitation under IRC Section 163(j) for 2019 and 2020 to permit additional expensing of interest (ii) enacted a technical correction so that qualified improvement property can be immediately expensed under IRC Section 168(k) (iii) made modifications to the federal net operating loss rules including permitting federal net operating losses incurred in 2018, 2019, and 2020 to be carried back to the five preceding taxable years in order to generate a refund of previously paid income taxes and (iv) enhanced recoverability of AMT tax credit carryforwards. The income tax provisions of the CARES Act had limited applicability to the Company and did not have a material impact on the Business’ consolidated financial statements.
For the three months ended March 31, 2020 and 2019, the Business recorded an income tax benefit of $3.1 and an income tax provision of $2.6, respectively. The effective tax rate for the three months ended March 31, 2020 was an income tax benefit of 9.9% on pre-tax loss of $31.6, compared to an income tax provision of 22.3% on pre-tax income of $11.8, in the comparable period ended March 31, 2019.
The effective tax rate for the three months ended March 31, 2020 was computed by applying an estimate of the annual effective tax rate for the full year to “ordinary” income or loss (pre-tax income or loss excluding unusual or infrequently occurring discrete items) for the reporting period. The effective tax rate for the three months ended March 31, 2020 differs from the statutory federal rate of 21% primarily due the discrete impact of the impairment charges of non-deductible goodwill recorded during the period. The effective tax rate for the three months ended March 31, 2019 differs from the statutory federal rate of 21% primarily due to state and local taxes and the U.S. effect of international operations.
At March 31, 2020, the Business had an uncertain tax position liability of $1.8, including interest and penalties. The unrecognized tax benefits include amounts related to various foreign tax issues.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Unaudited Combined Financial Statements
(Dollars in Millions)
11.
Commitments and Contingencies

The Business leases certain facilities and office equipment. Future minimum payments under non-cancelable operating leases with initial terms of one year or more consisted of the following as of March 31, 2020:
2020	$2.5
2021	2.8
2022	2.6
2023	2.3
2024	1.0
Thereafter	2.2
Less: sublease rental income	(3.4)
$10.0
Total operating lease rent expense for the three months ended March 31, 2020 and 2019 was $1.4.
The Business is subject to various claims, pending and possible legal actions for product liability and other damages, and other matters arising out of the conduct of the business. The Business believes, based on current knowledge and consultation with counsel, that the outcome of such claims and actions will not have a material adverse effect on the Business’ combined financial position or results of operations.
As of March 31, 2020, the Business had obligations to purchase $16.1 million of raw materials.
12.
Transactions with Affiliates

The Business participates in MacAndrews’ directors and officer’s insurance program, which covers the Business along with MacAndrews and its other affiliates. The limits of coverage are available on aggregate losses to any or all of the participating companies and their respective directors and officers. For the three months ended March 31, 2020 and 2019, the Business reimbursed MacAndrews an immaterial amount for its allocable portion of the premiums for such coverage, which the Business believes is more favorable than the premiums that it could secure were it to secure its own coverage. The Business also participates in certain other insurance programs with MacAndrews under which it pays premiums directly to the insurance broker.
In March 2018, the Business entered into a revolving credit agreement with MacAndrews. This revolving credit facility, as amended, matures on January 3, 2022 and provides for maximum outstanding borrowings of up $9.0. The revolving credit facility is unsecured and bears interest at 3-month LIBOR plus 4.0% and provides for periodic interest payments with all principal due upon maturity. MacAndrews has the right to accept or reject any borrowing request made by the Business pursuant to this agreement in its sole discretion. Outstanding borrowings at March 31, 2020 and December 31, 2019 were $6.9 and $8.4, respectively, and the interest rate at March 31, 2020 and December 31, 2019 was 5.22% and 5.95%, respectively. The interest expense for the three months ended March 31, 2020 and 2019 was approximately $0.1.
13.
Employee termination benefits

Termination benefits are payable when an employee is involuntarily terminated, or whenever an employee accepts voluntary termination in exchange for termination benefits. One-time involuntary termination benefits are recognized as a liability when the termination plan meets certain criteria and has been communicated to employees. If employees are required to render future service in order to receive these

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Unaudited Combined Financial Statements
(Dollars in Millions)
one-time termination benefits, the liability is recognized ratably over the future service period. The Business adopted restructuring plans resulting in employee termination benefits of $0.1 and nil for the three months ended March 31, 2020 and 2019, respectively, which are recorded in restructuring and other non-recurring expenses on the accompanying combined statements of operations. As of March 31, 2020 we have paid $0.1 on employee termination benefits.
14.
Segment Data and Related Information

Operating segments include components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (the Business’ “Chief Executive Officer”) in deciding how to allocate resources and in assessing the Business’ performance. The Business has 5 operating segments: Mafco Worldwide, Merisant — North America, Merisant — Europe-Africa-Middle East, Merisant — Asia-Pacific and Merisant — Latin America geographic regions. Pursuant to accounting standards, the Business has aggregated the four Merisant operating segments into one reportable segment as they have similar economic characteristics, and the operating segments are similar in all of the following areas: (a) the nature of the products and services; (b) the nature of the production processes; (c) the type or class of customer for their products and services; (d) the methods used to distribute their products or provide their services; and (e) the nature of the regulatory environment.
The following table presents selected financial information relating to the Business’ reporting segments for the three months ended March 31, 2020 and 2019:
	Three Months Ended March 31,
	2020	2019
	(Unaudited)
Product revenues, net
Mafco Worldwide	$25.8	$28.8
Merisant	40.2	41.5
Total Product revenues, net	$66.0	$70.3
Income (loss) before income taxes
Mafco Worldwide	$(23.9)	$6.2
Meriant	(7.7)	5.6
Total Income before income taxes	$(31.6)	$11.8